                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           SYNOPSYS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[X]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                VIEWLOGIC, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[X]  Fee paid previously with preliminary materials:

[X] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid: $80,910.63

     (2)  Form, Schedule or Registration Statement No.: Pre. Sch 14A

     (3)  Filing Party: Synopsys, Inc.

     (4)  Date Filed: Nov. 7th, 1997

                             [SYNOPSYS, INC. LOGO]
                           700 EAST MIDDLEFIELD ROAD
                      MOUNTAIN VIEW, CALIFORNIA 94043-4033

                               November 10, 1997

Dear Stockholder:

     A Special Meeting of the Stockholders (the "Synopsys Special Meeting") of Synopsys, Inc., a Delaware corporation ("Synopsys"), will be held at 9:00 a.m., local time, on Thursday, December 4, 1997 at the offices of Synopsys located at 700 East Middlefield Road, Mountain View, California 94043.

     At the Synopsys Special Meeting, you will be asked to consider and approve the issuance of shares of Synopsys Common Stock in connection with Synopsys' acquisition of Viewlogic Systems, Inc., a Delaware corporation ("Viewlogic"). Pursuant to an Agreement and Plan of Merger, dated as of October 14, 1997 (the "Merger Agreement"), by and among Synopsys, Viewlogic, and Post Acquisition Corp. ("Sub"), a wholly-owned subsidiary of Synopsys, Synopsys and Viewlogic agreed to a business combination in which Viewlogic will become a wholly-owned subsidiary of Synopsys (the "Merger") and Viewlogic stockholders will become stockholders of Synopsys. The completion of the Merger is subject to a number of conditions set forth in the Merger Agreement, including the approval by Synopsys stockholders of the issuance of Synopsys Common Stock in connection with the Merger.

     Both Synopsys and Viewlogic stockholders must vote on the transactions contemplated by the Merger Agreement. The issuance of Synopsys Common Stock in connection with the Merger will require the affirmative vote of the holders of a majority of the shares of Synopsys Common Stock present in person or represented at the Synopsys Special Meeting. Holders of record of Synopsys Common Stock at the close of business on November 4, 1997 are entitled to notice of and to vote at the Synopsys Special Meeting. Completion of the Merger is also subject to approval by Viewlogic stockholders of the Merger Agreement.

     YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE ISSUANCE OF SHARES OF SYNOPSYS COMMON STOCK IN CONNECTION WITH THE MERGER AND BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, SYNOPSYS AND ITS STOCKHOLDERS. THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO APPROVE THE ISSUANCE OF SYNOPSYS COMMON STOCK IN CONNECTION WITH THE MERGER.

     Synopsys believes that the Merger will enable it to provide a more complete high-level integrated circuit design solution to its customers by integrating Viewlogic's expertise in integrated circuit verification, timing and test with Synopsys' own expertise in high-level integrated circuit design. Moreover, Viewlogic's strengths in the development of high-level design tools and its technical, research and development and applications teams will enhance Synopsys' ability to meet the demands of its customers for solutions to the challenges they face in designing the next generation of integrated circuits.

     Details of the proposed Merger and other important information concerning Synopsys and Viewlogic appear in the accompanying Notice of Special Meeting of Stockholders and Joint Proxy Statement/Prospectus. Please read this material carefully before you vote.

     After reading the Joint Proxy Statement/Prospectus, please promptly mark, sign and return the enclosed proxy card in the prepaid envelope to assure that your shares will be represented. Your shares cannot be voted unless you date, sign and return the enclosed proxy card or attend the Special Meeting in person.

     Regardless of the number of shares you own, your careful consideration of, and vote on, the issuance of shares of Synopsys Common Stock in connection with the Merger and related matters is important. Your prompt attention to this matter is appreciated.

                                      Very truly yours,

                                      /s/ HARVEY C. JONES, JR.

                                      HARVEY C. JONES, JR.
                                      Chairman of the Board of Directors

                                 SYNOPSYS, INC.
                           700 EAST MIDDLEFIELD ROAD
                      MOUNTAIN VIEW, CALIFORNIA 94043-4033
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD DECEMBER 4, 1997
                            ------------------------

To the Stockholders of SYNOPSYS, INC.:

     PLEASE TAKE NOTICE that a Special Meeting of Stockholders (the "Synopsys Special Meeting") of Synopsys, Inc., a Delaware corporation ("Synopsys"), will be held on Thursday, December 4, 1997 at Synopsys' principal executive offices at 700 East Middlefield Road, Mountain View, California 94043, commencing at 9:00 a.m., local time, for the following purposes:

          1. To approve the issuance of shares of Common Stock, par value $0.01 per share, of Synopsys ("Synopsys Common Stock"), pursuant to the Agreement and Plan of Merger, dated as of October 14, 1997, by and among Synopsys, Post Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Synopsys ("Sub"), and Viewlogic Systems, Inc., a Delaware corporation ("Viewlogic"), pursuant to which, among other things, (a) Sub will be merged with and into Viewlogic, which will be the surviving corporation, and Viewlogic will become a wholly-owned subsidiary of Synopsys (the "Merger") and (b) each outstanding share of Common Stock, $0.01 par value per share, of Viewlogic will be converted into the right to receive 0.6521 of a share of Synopsys Common Stock.

          2. To transact such other business as may properly come before the Synopsys Special Meeting, including any motion to adjourn to a later date to permit further solicitation of proxies, if necessary, to establish a quorum or to obtain additional votes in favor of the issuance of Synopsys Common Stock in connection with the Merger, or any postponement or adjournment thereof.

     The accompanying Joint Proxy Statement/Prospectus contains further information with respect to these matters.

     Stockholders of record at the close of business on November 4, 1997 are entitled to notice of, and to vote at, the Synopsys Special Meeting and any adjournment or postponement thereof. The list of stockholders entitled to vote at the Synopsys Special Meeting will be available for examination ten days prior to the Synopsys Special Meeting at the principal executive offices of Synopsys located at 700 East Middlefield Road, Mountain View, California 94043.

     All stockholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, you are urged to complete, sign and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope.

                                      By Order of the Board of Directors

                                      /s/ HARVEY C. JONES, JR.

                                      HARVEY C. JONES, JR.
                                      Chairman of the Board of Directors

Mountain View, California
November 10, 1997

     YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND DATE YOUR PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. YOUR PROXY MAY BE WITHDRAWN BY YOU AT ANY TIME BEFORE IT IS VOTED. EXECUTED BUT UNMARKED PROXIES WILL BE VOTED FOR APPROVAL OF THE ISSUANCE OF SHARES IN CONNECTION WITH THE MERGER.

                                      LOGO
                           293 BOSTON POST ROAD WEST
                         MARLBORO, MASSACHUSETTS 01752

                               November 10, 1997

Dear Stockholder:

     A Special Meeting of the Stockholders (the "Viewlogic Special Meeting") of Viewlogic Systems, Inc., a Delaware corporation ("Viewlogic"), will be held at 9:00 a.m., local time, on Thursday, December 4, 1997, at the offices of Viewlogic located at 293 Boston Post Road West, Marlboro, Massachusetts 01752.

     At the Viewlogic Special Meeting, you will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of October 14, 1997 (the "Merger Agreement"), by and among Viewlogic, Synopsys, Inc., a Delaware corporation ("Synopsys"), and Post Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Synopsys ("Sub"), and the transactions contemplated thereunder, including a merger pursuant to which Sub will be merged with and into Viewlogic (the "Merger"), whereby, among other things, Viewlogic will survive the Merger and become a wholly-owned subsidiary of Synopsys. Approval of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Viewlogic Common Stock.

     In connection with the Merger, each share of Viewlogic Common Stock, $0.01 par value ("Viewlogic Common Stock"), issued and outstanding as of the time the Merger becomes effective, which will occur upon the filing of required documentation with the Secretary of State of the State of Delaware (the "Effective Time"), will be converted into 0.6521 of a share (the "Exchange Ratio") of Synopsys' common stock, par value $0.01 per share ("Synopsys Common Stock"). Based upon the number of shares of Synopsys Common Stock and Viewlogic Common Stock outstanding at September 30, 1997, an aggregate of approximately 11,137,059 shares of Synopsys Common Stock would be issued in connection with the Merger, representing approximately 17.4% of the total number of shares of Synopsys Common Stock outstanding after giving effect to such issuance. To receive their Synopsys Common Stock, Viewlogic stockholders holding certificated shares must, after the Merger, deliver their Viewlogic Common Stock certificates (or a bond in respect thereof) in the manner described in the attached Joint Proxy Statement/Prospectus. VIEWLOGIC STOCKHOLDERS SHOULD NOT SEND STOCK CERTIFICATES AT THIS TIME.

     In addition, at the Effective Time, each outstanding option to purchase shares of Viewlogic Common Stock (each, a "Viewlogic Option"), will be assumed by Synopsys and become an option to acquire, on substantially the same terms and conditions as were applicable under such Viewlogic Option, the number of whole shares of Synopsys Common Stock (rounded down to the nearest whole number) that the holder of such Viewlogic Option would have been entitled to receive pursuant to the Merger had such holder exercised such Viewlogic Option in full, including as to unvested shares, immediately prior to the Effective Time (the "Synopsys Option"). The exercise price per share (rounded up to the nearest whole cent) of the Synopsys Option will equal (i) the aggregate exercise price for the shares of Viewlogic Common Stock otherwise purchasable pursuant to the Viewlogic Option divided by (ii) the number of whole shares of Synopsys Common Stock purchasable pursuant to the Synopsys Option. Based upon the number of Viewlogic Options outstanding at September 30, 1997, approximately 2,891,742 additional shares of Synopsys Common Stock would be reserved for issuance to holders of Viewlogic Options in connection with Synopsys' assumption of such options.

     Both Synopsys stockholders and Viewlogic stockholders must vote on the transactions contemplated by the Merger Agreement. The holders of the Synopsys Common Stock must vote, pursuant to the rules of the Nasdaq National Market, on the issuance of shares of Synopsys Common Stock in connection with the Merger. The Viewlogic stockholders must approve the Merger Agreement. Synopsys' stockholders will consider the issuance of shares pursuant to the Merger at a separate meeting to be held on December 4, 1997.

     THE VIEWLOGIC BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER AND BELIEVES THAT THE TERMS OF THE MERGER AGREEMENT ARE FAIR TO, AND THAT THE MERGER IS IN THE BEST INTERESTS OF, VIEWLOGIC AND ITS STOCKHOLDERS AND, THEREFORE, UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF VIEWLOGIC COMMON STOCK VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     At a meeting of the Viewlogic Board of Directors on October 14, 1997, Wessels, Arnold & Henderson, L.L.C., Viewlogic's financial advisor, rendered its oral opinion, subsequently confirmed in writing, that as of such date, based upon and subject to the various considerations set forth in the opinion, the consideration to be received by the holders of Viewlogic Common Stock was fair, from a financial point of view, to Viewlogic and the holders of shares of Viewlogic Common Stock. A complete copy of such opinion is attached to the accompanying Joint Proxy Statement/Prospectus as Annex B.

     In the material accompanying this letter, you will find a Notice of Special Meeting of Stockholders, a Joint Proxy Statement/Prospectus relating to the actions to be taken by stockholders at the Viewlogic Special Meeting and a proxy card. The Joint Proxy Statement/Prospectus, which you should read carefully, more fully describes the terms of the Merger Agreement and the Merger and includes information about Synopsys and Viewlogic. The Merger Agreement is attached as Annex A to the Joint Proxy Statement/Prospectus.

     All stockholders are cordially invited to attend the Viewlogic Special Meeting in person. If you attend the Viewlogic Special Meeting, you may vote in person if you wish, even though you have previously returned your proxy card.

                                      Sincerely,

                                      /s/ WILLIAM J. HERMAN

                                      WILLIAM J. HERMAN
                                      President, Chief Executive Officer

     YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE VIEWLOGIC SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE YOUR PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. YOUR PROXY MAY BE WITHDRAWN BY YOU AT ANY TIME BEFORE IT IS VOTED. EXECUTED BUT UNMARKED PROXIES WILL BE VOTED FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER. PLEASE DO NOT SEND STOCK CERTIFICATES AT THIS TIME.

                            VIEWLOGIC SYSTEMS, INC.
                           293 BOSTON POST ROAD WEST
                         MARLBORO, MASSACHUSETTS 01752
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                          TO BE HELD DECEMBER 4, 1997
                            ------------------------

To the Stockholders of VIEWLOGIC SYSTEMS, INC.:

     PLEASE TAKE NOTICE that a Special Meeting of Stockholders (the "Viewlogic Special Meeting") of Viewlogic Systems, Inc., a Delaware corporation ("Viewlogic"), will be held on Thursday, December 4, 1997, at the principal executive offices of Viewlogic located at 293 Boston Post Road West, Marlboro, Massachusetts 01752 commencing at 9:00 a.m., local time, for the following purposes:

          1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger (the "Merger Agreement"), dated as of October 14, 1997, by and among Synopsys, Inc., a Delaware corporation ("Synopsys"), Post Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Synopsys ("Sub"), and Viewlogic, pursuant to which, among other things, (a) Sub will be merged with and into Viewlogic, whereby Viewlogic will be the surviving corporation and will become a wholly-owned subsidiary of Synopsys (the "Merger") and (b) each outstanding share of common stock, $0.01 par value per share, of Viewlogic ("Viewlogic Common Stock") will be converted into the right to receive 0.6521 of a share of common stock, $0.01 par value, of Synopsys ("Synopsys Common Stock"); and

          2. To transact such other business as may properly come before the Viewlogic Special Meeting, including any motion to adjourn to a later date to permit further solicitation of proxies, if necessary, to establish a quorum or to obtain additional votes in favor of the Merger, or any postponement or adjournment thereof.

     The Merger and related transactions are more fully described in the Joint Proxy Statement/Prospectus and the annexes thereto, including the Merger Agreement, accompanying this Notice. Any action may be taken on any of the foregoing proposals at the Viewlogic Special Meeting on the date specified above or on any date to which the Viewlogic Special Meeting may be properly postponed or adjourned. Stockholders of record at the close of business on November 4, 1997, are entitled to notice of and to vote at the Viewlogic Special Meeting and any adjournment or postponement thereof. Approval of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Viewlogic Common Stock. The list of stockholders entitled to vote at the Viewlogic Special Meeting will be available for examination ten days prior to the Viewlogic Special Meeting at the principal executive offices of Viewlogic, 293 Boston Post Road West, Marlboro, Massachusetts 01752.

     All stockholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, you are urged to complete and sign the enclosed proxy card and return it as promptly as possible in the enclosed postage-prepaid envelope.

                                        By Order of the Board of Directors

                                        /s/ WILLIAM J. HERMAN

                                        WILLIAM J. HERMAN
                                        President, Chief Executive Officer
Marlboro, Massachusetts
November 10, 1997

     YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE VIEWLOGIC SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE YOUR PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. YOUR PROXY MAY BE WITHDRAWN BY YOU AT ANY TIME BEFORE IT IS VOTED. EXECUTED BUT UNMARKED PROXIES WILL BE VOTED FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER. PLEASE DO NOT SEND ANY VIEWLOGIC STOCK CERTIFICATES IN YOUR PROXY ENVELOPE.

                                 SYNOPSYS, INC.
                                      AND

                            VIEWLOGIC SYSTEMS, INC.
                            ------------------------

                             JOINT PROXY STATEMENT
                            ------------------------

                           SYNOPSYS, INC. PROSPECTUS
                            ------------------------

     This Joint Proxy Statement/Prospectus (the "Joint Proxy Statement/Prospectus") relates to the transactions contemplated by the Agreement and Plan of Merger (the "Merger Agreement"), dated as of October 14, 1997, by and among Synopsys, Inc., a Delaware corporation ("Synopsys"), Post Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Synopsys ("Sub"), and Viewlogic Systems, Inc., a Delaware corporation ("Viewlogic"), which provides for Viewlogic to become a wholly-owned subsidiary of Synopsys by means of a merger with Sub (the "Merger") and for the stockholders of Viewlogic to become stockholders of Synopsys. Synopsys and Viewlogic are referred to collectively herein as the "Companies." Synopsys and Viewlogic are referred to herein, after the consummation of the Merger and the transactions contemplated thereby, as the "Combined Company."

     This Joint Proxy Statement/Prospectus is being furnished to holders of Common Stock, par value $0.01 per share ("Synopsys Common Stock"), of Synopsys in connection with the solicitation of proxies by the Board of Directors of Synopsys (the "Synopsys Board") for use at a Special Meeting of Synopsys stockholders (the "Synopsys Special Meeting") to be held on Thursday, December 4, 1997, at the principal executive offices of Synopsys located at 700 East Middlefield Road, Mountain View, California 94043, commencing at 9:00 a.m., local time, and at any adjournment or postponement thereof. At the Synopsys Special Meeting, the Synopsys stockholders will be asked to vote (i) to approve the issuance of Synopsys Common Stock in connection with the Merger and (ii) to transact such other matters as may properly come before the Synopsys Special Meeting, including any motion to adjourn to a later date to permit further solicitation of proxies, if necessary, or any postponement or adjournment thereof.

     This Joint Proxy Statement/Prospectus is also being furnished to holders of Common Stock, $0.01 par value per share ("Viewlogic Common Stock"), of Viewlogic, in connection with the solicitation of proxies by the Board of Directors of Viewlogic (the "Viewlogic Board") for use at a Special Meeting of Viewlogic stockholders (the "Viewlogic Special Meeting") to be held on Thursday, December 4, 1997, at the principal executive offices of Viewlogic located at 293 Boston Post Road West, Marlboro, Massachusetts 01752, commencing at 9:00 a.m., local time, and at any adjournment or postponement thereof. The Viewlogic Special Meeting and the Synopsys Special Meeting are referred to collectively herein as the "Special Meetings." At the Viewlogic Special Meeting, the Viewlogic stockholders will be asked to vote (i) to consider and vote upon a proposal to approve and adopt the Merger Agreement and (ii) to transact such other matters as may properly come before the Viewlogic Special Meeting, including any motion to adjourn to a later date to permit further solicitation of proxies if necessary, to establish a quorum or to obtain additional votes in favor of the Merger or any postponement or adjournment thereof.

     This Joint Proxy Statement/Prospectus also constitutes the prospectus of Synopsys for use in connection with the offer and issuance of shares of Synopsys Common Stock pursuant to the Merger. Upon the consummation of the Merger, which will occur upon the filing of required documentation with the Secretary of State of the State of Delaware (the "Effective Time"), each outstanding share of Viewlogic Common Stock (other than treasury shares and shares owned by Synopsys or its subsidiaries) will be converted into the right to receive 0.6521 of a share of Synopsys Common Stock (the "Exchange Ratio"). At the Effective Time, each outstanding option to purchase shares of Viewlogic Common Stock (each, a "Viewlogic Option") will be assumed by Synopsys and become an option (a "Synopsys Option") to acquire on the same terms and conditions as were applicable under such Viewlogic Option, the same number of shares of Synopsys Common Stock (rounded down to the nearest whole number) that the holder of such Viewlogic Option would have been entitled to receive pursuant to the Merger had such holder exercised such Viewlogic Option in full, including as to unvested shares, immediately prior to the Effective Time. The exercise price per share (rounded up to the nearest whole cent) of the Synopsys Option will equal (i) the aggregate exercise price for the shares of Viewlogic Common Stock otherwise purchasable pursuant to the Viewlogic Option divided by (ii) the number of whole shares of Synopsys Common Stock purchasable pursuant to the Synopsys Option. Based upon the number of shares of Synopsys Common Stock and Viewlogic Common Stock outstanding at September 30, 1997, an aggregate of approximately 11,137,059 shares of Synopsys Common Stock would be issued in connection with the Merger, representing approximately 17.4% of the total number of shares of Synopsys Common Stock outstanding after giving effect to such issuance. Based upon the number of

Viewlogic Options outstanding at September 30, 1997, approximately 2,891,742 additional shares of Synopsys Common Stock would be reserved for issuance to holders of Viewlogic Options in connection with Synopsys' assumption of such Viewlogic Options. All information contained in this Joint Proxy Statement/Prospectus relating to Synopsys has been supplied by Synopsys, and all information relating to Viewlogic has been supplied by Viewlogic.

     The outstanding shares of Synopsys Common Stock are listed on the Nasdaq National Market under the symbol "SNPS," and it is a condition to the obligations of Synopsys and Viewlogic to consummate the Merger that the shares of Synopsys Common Stock to be issued in the Merger be approved for listing on the Nasdaq National Market, upon official notice of issuance. The last reported sale price of Synopsys Common Stock on the Nasdaq National Market on November 5, 1997 was $42.00 per share. Based on such last reported sale price, the Exchange Ratio would equal a purchase price for the Viewlogic Common Stock of $27.39 per share. Because the Exchange Ratio is fixed, a change in the market price of Synopsys Common Stock before the Merger will affect the market value of the Synopsys Common Stock to be received by the stockholders of Viewlogic in the Merger. The trading price of Synopsys Common Stock is subject to volatility. See "Risk Factors -- Risks Relating to the Merger -- Fixed Exchange Ratio." Neither Viewlogic nor Synopsys is entitled to terminate the Merger Agreement based on changes in the per share trading price of Synopsys Common Stock or Viewlogic Common Stock.
                            ------------------------

     SEE "RISK FACTORS," BEGINNING ON PAGE 13, FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY SYNOPSYS STOCKHOLDERS AND VIEWLOGIC STOCKHOLDERS.
                            ------------------------

THE SECURITIES TO BE ISSUED PURSUANT TO THIS JOINT PROXY STATEMENT/PROSPECTUS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

     This Joint Proxy Statement/Prospectus and the accompanying forms of proxy are first being mailed to stockholders of Synopsys and Viewlogic on or about November 10, 1997.
                            ------------------------

    The date of this Joint Proxy Statement/Prospectus is November 10, 1997.
                            ------------------------

     NO PERSON HAS BEEN AUTHORIZED BY SYNOPSYS OR VIEWLOGIC TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY SYNOPSYS OR VIEWLOGIC. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED BY THIS JOINT PROXY STATE MENT/PROSPECTUS OR A SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT WOULD BE UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.

     NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES TO WHICH THIS JOINT PROXY STATEMENT/PROSPECTUS RELATES SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE INFORMATION CONTAINED HEREIN SINCE THE DATE HEREOF.

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
AVAILABLE INFORMATION.................................................................   1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.......................................   1
TRADEMARKS............................................................................   2
FORWARD LOOKING STATEMENTS............................................................   2
SUMMARY...............................................................................   3
  Introduction........................................................................   3
  The Companies.......................................................................   3
  The Proposed Merger.................................................................   4
  Date and Place of Meetings..........................................................   4
  Stockholders Entitled to Vote.......................................................   5
  Purpose of the Special Meetings.....................................................   5
  Votes Required; Voting Agreements...................................................   5
  Recommendations of the Boards of Directors..........................................   6
  Reasons for the Merger..............................................................   6
  Opinion of Viewlogic's Financial Advisor............................................   7
  Interests of Certain Persons in the Merger..........................................   7
  No Solicitation.....................................................................   7
  Representations and Warranties; Covenants...........................................   8
  Conditions to the Merger............................................................   8
  Amendment and Waiver................................................................   9
  Termination.........................................................................   9
  Termination Fee.....................................................................   9
  Stock Option Agreement..............................................................   9
  Form S-8 or Form S-3 Registration Statement.........................................   10
  Transfer of Viewlogic Stock Certificates............................................   10
  No Appraisal Rights.................................................................   10
  Certain Federal Income Tax Consequences.............................................   10
  Accounting Treatment................................................................   10
  Governmental and Regulatory Matters.................................................   10
  Restrictions on Resale of Synopsys Common Stock.....................................   11
  Comparison of Stockholder Rights....................................................   11
  Risk Factors........................................................................   11
RISK FACTORS..........................................................................   13
  Risks Relating to the Merger........................................................   13
  Risks Relating to Synopsys..........................................................   15
  Risks Relating to Viewlogic.........................................................   17
SELECTED HISTORICAL AND UNAUDITED PRO FORMA COMBINED FINANCIAL DATA...................   20
COMPARATIVE PER SHARE DATA............................................................   22
MARKET PRICE AND DIVIDEND INFORMATION.................................................   23
  Synopsys............................................................................   23
  Viewlogic...........................................................................   23
  Recent Share Prices.................................................................   23
  Dividends...........................................................................   24
THE MEETINGS..........................................................................   25
  General.............................................................................   25
  Matters To Be Considered at the Meetings............................................   25
  Voting at the Meetings; Record Dates................................................   25
  Adjournment of the Synopsys Special Meeting or the Viewlogic Special Meeting........   27
  Proxies.............................................................................   27

                                                                                        PAGE
                                                                                        ----
THE MERGER............................................................................   29
  Background of the Merger............................................................   29
  Reasons for the Merger; Recommendations of the Boards of Directors..................   32
  Opinion of Viewlogic's Financial Advisor............................................   37
  Interests of Certain Persons in the Merger..........................................   40
  Accounting Treatment................................................................   41
  Voting Agreements...................................................................   41
  Certain Federal Income Tax Consequences.............................................   41
  Regulatory Approvals................................................................   43
  Restrictions on Resale of Synopsys Common Stock.....................................   43
  Nasdaq National Market Quotation....................................................   44
  No Appraisal Rights.................................................................   44
THE MERGER AGREEMENT..................................................................   44
  The Merger..........................................................................   44
  Conversion of Securities............................................................   44
  Representations and Warranties......................................................   45
  Certain Covenants and Agreements....................................................   46
  No Solicitation.....................................................................   47
  Related Matters At and After the Merger.............................................   48
  Indemnification and Insurance.......................................................   48
  Conditions..........................................................................   49
  Stock Option and Benefit Plans......................................................   50
  Termination.........................................................................   50
  Termination Fees and Expenses.......................................................   52
  Amendment and Waiver................................................................   53
  Stock Option Agreement..............................................................   53
SYNOPSYS, INC.........................................................................   55
  Business............................................................................   55
  Product Groups and Products.........................................................   57
  Consulting..........................................................................   61
  Technical Support...................................................................   61
  Customer Education Services.........................................................   61
  Product Warranties..................................................................   61
  Support for Industry Standards......................................................   61
  Employees...........................................................................   64
  Properties..........................................................................   65
  Legal Proceedings...................................................................   65
  Synopsys Selected Unaudited Quarterly Financial Data................................   66
  Synopsys Management's Discussion and Analysis of Financial Condition and Results of
     Operations.......................................................................   67
SYNOPSYS MANAGEMENT...................................................................   72
  Executive Compensation and Other Matters............................................   75
  Stock Ownership of Certain Beneficial Owners and Management of Synopsys.............   79
VIEWLOGIC SYSTEMS, INC. ..............................................................   81
  Business............................................................................   81
  Organization and Products...........................................................   81
  Product Licensing and Pricing.......................................................   82
  Sales...............................................................................   83
  Product Development.................................................................   84
  Service and Support.................................................................   84
  Customers...........................................................................   85
  Competition.........................................................................   85

                                                                                        PAGE
                                                                                        ----
  Proprietary Rights..................................................................   86
  Backlog.............................................................................   86
  Employees...........................................................................   86
  Properties..........................................................................   86
  Legal Proceedings...................................................................   87
  Viewlogic Selected Financial Data...................................................   88
  Viewlogic Management's Discussion and Analysis of Financial Condition and Results of
     Operations.......................................................................   89
VIEWLOGIC MANAGEMENT..................................................................   97
  Employment Contracts, Termination of Employment Arrangements and Change of Control
     Agreements.......................................................................   98
  Stock Ownership of Certain Beneficial Owners and Management of Viewlogic............   99
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS...........................  101
COMPARISON OF RIGHTS OF HOLDERS OF SYNOPSYS COMMON STOCK AND HOLDERS OF VIEWLOGIC
  COMMON STOCK........................................................................  108
DESCRIPTION OF SYNOPSYS CAPITAL STOCK.................................................  109
  Common Stock........................................................................  109
  Preferred Stock.....................................................................  109
  Rights Agreement....................................................................  110
  Certain Charter Provisions..........................................................  110
LEGAL MATTERS.........................................................................  110
EXPERTS...............................................................................  110
INDEX TO SYNOPSYS, INC. CONSOLIDATED FINANCIAL STATEMENTS.............................  F-1
INDEX TO VIEWLOGIC SYSTEMS, INC. CONSOLIDATED FINANCIAL STATEMENTS....................  F-20

ANNEX A -- AGREEMENT AND PLAN OF MERGER, DATED AS OF OCTOBER 14, 1997, AMONG
           SYNOPSYS, INC., POST ACQUISITION CORP. AND
           VIEWLOGIC SYSTEMS, INC.

ANNEX B -- OPINION OF WESSELS, ARNOLD & HENDERSON, L.L.C.

                             AVAILABLE INFORMATION

     Synopsys and Viewlogic are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The Registration Statement (as defined below), the exhibits and schedules forming a part thereof, and the additional reports, proxy statements and other information filed by Synopsys and Viewlogic with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Synopsys Common Stock and the Viewlogic Common Stock are both presently traded on the Nasdaq National Market. Reports and other information concerning Synopsys and Viewlogic can also be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006. In addition, certain of the documents filed by Synopsys and Viewlogic with the Commission are available through the Commission's Electronic Data Gathering and Retrieval System ("EDGAR") on the Commission's World Wide Web site at http://www.sec.gov. After the consummation of the Merger, Viewlogic will no longer file reports, proxy statements or other information with the Commission or the Nasdaq National Market. The information provided in such filings will be contained, to the extent required under the rules and regulations of the Commission, in filings made by Synopsys.

     Synopsys has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Synopsys Common Stock to be issued in connection with the transactions contemplated by the Merger Agreement. This Joint Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement. Certain portions of the Registration Statement are omitted from this Joint Proxy Statement/Prospectus in accordance with the rules and regulations of the Commission. Copies of the Registration Statement, including the exhibits to the Registration Statement and other material that is not included herein, may be inspected without charge at the regional offices of the Commission referred to above, or obtained at prescribed rates from the Public Reference Section of the Commission set forth above. The omitted portions of the Joint Proxy Statement/Prospectus may also be obtained through EDGAR at http://www.sec.gov.

     Statements contained in this Joint Proxy Statement/Prospectus or in any document incorporated by reference in this Joint Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     All documents and reports subsequently filed by Synopsys and Viewlogic pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Joint Proxy Statement/Prospectus and prior to the termination of the offering under this Joint Proxy Statement/Prospectus shall be deemed to be incorporated by reference in this Joint Proxy Statement/Prospectus and to be part hereof from the date of filing of such documents or reports. Any statement contained in a document deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

                                   TRADEMARKS

     Synopsys, the Synopsys logo, Arcadia, COSSAP, DesignPower, DesignWare, EPIC, Logic Modeling, PathMill, RailMill, Smart Model, SOLV-IT, Source Model Library and TimeMill are registered trademarks, and AMPS, Behavioral Compiler, CBA Design System, Cedar, Cyclone, DelayMill, Design Compiler, DesignTime, DesignWare Developer, Direct Silicon Access, FPGA Compiler, FPGA Express, Floorplan Manager, HDL Advisor, HDL Compiler, ModelSource, Power Compiler, PowerArc, PowerGate, PowerMill, RailMill, Silicon Architects, Test Compiler, VHDL System Simulator and Venture are trademarks of Synopsys or its subsidiaries.

     Viewlogic, Powerview, Workview Office, ViewScript, ViewPLD, ViewDraw, ViewBase, ViewPlace, ViewFPGA, ViewSynthesis, ViewFlow, WorkViewPLUS, The Total Workday System, ViewDesign, ViewFault, ViewTest, ProVHDL, Retargeter, Viewsim, Viewsys, ViewText, ViewArchitect, Simbus, ViewData, ViewState, ViewTerm, WorkView, Silerity, Eagle Design Automation and Vantage are registered trademarks, and AnalogView, ASIC Innovator, Aurora, Design Exchange, DX Datebook, DX Datamanager, Eagle, Eaglei, EagleV, Fusion, HTX, Intelliflow, Isis, Isis Prevue, Isis Scratchpad, ProSeries, ProAnalog, ProArchitect, ProCapture, ProChip, ProDeveloper, ProEDIF, ProExpert, ProFitter, ProFPGA, Programmable Architect, Programmable Expert, ProPLD, ProSIM, ProSpice, ProSpicelink, ProSynthesis, ProTrace, ProWave, ProWorkview, QualityView, Quiet Expert, Speedwave, Timing Driven Design, ViewDatapath, ViewFSM, ViewSchedule, VMC, Vwaves, Speedwave Optium, Chronologic, VCS, VCSi, Sunrise, Testgen, Motive, Quiet, TLC, PDQ and XTK are trademarks of Viewlogic or its subsidiaries.

     This Joint Proxy Statement/Prospectus also includes other trademarks and trade names which are the property of their respective owners.

                           FORWARD LOOKING STATEMENTS

     OTHER THAN STATEMENTS OF HISTORICAL FACT, STATEMENTS MADE IN THIS JOINT PROXY STATEMENT/PROSPECTUS, INCLUDING STATEMENTS AS TO THE BENEFITS EXPECTED TO RESULT FROM THE MERGER AND AS TO FUTURE FINANCIAL PERFORMANCE AND THE ANALYSES PERFORMED BY THE FINANCIAL ADVISOR TO VIEWLOGIC AND THE PROJECTIONS RELIED UPON BY SUCH FINANCIAL ADVISOR, ARE FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN SUCH FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH IN "RISK FACTORS" BEGINNING ON PAGE 12 HEREIN, WHICH STOCKHOLDERS OF SYNOPSYS AND VIEWLOGIC SHOULD CAREFULLY REVIEW.

     Neither Synopsys nor Viewlogic makes any express or implied representation or warranty as to the attainability of the projected or estimated financial information referenced or set forth herein under "The Merger -- Opinion of Viewlogic's Financial Advisor" or elsewhere herein or as to the accuracy or completeness of the assumptions from which such projected or estimated information is derived. Projections or estimations of Synopsys' and Viewlogic's future performance are necessarily subject to a high degree of uncertainty and may vary materially from actual results. Reference is made to the particular discussions set forth under "Risk Factors," "Synopsys Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Viewlogic Management's Discussion and Analysis of Financial Condition and Results of Operation."

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Joint Proxy Statement/Prospectus. This summary does not contain a complete description of the Merger Agreement, a copy of which is attached hereto as Annex
A. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained in this Joint Proxy Statement/Prospectus and the Annexes hereto. Stockholders of Synopsys and stockholders of Viewlogic are urged to read carefully this Joint Proxy Statement/Prospectus and the Annexes in their entirety.

     Information contained in this Joint Proxy Statement/Prospectus contains "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which can be identified by the use of forward-looking terminology, such as "may," "will," "expect," "anticipate," "estimate," "project," "continue," "potential" or "opportunity" or the negative thereof or other variations thereon or comparable terminology. See "FORWARD LOOKING STATEMENTS." The matters set forth under the caption "RISK FACTORS" in this Joint Proxy Statement/Prospectus constitute cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from those in such forward-looking statements.

     With respect to Synopsys, references to any fiscal year refer to Synopsys' fiscal year ended September 30. With respect to Viewlogic, references to any fiscal year refer to Viewlogic's fiscal year ended December 31.

INTRODUCTION

     This Joint Proxy Statement/Prospectus is furnished in connection with the solicitation by the Viewlogic Board of proxies from holders of Viewlogic Common Stock for use at the Viewlogic Special Meeting and by the Synopsys Board in connection with the solicitation of proxies from holders of Synopsys Common Stock for use at the Synopsys Special Meeting. At the Viewlogic Special Meeting, the holders of Viewlogic Common Stock will be asked to approve and adopt the Merger Agreement by and among Viewlogic, Synopsys and Sub and to approve the Merger. At the Synopsys Special Meeting, the holders of Synopsys Common Stock will be asked to approve the issuance of shares of Synopsys Common Stock in connection with the Merger. As a result of the Merger, Viewlogic will become a wholly-owned subsidiary of Synopsys.

THE COMPANIES

     Synopsys. Synopsys develops, markets and supports electronic design automation ("EDA") software and hardware products for designers of integrated circuits ("ICs") and electronic systems. Synopsys offers a range of design tools, verification tools and systems, design reuse products and physical design tools that significantly improve designers' productivity by offering improved time to market, reduced development and manufacturing costs, and enhanced design quality of results when compared to earlier generations of EDA products. Synopsys also provides training, support and consulting services for its customers. Synopsys markets its products on a worldwide basis, primarily through its direct sales force. Synopsys has licensed its products to many of the world's leading semiconductor, computer, communications and electronics companies.

     Synopsys was incorporated in Delaware in May 1987. Synopsys' principal executive offices are located at 700 East Middlefield Road, Mountain View, California 94043-4033. Its telephone number at that address is (650) 962-5000.

     Viewlogic. Viewlogic was founded in 1984 and is a leading supplier of EDA software which is used to accelerate and automate the design and verification of advanced application specific integrated circuits ("ASICs"), printed circuit boards ("PCBs") and electronic systems. Viewlogic develops and markets a comprehensive family of software products and consulting services to help its customers optimize their design processes and deliver high quality products to market sooner. Viewlogic markets its products to many of the world's largest and most sophisticated IC and electronic system manufacturers in industries such as semiconductors, computers, communications, automotives and consumer electronics. The Company sells its products worldwide through a broad distribution channel consisting of direct sales, distributors, value added resellers ("VARs") and telesales.

     Viewlogic was organized in October 1984 as a Massachusetts limited partnership, incorporated in Massachusetts in June 1985, and reincorporated in Delaware in August 1988. Viewlogic's principal executive offices are located at 293 Boston Post Road West, Marlboro, Massachusetts 01752. Its telephone number at that address is (508) 480-0881.

     Sub. Sub, a Delaware corporation, is a newly-formed, wholly-owned subsidiary of Synopsys formed solely for the purpose of the Merger. Sub has no material assets or liabilities and has not engaged in any material operations since its incorporation. Sub's principal executive offices are located at Synopsys, 700 East Middlefield Road, Mountain View, California 94043-4033. Synopsys' telephone number at that address is (650) 962-5000.

THE PROPOSED MERGER

     At the Effective Time, pursuant to the Merger Agreement, (i) Sub will be merged with and into Viewlogic, whereupon Viewlogic will be the surviving corporation and will become a wholly-owned subsidiary of Synopsys, and (ii) each issued and outstanding share of Viewlogic Common Stock will be converted into the right to receive 0.6521 of a share of Synopsys Common Stock. Fractional shares of Synopsys Common Stock will not be issued in connection with the Merger. Cash (without interest) will be paid in lieu of fractional shares in an amount equal to such fraction multiplied by the average of the last reported sale prices of Synopsys Common Stock, as reported on the Nasdaq National Market, on each of the ten trading days immediately preceding the Effective Time. See "The Merger Agreement -- The Merger."

     At the Effective Time, each outstanding Viewlogic Option will be assumed by Synopsys and become a Synopsys Option to acquire, on the same terms and conditions as were applicable under such Viewlogic Option, the same number of shares of Synopsys Common Stock (rounded down to the nearest whole number) that the holder of such Viewlogic Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full, including as to unvested shares, immediately prior to the Effective Time. The exercise price per share (rounded up to the nearest whole cent) of the Synopsys Option will equal
(i) the aggregate exercise price for the shares of Viewlogic Common Stock otherwise purchasable pursuant to the Viewlogic Option divided by (ii) the number of shares of Synopsys Common Stock purchasable pursuant to the Synopsys Option.

     Based upon the capitalization of Synopsys and Viewlogic as of September 30, 1997, an aggregate of approximately 11,137,059 shares of Synopsys Common Stock will be issued in connection with the Merger, representing approximately 17.4% of the outstanding shares of Synopsys Common Stock outstanding after giving effect to such issuance.

     It is anticipated that the Merger will become effective as promptly as practicable after the requisite stockholder approvals have been obtained and all other conditions to the Merger have been satisfied or waived (if allowed by applicable law). If the Merger is not consummated on or before April 30, 1998, Viewlogic and Synopsys each has the right (subject to certain limitations) to terminate the Merger Agreement unless the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), has not expired, in which event either party may terminate the Merger Agreement if the Merger is not consummated on or before July 31, 1998. See "The Merger -- Regulatory Approvals" and "The Merger Agreement -- Termination."

     Following the Merger, the directors of Synopsys prior to the Merger will be the officers and directors of the Combined Company. Certain officers of Viewlogic will become officers of Synopsys following the Closing Date (as defined in the Merger Agreement).

DATE AND PLACE OF MEETINGS

     The Synopsys Special Meeting will be held on Thursday, December 4, 1997 at Synopsys' principal executive offices at 700 East Middlefield Road, Mountain View, California 94043, commencing at 9:00 a.m., local time.

     The Viewlogic Special Meeting will be held on Thursday, December 4, 1997 at Viewlogic's principal executive offices located at 293 Boston Post Road West, Marlboro, Massachusetts 01752, commencing at 9:00 a.m., local time.

STOCKHOLDERS ENTITLED TO VOTE

     Holders of record of shares of Synopsys Common Stock at the close of business on November 4, 1997 (the "Synopsys Record Date") are entitled to notice of and to vote at the Synopsys Special Meeting. At such date, there were 53,097,413 shares of Synopsys Common Stock outstanding, each of which will be entitled to one vote on each matter to be acted upon or which may properly come before the Synopsys Special Meeting.

     Holders of record of shares of Viewlogic Common Stock at the close of business on November 4, 1997 (the "Viewlogic Record Date"), are entitled to notice of and to vote at the Viewlogic Special Meeting. At such date, there were 17,229,030 shares of Viewlogic Common Stock outstanding, each of which will be entitled to one vote on each matter to be acted upon or which may properly come before the Viewlogic Special Meeting.

PURPOSE OF THE SPECIAL MEETINGS

     Synopsys Special Meeting. The purposes of the Synopsys Special Meeting are for holders of Synopsys Common Stock (i) to approve the issuance of shares of Synopsys Common Stock pursuant to the Merger Agreement and in connection with the Merger and (ii) to transact such other business as may properly come before the Synopsys Special Meeting, including any motion to adjourn to a later date to permit further solicitation of proxies, if necessary, to establish a quorum or to obtain additional votes in favor of the issuance of Synopsys Common Stock in connection with the Merger, or any adjournment or postponement thereof. See "The Meetings."

     Viewlogic Special Meeting. The purposes of the Viewlogic Special Meeting are for holders of Viewlogic Common Stock (i) to consider and vote upon a proposal to approve and adopt the Merger Agreement and the transactions contemplated thereunder and (ii) to transact such other business as may properly come before the Viewlogic Special Meeting, including any motion to adjourn to a later date to permit further solicitation of proxies, if necessary, to establish a quorum or to obtain additional votes in favor of the Merger, or any postponement or adjournment thereof. See "The Meetings."

VOTES REQUIRED; VOTING AGREEMENTS

     Synopsys. The approval of the issuance of Synopsys Common Stock in connection with the Merger will require the affirmative vote of the holders of a majority of the shares of Synopsys Common Stock present in person or represented by proxy at the Synopsys Special Meeting and entitled to vote. The approval of the issuance of Synopsys Common Stock in connection with the Merger is required by the rules of The Nasdaq Stock Market governing corporations with securities listed on the Nasdaq National Market. As of September 30, 1997, directors and executive officers of Synopsys and their respective affiliates may be deemed to be beneficial owners of approximately 3.0% of the outstanding shares (excluding shares subject to stock options) of Synopsys Common Stock. Each of the directors and executive officers of Synopsys has advised Synopsys that he or she intends to vote or direct the vote of all the outstanding shares of Synopsys Common Stock over which he or she has voting control in favor of approval of the issuance of Synopsys Common Stock in connection with the Merger. As of September 30, 1997, directors and officers of Viewlogic and their respective affiliates beneficially owned less than 1% of the outstanding shares of Synopsys Common Stock, and Viewlogic owned no shares of Synopsys Common Stock.

     Viewlogic. The approval and adoption of the Merger Agreement by Viewlogic stockholders will require the affirmative vote of the holders of a majority of the outstanding shares of Viewlogic Common Stock entitled to vote. In accordance with the terms of the Merger Agreement, directors and officers of Viewlogic have executed and delivered agreements and irrevocable proxies to Synopsys (the "Voting Agreements") obligating them, among other things, to vote their shares of Viewlogic Common Stock in favor of approval and adoption of the Merger Agreement. As a result, all of the approximately 726,448 shares of Viewlogic Common Stock (which excludes shares subject to Viewlogic Options) beneficially owned by directors and executive officers of Viewlogic and their respective affiliates at the Viewlogic Record Date (representing approximately 4.3% of the total number of shares of Viewlogic Common Stock outstanding at such date) will be voted for approval of and adoption of the Merger Agreement. As of September 30, 1997, directors and executive officers of Synopsys and their respective affiliates beneficially owned less than 1% of the outstanding shares of Viewlogic Common Stock, and Synopsys owned no shares of Viewlogic Common Stock. See "The Meetings."

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

     The Synopsys Board has unanimously approved the Merger Agreement and the issuance of shares of Synopsys Common Stock in connection with the Merger and believes that the Merger is fair to, and in the best interests of, Synopsys and its stockholders and, therefore, unanimously recommends that the stockholders of Synopsys vote for the issuance of such shares of Synopsys Common Stock. See "The Merger -- Reasons for the Merger; Recommendations of the Boards of Directors."

     The Viewlogic Board has unanimously approved the Merger Agreement and the Merger and believes that the terms of the Merger Agreement are fair to, and that the Merger is in the best interests of, Viewlogic and its stockholders and, therefore, unanimously recommends that the holders of Viewlogic Common Stock vote for approval and adoption of the Merger Agreement. See "The
Merger -- Reasons for the Merger; Recommendations of the Boards of Directors."

REASONS FOR THE MERGER

     Certain statements made in the following paragraphs regarding the potential benefits that could result from the Merger are forward-looking statements based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Such risks and uncertainties are set forth under "Risk Factors" and elsewhere in this Joint Proxy Statement/Prospectus.

     Joint Reasons. The Synopsys Board and the Viewlogic Board concluded that
(i) the goals and philosophies of the Companies are compatible and consistent,
(ii) the products of the Companies are complementary, (iii) the Combined Company has the potential to offer customers a more comprehensive EDA solution than either could independently, (iv) the Merger would be positively received by customers of each of the Companies, and (v) the Companies' respective stockholders would benefit by the enhanced ability of the Combined Company to compete in the rapidly-evolving EDA industry.

     Synopsys. In addition to the reasons described above, the Synopsys Board believes that the Merger will be beneficial to Synopsys and Synopsys' stockholders for the following additional reasons: (i) Viewlogic's products are complementary to Synopsys' products, particularly in the areas of simulation and testing, giving Synopsys an opportunity to offer a more complete high-level IC design solution to its customers and to compete more successfully against its principal competitors in the face of evolving industry requirements; (ii) Viewlogic's technical, management, research and development, and applications teams have significant expertise in the development of high-level design tools, which may enhance Synopsys' efforts to develop products that address the increasing complexity of the design environment and, in particular, the needs of its customers for solutions that permit the design of system-on-a-chip ICs;
(iii) the Merger will strengthen Synopsys' competitive position in the markets for simulation, timing and test analysis software and will enhance its ability to develop new products serving the high-level IC verification market; (iv) Viewlogic's expertise in both board-level and high-level timing analysis will accelerate Synopsys' ability to develop tools for static timing sign-off; (v) integration of Viewlogic's expertise in the partial scan test environment with Synopsys' own expertise on IC test issues will enable Synopsys to provide a more complete IC test solution for its customers; (vi) Viewlogic's growth rate in its ASIC design tools business, combined with operating efficiencies resulting from the Merger, may have long-term positive effects on the overall performance of the Combined Company; (vii) the combination of Viewlogic's and Synopsys' professional services groups should permit Synopsys to expand its offering of consulting services and to offer a greater range of customized high-level design support for IC and systems designs and to compete more effectively with other significant vendors; (viii) Viewlogic's printed circuit board business may provide an additional distribution channel for the sale of Synopsys' FPGA Express and other present and future products that run on the Windows NT platform; and (ix) in an increasingly competitive and consolidating industry, Synopsys must continue to invest in industry-leading technology, and the Combined Company may be in an improved competitive position to effectively meet the EDA industry's technological challenges and customer demands.

     Viewlogic. The Viewlogic Board believes that the Merger will be beneficial to Viewlogic and Viewlogic's stockholders for the following additional reasons:
(i) Viewlogic believes that Synopsys' products and customer base offer a significant opportunity to leverage sales of Viewlogic's own ASIC products; (ii) Viewlogic believes that the combination of Synopsys' market-leading synthesis product and Viewlogic's verification solutions will create a more complete high-level design solution that will better compete against new technology offerings from competitors; (iii) the research investment resources enabled by a large entity should allow new technologies to be created more rapidly; (iv) Synopsys' FPGA Express synthesis technology could help leverage Viewlogic's current position in field programmable gate array ("FPGA") development and PCB design; (v) the Merger permits the sale of Viewlogic as a single entity, without disposition of the systems business which would have been required in connection with other transactions considered by the Viewlogic Board, thereby avoiding the dislocation attendant upon a spin-off or disposition of a corporate division; (vi) Viewlogic believes that the nature of Synopsys' business and the long-term vision of its management team provides a better opportunity for implementing Viewlogic's long-term strategy than a combination with other companies in the EDA industry; and (vii) Viewlogic believes that in light of the current economic, competitive and business environment in the EDA industry, a business combination with Synopsys offers better opportunities than continuing to operate as a stand-alone entity.

     See "The Merger -- Background of the Merger" and "-- Reasons for the Merger; Recommendations of the Boards of Directors."

OPINION OF VIEWLOGIC'S FINANCIAL ADVISOR

     At a meeting of the Viewlogic Board on October 14, 1997, Wessels, Arnold & Henderson, L.L.C. ("Wessels") rendered its oral opinion, subsequently confirmed in writing, that, as of such date based upon and subject to the various considerations set forth in the opinion, the consideration to be received by the holders of Viewlogic Common Stock pursuant to the Merger Agreement was fair, from a financial point of view, to Viewlogic and the holders of shares of Viewlogic Common Stock. The full text of the opinion of Wessels, which sets forth the assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. Viewlogic stockholders are urged to, and should, read the opinion in its entirety. See "The Merger -- Opinion of Viewlogic's Financial Advisor."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     As of September 30, 1997, the executive officers and directors of Viewlogic beneficially owned an aggregate of 1,554,275 shares of Viewlogic Common Stock (including 1,397,000 shares of Viewlogic Common Stock subject to Viewlogic Options exercisable within 60 days of September 30, 1997 after giving effect to certain acceleration rights).

     Pursuant to the Merger Agreement, Synopsys has agreed to indemnify each person who was an officer, director or employee of Viewlogic against certain liabilities. In addition, Synopsys has agreed to maintain, with certain limitations, the policies of directors' and officers' liability insurance maintained by Viewlogic or to provide comparable coverage.

     Viewlogic has entered into retention agreements with certain of its executive officers providing that if the executive's employment with Viewlogic is terminated for certain specified reasons following a change of control of Viewlogic, including the Merger, the executive will receive a cash payment and certain other benefits. In connection with the Merger, certain executive officers of Viewlogic have agreed to waive their rights under their respective retention agreements. In addition, all outstanding options to acquire Viewlogic Common Stock held by members of Viewlogic's Executive Committee will become fully vested in connection with the Merger. See "Viewlogic
Management -- Employment Contracts, Termination of Employment Arrangements and Change of Control Agreements."

     The foregoing interests of the directors and certain members of management of Viewlogic in the Merger may mean that such persons have personal interests in the Merger which may not be identical to the interests of other Viewlogic stockholders. See "The Merger -- Interests of Certain Persons in the Merger."

NO SOLICITATION

     Under the terms of the Merger Agreement, Viewlogic has agreed that it will not engage in certain activities relating to, or which could result in, a proposal to be acquired by a third party, except under certain limited circumstances related to the performance by the Viewlogic Board of its fiduciary obligations under Delaware law. See "The Plan of Merger -- No Solicitation."

REPRESENTATIONS AND WARRANTIES; COVENANTS

     Under the Merger Agreement, Synopsys and Viewlogic made a number of representations regarding their respective capital structures, operations, financial condition and other matters. Each party agreed as to itself and its subsidiaries that, until consummation of the Merger or the earlier termination of the Merger Agreement, it will, among other things, maintain its business, conduct its operations in the ordinary course, provide the other with reasonable access to its financial, operating and other information, and use all reasonable efforts to consummate the Merger. See "The Merger Agreement -- Representations and Warranties" and "-- Certain Covenants and Agreements."

CONDITIONS TO THE MERGER

     The respective obligations of Synopsys, Sub and Viewlogic to effect the Merger are subject to the following conditions, among others: (a) the Merger Agreement shall have been approved and adopted by the stockholders of Viewlogic, and the issuance of Synopsys Common Stock in connection with the Merger shall have been approved by the stockholders of Synopsys; (b) the waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and no action shall have been instituted by the Antitrust Division of the Department of Justice (the "Antitrust Division") or Federal Trade Commission (the "FTC") challenging or seeking to enjoin the consummation of the Merger, which action shall not have been withdrawn or terminated; (c) all governmental authorizations, consents, orders or approvals shall have been obtained except where the failure to obtain such consents, orders or approvals would not have a Synopsys Material Adverse Effect or a Viewlogic Material Adverse Effect (as such terms are defined in the Merger Agreement), as the case may be; (d) the Registration Statement shall have become effective under the Securities Act and shall not be the subject of a stop order or proceedings seeking a stop order; (e) no temporary restraining order, preliminary or permanent injunction or other order shall be in effect nor shall there be any proceeding seeking any of the foregoing that prevents, or seeks to prevent, the consummation of the Merger; (f) no action shall be taken, nor any statute, rule, regulation, or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal or prevents or prohibits the Merger, (g) the receipt of letters from the independent accountants of Synopsys and Viewlogic, respectively, dated the Closing Date stating that the independent accountants concur with the conclusions of management of the Companies that the Merger will qualify as a pooling of interests transaction under Accounting Principles Board Opinion No. 16 and applicable regulations of the Commission, if the Merger is consummated in accordance with the Merger Agreement (see "The Merger -- Accounting Treatment");
(h) the Synopsys Common Stock to be issued, or reserved for future issuance, in the Merger shall have been approved for quotation on the Nasdaq National Market;
(i) Synopsys shall have received a written opinion from Wilson Sonsini Goodrich & Rosati, Professional Corporation ("WSGR"), counsel to Synopsys, and Viewlogic shall have received a written opinion from Hale and Dorr LLP ("Hale and Dorr"), counsel to Viewlogic, each such opinion to the effect that the Merger will be treated for federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") (see "The Merger -- Certain Federal Income Tax Consequences"); (j) the representations and warranties of the other party set forth in the Merger Agreement shall have been true and correct at the time of signing the Merger Agreement and shall be true and correct as of the Effective Time, except for changes contemplated by the Merger Agreement or where failure to be true and correct would not be reasonably likely to have a Synopsys Material Adverse Effect or a Viewlogic Material Adverse Effect, as the case may be; (k) Synopsys or ViewLogic as the case may be shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement; and
(l) no Material Adverse Effect with respect to either party shall have occurred since the date of the Merger Agreement. In addition, it is a condition to the obligations of Synopsys and Sub that Affiliate Agreements in the form attached to the Merger Agreement as Exhibit C shall have been executed and delivered to Synopsys by each director, officer and applicable affiliate of Viewlogic, and that each Affiliate Agreement shall be in full force and effect. See "The Merger Agreement -- Conditions."

AMENDMENT AND WAIVER

     The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties thereto. The Merger Agreement may be amended by the parties thereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Viewlogic and Synopsys, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval.

     At any time prior to the Effective Time, either Synopsys or Viewlogic, by action taken or authorized by their respective Boards of Directors, as the case may be, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained in the Merger Agreement or delivered pursuant to the Merger Agreement, and (iii) waive compliance by the other party with any condition or agreement contained in the Merger Agreement.

TERMINATION

     The Merger Agreement is subject to termination by mutual written consent of Synopsys and Viewlogic and at the option of either Synopsys or Viewlogic if the Merger is not consummated before April 30, 1998, unless the waiting period pursuant to the HSR Act has not expired, in which event Synopsys or Viewlogic may terminate the Merger Agreement if the Merger is not consummated before July 31, 1998. The Merger Agreement is also subject to termination by Synopsys or Viewlogic upon the occurrence of any of the following: a court order permanently restraining, enjoining or otherwise prohibiting the Merger, failure of the other party to obtain stockholder approval or, under certain circumstances, a breach by the other party of a representation, warranty, covenant or agreement of the other party contained in the Merger Agreement. In addition, Synopsys may terminate the Merger Agreement if (i) the Viewlogic Board withdraws or adversely modifies its recommendation of the Merger Agreement; (ii) the Viewlogic Board approves one of a limited number of certain types of alternative transactions; or (iii) the Viewlogic Board fails to recommend against a tender offer or exchange offer for 20% or more of the outstanding shares of Viewlogic Common Stock within a specified time period (each, a "Synopsys Termination Trigger"). Viewlogic may terminate the Merger Agreement in the event of (i) a merger or consolidation to which Synopsys is a party, if the stockholders of Synopsys immediately prior to the effective date of such merger or consolidation have beneficial ownership of less than 50% of the total combined voting power for election of directors of the surviving corporation following the effective date of such merger or consolidation; (ii) the acquisition or direct or indirect beneficial ownership of securities of Synopsys representing in the aggregate more than 50% the total combined voting power of Synopsys' then issued and outstanding voting securities by any person, entity or group; or (iii) the sale of all or substantially all of the assets of Synopsys to any person or entity that is not a subsidiary of Synopsys (each, a "Viewlogic Termination Trigger"). See "The Merger Agreement -- Termination."

TERMINATION FEE

     The Merger Agreement provides that upon the occurrence of a Synopsys Termination Trigger or the termination of the Merger Agreement by Synopsys due to the failure of the Viewlogic stockholders to approve the Merger Agreement under certain circumstances, Viewlogic may be required to pay Synopsys a cash termination fee of $10,000,000. Pursuant to the Merger Agreement, Synopsys also agreed to pay Viewlogic a cash termination fee of $10,000,000 upon the termination of the Merger Agreement by Viewlogic pursuant to a Viewlogic Termination Trigger or the termination of the Merger Agreement by Viewlogic due to the failure of the Synopsys stockholders to approve the Merger Agreement under certain circumstances. See "The Merger Agreement -- Termination" and
"-- Termination Fees."

STOCK OPTION AGREEMENT

     Viewlogic and Synopsys have entered into a Stock Option Agreement, dated as of October 14, 1997 (the "Stock Option Agreement"), pursuant to which Synopsys has the right, under certain circumstances and subject to certain limitations, to acquire shares of authorized and unissued Viewlogic Common Stock representing approximately 19.9% of the outstanding Viewlogic Common Stock prior to such issuance at a price per share of $28.00 (the "Synopsys Option"). See "The Merger and Related Transactions -- Related Agreements -- Stock Option Agreement."

FORM S-8 OR FORM S-3 REGISTRATION STATEMENT

     As soon as practicable after the Effective Time, Synopsys will file a registration statement on Form S-8 or Form S-3, as the case may be, or other appropriate form for the Synopsys Common Stock issuable with respect to the Viewlogic Stock Options assumed or substituted by Synopsys pursuant to the Merger Agreement and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements for so long as such Viewlogic Stock Options remain outstanding. See "The Plan of Merger -- Stock Option and Benefit Plans."

TRANSFER OF VIEWLOGIC STOCK CERTIFICATES

     If the Merger becomes effective, Synopsys, acting through Boston EquiServe, LP as its exchange agent (the "Exchange Agent"), will as soon as reasonably practicable deliver a letter of transmittal with instructions to all holders of record of Viewlogic Common Stock immediately prior to the Merger for use in surrendering their stock certificates in exchange for certificates representing shares of Synopsys Common Stock and a cash payment in lieu of fractional shares, if any. CERTIFICATES SHOULD NOT BE SURRENDERED BY THE HOLDERS OF VIEWLOGIC COMMON STOCK UNTIL SUCH HOLDERS RECEIVE THE LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT. OPTION AGREEMENTS NEED NOT BE SURRENDERED. See "The Merger Agreement -- Conversion of Securities."

NO APPRAISAL RIGHTS

     Viewlogic stockholders who dissent from the Merger will not be entitled to rights of appraisal under Section 262 of the Delaware General Corporation Law (the "DGCL"). See "The Merger and Related Transactions -- No Appraisal Rights." Accordingly, Viewlogic stockholders who do not wish to receive Synopsys Common Stock in exchange for their shares of Viewlogic Common Stock must liquidate their investment by selling their Viewlogic Common Stock in the market prior to consummation of the Merger.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The Merger is intended to be a tax-free reorganization for federal income tax purposes, so that no gain or loss would generally be recognized by Synopsys or Viewlogic and no gain or loss would generally be recognized by Viewlogic stockholders, except with respect to cash received in lieu of fractional shares. Viewlogic stockholders are urged to consult their own tax advisors as to the specific tax consequences of the Merger to the individual stockholder. It is a condition to the Merger that Synopsys and Viewlogic shall have each received an opinion of their respective counsel to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. For a further discussion of federal income tax consequences of the Merger, see "The Merger -- Certain Federal Income Tax Consequences." See also "The Merger Agreement -- Conditions."

ACCOUNTING TREATMENT

     The Merger is intended to qualify as a pooling of interests for accounting and financial reporting purposes. The obligations of Synopsys and Viewlogic to consummate the Merger are conditioned upon the receipt by Synopsys from KPMG Peat Marwick LLP and by Viewlogic from Deloitte & Touche LLP, their independent accountants, respectively, of letters dated as of the Closing Date stating their concurrence with the conclusions of management of the Companies that the Merger will qualify as a pooling of interests transaction under Accounting Principles Board Opinion No. 16 and applicable regulations of the Commission if the Merger is closed and consummated in accordance with the Merger Agreement. See "The Merger -- Accounting Treatment" and "The Merger Agreement -- Conditions."

GOVERNMENTAL AND REGULATORY MATTERS

     Under the HSR Act and the rules promulgated thereunder by the FTC, the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division and specified waiting period requirements have been satisfied. Synopsys and Viewlogic have filed notification and report forms under the HSR Act with the FTC and the Antitrust Division. These filings commenced a 30-day waiting period under the HSR Act which is scheduled to expire on or before the date of the Special Meetings. If, prior to the expiration of such period, the FTC or the Antitrust Division should request additional information or documentary material under the HSR Act, consummation of the Merger could be delayed until after the Companies have substantially complied with the request. At any time before or after the Effective Time of the Merger, the Antitrust Division, the FTC or any state or foreign government may take such action under the federal, state or foreign antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger, seeking divestiture of substantial assets of Synopsys or Viewlogic or seeking to impose conditions on Synopsys with respect to the business operations of the Combined Company. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

     The Merger must also satisfy the requirements of federal and certain state securities laws.

     See "The Merger -- Governmental and Regulatory Matters."

RESTRICTIONS ON RESALE OF SYNOPSYS COMMON STOCK

     The shares of Synopsys Common Stock issuable to stockholders of Viewlogic upon consummation of the Merger have been registered under the Securities Act. Such shares will be freely tradable without restriction by those stockholders who are not deemed to be "affiliates" of Synopsys or Viewlogic, as that term is defined in the rules under the Securities Act.

     Shares of Synopsys Common Stock received by those stockholders of Viewlogic who are deemed to be affiliates of Viewlogic may be resold without registration under the Securities Act only as permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Each affiliate of Viewlogic has agreed not to offer, sell, pledge, transfer or otherwise dispose of any shares of Synopsys Common Stock distributed pursuant to the Merger, except in compliance with Rule 145 under the Securities Act, or in a transaction that is otherwise exempt from the registration requirements of the Securities Act and provided that an opinion of counsel, satisfactory to Synopsys, has been provided to Synopsys to the effect that no such registration is required in connection with the proposed transaction, or in an offering that is registered under the Securities Act. In addition, each affiliate of Viewlogic has agreed not to sell, transfer or otherwise dispose of, or reduce such person's interest in or risk relating to (i) any shares of Synopsys Common Stock or Viewlogic Common Stock owned or subject to vested options as of the date of the Merger Agreement or
(ii) any shares of Synopsys Common Stock issued to such person in the Merger or otherwise beneficially owned by such person, except in each case for amounts of Synopsys Common Stock and Viewlogic Common Stock not more than the de minimis amount permitted by the rules and releases of the Commission relating to pooling of interests accounting treatment, until Synopsys has publicly released combined financial results of Synopsys and Viewlogic for a period of at least 30 days of combined operations. See "The Merger Restrictions on Resale of Synopsys Common Stock."

COMPARISON OF STOCKHOLDER RIGHTS

     See "Comparison of Rights of Holders of Viewlogic Common Stock and Holders of Synopsys Common Stock" for a summary of the material differences between the rights of holders of Viewlogic Common Stock and Synopsys Common Stock.

RISK FACTORS

     See "Risk Factors" for a discussion of certain factors pertaining to the Merger and the businesses of Synopsys and Viewlogic. Risks related to the Merger include (i) market risks associated with a fixed exchange ratio; (ii) dilution in earnings per share of Synopsys Common Stock; (iii) risks associated with restructuring Viewlogic's operations and risks that anticipated synergies between the Companies will not occur; (iv) management distraction resulting from the need to integrate the businesses of the Companies; (v) risks associated with the integration of other acquired businesses of Synopsys or Viewlogic; (vi) substantial expenses associated with the Merger; and (vii) the risk that the Merger will have an adverse effect on customer buying patterns as a result of uncertainties resulting from the Merger. Risks related to Synopsys include (i) intense competition; (ii) uncertainty of market acceptance of new Synopsys products;

(iii) Synopsys' reliance on the semiconductor industry; (iv) Synopsys' ability to manage growth; (v) fixed operating expenses that may result in adverse effects on net income if anticipated future revenues are not realized; (vi) exchange rate fluctuations and foreign economic conditions; (vii) uncertainties related to Synopsys' joint development efforts, particularly with International Business Machines Corporation ("IBM"); and (viii) Synopsys' dependence on key personnel. Risks related to Viewlogic include (i) potential fluctuations in quarterly operating results; (ii) intense competition; (iii) Viewlogic's dependence on new products; (iv) risks associated with Viewlogic's product development efforts; (v) risk of technological obsolescence; (vi) risks associated with intellectual property rights; (vii) Viewlogic's dependence on key personnel; and (viii) risks associated with international operations.

                                  RISK FACTORS

     The following factors should be considered carefully by each Viewlogic stockholder in connection with voting upon the Merger and the Merger Agreement and by each Synopsys stockholder in connection with approving the issuance of shares of Synopsys Common Stock in connection with the Merger. The following discussion contains "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which can be identified by the use of forward-looking terminology, such as "may," "will," "expect," "anticipate," "estimate," "project" or "continue," "potential" or "opportunity" or the negative thereof or other variations thereon or comparable terminology. See "FORWARD LOOKING STATEMENTS." The matters set forth below constitute cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from those in such forward-looking statements.

RISKS RELATING TO THE MERGER

     Fixed Exchange Ratio. As a result of the Merger, each outstanding share of Viewlogic Common Stock will be converted into the right to receive 0.6521 of a share of Synopsys Common Stock. Accordingly, the market value of the consideration to be received by the stockholders of Viewlogic upon the Merger will depend entirely on the market price of Synopsys Common Stock at the Effective Time. The closing price for Synopsys Common Stock on the Nasdaq National Market on October 14, 1997, the last trading day prior to public announcement of the Merger, was $42.94, and on November 5, 1997, the latest practicable trading day before the printing of this Joint Proxy Statement/Prospectus, was $42.00. There can be no assurance that the market price of Synopsys Common Stock on and after the Effective Time will not be lower than such prices. See "-- Risks Relating to Synopsys" and "Market Price and Dividend Information."

     Volatility of Trading Price. The trading price of the Combined Company's shares may be affected by the risk factors set forth herein, as well as prevailing economic and financial trends and conditions in the public securities markets. During recent periods, share prices of companies in technology businesses, and particularly smaller and medium-sized publicly traded companies such as the Combined Company, have exhibited a high degree of volatility. Shortfalls in revenues or earnings from the levels anticipated by the public markets could have an immediate and significant adverse effect on the trading price of the Combined Company's shares in any given period. Such shortfalls may result from events that are beyond the Combined Company's immediate control, can be unpredictable and, since a significant proportion of the Combined Company's sales during each fiscal quarter may tend to occur in the latter stages of the quarter, may not be discernible until the end of a financial reporting period, which may contribute to the volatility of the trading value of the Combined Company's shares regardless of its long-term prospects. The trading price of the Combined Company's shares may also be affected by developments, including reported financial results and fluctuations in trading prices of the shares of other publicly held companies in the EDA industry generally, which may not have any direct relationship with the Combined Company's business or prospects.

     Effect of Pre-Merger Period on Quarterly Results. The merger of two companies can be unsettling to customers, distracting for management and disruptive to employees of both companies. These risks are discussed individually below. The October-December quarter is Synopsys' first fiscal quarter and typically the only quarter without a positive book-to-bill ratio, and Viewlogic's fourth fiscal quarter, typically its strongest. Viewlogic and Synopsys believe that a number of their customers have put their purchase decisions on hold until they have the opportunity to learn more about the product plans of the Combined Company. As a result, the quarterly results of one or both of the Companies could fail to meet analysts' expectations. Such failure could have a material adverse effect on the price of the Synopsys Common Stock and, consequently, Viewlogic Common Stock. The failure to meet such expectations is not, in and of itself, a termination event under the Merger Agreement.

     Potential Dilution of Interest. A number of shares equal to approximately 17.4% of Synopsys' outstanding Common Stock after giving effect to the Merger will be issued to the stockholders of Viewlogic upon consummation of the Merger and an additional approximately 2,891,742 shares of Synopsys Common Stock (4.5% of the outstanding Common Stock after giving effect to the Merger) will be reserved for issuance upon the exercise of options to purchase Viewlogic Common Stock assumed by Synopsys in connection with the

Merger. The issuance of Synopsys Common Stock in the Merger and upon the exercise of Viewlogic Options assumed by Synopsys may cause a dilution of earnings per share which may negatively impact the price of Synopsys Common Stock. There can be no assurance that Synopsys' stock price will not be negatively impacted, or that the pro forma financial information presented herein will be indicative of future results. See "Selected Historical and Unaudited Pro Forma Combined Financial Data."

     Restructuring of Viewlogic Operations; Risk of Failure to Achieve
Synergy. The Synopsys Board and the Viewlogic Board have each approved the Merger Agreement with the expectation that the Merger will result in cost savings and beneficial product synergy. See "The Merger -- Reasons for the Merger; Recommendations of the Boards of Directors." Following the Merger, in order to maintain and increase profitability the Combined Company will need to successfully integrate and streamline overlapping functions. Viewlogic's business will be restructured so that its products serving the IC market, and the related sales, marketing and research and development efforts will be integrated with Synopsys' business, while its operations relating to its products serving the PCB market will not be integrated. There can be no assurance that the desired cost savings will be achieved or that the anticipated restructuring of Viewlogic's business will be accomplished smoothly, expeditiously or successfully. The difficulties of such restructuring may be increased by the need to integrate operations in multiple locations and to combine two corporate cultures. The inability to successfully integrate the operations of the Companies could have a material adverse effect on the business, financial condition and results of operations of the Combined Company.

     Management Resources; Retention of Key Employees. The integration of the Companies' businesses following the Merger will require the dedication of management resources, which may distract management's attention from the day-to-day business of the Combined Company. The business of the Combined Company may also be disrupted by employee uncertainty and lack of focus during integration. The retention by Viewlogic and Synopsys of key employees is critical to ensure continued advancement, development and support of the Companies' technologies as well as on-going sales and marketing efforts. As commonly occurs with mergers of technology companies, during the pre-merger and integration phases, competitors may intensify their efforts to recruit key employees. There can be no assurance that the Combined Company will be able to retain key technical, sales or marketing personnel after the Merger.

     Integration of Other Acquired Businesses. Each of Synopsys and Viewlogic has consummated several business combinations in recent years, and the Merger, if approved, would be the largest such combination for either company. The difficulties of integrating Synopsys' and Viewlogic's businesses may be exacerbated by the size and number of prior business combinations. There can be no assurance that products, technologies, distribution channels, key personnel and businesses of previously acquired companies will be effectively integrated into the Combined Company's business or product offerings, or that such integration will not adversely affect the Combined Company's business, financial condition or results of operations. There can also be no assurance that any acquired products, technologies or businesses will contribute at anticipated levels to the combined company's sales or earnings, or that the sales and earnings from combined businesses will not be adversely affected by the integration process. The failure to integrate such acquisitions successfully could have a material adverse effect on the business, financial condition and results of operations of the Combined Company. See "Synopsys, Inc. -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Mergers and Acquisitions."

     Transaction Charges. Synopsys and Viewlogic estimate that they will collectively incur direct transaction costs of approximately $6.5 million associated with the Merger, which will be charged to operations upon consummation of the Merger. In addition, it is expected that after the Merger, the Combined Company will incur an additional significant charge to operations, which is not currently reasonably estimable, to reflect costs associated with integrating the Companies. Although Synopsys expects that the elimination of duplicative expenses as well as other efficiencies related to the integration of the businesses may offset the direct transaction costs and other integration-related charges over time, there can be no assurance that such net benefit will be achieved in the near term, if at all. See "Selected Historical and Unaudited Pro Forma Combined Financial Information."

     Customers. There can be no assurance that present and prospective customers of Synopsys and Viewlogic will continue their current buying patterns without regard to the announced Merger. Certain customers may defer purchasing decisions as they evaluate Synopsys' plans for integrating or separately supporting the Companies' product offerings, particularly their timing and test products. Any such deferrals could have a material adverse effect on the business, financial condition and results of operations of Synopsys, Viewlogic and/or the Combined Company both in the near-term and the long-term.

RISKS RELATING TO SYNOPSYS

     Competition. The EDA industry is highly competitive. Synopsys' products and services compete with similar products and services from other EDA vendors and with other EDA products and services for a share of the EDA budgets of their customers. Synopsys' products also compete with customers' internally-developed design tools and design capabilities. Synopsys' competitors include companies that offer a broad range of products and services, such as Cadence Design Systems, Inc. ("Cadence"), Mentor Graphics, Inc. ("Mentor") and Avant! Corporation ("Avant!"), as well as companies, including numerous start-up companies, that offer products focused on a discrete phase of the IC design process. In order to remain successful against such competition, Synopsys will have to continue to enhance its current products and to develop and introduce new products on a timely and cost-effective basis that are based on industry-leading technology and that address the increasingly sophisticated needs of its customers. The failure to achieve such product enhancement and development would have a material adverse effect on Synopsys' business, financial condition and results of operations.

     Technology advances and customer requirements are fueling a change in the nature of competition among EDA vendors. Advances in semiconductor technology have created a need for tighter integration between logic design and physical design and for technologies which permit systematic reuse of design blocks in multiple ICs. As a result, Synopsys expects that competition will increasingly center on "design flows" involving a broad range of products (including both logic and physical design tools) and services rather than individual design tools. No single EDA company currently offers its customers industry-leading products for a complete design flow. Synopsys offers a wide range of logic design tools but currently offers a relatively limited range of physical design tools, a field which is dominated by Cadence and Avant! In addition, Synopsys has less capacity than Cadence to offer design consulting services.

     Uncertainty of Market Acceptance of New Products. Historically, much of Synopsys' growth has been attributable to the strength of its logic synthesis products. Opportunities for growth in market share in this area are limited and overall rates of growth appear to be declining. Synopsys is seeking to add new products to its portfolio. Among the most important new products offered by Synopsys are its Behavioral Compiler, Cell-Based Array, PrimeTime timing estimator and Cyclone simulation accelerator products. These products have achieved initial customer acceptance, but Synopsys will only derive significant revenue from these products if they are accepted by a broad range of customers. The development of new products involves significant risks and uncertainties and success cannot be assumed. In June 1997, Synopsys sold its hardware emulator business, based on technology acquired by Synopsys in June 1995, as a result of uncertainties over the long-term competitiveness of such technology. There can be no assurance that Synopsys' other new products will be competitive or gain customer acceptance, and the failure of such products to prove competitive or to gain customers' acceptance would have a material adverse effect on Synopsys' business, financial condition and results of operations.

     Reliance on the Semiconductor Industry. Synopsys' business has benefited from the rapid worldwide growth of the semiconductor industry. Purchases of Synopsys' products are largely dependent upon the commencement of new design projects by semiconductor manufacturers and their customers. The semiconductor industry has experienced moderate growth in 1997 and the outlook for the remainder of 1997 and for 1998 is uncertain. Slower growth in the semiconductor industry, and/or a reduced number of design starts, could have a material adverse effect on Synopsys' business, financial condition and results of operations.

     Management of Growth. Synopsys attempts to manage its business to achieve quarter-to-quarter revenue and earnings growth. In recent years, achieving predictable revenue and earnings growth has become more difficult. Quarterly revenue and earnings are affected by a number of factors, including customer product demand, product license terms, the size of Synopsys' backlog, and the timing of revenue recognition. In recent years, Synopsys' orders have become more seasonal, with the first quarter of Synopsys' fiscal year traditionally being the weakest and with higher volumes in the second and fourth quarters. Synopsys increasingly receives a disproportionate volume of orders in the last month of the quarter, a trend which has grown more pronounced in recent quarters and is expected to continue. Synopsys also has become more dependent upon large orders. In addition, an increasing amount of Synopsys' orders involve products and services which yield revenue over multiple quarters (often extending beyond the current fiscal year) or upon completion of performance rather than at the time of sale, including time-based product licenses, consulting services, development contracts and royalties. Because of these trends, Synopsys' ability to convert orders, particularly those received late in a quarter, or backlog to revenue in any quarter is less certain, and Synopsys is more vulnerable to delays in individual large orders, than it historically has been. It is therefore possible for Synopsys to fall short in its revenue and/or earnings plan for a given quarter even while orders and backlog remain on plan. Ultimately, long-term revenue and earnings growth is dependent upon the successful development and sale of Synopsys' products and services over a sustained period of time.

     Fixed Operating Expenses. Synopsys' operating expenses are based in part on its expectations of future revenue, and expense levels are generally committed in advance of revenue. Synopsys expects to continue to increase operating expenses in order to generate and support continued growth in revenue. If Synopsys is unsuccessful in generating such revenue, Synopsys' business, financial condition and results of operations are likely to be materially adversely affected. Net income in a given quarter or fiscal year may be disproportionately affected by a reduction in revenue growth because only a small portion of Synopsys' expenses varies with its revenue.


     Exchange Rate Fluctuations; Foreign Economic Conditions. In recent years, international revenue has accounted for approximately 50% of Synopsys' revenue. Synopsys expects that international revenue will continue to account for a significant portion of its revenue in the future. As a result, changes in foreign currency exchange rates and changes in regional or worldwide economic or political conditions could have a material adverse effect on Synopsys' business, financial condition and results of operations. In particular, revenue from sales in Japan during fiscal 1997 was adversely affected by the weakness of the yen against the dollar. Continued weakness of the yen could adversely affect revenue from Japan during fiscal 1998. In recent months, the currencies of many countries in the Asia Pacific region have lost significant value against the dollar, notably the currencies of Korea and Taiwan, each of which are important markets for Synopsys in the Asia Pacific region. As a result, Synopsys' sales in these countries could be adversely affected. More generally, recent instability in several Asian currency and stock markets economies could adversely affect the economic health of the entire region and could have an adverse effect on Synopsys' results of operations.


     Uncertainties of Joint Development Efforts. In February 1996, Synopsys entered into a six-year joint development and license agreement with IBM, pursuant to which Synopsys and IBM agreed to develop certain new products that Synopsys believes are important to the long-term growth of its business. The first joint product resulting from the alliance, PrimeTime, was introduced in June 1997. Synopsys has not previously entered into a joint development agreement of this scope. Joint development of products is subject to risks and uncertainties over and above those affecting internal development, and there can be no assurance that Synopsys' joint development efforts will be successful.

     Other Income and Expenses. As of September 30, 1997, Synopsys held 674,000 shares of Cadence common stock, which were acquired as a result of Synopsys' investments in Cooper & Chyan Technology, Inc. ("CCT") in May 1996 and April 1997 and CCT's subsequent acquisition by Cadence. The average basis of these shares is $17.11 per share. Following announcement of the Cadence-CCT merger, Synopsys commenced a program of selling its CCT (now Cadence) shares in an amount per quarter sufficient to generate a profit of $2 million per quarter. The price of Cadence stock, and thus the value of Synopsys' investment, is subject to significant fluctuation. The number of Cadence shares Synopsys is required to sell in order to generate $2 million in profit in any fiscal quarter, the number of quarters that Synopsys will be able to generate such profits, and the total gain that Synopsys may be able to realize on sales of its Cadence shares depends upon the price of Cadence Common Stock at the time of sale.

     Dependence on Key Personnel. Synopsys' success is dependent on technical and other contributions of key employees, including individuals who joined Synopsys in connection with the acquisition of EPIC Design Technology, Inc. ("EPIC") and individuals who will join Synopsys in connection with the Merger. In particular, there is a limited number of qualified EDA engineers, and the competition for such individuals is intense. There can be no assurance that Synopsys can continue to recruit and retain such key personnel. Failure to successfully recruit and retain such personnel could have a material adverse effect on Synopsys' business, financial condition and results of operation.


     Anti-takeover Provisions. Synopsys has adopted a number of provisions that could have antitakeover effects. In September 1997, the Synopsys Board adopted a Preferred Shares Rights Plan (the "Rights Plan"), commonly referred to as a "poison pill." In addition, the Synopsys Board has the authority, without further action by its stockholders, to fix the rights and preferences of, and issue shares of, authorized but undesignated shares of Preferred Stock. This provision and other provisions of Synopsys' Restated Certificate of Incorporation (the "Restated Certificate") and Bylaws and the DGCL may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of Synopsys, including transactions in which the stockholders of Synopsys might otherwise receive a premium for their shares over then current market prices.


     Financial Statement Assumptions. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the recorded amounts of assets and liabilities, disclosure of those assets and liabilities at the date of the financial statements and the recorded amounts of expenses during the reporting period. A change in the facts and circumstances surrounding these estimates could result in a change to the estimates and impact future operating results.

RISKS RELATING TO VIEWLOGIC

     Potential Fluctuations in Quarterly Operating Results. Viewlogic's quarterly revenues, expenses and operating results are likely to vary considerably in the future. Such fluctuations can be traced to many factors, including the timing and terms of large transactions, delays in customer acceptance, the length of sales cycles, changes in the level of operating expenses, demand for Viewlogic's products and services, the introduction of new products and product enhancements by Viewlogic and its competitors, changes in customer budgets, competitive conditions in the EDA industry and general economic conditions. Viewlogic budgets its product development and other expenses anticipating future revenues. If revenues fall below expectations, Viewlogic's business, operating results and financial condition are likely to be materially and adversely affected because a proportionately smaller amount of Viewlogic's expenses vary with its revenues. As a result, Viewlogic believes that period-to-period comparisons of its operating results are not necessarily meaningful and should not be relied upon to predict future performance. As is common in the software industry, Viewlogic frequently ships more product in the third month of each quarter than in either of the first two months of the quarter, and shipments in the third month are higher at the end of that month. This pattern is likely to continue. The concentration of sales in the last month of the quarter makes Viewlogic's quarterly financial results difficult to predict. Due to the foregoing factors, it is likely that, in some future quarters, Viewlogic's operating results will fall below the market's or investors' expectations.

     Competition. Intense competition and rapid technological changes are inherent in the EDA industry. Viewlogic's competitors consist of large, established companies; emerging companies with new and innovative technology; and customers who develop their own EDA tools. Many of these companies have stronger brand recognition, greater financial, marketing, manufacturing, technological and distribution resources, broader product lines and larger installed customer bases than does Viewlogic. Principal competitive factors include product performance, quality and reliability, customer service and support, marketing and distribution capabilities and price. There can be no assurance that Viewlogic will be able to maintain or improve its current position with respect to any of these or other competitive factors. This intense competition could result in loss of customers or pricing pressures, which would negatively affect Viewlogic's results of operations.

     Viewlogic's ability to compete favorably is dependent, in significant part, upon its ability to control costs, react timely and appropriately to short and long-term trends and competitively price its products while preventing erosion of its margins, and there is no assurance that Viewlogic will be able to do so. Many of Viewlogic's competitors can devote greater managerial and financial resources than Viewlogic can to develop, promote and distribute products and provide related consulting and training services. Some of Viewlogic's competitors have established, or may establish, cooperative arrangements or strategic alliances among themselves or with third parties, thus enhancing their ability to compete with Viewlogic. There can be no assurance that Viewlogic will be able to compete successfully against current or future competitors or that the competitive pressures faced by Viewlogic will not materially and adversely affect its business, operating results and financial condition.

     Dependence on New Products. Viewlogic's future success will be highly dependent upon its ability to develop, produce and market products that incorporate new technology, are priced competitively and achieve significant market acceptance. There can be no assurance that Viewlogic's products will be technically advanced or commercially successful due to the rapid improvements in computer technology and resulting product obsolescence. There is also no assurance that Viewlogic will be able to deliver commercial quantities of new products in a timely manner. The success of new product introductions is dependent on a number of factors, including market acceptance and Viewlogic's ability to anticipate and manage risks associated with product transitions. The failure of Viewlogic to develop, produce and market commercially viable products could result in Viewlogic's business, operating results and financial condition being materially and adversely affected.

     Product Development Risks. Viewlogic's product development efforts will continue to require substantial investments by Viewlogic for research, refinement and testing, and there can be no assurance that Viewlogic will have the resources sufficient to make such investments. Participants in the EDA industry generally rely on the creation and implementation of technology standards to win the broadest market acceptance for their products. Viewlogic must successfully manage and participate in the development of standards while continuing to differentiate its products in a manner valued by customers. While industry participants generally accept, and may encourage, the use of their intellectual property by third parties under license, when intellectual property owned by competitors or suppliers becomes accepted as an industry standard, Viewlogic must obtain a license, purchase components utilizing such technology from the owners of such technology or their licensees, or otherwise acquire rights to use such technology. The failure of Viewlogic to license, purchase or otherwise acquire rights to such technologies could result in Viewlogic's business, operating results and financial condition being materially and adversely affected.

     Risk of Technological Obsolescence. There can be no assurance that products or technologies of Viewlogic's competitors will not render Viewlogic's products or technologies non-competitive or obsolete. Although Viewlogic's product lines have been designed to forestall such obsolescence, there can be no assurance that Viewlogic's products will be competitive with products offered by other manufacturers. In addition, delays in access to technology developed by competitors and suppliers could slow Viewlogic's design and manufacture of components and subsystems that distinguish its products. If Viewlogic is unable for technological or other reasons to develop and introduce new or enhanced products and services in a timely and effective manner, Viewlogic's business, operating results and financial condition would be materially and adversely affected.

     Uncertainty Regarding Intellectual Property Rights. Viewlogic's success is dependent, in part, upon its proprietary technology and other intellectual property rights. There can be no assurance that Viewlogic's competitors will not independently develop or otherwise acquire substantially equivalent techniques or otherwise gain access to Viewlogic's proprietary technology or disclose such technology or that Viewlogic can ultimately protect its rights to such proprietary technology. Viewlogic also relies on confidentiality agreements with its collaborators, employees, advisors, vendors and consultants to protect its proprietary technology. There can be no assurance that these agreements will not be breached, that Viewlogic would have adequate remedies for any breach or that Viewlogic's trade secrets will not otherwise become known or be independently developed by competitors. Failure to obtain or maintain patent and trade secret protection, for any reason, could have a material adverse effect on Viewlogic's business, financial condition and results of operations.

     Potential Infringement of Proprietary Technology. Although Viewlogic believes that its products do not infringe patents or other proprietary rights of third parties, there can be no assurance that Viewlogic is aware of all patents or other proprietary rights that may be infringed by Viewlogic's products, that any infringement does not exist or that infringement may not be alleged by third parties in the future. If infringement is alleged, there can be no assurance that the necessary licenses would be available on acceptable terms, if at all, or that

Viewlogic would prevail in any related litigation. Patent litigation can be extremely protracted and expensive even if Viewlogic ultimately prevails, and involvement in such litigation could have a material adverse effect on the business, results of operations and financial condition of Viewlogic.

     Dependence on Key Personnel. Viewlogic's future success depends, to a significant extent, on certain key personnel, including its executive officers and certain technical, managerial, consulting, sales and marketing personnel. The loss of the services of any of these individuals or group of individuals could have a material adverse effect on Viewlogic's business, operating results and financial condition. Viewlogic does not have, and is not contemplating securing, any significant amount of key-man life insurance on any of its executive officers or other key employees.

     Risks Associated With International Operations. A substantial portion of Viewlogic's revenue is derived from its international operations. There are certain risks inherent in doing business in international markets, such as unexpected changes in regulatory requirements, export restrictions, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, political instability, fluctuations in currency exchange rates, seasonal reductions in business activity during the summer months in Europe and certain other parts of the world and potentially adverse tax consequences, which could adversely impact the success of Viewlogic's international operations. There can be no assurance that one or more of such factors will not have a material adverse effect on Viewlogic's future international operations and, consequently, on Viewlogic's business, financial condition or operating results.

                       SELECTED HISTORICAL AND UNAUDITED
                       PRO FORMA COMBINED FINANCIAL DATA

     The following selected historical financial information of Synopsys and Viewlogic has been derived from their respective historical consolidated financial statements, and should be read in conjunction with such consolidated financial statements and the notes thereto, included elsewhere in this Joint Proxy Statement/Prospectus. The selected pro forma combined financial information is derived from the unaudited pro forma combined condensed financial statements, which give effect to the Merger as a pooling of interests, and should be read in conjunction with such unaudited pro forma combined condensed financial statements and the notes thereto included elsewhere in this Joint Proxy Statement/Prospectus. For pro forma purposes, Synopsys' consolidated statement of income for the year ended September 30, 1995 has been combined with Viewlogic's consolidated statement of income for the year ended December 31, 1995; Synopsys' consolidated statement of income for the year ended September 30, 1996 has been combined with Viewlogic's consolidated statement of income for the year ended December 31, 1996; and Synopsys' consolidated statement of income for the year ended September 30, 1997 has been combined with Viewlogic's consolidated statement of income for the twelve months ended September 30, 1997, giving effect to the Merger as if it had occurred on October 1, 1994. For pro forma purposes, Synopsys' consolidated balance sheet as of September 30, 1997 has been combined with the consolidated balance sheet of Viewlogic as of September 30, 1997, giving effect to the Merger as if it had occurred on September 30, 1997. No cash dividends have been declared or paid on Synopsys Common Stock or Viewlogic Common Stock. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated at the beginning of the periods indicated, nor is it necessarily indicative of future operating results or financial position.

               SYNOPSYS SELECTED HISTORICAL FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                      YEAR ENDED SEPTEMBER 30,
                                                        ----------------------------------------------------
                                                          1993       1994       1995       1996       1997
                                                        --------   --------   --------   --------   --------
HISTORICAL CONSOLIDATED STATEMENT OF INCOME DATA:
Revenue...............................................  $148,235   $210,539   $290,503   $397,419   $499,145
Merger-related costs..................................        --      7,400         --         --     11,400
In-process research and development...................        --      5,900     12,461     58,506         --
Operating income......................................    23,302     23,430     45,258     23,430     97,061
Net income............................................    15,604     15,443     31,290     14,022     72,394
Earnings per share....................................  $   0.35   $   0.33   $   0.62   $   0.28   $   1.34
Shares used in per share computation..................    43,980     46,261     50,199     50,917     54,039

                                                                        AS OF SEPTEMBER 30,
                                                        ----------------------------------------------------
                                                          1993       1994       1995       1996       1997
                                                        --------   --------   --------   --------   --------
HISTORICAL CONSOLIDATED BALANCE SHEET DATA:
Cash and short-term investments.......................  $ 95,885   $145,187   $237,902   $276,094   $362,770
Working capital.......................................    65,619     96,618    170,843    188,140    280,378
Total assets..........................................   147,734    219,856    333,352    463,758    629,687
Long-term debt........................................        --         --         --     15,970      8,996
Total stockholders' equity............................    91,527    127,365    209,227    269,801    411,773

        VIEWLOGIC SELECTED CONSOLIDATED HISTORICAL FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                             NINE MONTHS ENDED
                                                     YEAR ENDED DECEMBER 31,                   SEPTEMBER 30,
                                        --------------------------------------------------   ------------------
                                         1992      1993       1994       1995       1996      1996       1997
                                        -------   -------   --------   --------   --------   -------   --------
HISTORICAL CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Revenue...............................  $70,964   $97,926   $118,580   $120,960   $132,919   $95,726   $110,618
Operating income (loss)...............    9,774    18,376     (2,879)     6,234     12,126     6,726      7,202
Income (loss) before extraordinary
  item and cumulative effect of change
  in accounting for income taxes......    7,633    13,702     (6,317)     2,861     11,276     5,775      5,086
Net income (loss).....................    7,833    13,702     (6,317)     2,861     11,276     5,775      5,086
PER SHARE DATA:
Primary:
  Income (loss) before extraordinary
    item and cumulative effect of
    change in accounting for income
    taxes.............................  $  0.47   $  0.79   $  (0.36)  $   0.17   $   0.66   $  0.33   $   0.29
  Net income (loss)...................  $  0.48   $  0.79   $  (0.36)  $   0.17   $   0.66   $  0.33   $   0.29
  Weighted average number of common
    and common equivalent shares
    outstanding.......................   16,092    16,759     17,391     17,249     17,104    17,250     17,805
Fully Diluted:
  Income (loss) before extraordinary
    item and cumulative effect of
    change in accounting for income
    taxes.............................  $  0.47   $  0.78   $  (0.36)  $   0.17   $   0.66   $  0.33   $   0.27
  Net income (loss)...................  $  0.48   $  0.78   $  (0.36)  $   0.17   $   0.66   $  0.33   $   0.27
  Weighted average number of common
    and common equivalent shares
    outstanding.......................   16,092    16,930     17,393     17,250     17,113    17,259     18,841

                                                        AS OF DECEMBER 31,                             AS OF
                                    ----------------------------------------------------------     SEPTEMBER 30,
                                     1992        1993         1994         1995         1996           1997
                                    -------     -------     --------     --------     --------     -------------
HISTORICAL CONSOLIDATED BALANCE
  SHEET DATA:
Cash, cash equivalents and
  marketable securities...........  $37,973     $44,899     $ 54,151     $ 57,768     $ 61,779       $  72,060
Working capital...................   43,974      56,227       52,302       56,437       57,241          62,757
Total assets......................   72,835      95,263      116,157      118,983      131,209         145,497
Total stockholders' equity........   51,774      70,042       72,352       77,291       82,474          92,962

               SELECTED PRO FORMA COMBINED FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                       1995(A)      1996(B)      1997(C)
                                                                       --------     --------     --------
PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME DATA:
Revenue..............................................................  $411,463     $530,338     $646,956
Merger-related costs.................................................        --           --       11,400
In-process research and development..................................    18,484       58,506        5,500
Operating income.....................................................    51,492       35,556      109,663
Net income...........................................................    34,151       25,298       82,981
Earnings per share...................................................  $   0.56     $   0.41     $   1.27
Shares used in per share computation.................................    61,447       62,071       65,486

---------------

(A) Year ended September 30, 1995 and December 31, 1995 for Synopsys and Viewlogic, respectively.

(B) Year ended September 30, 1996 and December 31, 1996 for Synopsys and Viewlogic, respectively.

(C) Year and twelve months ended September 30, 1997 for Synopsys and Viewlogic, respectively.

                                                                                               AS OF
                                                                                           SEPTEMBER 30,
                                                                                               1997
                                                                                           -------------
PRO FORMA COMBINED CONDENSED BALANCE SHEET DATA:
Cash and short-term investments..........................................................    $ 434,830
Working capital..........................................................................      336,635
Total assets.............................................................................      775,184
Long-term obligations....................................................................        9,191
Total stockholders' equity...............................................................      498,235

                           COMPARATIVE PER SHARE DATA

     The following table sets forth certain historical per share data of Synopsys and Viewlogic and combined per share data on an unaudited pro forma basis after giving effect to the Merger as a pooling of interests. This data should be read in conjunction with the selected historical consolidated and unaudited pro forma combined financial data and the unaudited pro forma combined condensed financial statements of Synopsys and Viewlogic and notes thereto, included elsewhere in this Joint Proxy Statement/Prospectus. The pro forma combined per share data are not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated at the beginning of the periods indicated, nor is it necessarily indicative of future operating results or financial position.

                                                                           AS OF               AS OF
                                       1995(A)   1996(B)   1997(C)   DECEMBER 31, 1996   SEPTEMBER 30, 1997
                                       -------   -------   -------   -----------------   ------------------
HISTORICAL -- SYNOPSYS
  Earnings per share..................  $0.62     $0.28     $1.34          $  --               $   --
  Book value per share(1).............     --        --        --             --                 7.81
HISTORICAL -- VIEWLOGIC
  Net income per share................   0.17      0.66      0.60             --                   --
  Book value per share(1).............     --        --        --           5.03                 5.44
PRO FORMA COMBINED EARNINGS PER
  SHARE(2)
  Per Synopsys share..................   0.56      0.41      1.27             --                   --
  Equivalent per Viewlogic share(3)...   0.37      0.27      0.83             --                   --
PRO FORMA COMBINED BOOK VALUE PER
  SHARE(2)(4)
  Per Synopsys share..................     --        --        --             --                 7.80
  Equivalent per Viewlogic share(3)...     --        --        --             --                 5.09

---------------

(A) Year ended September 30, 1995 and December 31, 1995 for Synopsys and Viewlogic, respectively.

(B) Year ended September 30, 1996 and December 31, 1996 for Synopsys and Viewlogic, respectively.

(C) Year and twelve months ended September 30, 1997, for Synopsys and Viewlogic, respectively.
---------------

(1) The historical book value per share is computed by dividing stockholders' equity by the number of shares of common stock and preferred stock, on an as-if-converted basis, outstanding at the end of each period.

(2) Synopsys and Viewlogic estimate they will incur direct transaction costs of approximately $6.5 million associated with the Merger, which will be charged to operations upon consummation of the Merger. In addition, it is expected that after the Merger, the Combined Company will incur an additional significant charge to operations, which is not currently reasonably estimable, to reflect costs associated with integrating the Companies. The pro forma combined book value per share data gives effect to the estimated direct transaction costs, as if such costs had been incurred as of the respective balance sheet date. The pro forma combined book value per share data does not include the additional significant charge relating to integrating the Companies. The direct transaction costs and integration-related charges are not included in the pro forma combined earnings per share data. See "Unaudited Pro Forma Combined Condensed Financial Statements" and accompanying notes thereto.

(3) The Viewlogic equivalent pro forma combined per share amounts are calculated by multiplying the Synopsys combined pro forma share amounts by the Exchange Ratio of 0.6521 of a share of Synopsys Common Stock for each share of Viewlogic Common Stock.

(4) The pro forma combined book value per share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of common stock outstanding as of September 30, 1997.

                     MARKET PRICE AND DIVIDEND INFORMATION

SYNOPSYS

     As of November 4, 1997, there were approximately 292 holders of record of the Synopsys Common Stock. The Synopsys Common Stock is traded on the Nasdaq National Market under the symbol "SNPS." The following table sets forth for the periods indicated the range of high and low closing prices reported on the Nasdaq National Market:

                                                                          HIGH       LOW
                                                                         ------     ------
    Fiscal Year Ended September 30, 1996:
      First Quarter....................................................  $38.50     $23.00
      Second Quarter...................................................   37.75      27.50
      Third Quarter....................................................   46.75      29.75
      Fourth Quarter...................................................   50.50      30.75
    Fiscal Year Ended September 30, 1997:
      First Quarter....................................................  $50.00     $39.75
      Second Quarter...................................................   46.25      24.25
      Third Quarter....................................................   38.00      21.75
      Fourth Quarter...................................................   45.19      29.50
    Fiscal Year Ended September 30, 1998:
      First Quarter (through November 5, 1997).........................  $44.94     $35.75

VIEWLOGIC

     As of November 4, 1997, there were approximately 654 holders of record of the Viewlogic Common Stock. The Viewlogic Common Stock is traded on the Nasdaq National Market under the symbol "VIEW." The following table sets forth for the periods indicated the range of high and low closing prices reported on the Nasdaq National Market:

                                                                          HIGH       LOW
                                                                         ------     ------
    Fiscal Year Ended December 31, 1995:
      First Quarter....................................................  $10.63     $ 8.00
      Second Quarter...................................................   13.38       8.56
      Third Quarter....................................................   15.13      11.75
      Fourth Quarter...................................................   13.50       9.75
    Fiscal Year Ended December 31, 1996:
      First Quarter....................................................  $11.25     $ 9.63
      Second Quarter...................................................   17.23      11.63
      Third Quarter....................................................   14.50      10.50
      Fourth Quarter...................................................   11.50       8.63
    Fiscal Year Ending December 31, 1997:
      First Quarter....................................................  $16.00     $11.00
      Second Quarter...................................................   16.38      13.00
      Third Quarter....................................................   23.81      14.50
      Fourth Quarter (through November 5, 1997)........................   26.63      21.63

RECENT SHARE PRICES

     The following table sets forth the closing prices per share of Synopsys Common Stock and Viewlogic Common Stock on the Nasdaq National Market on October 14, 1997, the last full trading date prior to the execution and delivery of the Merger Agreement and the public announcement thereof, and on November 5, 1997, the latest practicable trading day before the printing of this Joint Proxy Statement/Prospectus; and the equivalent per share prices for Viewlogic Common Stock as of such dates based on the Synopsys Common Stock prices multiplied by the Exchange Ratio of 0.6521:

                                                     SYNOPSYS        VIEWLOGIC       VIEWLOGIC
                                                   COMMON STOCK     COMMON STOCK     EQUIVALENT
                                                   ------------     ------------     ----------
    October 14, 1997.............................     $42.94           $22.50          $28.00
    November 5, 1997.............................     $42.00           $26.63          $27.39

     No assurance can be given as to the market prices of Synopsys Common Stock or Viewlogic Common Stock at any time before the Effective Time or as to the market price of Synopsys Common Stock at any time thereafter. The Exchange Ratio is fixed and will not be adjusted to compensate Viewlogic stockholders for decreases in the market price of Synopsys Common Stock which could occur before the Merger becomes effective. In the event the market price of Synopsys Common Stock decreases or increases prior to the Effective Time, the market value at the Effective Time of the Synopsys Common Stock to be received in the Merger in exchange for Viewlogic Common Stock would correspondingly decrease or increase. VIEWLOGIC STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION OF THE VIEWLOGIC COMMON STOCK AND THE SYNOPSYS COMMON STOCK.

     Following the Merger, Viewlogic Common Stock will no longer be listed on the Nasdaq National Market.

DIVIDENDS

     Neither Synopsys nor Viewlogic has ever paid cash dividends. Following the Merger, Synopsys does not anticipate paying cash dividends in the foreseeable future. Pursuant to the Merger Agreement, Viewlogic and Synopsys have agreed not to pay cash dividends pending the consummation of the Merger. If the Merger is not completed, the Viewlogic Board presently intends to continue a policy of retaining all earnings to finance the expansion of its business.

                                  THE MEETINGS

GENERAL

     This Joint Proxy Statement/Prospectus is being furnished to holders of Synopsys Common Stock in connection with the solicitation of proxies by the Synopsys Board for use at the Synopsys Special Meeting to be held on Thursday, December 4, 1997, at Synopsys' principal executive offices located at 700 East Middlefield Road, Mountain View, California 94043, commencing at 9:00 a.m., local time, and at any adjournment or postponement thereof.

     This Joint Proxy Statement/Prospectus is also being furnished to holders of Viewlogic Common Stock in connection with the solicitation of proxies by the Viewlogic Board for use at the Viewlogic Special Meeting to be held on Thursday, December 4, 1997, at Viewlogic's principal executive offices located at 293 Boston Post Road West, Marlboro, Massachusetts 01752, commencing at 9:00 a.m., local time, and at any adjournment or postponement thereof.

     This Joint Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to stockholders of Synopsys and stockholders of Viewlogic on or about November 10, 1997.

MATTERS TO BE CONSIDERED AT THE MEETINGS

     Synopsys Special Meeting. The purposes of the Synopsys Special Meeting are for holders of Synopsys Common Stock (i) to approve the issuance of shares of Synopsys Common Stock pursuant to the Merger Agreement and in connection with the Merger and (ii) to transact such other business as may properly come before the Synopsys Special Meeting, including any motion to adjourn to a later date to permit further solicitation of proxies, if necessary, to establish a quorum or to obtain additional votes in favor of the issuance of Synopsys Common Stock in connection with the Merger, or any adjournment or postponement thereof.

     Viewlogic Special Meeting. The purposes of the Viewlogic Special Meeting are for holders of Viewlogic Common Stock (i) to consider and vote upon a proposal to approve and adopt the Merger Agreement and the transactions contemplated thereunder and (ii) to transact such other business as may properly come before the Viewlogic Special Meeting, including any motion to adjourn to a later date to permit further solicitation of proxies, if necessary, to establish a quorum or to obtain additional votes in favor of the Merger, or any postponement or adjournment thereof.

     Board of Directors' Recommendations. The Synopsys Board has unanimously approved the Merger Agreement and the issuance of shares of Synopsys Common Stock in connection with the Merger and believes that the Merger is fair to, and in the best interests of, Synopsys and its stockholders and, therefore, unanimously recommends a vote FOR the issuance of Synopsys Common Stock in connection with the Merger.

     The Viewlogic Board has unanimously approved the Merger Agreement and the Merger and believes that the terms of the Merger Agreement are fair to, and that the Merger is in the best interests of, Viewlogic and its stockholders and, therefore, unanimously recommends a vote FOR approval and adoption of the Merger Agreement.

VOTING AT THE MEETINGS; RECORD DATES

     Synopsys. Holders of record of Synopsys Common Stock on the Synopsys Record Date will be entitled to notice of and to vote at the Synopsys Special Meeting. As of the Synopsys Record Date, there were 53,097,413 shares of Synopsys Common Stock outstanding and entitled to vote, which shares were held by approximately 292 holders of record. Each holder of record of shares of Synopsys Common Stock on the Synopsys Record Date is entitled to cast one vote per share, exercisable in person or by properly executed proxy, at the Synopsys Special Meeting. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Synopsys Common Stock entitled to vote at the Synopsys Special Meeting is necessary to constitute a quorum at the Synopsys Special Meeting.

     The approval of the issuance of Synopsys Common Stock in connection with the Merger will require the affirmative vote of the holders of a majority of the shares of Synopsys Common Stock present in person or represented by proxy at the Synopsys Special Meeting. The approval of the issuance of Synopsys Common Stock in connection with the Merger is required by the rules of The Nasdaq Stock Market governing corporations with securities listed on the Nasdaq National Market.

     As of September 30, 1997, directors and executive officers of Synopsys and their affiliates may be deemed to be beneficial owners of approximately 3.0% of the outstanding shares (excluding shares subject to stock options) of Synopsys Common Stock. Each of the directors and executive officers of Synopsys has advised Synopsys that he or she intends to vote or direct the vote of all shares of Synopsys Common Stock over which he or she has voting control for approval of the issuance of Synopsys Common Stock in connection with the Merger.

     As of the Synopsys Record Date the directors and executive officers of Viewlogic and their affiliates owned less than 1% of the outstanding shares of Synopsys Common Stock and Viewlogic owned no shares of Synopsys Common Stock.

     Viewlogic. Holders of record of shares of Viewlogic Common Stock on the Viewlogic Record Date will be entitled to notice of and to vote at the Viewlogic Special Meeting. As of the Viewlogic Record Date, there were 17,229,030 shares of Viewlogic Common Stock outstanding and entitled to vote, which shares were held by approximately 654 holders of record. Each holder of record of shares of Viewlogic Common Stock on the Viewlogic Record Date is entitled to cast one vote per share on each proposal submitted for the vote of the Viewlogic stockholders, exercisable in person or by properly executed proxy, at the Viewlogic Special Meeting. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Viewlogic Common Stock entitled to vote is necessary to constitute a quorum at the Viewlogic Special Meeting.

     The approval and adoption of the Merger Agreement by Viewlogic stockholders will require the affirmative vote of the holders of a majority of the outstanding shares of Viewlogic Common Stock entitled to vote.

     In accordance with the terms of the Merger Agreement, directors and officers of Viewlogic have executed and delivered the Voting Agreements and irrevocable proxies to Synopsys obligating them, among other things, to vote their shares of Viewlogic Common Stock in favor of approval and adoption of the Merger Agreement. As a result, all of the approximately 726,448 shares of Viewlogic Common Stock (which excludes shares subject to Viewlogic Options) beneficially owned by directors and executive officers of Viewlogic and their respective affiliates at the Viewlogic Record Date (representing approximately 4.3% of the total number of shares of Viewlogic Common Stock outstanding at such date) will be voted for approval of and adoption of the Merger Agreement.

     As of the Viewlogic Record Date, the directors and executive officers of Synopsys and their affiliates owned less than 1% of the outstanding shares of Viewlogic Common Stock and Synopsys owned no shares of Viewlogic Common Stock.

     Effects of Abstentions and "Broker Non-Votes." At the Synopsys Special Meeting, in determining whether the issuance of Synopsys Common Stock in connection with the Merger has received the requisite number of affirmative votes, (i) abstentions will be counted and will have the same effect as a vote against the issuance of Synopsys Common Stock in connection with the Merger and
(ii) broker non-votes will have no effect on the outcome of the vote on the issuance of Synopsys Common Stock in connection with the Merger. At the Viewlogic Special Meeting, in determining whether the proposal to approve and adopt the Merger Agreement has received the requisite number of affirmative votes, abstentions and broker non-votes will have the same effect as a vote against such proposal. At both the Synopsys Special Meeting and the Viewlogic Special Meeting, abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum. A "broker non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a proposal because, for such proposal, the nominee does not have discretionary voting power and has not received instructions from such beneficial owner.

ADJOURNMENT OF THE SYNOPSYS SPECIAL MEETING OR THE VIEWLOGIC SPECIAL MEETING

     In the event that there are not sufficient votes to approve the issuance of shares of Synopsys Common Stock in connection with the Merger at the time of the Synopsys Special Meeting, such proposal could not be approved unless the Synopsys Special Meeting was adjourned to permit further solicitation of proxies from Synopsys stockholders. Proxies that are being solicited by the Synopsys Board grant the discretionary authority to vote for any such adjournment, if necessary. If it is necessary to adjourn the Synopsys Special Meeting, and the adjournment is for a period of less than 30 days, no notice of the time and place of the adjourned meeting is required to be given to stockholders other than the announcement of such time and place at the Synopsys Special Meeting. A majority of the voting power represented and voting at the Synopsys Special Meeting is required to approve such adjournment whether or not a quorum is present at the Synopsys Special Meeting.

     In the event that there are not sufficient votes to approve and adopt the Merger Agreement at the time of the Viewlogic Special Meeting, such proposal could not be approved unless the Viewlogic Special Meeting was adjourned in order to permit further solicitation of proxies from Viewlogic stockholders. Proxies that are being solicited by the Viewlogic Board grant the discretionary authority to vote for any such adjournment, if necessary. If it is necessary to adjourn the Viewlogic Special Meeting, and the adjournment is for a period of less than 30 days, no notice of the time and place of the adjourned meeting is required to be given to stockholders other than an announcement of such time and place at the Viewlogic Special Meeting. A majority of the voting power represented and voting at the Viewlogic Special Meeting is required to approve any such adjournment, whether or not a quorum is present at the Viewlogic Special Meeting.

     An adjournment of either the Synopsys Special Meeting or Viewlogic Special Meeting, or both, may be necessary because the short time between the mailing of the Joint Proxy Statement/Prospectus and the Special Meetings may result in the lack of a quorum at either or both Special Meetings. In addition, an absolute majority of all outstanding shares of Viewlogic Common Stock is required to approve the Merger, and not merely a majority of the shares present and voting in person or by proxy.

PROXIES

     This Joint Proxy Statement/Prospectus is being furnished to Synopsys stockholders and Viewlogic stockholders in connection with the solicitation of proxies by and on behalf of the Synopsys Board and the Viewlogic Board for use at the Synopsys Special Meeting and the Viewlogic Special Meeting, respectively.

     All shares of Synopsys Common Stock and Viewlogic Common Stock which are entitled to vote and are represented at the relevant Special Meeting by properly executed proxies received prior to or at the relevant Special Meeting, and are not revoked, will be voted at such Special Meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted:

          (i) in the case of the Synopsys Special Meeting, FOR approval of the issuance of shares of Synopsys Common Stock in connection with the Merger; and

          (ii) in the case of the Viewlogic Special Meeting, FOR approval and adoption of the Merger Agreement.

     If any other matters are properly presented at the Special Meetings for consideration, including, among other things, consideration of a motion to adjourn a Special Meeting (including, without limitation, for purposes of soliciting additional votes for approval of the issuance of shares of Synopsys Common Stock in connection with the Merger or for approval and adoption of the Merger Agreement, as applicable) to another time and/or place, the persons named in the enclosed form of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of Synopsys or Viewlogic, as the case may be, at or before the taking of the vote at the relevant Special Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of Synopsys or Viewlogic, as the case may be, before the taking of the vote at the relevant Special

Meeting or (iii) attending the relevant Special Meeting and voting in person (although attendance at a Special Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered, in the case of Synopsys stockholders, to Synopsys, Inc., 700 East Middlefield Road, Mountain View, California, 94043-4033, Attention: Secretary, and in the case of Viewlogic stockholders, to Viewlogic Systems, Inc., 293 Boston Post Road West, Marlboro, Massachusetts 01752, Attention: Secretary, or hand delivered to the Secretary of Synopsys or Viewlogic, as the case may be, at or before the taking of the vote at the relevant Special Meeting.

     All expenses of this solicitation, including the cost of preparing and mailing this Joint Proxy Statement/Prospectus, will be borne by Synopsys and Viewlogic. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of Synopsys and Viewlogic in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Viewlogic intends to retain a proxy solicitation firm for assistance in connection with its Special Meeting at a cost of not more than $15,000, plus reasonable out-of-pocket expenses. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and Synopsys and Viewlogic will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

                VIEWLOGIC STOCKHOLDERS SHOULD NOT SEND ANY STOCK
                      CERTIFICATES WITH THEIR PROXY CARDS.

                                   THE MERGER

BACKGROUND OF THE MERGER

     Synopsys' goal is to be the leading provider of technologies and tools required by semiconductor manufacturers and end users to design and produce "system-on-a-chip" ICs capable of performing the functions currently performed by individual ICs on a printed circuit board. Synopsys has identified logic synthesis, verification, timing and test tools as key design technologies required by customers seeking to produce such ICs. Synopsys is one of the leading providers of logic synthesis tools and in recent years has sought to expand its offerings of verification, timing and test products. Synopsys has developed many new products internally, and, on a case-by-case basis, has sought to fill gaps in its product offerings through external sources. Synopsys' external efforts have involved a number of parallel strategies toward this end, including entering into technology partnerships, making venture-type investments in selected companies and acquiring companies with complementary products and skills. To this end, Synopsys continually monitors conditions in the EDA industry and evaluates prospective alliances and other business combinations. The Merger offers Synopsys the opportunity to enhance its verification, timing and test product offerings, and thereby to offer its customers a more integrated IC design solution.

     In recent years, Viewlogic has experienced revenues and earnings growth principally in the ASIC line of its business. Viewlogic has periodically evaluated the best overall strategy to achieve targeted growth rates in the rapidly evolving EDA marketplace while enhancing returns to its stockholders. During the course of 1997, Viewlogic has reviewed a number of strategic alternatives, including remaining independent while aligning its corporate structure to better support both its ASIC and systems businesses, acquiring complementary businesses, disposing of its systems business and combining with another company in the EDA industry. In connection with its review of those alternatives, Viewlogic management has periodically consulted with Wessels for financial advice.

     In addition, over the last several years, representatives of Viewlogic and Synopsys have from time to time had conversations regarding the possibility of a business combination between Viewlogic and Synopsys. All such conversations were exploratory in nature and did not progress beyond the preliminary stage. Viewlogic has also from time to time engaged in discussions with other companies in the EDA industry regarding a possible strategic business combination.

     During July and August 1997, Viewlogic continued to evaluate alternative strategies for enhancing the growth and profitability of its business and, in connection with that review, evaluated several potential acquisition transactions and had exploratory discussions with a number of companies regarding either the disposition of its systems division or the possibility of a business combination.

     On September 16, 1997, Wessels received a specific expression of interest from a third party (the "Initial Party") regarding a possible stock transaction with Viewlogic at a proposed value of $25 per share. In light of that expression of interest, Viewlogic requested that Wessels contact Synopsys and another industry participant (the "Third Party") regarding their possible interest in a business combination or other strategic transaction.

     On September 18, 1997, William J. Herman, Viewlogic's President and Chief Executive Officer, reported to the Viewlogic Board at a regularly scheduled Board meeting regarding the status of Viewlogic's strategic initiatives. The Viewlogic Board authorized Mr. Herman and Viewlogic management to continue to pursue a possible business combination or other strategic transaction.

     On September 24, 1997, Ronald R. Benanto, Viewlogic's Chief Financial Officer, met with the Chief Financial Officer of the Initial Party to review Viewlogic's financial condition and results of operations. On the same day, Mr. Herman met with representatives of the Third Party regarding a possible strategic transaction.

     On September 25, 1997, Viewlogic formally engaged Wessels to advise it regarding a potential business combination and, if appropriate, to render a fairness opinion.

     On September 25, Mr. Herman also met with representatives of Synopsys, including Aart de Geus, Chief Executive Officer, Paul Lippe, Senior Vice President, Business and Market Development, Chi-Foon Chan, Executive Vice President and Chief Operating Officer, Daniel Miranda, Business Development Manager, and Dwight Morita, Business Strategist, to discuss a possible business combination.

     On September 26, 1997, Synopsys and Viewlogic entered into a Mutual Non-Disclosure Agreement.

     On September 28, 1997, Mr. Herman and Dr. de Geus had a telephone conversation further exploring the possibility of a transaction.

     During the last two weeks of September, Viewlogic also received expressions of interest regarding the acquisition of its systems division from other companies in the EDA industry, at valuations that Viewlogic's management did not believe would justify a current disposition of that portion of its business.

     During the same period, Mr. Herman periodically kept members of the Viewlogic Board informed concerning the status of the foregoing discussions.

     On September 29, 1997, Mr. Herman, Mr. Benanto, Richard G. Lucier, Viewlogic Group Vice President, Systems Group, and David Burow, Viewlogic Group Vice President, ASIC Group, met with representatives of Synopsys, including David Bullis, Senior Vice President, to discuss the products and sales organizations of the Companies.

     During the week of September 29, 1997, Dr. de Geus informed members of the Synopsys Board individually of Viewlogic's interest in a possible transaction, and discussed related issues with them, including the strategic fit between the Companies and the interest of other bidders.

     On October 1, 1997, Mr. Herman met with representatives of Synopsys, including Dr. de Geus, Mr. Bullis and Dr. Chan, at Dr. de Geus' home to discuss organizational matters raised by a potential business combination.

     On October 2, 1997, Mr. Herman again met with Dr. de Geus and Messrs. Bullis and Lippe. The parties also discussed strategic opportunities presented by a merger of the Companies as well as issues relating to customer reaction and employee retention. At that time, Synopsys indicated its interest in proceeding with a possible strategic merger in which stockholders of Viewlogic would receive Synopsys Common Stock with an implied valuation of $24 per share.

     On October 3, 1997, the Viewlogic Board held a telephone conference call during which, among other matters, Mr. Herman advised the Viewlogic Board regarding the status of the foregoing discussions.

     Between September 22 and October 5, 1997, a number of discussions were also held with the Third Party regarding a possible transaction, at the conclusion of which the Third Party advised Viewlogic that it would only be interested in acquiring Viewlogic's systems business and its subsidiary, Eagle Design Automation ("Eagle"), a provider of hardware/software co-verification solutions.

     On October 6, 1997, the Initial Party contacted Wessels, and revised its proposal to contemplate a stock merger at a proposed implied value of $27 per share (based upon the then-current market value of its common stock).

     During the week of October 6, 1997, Dr. de Geus discussed the status of the transaction individually with members of the Synopsys Board, informing them of Synopsys' bid and discussing various scenarios for the bidding process. Dr. de Geus also informed members of the Synopsys Board as to the potential need for a special meeting of the Synopsys Board during the following week.

     On October 7, 1997, the Viewlogic Board held a special meeting by telephone conference call to discuss the status of discussions regarding a possible transaction, including a possible combination with Synopsys or with the Initial Party. The Viewlogic Board directed Viewlogic management to expedite certain due diligence and related activities concerning the Initial Party. In addition, a telephone conversation took place between Dr. de Geus and Mr. Herman in which they discussed potential employment and employee retention issues in connection with any business combination between Synopsys and Viewlogic.

     On October 9, 1997, the Viewlogic Board held a special meeting by telephone conference call to further discuss the possibility of a business combination. Hale and Dorr, Viewlogic's outside counsel, advised the Viewlogic Board regarding its legal duties, and Wessels presented financial information regarding Synopsys, the Initial Party and the Third Party. The Viewlogic Board concluded that Viewlogic management should pursue further discussions with the managements of Synopsys and the Initial Party regarding their proposals. After the meeting, Viewlogic's management indicated to the Third Party that Viewlogic was not interested in pursuing a discussion regarding the sale of only its systems business and Eagle.

     On October 9, 1997 Dr. de Geus called Mr. Herman to propose that the exchange ratio for each share of Viewlogic Common Stock be increased to yield an implied value per share, at the close of business on October 9, 1997, of $26. At the same time, the Third Party revised its offer to purchase Viewlogic's systems business and Eagle.

     On October 10, 1997, the Viewlogic Board held a special meeting by telephone conference call to hear Viewlogic management's report on the recent discussions regarding a proposed business combination. Viewlogic's management indicated that, although a definitive agreement had not yet been reached, the implied value of the transaction proposed by Synopsys was $26 a share (based upon the October 9, 1997 market value of the Synopsys Common Stock). Viewlogic management also reviewed with the Viewlogic Board the acquisition proposal from the Initial Party, which at such time resulted in an implied valuation for Viewlogic of $27 per share. The Viewlogic Board was provided a due diligence update with respect to the Initial Party, and Wessels updated its financial analysis regarding Synopsys, the Initial Party and the Third Party and their respective proposals. The Viewlogic Board discussed at length the various advantages and disadvantages of the proposed business combination with Synopsys, the proposed business combination with the Initial Party, and the proposal by the Third Party to purchase Viewlogic's systems business and Eagle. At the conclusion of the meeting, it was the consensus of the Viewlogic Board that Viewlogic management and its financial and legal advisers should pursue further discussions with Synopsys, with a view to achieving a definitive agreement. It was further agreed that the proposal of the Third Party offered limited value to stockholders and raised significant structural and operational issues that made its viability questionable. The Viewlogic Board based its preliminary decision to pursue the Synopsys offer, among other factors, on the financial terms of the Synopsys offer, the report by Viewlogic's management regarding the strategic fit of the Companies, the complementary nature of the products of the Companies, the prospects for long-term appreciation of the Combined Company, the risks raised by published information concerning outstanding civil and criminal litigation associated with the Initial Party, and the integrity and quality of Synopsys' management.

     On October 10, Hale and Dorr received a draft of the Merger Agreement from WSGR, counsel to Synopsys, and the firms, working with the managements of Viewlogic and Synopsys, engaged in negotiations concerning the terms of the Merger Agreement on October 12 and 13.

     On October 12, 1997, a draft form of merger agreement was also submitted by counsel for the Initial Party.

     On October 13, 1997, the Viewlogic Board held a special meeting by telephone conference call to consider the status of Synopsys' offer. Hale and Dorr reviewed with the Viewlogic Board the terms of the proposed Synopsys agreement, indicating that Synopsys had been advised that inclusion of a provision permitting the Viewlogic Board to consider a superior offer after execution of a merger agreement (a so-called "fiduciary out") was essential to proceeding with the transaction. Hale and Dorr also reviewed other material terms of the Merger Agreement and the option contemplated by the Merger Agreement granting Synopsys the right to acquire shares of Viewlogic Common Stock under certain circumstances. Wessels provided an updated financial analysis of the proposed transaction. At the conclusion of the Viewlogic Board meeting, Wessels was directed to contact the Initial Party and advise it that a determination had been made to proceed with the Synopsys transaction, while providing the Initial Party with an opportunity to make a final proposal.

     On the evening of October 13, 1997, Wessels was advised that the Initial Party would propose a stock transaction with an implied value of $29 per share of Viewlogic Common Stock and a collar (based on the current value of the Initial Party's common stock). Hale and Dorr was advised by counsel to the Initial Party that such proposal included an option to acquire shares of Viewlogic Common Stock under certain circumstances.

     Between October 10 and 13, 1997, Mr. Herman had a number of conversations with the Third Party, which was given the opportunity to make a proposal for an overall business combination but declined to do so.

     On the morning of October 14, 1997, the Viewlogic Board held a telephone conference call during which Wessels reported to the Viewlogic Board its conversations with the Initial Party. At the Viewlogic Board's direction, Mr. Herman contacted Synopsys, and Synopsys amended its proposal to include an exchange ratio of 0.6521 (yielding an implied value of $28 per share based on the closing price of Synopsys Common Stock on October 14), which Mr. Herman reported to the Viewlogic Board by telephone conference call at 3:00 p.m.

     At 6:00 p.m. on October 14, 1997, the Viewlogic Board held a special meeting by telephone conference call to consider the Synopsys offer. The Viewlogic Board was advised that a "fiduciary out" had been added to the Merger Agreement, and the terms of the proposed Merger Agreement were reviewed by counsel with the Viewlogic Board. Wessels reported to the Viewlogic Board that the Synopsys transaction would be fair to Viewlogic and its stockholders from a financial point of view, as described in more detail below. See "Opinion of Viewlogic's Financial Adviser." The Viewlogic Board concluded that it was in the best interests of Viewlogic and its stockholders to proceed with the Synopsys transaction in light of the considerations described in more detail under "Reasons for the Merger" below. The Viewlogic Board therefore unanimously authorized the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement and its recommendation to the stockholders of Viewlogic.

     On October 14, 1997, the Synopsys Board held a special meeting to discuss the terms of the Merger. The meeting began with a review of the history of the transaction and a discussion of Synopsys' business strategy, led by Dr. de Geus. Dr. de Geus and other members of Synopsys' senior management then reviewed Viewlogic's products and personnel, and described the strategic fit with Synopsys. Senior management also described the financial model prepared to analyze the transaction, the technical and financial due diligence conducted on Viewlogic, management's plans for structuring the Combined Company and retention of key Viewlogic employees. WSGR reviewed with the Synopsys Board the terms of the proposed Merger Agreement and also reviewed the legal and fiduciary obligations of the Synopsys Board arising in connection with the Merger. Members of the Synopsys Board were already familiar with Viewlogic. The Synopsys Board concluded that it was in the best interests of Synopsys and its stockholders to proceed with the Viewlogic transaction in light of the considerations described in more detail under "Reasons for the Merger" below. The Synopsys Board therefore unanimously approved the Merger, the Merger Agreement and its recommendation that the stockholders of Synopsys approve the issuance of shares of Synopsys Common Stock in connection with the Merger and authorized senior management to proceed with the transactions contemplated thereby, subject to final negotiation of an acceptable exchange ratio by Dr. de Geus, which was agreed to by Mr. Herman in a subsequent telephone call.

     Following such meetings, Viewlogic, Synopsys and Sub executed the Merger Agreement.

     On October 14, 1997, the Companies issued a joint press release announcing the Merger.

REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

     Certain statements made in the following paragraphs regarding the potential benefits that could result from the Merger are forward-looking statements based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. See "Forward Looking Statements." Such risks and uncertainties are set forth under "Risk Factors" and elsewhere in this Joint Proxy Statement/Prospectus.

  Joint Reasons for the Merger

     In reaching their decisions to approve the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement, the Synopsys Board and the Viewlogic Board consulted with their respective management teams and advisors and independently considered the proposed Merger Agreement and the transactions contemplated thereunder. Based on their respective independent reviews of the proposed transactions and the business and operations of the other party, the respective Boards each unanimously approved the Merger Agreement, the Merger and the transactions contemplated thereby. The Board of Directors of each of the Companies concluded that (i) the goals and philosophies of the Companies are compatible and consistent, (ii) the products of the Companies are complementary, (iii) the Combined Company has the potential to offer customers a more comprehensive EDA solution than either could offer independently, (iv) the Merger would be positively received by customers of each of the Companies, and (v) the Companies' respective stockholders would benefit by the enhanced ability of the Combined Company to compete in the rapidly evolving EDA industry.

     In particular, the Companies believe that their customers require an articulated, comprehensive solution for the design of systems-on-a-chip, including software to perform critical synthesis, verification, timing and test functions. Synopsys has long held a strong position as a supplier of synthesis technology, while Viewlogic has in recent years become a leading verification vendor. The Companies therefore believe that the Merger will allow the Combined Company to provide a product line which addresses the exacting requirements of their customers as those requirements evolve. The Companies also believe that the Merger will provide opportunities for the Combined Company to develop and introduce new generations of complementary EDA products, providing the Combined Company with a range of products and services better able to meet the needs of its customers in the future.

     Each of the Synopsys Board and the Viewlogic Board has identified additional potential benefits of the Merger that they believe will contribute to the success of the Combined Company. These potential benefits principally include the following:

  Synopsys' Reasons for the Merger

     In addition to the joint reasons described above, the Synopsys Board believes that the Merger will be beneficial to Synopsys and Synopsys' stockholders for the following additional reasons:

     - Viewlogic's products are complementary to Synopsys' products, particularly in the areas of simulation and testing, giving Synopsys an opportunity to offer a more complete high-level IC design solution to its customers and to compete more successfully against its principal competitors in the face of evolving industry requirements.

     - Viewlogic's technical management, research and development, and applications teams have significant expertise in the development of high-level design tools, which may enhance Synopsys' efforts to develop products that address the increasing complexity of the design environment and, in particular, the needs of its customers for solutions that permit the design of system-on-a-chip ICs.

     - The Merger will strengthen Synopsys' competitive position in the markets for simulation, timing and test analysis software and will enhance its ability to develop new products serving the high-level IC verification market.

     - Viewlogic's expertise in both board-level and high-level timing analysis will accelerate Synopsys' ability to develop tools for static timing sign-off.

     - Integration of Viewlogic's expertise in the partial scan test environment with Synopsys' own expertise on IC test issues will enable Synopsys to provide a more complete IC test solution for its customers.

     - Viewlogic's growth rate in its ASIC design tools business, combined with operating efficiencies resulting from the Merger, may have long-term positive effects on the overall performance of the Combined Company.

     - The combination of Viewlogic's and Synopsys' professional services groups should permit Synopsys to expand its capacity to offer consulting services. The Combined Company is expected to be able to offer a greater range of customized high-level design support for IC and systems designs and to compete more effectively with other significant providers of professional services to the IC design market.

     - Viewlogic's printed circuit board business may provide an additional distribution channel for the sale of Synopsys' FPGA express and other present and future products that run on the Windows NT platform.

     - In an increasingly competitive and consolidating industry, Synopsys must continue to invest in industry-leading technology, and the Combined Company may be in an improved competitive position to effectively meet the industry's technological challenges and customer demands.

     In reaching its decision to approve the Merger Agreement and the issuance of shares of Synopsys Common Stock in connection with the Merger, the Synopsys Board also considered, among other things, the following factors, both positive and potentially negative:

          (i) The effect on stockholder value of a combination with Viewlogic, in light of the financial condition and prospects of Synopsys and the current economic and EDA industry environment, including, but not limited to, (A) other possible strategic alternatives for Synopsys and (B) the possibility of synergy from combining Synopsys' and Viewlogic's product lines, research and development programs and sales and marketing organizations;

          (ii) The reports and opinions of Synopsys' management, including those resulting from management's due diligence investigations concerning the business, technology, products, operations, financial condition and prospects of Viewlogic;

          (iii) The business, operations, properties, assets, financial condition and operating results of Synopsys;

          (iv) Synopsys' future prospects and whether such prospects were likely to be enhanced as a result of the Merger;

          (v) The terms and conditions of the Merger Agreement, which were the product of extensive arms-length negotiations as described under "The Merger Agreement;"

          (vi) The difficulties associated with integrating companies with diverse product offerings and facilities in multiple locations, and the risk that the operations of the Companies would not be successfully integrated or that anticipated efficiencies would not materialize;

          (vii) The compatibility of the respective business philosophies and corporate cultures of Viewlogic and Synopsys, which the Synopsys Board believed was important for the successful integration of the Companies;

          (viii) The impact of the Merger on the interests of Synopsys' customers, suppliers, employees and the communities in which Synopsys has operated; and

          (ix) The other risks associated with Synopsys' and Viewlogic's businesses described under "Risk Factors."

     In view of the variety of factors, both positive and negative, considered by the Synopsys Board in connection with its evaluation of the Merger, the Synopsys Board did not find it practicable to and did not quantify or otherwise assign relative weight to the specific factors considered in reaching its determination. In addition, individual members of the Synopsys Board may have given different weight to different factors. The foregoing discussion of the information and factors considered by the Synopsys Board is not intended to be exhaustive but is believed to include all material factors considered by the Synopsys Board.

  Recommendation of the Synopsys Board

     THE SYNOPSYS BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE ISSUANCE OF SHARES OF SYNOPSYS COMMON STOCK IN CONNECTION WITH THE MERGER AND BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, SYNOPSYS AND ITS STOCKHOLDERS, AND THEREFORE, UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF SYNOPSYS VOTE FOR THE ISSUANCE OF SUCH SHARES.

  Viewlogic's Reasons for the Merger

     The Viewlogic Board unanimously voted to recommend to the holders of Viewlogic Common Stock that the Merger Agreement be approved and adopted. In addition to the anticipated joint reasons described above, the Viewlogic Board believes that the Merger will be beneficial to Viewlogic and Viewlogic's stockholders for the following additional reasons:

     - Synopsys' products and customer base offer a significant opportunity to leverage sales of Viewlogic's own ASIC products.

     - Viewlogic believes that the combination of Synopsys' synthesis product and Viewlogic's verification solutions will create a more complete high level design solution that will better compete against new technologies.

     - The research investment resources enabled by a large entity should allow new technologies to be created more rapidly.

     - Synopsys' FPGA Express synthesis technology could help leverage Viewlogic's current position in FPGA development and PCB design.

     - The Merger permits the sale of the Company as a single entity, without disposition of the systems business which would have been required in connection with alternative transactions considered by the Viewlogic Board, thereby avoiding the dislocation attendant upon a spinoff or disposition of a corporate division.

     - Viewlogic believes that the nature of Synopsys' business, and the long-term vision of its management team, provide a better opportunity for implementing Viewlogic's long-term growth strategy than a combination with other companies in the EDA industry.

     In reaching its decision to approve the Merger Agreement and the Merger, the Viewlogic Board also considered, among other things, the following factors (including those described under the caption "Joint Reasons for the Merger"), both positive and potentially negative:

          (i) The benefits of the Merger in implementing and accelerating Viewlogic's long-term strategy;

          (ii) The financial performance and condition, businesses and prospects of Viewlogic and Synopsys, including, but not limited to, information with respect to their respective recent and historical stock prices and earning performance. The Viewlogic Board took into account the detailed financial analysis prepared by Wessels as well as its own knowledge, and that of Viewlogic management, regarding the EDA industry;

          (iii) Synopsys' lack of material litigation uncertainties (with attendant risks regarding stock price and management continuity), which, based on public information, could reasonably be associated with the Initial Party;

          (iv) The oral opinion of Wessels, subsequently confirmed in writing, that, as of October 14, 1997, the consideration to be received by Viewlogic stockholders in the Merger was fair to Viewlogic's stockholders from a financial point of view. See "Opinion of Viewlogic's Financial Advisor;"

          (v) The fact that the Merger would provide holders of Viewlogic Common Stock with shares of Synopsys Common Stock having a value that represents a premium over the price at which Viewlogic Common Stock had been trading over the several months prior to execution of the Merger Agreement and would permit Viewlogic's stockholders to retain an equity interest in the Combined Company and benefit from the strategic advantages expected to result from the Merger;

          (vi) The terms of the Merger Agreement, including the limits on Viewlogic's ability to solicit or engage in discussions with respect to alternative transactions, subject to a "fiduciary out," the grant to Synopsys of an option to acquire up to 19.9% of the Common Stock of Viewlogic under certain circumstances and subject to certain limitations, and the limited rights of both Viewlogic and Synopsys to terminate the Merger Agreement, as well as the termination fees payable by Viewlogic to Synopsys, and by Synopsys to Viewlogic, under certain circumstances. See "Terms of the Merger;"

          (vii) Synopsys' technology, product cycle and market opportunities, as well as the technology, product cycle and market opportunities of other EDA industry companies, including the Initial Party and the Third Party;

          (viii) The effect on Viewlogic's stockholders of Viewlogic's continuation as a stand-alone entity compared to the effect of Viewlogic's merging with Synopsys, in light of the factors summarized above with respect to the financial condition and prospects of Viewlogic on a stand-alone basis and as the Combined Company, and the current economic, competitive and business environment in the EDA industry;

          (ix) The ability of Viewlogic's management to work together with Synopsys' management in order to maximize the potential for the Combined Company to achieve its strategic goals, both in the context of the Combined Company and in comparison with management of other companies in the EDA industry;

          (x) The likelihood that the Merger would be approved by appropriate regulatory authorities, both on a stand-alone basis and in comparison with potential combinations with other companies in the EDA industry;

          (xi) The expectation that the Merger would be a tax-free transaction to Viewlogic stockholders; and

          (xii) The effect of the Merger on Viewlogic's other constituencies, including its employees, customers and communities served by Viewlogic.

     The Viewlogic Board also identified and considered a number of potential risks relating to the Merger, including:

          (a) The difficulty and management distraction inherent in integrating two geographically dispersed operations;

          (b) The risk that the benefits and synergies sought in the Merger would not be fully achieved;

          (c) The risk that the Combined Company would not be able to achieve growth rates required in order to meet its strategic goals;

          (d) The accounting charges expected to be incurred by the Combined Company in connection with the Merger;

          (e) The risk that the Merger would not be consummated and the effect of public announcement of the Merger on each Company's sales and operating results; and

          (f) Certain other factors listed above under "Risk Factors."

     The Board concluded that these risks were outweighed by the potential benefits to be gained by the Merger.

     In view of the variety of factors, both positive and negative, considered by the Viewlogic Board, the Viewlogic Board did not find it practicable to, and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Viewlogic Board may have given different weight to different factors.

     The foregoing discussion of the information and factors considered by the Viewlogic Board is not intended to be exhaustive but is believed to include all material factors considered by the Viewlogic Board. In the course of its deliberations, the Viewlogic Board did not establish a range of values for Viewlogic; however, based on the factors outlined above and on the opinion of its financial advisor, the Viewlogic Board determined that the Merger is fair to, and in the best interests of, Viewlogic and its stockholders.

  Recommendation of the Viewlogic Board

     THE VIEWLOGIC BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER AND BELIEVES THAT THE TERMS OF THE MERGER AGREEMENT ARE FAIR TO, AND THAT THE MERGER IS IN THE BEST INTERESTS OF, VIEWLOGIC AND ITS STOCKHOLDERS AND THEREFORE UNANIMOUSLY RECOMMENDS THAT HOLDERS OF VIEWLOGIC COMMON STOCK VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

OPINION OF VIEWLOGIC'S FINANCIAL ADVISOR

     Pursuant to an engagement letter dated September 25, 1997 (the "Wessels Engagement Letter"), Wessels has acted as financial advisor to the Viewlogic Board in connection with the Merger. As part of this assignment, Wessels was asked to render an opinion as to the fairness, from a financial point of view, to Viewlogic and Viewlogic's stockholders of the financial terms of the Merger. On October 14, 1997, Wessels delivered certain written analyses and its oral opinion to the Viewlogic Board, subsequently confirmed in writing as of the same date, to the effect that, as of such date, the financial terms of the Merger were fair, from a financial point of view, to Viewlogic and the holders of Viewlogic Common Stock.

     THE FULL TEXT OF THE WRITTEN OPINION OF WESSELS, DATED OCTOBER 14, 1997 (THE "WESSELS OPINION"), IS ATTACHED AS ANNEX B TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. VIEWLOGIC STOCKHOLDERS ARE URGED TO, AND SHOULD, READ THE OPINION CAREFULLY AND IN ITS ENTIRETY IN CONJUNCTION WITH THIS JOINT PROXY STATEMENT/PROSPECTUS FOR THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, AND OTHER MATTERS CONSIDERED AND THE LIMITS OF WESSELS' REVIEW. THE SUMMARY OF THE WESSELS OPINION SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     The Wessels Opinion applies only to the fairness, from a financial point of view, of the consideration to be paid to the Viewlogic stockholders as provided by the terms of the Agreement and should not be understood to be a recommendation by Wessels to vote in favor of any matter presented in this Joint Proxy Statement/Prospectus. Viewlogic stockholders should note that the Wessels Opinion was provided solely for the information of the Viewlogic Board in its evaluation of the Merger and was not prepared on behalf of, and was not intended to confer rights or remedies upon, Synopsys, Viewlogic or any stockholder of Viewlogic or Synopsys, or any persons other than the Viewlogic Board. The Viewlogic Board did not impose any limitations on the scope of the investigation of Wessels with respect to rendering its opinion.

     Wessels assumed and relied upon the accuracy and completeness of the financial, legal, tax, operating and other information provided by Viewlogic and Synopsys (including, without limitation, the financial statements and related notes thereto of Viewlogic and Synopsys) and certain other publicly available information and did not independently verify such information. Additionally, Wessels was not asked and did not consider the possible effects of any litigation, other legal claims or any other contingent matters. Wessels did not perform any independent evaluation or appraisal of any of the respective assets or liabilities of Viewlogic or Synopsys, nor was Wessels furnished with any such evaluations or appraisals. The Wessels Opinion is based on the conditions as they existed and the information available to Wessels on the date of the Wessels Opinion. Events occurring after the date of the Wessels Opinion may materially affect the assumptions used in preparing the Wessels Opinion.

     In connection with its review of the Merger, and in arriving at its opinion, Wessels has (i) reviewed and analyzed the financial terms of the Merger Agreement; (ii) reviewed and analyzed certain publicly available financial and other data with respect to Viewlogic and Synopsys and certain other historical relevant operating data relating to Viewlogic and Synopsys made available to Wessels from published sources and from the internal records of Viewlogic and Synopsys; (iii) conducted discussions with members of the senior management of Viewlogic with respect to the business and prospects of Viewlogic relative to published industry analyst estimates; (iv) conducted discussions with members of the senior management of Synopsys with respect to the business and prospects of Synopsys relative to published industry analyst estimates; (v) reviewed the reported prices and trading activity for Synopsys Common Stock and Viewlogic Common Stock; (vi) compared the financial performance of Synopsys and Viewlogic and the prices of Synopsys Common Stock and Viewlogic Common Stock with that of certain other comparable publicly traded companies and their securities; and
(vii) reviewed the financial terms, to the extent publicly available, of certain comparable transactions. In addition, Wessels has conducted such other analyses and examinations and considered such other financial, economic and market criteria as it has deemed necessary in arriving at its opinion, including the review of an alternative merger proposal.

     The following is a summary of the financial analyses performed by Wessels in connection with the delivery of the Wessels Opinion and made available to the Viewlogic Board:

  Comparable Company Analysis

     Wessels used a comparable company analysis to analyze Viewlogic's operating performance relative to a group of publicly traded companies that Wessels deemed to be comparable to Viewlogic for purposes of its analysis. In such analysis, Wessels compared the value to be achieved by the Viewlogic stockholders in the Merger, expressed as a multiple of certain operating data, to the market trading values of the comparable companies, expressed as a multiple of the comparable operating results. Wessels compared multiples of selected financial data for Viewlogic with those of the following publicly traded companies in the EDA industry: Avant!, Cadence, IKOS Systems, Mentor, OrCAD, Inc. and Quickturn Design Systems ("Quickturn") (collectively referred to herein as the "Comparable Companies"). Although such companies were considered comparable to Viewlogic for the purpose of this analysis based on certain characteristics of their respective businesses, none of such companies possesses characteristics identical to those of Viewlogic. Wessels calculated the following valuation multiples based on an implied value of $28.00 per share of Viewlogic Common Stock based on Synopsys' last reported sale price on the Nasdaq National Market on October 14, 1997 and, as to the Comparable Companies, on market prices and other information available as of the same date. Multiples of future earnings were based on projected earnings as estimated publicly by First Call Consensus. The mean and median price per share as a multiple of each of the indicated statistics for Viewlogic as compared to those of the Comparable Companies were as follows: (a) projected calendar year 1997 earnings per share, 34.1x for Viewlogic, as compared to a mean of 31.2x (23.6x excluding Mentor and Quickturn due to restructuring) and a median of 25.9x (24.7x excluding Mentor and Quickturn) for the Comparable Companies; and (b) projected calendar year 1998 earnings per share, 26.9x for Viewlogic, compared to a mean of 19.3x and a median of 20.8x for the Comparable Companies. The mean and median market capitalization as a multiple of each of the indicated statistics for Viewlogic as compared to those of the Comparable Companies were as follows: (c) trailing twelve months revenue, 3.8x for Viewlogic, as compared to a mean of 3.8x and a median of 2.8x for the Comparable Companies; and (d) annualized last quarter revenue, 3.6x for Viewlogic, as compared to a mean of 3.5x and median of 2.5x for the Comparable Companies. In each of the comparisons of the value to be achieved by the Viewlogic stockholders in the Merger as compared to the mean and median of the multiples of operating results realized by the stockholders of the Comparable Companies, the multiples of operating results achieved by the Viewlogic stockholders were equal or superior to those realized by the Comparable Companies.

  Comparable Transactions

     Wessels compared multiples of selected financial data and other financial data relating to the Merger with multiples paid in, and other financial data from, 25 selected business combinations (the "Comparable Transactions") since 1992 of publicly traded companies in the software industry with aggregate transaction values between $100 million and $1 billion. The Comparable Transactions were selected primarily on the aggregate transaction value of the business acquired and the target companies' involvement in the software industry. Wessels noted that none of the target companies involved in these transactions had a business that was directly comparable to Viewlogic. This analysis produced multiples of transaction value to latest 12-month revenues for the Comparable Transactions ranging from 0.8x to 23.6x, with a mean and median of 7.9x and 5.9x, respectively, compared with 3.8x for Viewlogic. The multiple of transaction value to latest 12-month operating income for the Comparable Transactions ranged from 25.8x to 64.6x, for companies with operating income, with a mean and median of 39.5x and 38.6x, respectively, compared with 35.4x for Viewlogic. The multiple of transaction value to latest 12-month net income for the Comparable Transactions ranged from 20.1x to 76.8x, for companies with net income, with a mean and median of 46.6x and 45.2x, respectively, compared with 48.6x for Viewlogic. In each of the comparisons of the value to be achieved by the Viewlogic stockholders in the Merger as compared to the mean and median of the multiples of operating results realized by the stockholders of the Comparable Transactions, the multiples of operating results achieved by the Viewlogic stockholders was comparable to those realized by the Comparable Transactions. Wessels also compared the premium of the equity value per share over the target stock price four weeks and one day prior to the announcement of the transaction. The premium of the equity value per share over the stock price of the target four weeks prior to the announcement of the transaction ranged from 1.0% to 59.9%, with a mean and a median of 35.8% and 39.5%, respectively, compared with 29.5% for Viewlogic. The premium of the equity value per share over the stock price of the target one day prior to the announcement of the transaction ranged from -5.5% to 61.4%, with a mean and a median of 24.3% and 25.5%, respectively, compared with 24.4% for Viewlogic. In each of the comparisons of the value to be achieved by the Viewlogic stockholders in the Merger as compared to the mean and median of the premium of the equity value per share over the stock price of the target four weeks and one day prior to the announcement of the transaction, the premiums of equity value per share achieved by the Viewlogic stockholders was comparable to those realized by the Comparable Transactions.

  Discounted Cash Flow Analysis

     Wessels estimated present values of Viewlogic using a discounted cash flow analysis using projections of future operations based, in part, on information provided by Viewlogic's management. Wessels calculated present values of projected operating cash flows after net changes to working capital over the period between December 31, 1996 and December 31, 2001 using a discount rate estimated by Wessels to be 23.9%. Wessels calculated an approximate terminal value of Viewlogic as of December 31, 1997 of 21.2x Viewlogic's projected calendar year 2001 operating income. Wessels determined this multiple by analyzing the current market multiple of operating income for the Comparable Companies and applying this relationship to estimated future operating income as of calendar year 2001. The terminal value was discounted to present value using the same discount rate as the cash flows. Wessels calculated an implied valuation of Viewlogic by adding the present value of the cash flows and the terminal value. The implied value of Viewlogic based on this analysis was $500.9 million. Wessels determined that, at the time of the Wessels Opinion, the value of the consideration to be received by the Viewlogic stockholders in the Merger of approximately $541.1 million was greater than the present value of Viewlogic cash flows under the discounted cash flow valuation discussed above.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Wessels believes that its analyses must be considered as a whole and that selecting portions of the analyses and of the factors considered by it, without considering all factors and analyses, could create an incomplete or misleading view of the processes underlying its opinion. In arriving at its fairness determination, Wessels considered the results of all such analyses. In view of the wide variety of factors considered in connection with its evaluation of the fairness of the Merger consideration, Wessels did not find it practicable to assign relative weights to the factors considered in reaching its opinion. No company or transaction used in the above analyses as a comparison is identical to Viewlogic or Synopsys or the proposed Merger. The analyses were prepared solely for purposes of Wessels providing its opinion as to the fairness of the Merger consideration, from a financial point of view, pursuant to the Merger Agreement to Viewlogic stockholders and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. As described above, the Wessels Opinion and presentation to the Viewlogic Board of Directors was one of the many factors taken into consideration by the Viewlogic Board of Directors in making its determination to approve the Agreement.

     Wessels is a nationally recognized investment banking firm and it is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations of corporations. Wessels is familiar with Viewlogic, having acted as a managing underwriter of the initial public offering of Viewlogic Common Stock in December 1991 and having provided advisory services for Viewlogic from time to time in the past. Viewlogic selected Wessels to render the fairness opinion based on Wessels's familiarity with Viewlogic, its knowledge of the EDA industry and its experience in mergers and acquisitions and in securities valuation generally.

     In the ordinary course of business, Wessels acts as a market maker and broker in the publicly traded securities of Viewlogic and Synopsys and receives customary compensation in connection therewith, and also provides research coverage of Viewlogic and Synopsys. In the ordinary course of business, Wessels actively trades in the publicly traded securities of Viewlogic and Synopsys for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities which positions, on occasion, may be material in size or relative to the volume of trading activity. On the close of trading on October 14, 1997 (the day before the announcement of the Merger Agreement), Wessels held short positions of (268) shares of Synopsys Common Stock and (3,011) shares of Viewlogic Common Stock.

     Pursuant to the Wessels Engagement Letter, Viewlogic paid Wessels a non-refundable fee (the "Opinion Fee") of $500,000 upon the delivery of the Wessels Opinion. In addition, pursuant to the Wessels Engagement Letter, Viewlogic has agreed to pay Wessels, upon the consummation of the Merger pursuant to the Merger Agreement, a transaction fee (the "Transaction Fee") of approximately $5,000,000, less the amount of the Opinion Fee. Payment of the Transaction Fee is contingent upon the consummation of the Merger. Viewlogic has also agreed to reimburse Wessels for its reasonable out-of-pocket expenses and to indemnify Wessels against certain liabilities relating to or arising out of services performed by Wessels in connection with the Merger. The terms of the Wessels Engagement Letter, which are customary for transactions of this nature, were negotiated at arm's length between Viewlogic and Wessels, and the Viewlogic Board was aware of such fee arrangement at the time of its approval of the Merger Agreement.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Interests in Viewlogic Common Stock and Options

     As of September 30, 1997, the executive officers and directors of Viewlogic beneficially owned an aggregate of 1,554,275 shares of Viewlogic Common Stock (including 1,397,000 shares of Viewlogic Common Stock subject to Viewlogic Options exercisable within 60 days of September 30, 1997 after giving effect to certain acceleration rights).

  Indemnification and Insurance

     Pursuant to the Merger Agreement, Synopsys has agreed to indemnify each person who was an officer, director or employee of Viewlogic against certain liabilities. In addition, Synopsys has agreed to maintain, with certain limitations, the policies of directors' and officers' liability insurance maintained by Viewlogic or to provide comparable coverage. See "The Merger Agreement -- Indemnification and Insurance."

  Retention Agreements and Stock Option Acceleration

     Viewlogic has entered into retention agreements with each of its executive offers providing that if the executive's employment with Viewlogic is terminated for certain specified reasons following a change in control of Viewlogic, including the Merger, the executive will receive a cash payment and certain other benefits. In connection with the Merger, certain executive officers of Viewlogic have agreed to waive their rights under their respective retention agreements. See "Employment Contracts, Termination of Employment Arrangements and Change of Control Agreements -- Retention Agreements."

     In addition, all Viewlogic stock options held by members of Viewlogic's Executive Committee contain a provision which provides that all such stock options become fully vested in the event of the acquisition of Viewlogic. Accordingly, all Viewlogic's stock options held by such members will become fully vested upon the consummation of the Merger. See "Employment Contracts, Termination of Employment Arrangements and Change of Control Agreements -- Stock Option Acceleration."

     The foregoing interests of the directors and certain members of management of Viewlogic in the Merger may mean that such persons have personal interests in the Merger which may not be identical to the interests of other Viewlogic stockholders.

ACCOUNTING TREATMENT

     The Merger is intended to qualify as a pooling of interests for accounting and financial reporting purposes. It is a condition to the Merger that Synopsys shall have received a letter from KPMG Peat Marwick LLP, its independent accountants, and that Viewlogic shall have received a letter from Deloitte & Touche LLP, its independent accountants, stating their concurrence with the conclusions of management of the Companies that the Merger will qualify as a pooling of interests transaction under Accounting Principles Board Opinion No. 16 and applicable regulations of the Commission if closed and consummated in accordance with the Merger Agreement. Under this method of accounting, the recorded assets and liabilities of Synopsys and Viewlogic will be carried forward to the Combined Company at their recorded amounts, income of the Combined Company will include income of Synopsys and Viewlogic for the entire fiscal year in which the combination occurs and the reported income or loss of the separate companies for prior periods will be combined and restated as income of the Combined Company. See "The Merger Agreement -- Conditions" and "Unaudited Pro Forma Combined Condensed Financial Statements."

     To help ensure that Synopsys and Viewlogic meet the prerequisites for pooling of interests accounting treatment, the affiliates of Viewlogic have each executed a letter agreement to the effect that such person will not sell, transfer or otherwise dispose of, or reduce such person's interest in or risk relating to, any shares of Synopsys Common Stock or Viewlogic Common Stock from the date of the Merger Agreement until the Effective Time (or the termination of the Merger Agreement), and thereafter will not sell any shares of Synopsys Common Stock received in the Merger or otherwise beneficially owned by such person, except in each case for amounts of Viewlogic Common Stock and Synopsys Common Stock not more than the de minimis amount permitted by the rules and releases of the Commission relating to pooling of interests accounting treatment until Synopsys publicly releases combined financial results which reflect 30 days of combined operations of Synopsys and Viewlogic. See "-- Restrictions on Resale of Synopsys Common Stock."

VOTING AGREEMENTS

     In accordance with the terms of the Merger Agreement, directors and officers of Viewlogic have executed and delivered the Voting Agreements and irrevocable proxies to Synopsys obligating them, among other things, to vote their shares of Viewlogic Common Stock in favor of approval of the Merger Agreement and the Merger. As of October 28, 1997, Voting Agreements had been executed and delivered to Synopsys covering an aggregate of approximately 726,448 shares of Viewlogic Common Stock, representing approximately 4.3% of the shares of Viewlogic Common Stock outstanding as of such date.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion addresses the material federal income tax considerations of the Merger that are generally applicable to holders of Viewlogic Common Stock. This discussion reflects the opinions of Hale and Door and WSGR attached as Exhibits 8.1 and 8.2 to the Registration Statement of which this Joint Proxy Statement and Prospectus is a part (the "Exhibit Opinions"). The Exhibit Opinions each include an opinion to the effect that the Merger will constitute a "reorganization" (a "Reorganization") within the meaning of Section 368(a) of the Code. The Exhibit Opinions are based on certain assumptions and subject to certain limitations and qualifications as noted in the opinions. Viewlogic stockholders should be aware that the following discussion does not deal with all federal income tax considerations that may be relevant to particular Viewlogic stockholders in light of their particular circumstances, such as stockholders who are dealers in securities, who are foreign persons or who acquired their Viewlogic Common Stock through stock option or stock purchase programs or in other compensatory transactions. In addition, the following discussion does not address the foreign, state or local tax laws or tax consequences of transactions effectuated prior to or after the Merger (whether or not such transactions are in connection with the Merger) including, without limitation, the exercise of options or rights to purchase Viewlogic Common Stock in anticipation of the Merger. ACCORDINGLY, VIEWLOGIC STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE MERGER.

     The following discussion is based on the interpretation by the Companies' respective counsel of the Code, applicable Treasury Regulations, judicial authority and administrative ruling and practice, all as of the date hereof. The Internal Revenue Service (the "IRS") is not precluded from adopting a contrary position. In addition, there can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the statements and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the Merger to Synopsys, Viewlogic and/or their respective stockholders.

     Subject to the limitations and qualifications referred to herein, and as a result of the Merger's qualifying as a Reorganization, the Companies' respective counsel are of the opinion that:

          (a) No gain or loss will be recognized by the holders of Viewlogic Common Stock upon the receipt of Synopsys Common Stock solely in exchange for such Viewlogic Common Stock in the Merger (except to the extent of cash received in lieu of fractional shares);

          (b) The aggregate tax basis of the Synopsys Common Stock so received by Viewlogic stockholders in the Merger (including any fractional share of Synopsys Common Stock not actually received) will be the same as the aggregate tax basis of the Viewlogic Common Stock surrendered in exchange therefor;

          (c) The holding period of the Synopsys Common Stock so received by each Viewlogic stockholder in the Merger will include the period for which the Viewlogic Common Stock surrendered in exchange therefor was considered to be held, provided that the Viewlogic Common Stock so surrendered is held as a capital asset at the Effective Time;

          (d) Cash payments received by holders of Viewlogic Common Stock in lieu of receipt of a fractional share of Synopsys Common Stock will be treated as if such fractional share of Synopsys Common Stock had been issued in the Merger and then redeemed by Synopsys and a Viewlogic stockholder receiving such cash will generally recognize gain or loss, upon such payment, measured by the difference (if any) between the amount of cash received and the basis in such fractional share; and

          (e) None of Synopsys, Sub or Viewlogic will recognize gain or loss solely as a result of the Merger.

     Neither Synopsys nor Viewlogic has requested a ruling from the IRS in connection with the Merger. As a condition to the consummation of the Merger, Synopsys and Viewlogic will receive opinions from their respective counsel, WSGR and Hale and Dorr (the "Tax Opinions") to the effect that, for federal income tax purposes, the Merger will constitute a reorganization within the meaning of
Section 368(a) of the Code. The Tax Opinions neither bind the IRS nor preclude the IRS from adopting a contrary position. The Tax Opinions are subject to certain assumptions and qualifications and will be based on the truth and accuracy of certain representations of Synopsys, Viewlogic and Sub, including representations in certain certificates of the respective managements of Synopsys, Viewlogic and Sub, as well as representations from certain Viewlogic stockholders.

     A successful IRS challenge to the Reorganization status of the Merger would result in a Viewlogic stockholder recognizing gain or loss with respect to each share of Viewlogic Common Stock surrendered equal to the difference between the stockholder's basis in such share and the fair market value, as of the Effective Time, of the Synopsys Common Stock received in exchange therefor. In such event, a Viewlogic stockholder's aggregate basis in the Synopsys Common Stock so received would equal its fair market value, and the stockholder's holding period for such stock would begin the day after the Merger.

     Even if the Merger qualifies as a Reorganization, a recipient of shares of Synopsys Common Stock would recognize gain to the extent that such shares were considered to be received in exchange for services or property (other than solely Viewlogic Common Stock). All or a portion of such gain may be taxable as ordinary income. Gain would also have to be recognized to the extent that a Viewlogic stockholder was treated as receiving (directly or indirectly) consideration other than Synopsys Common Stock in exchange for the Viewlogic Common Stock.

REGULATORY APPROVALS

     Under the HSR Act and the rules promulgated thereunder by the FTC, the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division and specified waiting period requirements have been satisfied. Synopsys and Viewlogic have filed notification and report forms under the HSR Act with the FTC and Antitrust Division. These filings commenced a 30-day waiting period under the HSR Act which is scheduled to expire prior to the Special Meetings. If, prior to the expiration of such period the FTC or the Antitrust Division should request additional information or documentary material under the HSR Act, consummation of the Merger could be delayed until after the Companies have substantially complied with the request. At any time before or after the Effective Time of the Merger, the Antitrust Division, the FTC or any state or foreign government may take such action under the federal, state or foreign antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger, seeking divestiture of substantial assets of Synopsys or Viewlogic or seeking to impose conditions on Synopsys with respect to the business operations of the Combined Company. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

     Based on information available to them, Synopsys and Viewlogic believe that the Merger can be effected in compliance with federal, state and foreign antitrust laws. However, there can be no assurance that a challenge to the consummation of the Merger on antitrust grounds will not be made or that, if such a challenge were made, Synopsys and Viewlogic would prevail or would not be required to accept certain conditions, possibly including certain divestitures, in order to consummate the Merger. In this regard, the Merger Agreement requires Synopsys and Viewlogic to use all reasonable efforts to defeat any challenge to the Merger under the HSR Act or to settle such challenge on terms that permit the consummation of the Merger. However, the Merger Agreement provides that neither Synopsys nor Viewlogic will be required to agree to divest or hold separate any portion of its business or to take other action that could reasonably be expected to have a material adverse effect on such party.

RESTRICTIONS ON RESALE OF SYNOPSYS COMMON STOCK

     The shares of Synopsys Common Stock issuable to stockholders of Viewlogic upon consummation of the Merger have been registered under the Securities Act. Such shares will be freely tradeable without restriction by those stockholders who are not deemed to be "affiliates" of Synopsys or Viewlogic, as that term is defined under the Securities Act.

     Shares of Synopsys Common Stock received by those stockholders of Viewlogic who are deemed to be affiliates of Viewlogic may be resold without registration under the Securities Act only as permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Each person deemed to be an affiliate of Viewlogic has agreed not to offer, sell, pledge, transfer or otherwise dispose of any shares of Synopsys Common Stock distributed to them pursuant to the Merger, except in compliance with Rule 145 under the Securities Act, or in a transaction that is otherwise exempt from the registration requirements of the Securities Act and provided an opinion of counsel, satisfactory to Synopsys, has been provided to Synopsys to the effect that no such registration is required in connection with the proposed transaction, or in an offering that is registered under the Securities Act. In addition, each affiliate of Viewlogic has agreed not to sell, transfer or otherwise dispose of, or reduce such person's interest in or risk relating to, (i) any shares of Synopsys Common Stock or Viewlogic Common Stock from the date of the Merger Agreement until the Effective Time (or the termination of the Merger Agreement) and (ii) any shares of Synopsys Common Stock issued to such person in the Merger or otherwise beneficially owned by such person, except in each case for amounts of Viewlogic Common Stock and Synopsys Common Stock not more than the de minimis amount permitted by the rules and releases of the Commission relating to pooling of interests accounting treatment, until Synopsys publicly releases combined financial results of Synopsys and Viewlogic for a period of at least 30 days of combined operations.

     This Joint Proxy Statement/Prospectus does not cover any resales of Synopsys Common Stock received by persons who are deemed to be affiliates of Viewlogic.

NASDAQ NATIONAL MARKET QUOTATION

     It is a condition to the Merger that the shares of Synopsys Common Stock to be issued in connection with the Merger be approved for quotation on the Nasdaq National Market. A notice of listing has been filed for listing such shares of Synopsys Common Stock on the Nasdaq National Market.

NO APPRAISAL RIGHTS

     Section 262 of the DGCL provides appraisal rights (sometimes referred to as "dissenters' rights") to stockholders of Delaware corporations in certain situations. However, Section 262 appraisal rights are not available to stockholders of a corporation, such as Viewlogic, (a) whose securities are listed on a national securities exchange or are designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. ("NASD") and (b) whose stockholders are not required to accept in exchange for their stock anything other than stock of another corporation listed on a national securities exchange or on an interdealer quotation system by the NASD and cash in lieu of fractional shares. Because Viewlogic's Common Stock is traded on the Nasdaq National Market and because the Viewlogic stockholders are being offered stock of Synopsys, which is also traded on the Nasdaq National Market, and cash in lieu of fractional shares, stockholders of Viewlogic will not have appraisal rights with respect to the Merger. The DGCL does not provide appraisal rights to stockholders of a corporation, such as Synopsys which issues shares in connection with a merger but is not itself a constituent corporation in the Merger.

                              THE MERGER AGREEMENT

     The following is a brief summary of certain provisions of the Merger Agreement, a copy of which is attached as Annex A to this Joint Proxy Statement/Prospectus and incorporated herein by reference. Such summary is qualified in its entirety by reference to the Merger Agreement. Stockholders of Viewlogic and Synopsys are urged to read the Merger Agreement in its entirety for a more complete description of the Merger. In case of any conflict between the Merger Agreement and the summary set forth herein, the Merger Agreement will control.

THE MERGER

     The Merger Agreement provides that, following the approval and adoption of the Merger Agreement by the stockholders of Viewlogic, the approval of the issuance of shares of Synopsys Common Stock in connection with the Merger by the stockholders of Synopsys, and the satisfaction or waiver of the other conditions to the Merger, Sub will be merged with and into Viewlogic, with Viewlogic continuing as the surviving corporation (the "Surviving Corporation") and becoming a wholly-owned subsidiary of Synopsys.

     If all such conditions to the Merger are satisfied or waived, the Merger will become effective upon the later of (a) the date and time of the filing of a Certificate of Merger with the Secretary of State of the State of Delaware or
(b) such later date and time as is agreed in writing by Synopsys and Viewlogic.

CONVERSION OF SECURITIES

     Upon consummation of the Merger, each issued and outstanding share of Viewlogic Common Stock (other than shares owned by Viewlogic as treasury stock or by Synopsys, Sub or any other wholly-owned subsidiary of Synopsys, all of which will be canceled), will be converted into the right to receive 0.6521 of a share of fully paid and non-assessable Synopsys Common Stock. Based upon the number of shares of Synopsys Common Stock and Viewlogic Common Stock outstanding at September 30, 1997, an aggregate of approximately 11,137,059 shares of Synopsys Common Stock would be issued in connection with the Merger, representing approximately 17.4% of the total number of shares of Synopsys Common Stock outstanding after giving effect to such issuance. In lieu of fractional shares (after taking account of all certificates delivered by a given holder), holders of Viewlogic Common Stock will receive cash in an amount equal to the fractional amount of the Synopsys Common Stock multiplied by the average of the last reported sale price of Synopsys Common Stock, as reported on the Nasdaq National Market, on each of the ten trading days immediately preceding the date of the Effective Time. Each share of Sub common stock issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock of the Surviving Corporation.

     If the Merger becomes effective, Synopsys, acting through the Exchange Agent, will as soon as reasonably practicable deliver a letter of transmittal and transmittal forms with instructions to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Viewlogic Common Stock (the "Viewlogic Certificates"). After receipt of such transmittal forms, each holder of Viewlogic Common Stock will be able to surrender his or her Viewlogic Certificates to the Exchange Agent, and each such holder will receive in exchange therefor certificates evidencing the number of whole shares of Synopsys Common Stock to which such holder is entitled and any cash which may be payable in lieu of fractional shares. Such transmittal forms will be accompanied by instructions specifying other details of the exchange. VIEWLOGIC CERTIFICATES SHOULD NOT BE SURRENDERED UNTIL SUCH HOLDERS RECEIVE THE LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT. OPTION AGREEMENTS NEED NOT BE SURRENDERED.

     After the Effective Time, Viewlogic Certificates, until so surrendered and exchanged, will be deemed, for all purposes, to evidence only the right to receive the number of whole shares of Synopsys Common Stock which the holder of the Viewlogic Certificates is entitled to receive and the right to receive any cash payment in lieu of a fractional share. The holder of any unexchanged Viewlogic Certificate will not be entitled to receive any dividends or other distributions payable by Synopsys with respect to Synopsys Common Stock until the Viewlogic Certificate has been surrendered. Subject to applicable laws, such dividends and distributions, together with any cash payment in lieu of a fractional share of Synopsys Common Stock, will be paid without interest.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains statements that various representations and warranties contained therein are true and correct, except (i) as disclosed or incorporated by reference in filings with the Commission by either Synopsys or Viewlogic, as the case may be, made prior to the date of the Merger Agreement,
(ii) where the failure of such a representation or warranty to be true and correct would not have a Material Adverse Effect (as defined below) on either Synopsys or Viewlogic and their respective subsidiaries, taken as a whole, as the case may be, with respect to items (a), (d) to (o), and (q) listed below, or
(iii) as disclosed in a separate disclosure schedule delivered by each of Synopsys and Viewlogic to the other. In particular, both Viewlogic and Synopsys provided representations and warranties relating to, among other things, (a) the due organization, valid existence and good standing of each of Synopsys, Viewlogic and each of their respective subsidiaries; (b) the capital structure of each of Synopsys and Viewlogic; (c) each party's authorization to execute and deliver the Merger Agreement and that the Merger Agreement constitutes a valid and binding obligation of each party enforceable in accordance with its terms, and each party's authority to consummate the transactions contemplated by the Merger Agreement; (d) the absence of conflicts under charters or bylaws, required consents or approvals (other than (i) the filing of a pre-merger notification under the HSR; (ii) the filing by Synopsys of the Registration Statement; (iii) the filing of the required merger documents with the Secretary of State of the State of Delaware; (iv) the filing of proxy statements with the Commission by Viewlogic and Synopsys; and (v) any other consents that are not reasonably likely to have a Material Adverse Effect on the ability to consummate the transactions contemplated by the Merger), and violations of any instruments or law; (e) the accuracy and completeness in all material respects of documents and financial statements filed by each of Synopsys and Viewlogic with the Commission; (f) the absence of undisclosed liabilities; (g) the absence of certain material adverse changes or events; (h) the accurate preparation and timely filing of all returns and payment of taxes owed and the absence of any material liability for unpaid taxes that have not been accrued or reserved for by the respective parties; (i) title to properties; (j) title to intellectual property; (k) the absence of a breach or the cancellation of material agreements, contracts and commitments; (l) the absence of litigation; (m) compliance with environmental regulations, the absence of conduct of activities involving hazardous materials and absence of any actions against either party regarding environmental matters or hazardous materials; (n) certain employment tax, labor and employee benefit matters; (o) compliance with laws; (p) the absence of circumstances adversely affecting the availability of pooling of interests accounting; (q) the absence of material interested party transactions; and (r) the accuracy of information supplied by each of Synopsys and Viewlogic in connection with the Registration Statement and this Joint Proxy Statement/Prospectus. In addition, the Merger Agreement contains a representation and warranty by Synopsys as to (s) the interim operations of Sub, and representations and warranties by Viewlogic as to (t) the absence of payments resulting from the Merger, (u) receipt of an opinion of Viewlogic's financial advisor as to the fairness of the Merger, from a financial standpoint, to Viewlogic's stockholders, and (v) actions taken regarding restrictions applicable to "business combinations" under the DGCL.

     For purposes of the Merger Agreement, a Material Adverse Effect means any change, event or effect that is materially adverse to the business, operations or results of operations of Viewlogic or Synopsys, as the case may be, and such party's subsidiaries taken as a whole; provided, however that any of the following are not deemed to constitute a Material Adverse Effect: (i) adverse changes in or effect on the financial condition, revenues or gross margins of the party (or the direct consequences thereof) to the extent attributable to a delay of, reduction in or cancellation or change in the terms of product licenses by the party's customers, to the extent attributable to a slowdown in a party's sales organization; to the extent attributable to the loss of any key officer or employee of a party to the extent attributable directly and primarily to the transactions contemplated by the Merger Agreement; (ii) adverse changes in the market prices for the party's common stock between the date of the Merger Agreement and the Closing Date; (iii) the failure of the party's quarterly results of operations for any quarter ending during the period starting on the date of the Merger Agreement and ending at the Closing Date to meet generally analysts' expectations as reflected in the First Call Consensus estimate; or
(iv) the outcome of certain litigation pending against Viewlogic and disclosed to Synopsys.

CERTAIN COVENANTS AND AGREEMENTS

     Pursuant to the Merger Agreement, Viewlogic has agreed that, during the period from the date of the Merger Agreement until the earlier of the termination of the Merger Agreement or the Effective Time, except as otherwise consented to in writing by Synopsys or as contemplated by the Merger Agreement, Viewlogic and its subsidiaries have agreed to: (a) carry on Viewlogic's business in the ordinary course in substantially the same manner as previously conducted, including the use of reasonable efforts consistent with past practices and policies of Viewlogic to (i) preserve intact its present business organization,
(ii) keep available the services of its present officers and key employees and
(iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it; (b) not accelerate, amend or change the period of exercisability of Viewlogic Options, except as required pursuant to the plan or any related agreement; (c) not transfer or license or otherwise extend, amend or modify any rights to its intellectual property, other than in the ordinary course of business consistent with past practice; (d) not declare or pay any dividends on or make other distributions in respect of any of its capital stock, not effect certain other changes in its capitalization, and not purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except under certain circumstances; (e) not issue, or authorize or propose the issuance of, any shares of its capital stock or securities convertible into shares of its capital stock, or any subscriptions, rights, warrants, or options to acquire, or other agreements obligating it to issue any such shares or other convertible securities, subject to certain exceptions; (f) not agree to engage or engage in material acquisitions; (g) not sell, lease, license or otherwise dispose of material properties or assets, except in the ordinary course of business; (h) not increase the compensation or severance payable to its officers or employees (except for increases in accordance with agreements entered into prior to the Merger Agreement and increases consistent with past practices), enter into any collective bargaining agreement or establish, adopt, enter into or amend in any material respect any plan for the benefit of its directors, officers, or employees, subject to certain exceptions;

(i) not amend its Certificate of Incorporation or Bylaws, except as contemplated by the Merger Agreement; and (j) not take any action that would or is reasonably likely to result in any of its representations and warranties becoming untrue. In addition Viewlogic has agreed to confer on a regular basis with Synopsys on material operational matters.

     Pursuant to the Merger Agreement, Synopsys has agreed that, during the period from the date of the Merger Agreement until the earlier of the termination of the Merger Agreement or the Effective Time, except as otherwise consented to in writing by Viewlogic or as contemplated by the Merger Agreement, Synopsys will not, without the prior written consent of Viewlogic: (a) declare or pay any dividends on or make any other distributions in respect of any of its capital stock, or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock (other than stock splits of Synopsys Common Stock or stock dividends payable in shares of Synopsys Common Stock), or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants under certain circumstances; (b) issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, subject to certain exceptions; (c) amend or propose to amend its Certificate of Incorporation or Bylaws, except as contemplated by the Merger Agreement; (d) acquire or agree to acquire by merger or consolidation with, or by purchase of a substantial equity interest in or substantial portion of the assets of any business or any corporation, partnership or other business organization or division, for consideration having a fair market value (at the time of the public announcement of such acquisition or agreement) in excess of $100,000,000; (e) sell, lease, license or otherwise dispose of any of its properties or assets which are material, individually or in the aggregate, to the business of Synopsys and its subsidiaries, taken as a whole, except for transactions entered into in the ordinary course of business; and (f) not take any action that would be reasonably likely to result in any of its representations and warranties becoming untrue. In addition, Synopsys has agreed to confer on a regular basis with Viewlogic on material operational matters.

NO SOLICITATION

     The Merger Agreement provides that Viewlogic will not, directly or indirectly, through any officer, director, employee, representative or agent (i) solicit, initiate or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, share exchange, business combination, sale of substantial assets, sale of shares of capital stock (including, without limitation, pursuant to a tender offer) or similar transactions or series of transactions involving Viewlogic, other than the transactions contemplated by the Merger Agreement (any of the foregoing inquiries or proposals being referred to as an "Acquisition Proposal"), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal, or (iii) agree to, approve or recommend any Acquisition Proposal; provided, however, that nothing contained in the Merger Agreement shall prevent Viewlogic or the Viewlogic Board from (A) furnishing non-public information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Acquisition Proposal by such person or entity (including a new and unsolicited Acquisition Proposal received by Viewlogic after the execution of the Merger Agreement from a person or entity whose initial contact with Viewlogic may have been solicited by Viewlogic prior to the execution of the Merger Agreement) or recommending such an unsolicited bona fide written Acquisition Proposal to the stockholders of Viewlogic, if and only to the extent that (1) the Viewlogic Board believes in good faith (after consultation with and based upon the advice of its financial advisor) that such Acquisition Proposal would, if consummated, result in a transaction more favorable to Viewlogic's stockholders from a financial point of view than the transaction contemplated by the Merger Agreement (any such more favorable Acquisition Proposal being referred to as a "Superior Proposal") and the Viewlogic Board determines in good faith after consultation with and based upon the advice of outside legal counsel that such action is necessary for Viewlogic to comply with its fiduciary duties to stockholders under applicable law and (2) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person or entity, the Viewlogic Board receives from such person or entity an executed confidentiality agreement with terms no more favorable to such party than those contained in the Non-Disclosure Agreement dated September 26, 1997 between Synopsys and Viewlogic; or (B) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal.

     Upon compliance with the foregoing, following receipt of a Superior Proposal, Viewlogic shall be entitled to (i) withdraw, modify or refrain from making its recommendation in favor of the Merger Agreement and the Merger and approve and recommend to the stockholders of Viewlogic a Superior Proposal and
(ii) enter into an agreement with such third party concerning a Superior Proposal provided that Viewlogic shall concurrently make payment in full to Synopsys of certain termination fees. See "-- Termination Fees."

     Viewlogic is required to notify Synopsys (orally and in writing) within 24 hours after receiving any Acquisition Proposal, learning of a third party's intent to make an Acquisition Proposal, or receiving any request for non-public information or access to its properties, books or records in connection with an Acquisition Proposal.

RELATED MATTERS AT AND AFTER THE MERGER

     At the Effective Time, Sub will be merged with and into Viewlogic, and Viewlogic will be the Surviving Corporation and a wholly-owned subsidiary of Synopsys. Each share of Sub common stock issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation. Each stock certificate of Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of Viewlogic Common Stock.

     At the Effective Time the Certificate of Incorporation and Bylaws of Sub, as in effect immediately prior to the Effective Time, will be the Certificate of Incorporation and Bylaws of the Surviving Corporation.

     The directors and officers of Sub immediately prior to the Effective Time will be the initial officers and directors of the Surviving Corporation.

     After the Effective Time, all shares of Viewlogic Common Stock will cease to be quoted on the Nasdaq National Market, and the Surviving Corporation will undertake to terminate registration of Viewlogic Common Stock under the Exchange Act.

INDEMNIFICATION AND INSURANCE

     The Merger Agreement provides that Viewlogic shall and, from and after the Effective Time, Synopsys and the Surviving Corporation shall, indemnify, defend and hold harmless each person who was an officer, director or employee of Viewlogic or any of its subsidiaries as of the date of the Merger Agreement or has been at any time prior to the date thereof (or who becomes a director, officer or employee of Viewlogic or any of its subsidiaries prior to the Effective Time) against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld or delayed) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was a director, officer or employee of Viewlogic or any Viewlogic subsidiary, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities"), including, without limitation, all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to the Merger Agreement or the transactions contemplated thereby, in each case to the full extent that a corporation is permitted under the DGCL to indemnify its own directors, officers or employees, as the case may be.

     After the Effective Time, Synopsys and the Surviving Corporation will fulfill, assume and honor in all respects the obligations of Viewlogic pursuant to Viewlogic's Certificate of Incorporation, as amended, and any indemnification agreements existing and in force as of the date of the Merger Agreement with Viewlogic's directors and officers.

     Synopsys and the Surviving Corporation shall, until the sixth anniversary of the Effective Time or such earlier date as may be mutually agreed upon by the interested parties, cause to be maintained in effect, to the extent available, the policies of directors' and officers' liability insurance maintained by Viewlogic and its subsidiaries as of the date of the Merger Agreement (or policies of at least the same coverage and amounts containing terms that are no less advantageous to the insured parties) with respect to claims arising from facts or events that occurred on or prior to the Effective Time. In lieu of the purchase of such insurance by Synopsys or the Surviving Corporation, Viewlogic may purchase a six-year extended reporting period endorsement under its existing directors' and officers' liability insurance coverage. In no event shall Synopsys or the Surviving Corporation be obligated to expend any amount per year in excess of 150% of the aggregate premiums paid by Viewlogic and its subsidiaries in the fiscal year ending December 31, 1997 for directors' and officers' liability insurance in order to maintain or procure such insurance coverage.

CONDITIONS

     The respective obligations of Synopsys, Sub and Viewlogic to effect the Merger are subject to the following conditions: (a) the Merger Agreement shall have been approved and adopted by the stockholders of Viewlogic and the issuance of Synopsys Common Stock in connection with the Merger shall have been approved by the Synopsys stockholders; (b) the waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and no action shall have been instituted by the Antitrust Division or FTC challenging or seeking to enjoin the consummation of the Merger, which action shall not have been withdrawn or terminated; (c) all authorizations, consents, orders or approvals of any governmental entity required to consummate the Merger shall have been obtained and be in effect, the absence of which would be reasonably likely to have a Material Adverse Effect on either Synopsys or Viewlogic, as the case may be; (d) the Registration Statement shall have become effective under the Securities Act and shall not be the subject of a stop order or proceedings seeking a stop order; (e) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction, legal or regulatory restraint or prohibition preventing the consummation of the Merger or limiting or restricting Synopsys' conduct or operation of the business of Synopsys or Viewlogic after the Merger shall have been issued and be in effect, nor shall there be any proceeding brought by any governmental entity seeking any of the foregoing be pending; (f) no action shall be taken, nor any statute, rule, regulation, or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal or prevents or prohibits the Merger; (g) the receipt of letters, in form and substance reasonably acceptable to Viewlogic and Synopsys, from the independent accountants of Synopsys and Viewlogic, respectively, dated the closing date stating that the independent accountants concur with the conclusions of management of the Companies that the Merger will qualify as a pooling of interests transaction under Accounting Principles Board Opinion No. 16 and applicable regulations of the Commission, if the Merger is consummated in accordance with the Merger Agreement; (h) the Synopsys Common Stock to be issued in the Merger, or reserved for future issuance, shall have been approved for quotation on the Nasdaq National Market; (i) receipt by Synopsys of a written opinion from WSGR and receipt by Viewlogic of an opinion of Hale and Dorr both to the effect that the Merger will be treated as a tax-free reorganization within the meaning of Section 368(a) of the Code; (j) the accuracy in all material respects of the representations and warranties of the other party set forth in the Merger Agreement, except for changes contemplated by the Merger Agreement or where the failure to be true and correct would not be reasonably likely to have a Material Adverse Effect on Viewlogic or Synopsys, as the case may be; (k) the performance by the other party in all material respects of all obligations required to be performed by such party under the Merger Agreement; and (l) no Material Adverse Effect with respect to the other party shall have occurred since the date of the Merger Agreement. In addition, it is a condition to the obligations of Synopsys and Sub that Affiliate Agreements in the form attached to the Merger Agreement as Exhibit C shall have been executed and delivered to Synopsys by each director, officer and applicable affiliate of Viewlogic, and that each Affiliate Agreement shall be in full force and effect.

STOCK OPTION AND BENEFIT PLANS

     At the Effective Time, each outstanding option to purchase Viewlogic Common Stock issued under the Viewlogic 1991 Restated Stock Option Plan, the Viewlogic 1991 Outside Directors' Option Plan or the 1996 Outside Directors' Option Plan (together the "Viewlogic Option Plans") will be assumed by Synopsys. Accordingly, each Viewlogic Option shall be deemed to constitute a Synopsys Option to acquire, on the same terms and conditions as were applicable under such Viewlogic Option, the same number of shares of Synopsys Common Stock as the holder of such Viewlogic Option would have been entitled to receive pursuant to the Merger had such holder exercised the Viewlogic Option in full including as to unvested shares, immediately prior to the Effective Time (rounded down to the nearest whole number), at a price per share (rounded up to the nearest whole cent) equal to (i) the aggregate purchase price for the shares of Viewlogic Common Stock otherwise purchasable pursuant to such Viewlogic Option divided by
(ii) the number of shares of Synopsys Common Stock deemed purchasable pursuant to such Synopsys Option as determined by the method described in the preceding sentence. However, with respect to any Viewlogic Option to which Section 422 of the Code applies ("incentive stock options"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code. As of September 30, 1997, options to acquire 4,434,507 shares of Viewlogic Common Stock were outstanding under the Viewlogic Option Plans.

     Synopsys has agreed to reserve for issuance a sufficient number of shares of Synopsys Common Stock for delivery under the Viewlogic Options assumed as described above. As soon as practicable after the Effective Time, Synopsys shall file a registration statement on Form S-3 or Form S-8 or another appropriate form, as the case may be, with respect to the shares of Synopsys Common Stock subject to such Viewlogic Options and shall use its best efforts to maintain the effectiveness of such registration statement(s)(and the current status of the prospectus(es) contained therein) for so long as such Viewlogic Options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, Synopsys has agreed to administer the Viewlogic Option Plans assumed in the Merger in a manner that complies with Rule 16b-3 promulgated under the Exchange Act.

     At the Effective Time, each outstanding option to acquire shares of Viewlogic Common Stock issued under the Viewlogic 1996 Employee Stock Purchase Plan (the "Viewlogic Purchase Plan") will be assumed by Synopsys. Accordingly, each such option will be deemed an option to acquire, under the terms and conditions of the Viewlogic Purchase Plan, shares of Synopsys Common Stock. On February 1, 1998, the termination date of the current offering period under the Viewlogic Purchase Plan, participants thereunder will be entitled to purchase shares of Synopsys Common Stock at a purchase price per share adjusted to reflect the Exchange Ratio and determined in accordance with the Viewlogic Purchase Plan. The Viewlogic Purchase Plan will be terminated upon such February 1, 1998 purchase date.

     Synopsys has also agreed that subsequent to the Effective Time, Viewlogic employees will participate in Synopsys employee benefit programs or comparable programs under substantially the same terms and conditions as all other Synopsys employees.

TERMINATION

     The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Synopsys or the stockholders of
Viewlogic:

          (a) by mutual written consent of Synopsys and Viewlogic; or

          (b) by either Synopsys or Viewlogic if the Merger shall not have been consummated by April 30, 1998, provided that if the Merger shall not have been consummated due to the waiting period (or any extension thereof) under the HSR Act not having expired or been terminated, or due to an action having been instituted by the Antitrust Division or the FTC challenging or seeking to enjoin the consummation of the Merger, then such date shall be extended to July 31, 1998, and provided further that the right to terminate the Merger Agreement under this provision is not available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date; or

          (c) by either Synopsys or Viewlogic if a court of competent jurisdiction or other Governmental Entity (as defined in the Merger Agreement) shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, except, if the party relying on such order, decree or ruling or other action has not complied with its obligations under Section 6.7 (Legal Conditions to the Merger) or Section 6.16 (Additional Agreements; Reasonable Efforts) of the Merger Agreement; or

          (d) by either Synopsys or Viewlogic if the required approvals of the stockholders of Synopsys or stockholders of Viewlogic contemplated by the Merger Agreement shall not have been obtained by reason of the failure to obtain the required vote upon a vote taken at a meeting of such stockholders duly convened therefor or at any adjournment thereof (provided that the right to terminate the Merger Agreement under this provision is not available to any party where the failure to obtain approval of such party's stockholders or stockholders shall have been caused by the action or failure to act of such party in breach of the Merger Agreement); or

          (e) by Synopsys, if (i) the Viewlogic Board shall have withdrawn or modified its recommendation of the Merger Agreement in a manner adverse to Synopsys or shall have publicly announced its intention to do any of the foregoing; (ii) an Alternative Transaction (as defined below) shall have taken place (including execution of an agreement to engage in the same) or the Viewlogic Board shall have recommended to the stockholders of Viewlogic an Alternative Transaction; (iii) a tender offer or exchange offer for 20% or more of the outstanding shares of Viewlogic Common Stock is commenced (other than by Synopsys or an Affiliate of Synopsys) and the Viewlogic Board has not recommended that the stockholders of Viewlogic not tender their shares in such tender or exchange offer within the time period prescribed by Rule 14e-2 promulgated under the Exchange Act; or

          (f) by Synopsys or Viewlogic, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in the Merger Agreement, which breach causes the conditions set forth in Sections 7.2(a) or 7.2(b) of the Merger Agreement (in the case of termination by Synopsys) or 7.3(a) or 7.3(b) (in the case of termination by Viewlogic) not to be satisfied as of the time of such breach, provided that if such breach by such party is curable by such party through the exercise of its reasonable efforts and for so long as such party continues to exercise such reasonable efforts, the other party may not terminate the Merger Agreement under this provision; or

          (g) by Viewlogic, in the event of (i) a merger or consolidation to which Synopsys is a party, if the stockholders of Synopsys immediately prior to the effective date of such merger or consolidation have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of less than 50 percent of the total combined voting power for election of directors of the surviving corporation following the effective date of such merger or consolidation, (ii) the acquisition or direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) in the aggregate of securities of Synopsys representing more than 50% of the total combined voting power of Synopsys' then issued and outstanding voting securities by any person, entity or group, as shown on a Schedule 13D filed with the SEC pursuant to the Exchange Act; or (iii) the sale of all or substantially all of the assets of Synopsys to any person or entity that is not a Subsidiary of Synopsys.

     In the event of any termination of the Merger Agreement pursuant to clause
(a) above, there will be no liability or obligation on the part of any party to the Merger Agreement or its officers, directors, stockholders or affiliates, except as set forth in Section 8.3 of the Merger Agreement (Fees and Expenses), provided that the provisions of Sections 6.14 (Brokers and Finders), 8.3 and
Article IX (Miscellaneous) of the Merger Agreement and the Non-Disclosure Agreement shall remain in full force and effect and survive any such termination. In the event of any termination of the Merger Agreement pursuant to Sections 8.1(b) to 8.1(g), the Merger Agreement shall be of no further force and effect, except that Sections 8.2 (Effect of Termination) and 8.3 and Article IX of the Merger Agreement and the Non-Disclosure Agreement shall remain in full force and effect and survive any termination of the Merger Agreement and nothing in the Merger Agreement shall relieve any party from liability for any breach of the Merger Agreement.

     Except as described below, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated, provided that Synopsys and Viewlogic shall share equally all fees and expenses, other than attorneys' fees, incurred in relation to the printing and filing of this Proxy Statement/Prospectus (including any related preliminary materials) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements.

TERMINATION FEES AND EXPENSES

     Section 8.3 of Merger Agreement provides for Viewlogic to pay to Synopsys a cash termination fee of $10,000,000 upon the earliest to occur of the following events:

          (i) the termination of the Merger Agreement by Synopsys pursuant to
     Section 8.1(e) of the Merger Agreement; or

          (ii) the termination of the Merger Agreement by Synopsys pursuant to
     Section 8.1(d) of the Merger Agreement as a result of the failure to receive the requisite vote for approval of the Merger Agreement and the Merger by the stockholders of Viewlogic at the Viewlogic Special Meeting if, at the time of such failure,

             (A) there shall have been announced or commenced an Alternative Transaction (as defined in clauses (i), (ii) or (iii) of Section 8.3(d) but excluding clause (iv) contained in such definition) or Viewlogic shall have executed an agreement to engage in the same and the Viewlogic Board shall not have recommended against such Alternative Transaction affirmatively or, if the Viewlogic Board has recommended against such Alternative Transaction, the Viewlogic Board shall have withdrawn such recommendation against such Alternative Transaction or modified such recommendation in a manner adverse to Synopsys, or

             (B) there shall have been announced an Alternative Transaction (including, but not limited to, the definition contained in clause (iv) of Section 8.3(d)) and Viewlogic shall have engaged in any merger, consolidation, share exchange, business combination, or similar transaction with, or shall have sold, leased, exchanged, or otherwise transferred Material Assets (as defined in Section 8.3(d)(iii)) to the Third Party (as defined in Section 8.3(d)) or any affiliate thereof proposing such Alternative Transaction (or entered into an agreement with such Third Party or any affiliate thereof to engage in the same) within six months after the date of the Viewlogic Special Meeting or the Viewlogic Board shall have recommended an Alternative Transaction (as defined in clause (i) of Section 8.3(d)) with the Third Party proposing such Alternative Transaction or any affiliate thereof within six months after the date of the Viewlogic Special Meeting.

     As used in the Merger Agreement, "Alternative Transaction" means either (i) a transaction pursuant to which any person (or group of persons) other than Synopsys or its affiliates (a "Third Party"), acquires more than 20% of the outstanding shares of Viewlogic Common Stock, pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving Viewlogic pursuant to which any Third Party acquires more than 20% of the outstanding equity securities of Viewlogic or the entity surviving such merger or business combination, (iii) any other transaction pursuant to which any Third Party acquires control of assets (including for this purpose the outstanding equity securities of subsidiaries of Viewlogic, and the entity surviving any merger or business combination including any of them) of Viewlogic having a fair market value (as determined by the Viewlogic Board in good faith) equal to more than 20% of the fair market value of all the assets of Viewlogic immediately prior to such transaction ("Material Assets"), or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

     Notwithstanding the foregoing, in no event is Viewlogic required to pay any termination fees to Synopsys if, immediately prior to the termination of the Merger Agreement, Synopsys was in breach of any of its material obligations under the Merger Agreement. Payment of the fees described above shall not be in lieu of damages incurred in the event of breach of the Merger Agreement.

     Pursuant to the Merger Agreement, Synopsys also agreed to pay Viewlogic a cash termination fee of $10,000,000 upon the earlier to occur of (i) the termination of the Merger Agreement by Viewlogic pursuant to Section 8.1(g) or
(ii) the termination of the Merger Agreement by Viewlogic pursuant to Section 8.1(d) following the failure of Synopsys to receive the required approval of its stockholders at the Synopsys Special Meeting. The termination fee, if applicable, will be paid within one business day after the occurrence of the event resulting in Synopsys' obligation to pay the fee, but Synopsys will not be required to pay the termination fee if, immediately prior to the termination of the Merger Agreement, Viewlogic was in breach of any of its material obligations under the Merger Agreement.

AMENDMENT AND WAIVER

     The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties thereto. The Merger Agreement may be amended by the parties thereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Viewlogic and Synopsys, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval.

     At any time prior to the Effective Time, either Synopsys or Viewlogic, by action taken or authorized by their respective Board of Directors, as the case may be, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained in the Merger Agreement or delivered pursuant to the Merger Agreement, and (iii) waive compliance by the other party with any condition or agreement contained in the Merger Agreement.

STOCK OPTION AGREEMENT

     Pursuant to the Stock Option Agreement, Synopsys was granted the right, under certain circumstances, to acquire shares of authorized but unissued Viewlogic Common Stock (the "Viewlogic Shares") constituting approximately 19.9% of the outstanding shares of Viewlogic Common Stock (the "Synopsys Option") at a price, payable in cash, of $28.00 per share (the "Exercise Price"). Pursuant to the terms of the Stock Option Agreement, the type and number of securities subject to the Synopsys Option, and the price per share, shall be adjusted in the event of any change in Viewlogic Common Stock by reason of certain events, including recapitalizations, combinations, exchange of shares and the like. The Stock Option Agreement could have the effect of making an acquisition of Viewlogic by a third party more difficult.

     The Stock Option Agreement is exercisable by Synopsys, in whole or in part, at any time or from time to time (i) in the event that (A) the Viewlogic Board shall have withdrawn or modified its recommendation of the Merger Agreement in a manner adverse to Synopsys or shall have publicly announced its intention to do any of the foregoing; (B) an Alternative Transaction shall have taken place (including execution of an agreement to engage in the same) or the Viewlogic Board shall have recommended to the stockholders of Viewlogic an Alternative Transaction; (C) a tender offer or exchange offer for 20% or more of the outstanding shares of Viewlogic Common Stock is commenced (other than by Synopsys or an affiliate of Synopsys) and the Viewlogic Board has not recommended that the stockholders of Viewlogic not tender their shares in such tender or exchange offer within the time period prescribed by Rule 14e-2 promulgated under the Exchange Act; or (ii) the termination of the Merger Agreement by Synopsys as a result of the failure to receive the requisite vote for approval of the Merger Agreement and the Merger by the stockholders of Viewlogic if, at the time of such failure there shall have been announced or commenced an Alternative Transaction or Viewlogic shall have executed an agreement to engage in the same and the Viewlogic Board shall not have recommended against such Alternative Transaction affirmatively or, if the Viewlogic Board has recommended against such Alternative Transaction, the Viewlogic Board shall have withdrawn such recommendation against such Alternative Transaction or modified such recommendation in a manner adverse to Synopsys. If an event

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

occurs which would permit Synopsys to exercise its stock option such event would also permit the termination of the Agreement and payment to Synopsys of the termination fee described in "The Merger -- Termination Fees and Expenses." The Synopsys Option will terminate upon the earlier of: (i) the Effective Time; (ii) the termination of the Merger Agreement pursuant to its terms (other than a termination whereby the Viewlogic Board shall have withheld, withdrawn or modified in a manner adverse to Synopsys its recommendation in favor of adoption and approval of the Merger and approval of the Merger after receipt of and in connection with an Alternative Transaction or upon the commencement of a tender or exchange offer for 20% or more on any class of Viewlogic's capital stock); or
(iii) 180 days following any termination of the Merger Agreement (or, if at the expiration of such 180-day period, the Synopsys Option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, ten (10) business days after such impediment to exercise shall have been removed or shall have become final and not subject to appeal). Notwithstanding the foregoing, (i) the Synopsys Option cannot be exercised if Synopsys is in material breach of any of its representations, warranties, covenants or agreements contained in the Stock Option Agreement or in the Merger Agreement, and (ii) in the event Synopsys receives more than the sum of (x) $23,000,000 and (y) the Exercise Price multiplied by the number of Viewlogic Shares purchased by Synopsys pursuant to the Synopsys Option, in connection with a sale of such Viewlogic Shares, all proceeds in excess of such amount shall be remitted to Viewlogic.

     Subsequent to the termination of the Merger Agreement, Synopsys may by written notice ("Registration Notice") request Viewlogic to register under the Securities Act all or any part of the shares of Viewlogic Common Stock acquired pursuant to the Stock Option Agreement. Viewlogic may, at its option, purchase these shares ("Registrable Shares") at their market price (the per share average of the closing sale price of Viewlogic's Common Stock on the Nasdaq National Market for the twenty (20) trading days immediately preceding the Registration Notice) within ten (10) business days after the receipt of the Registration Notice. If Viewlogic does not elect to exercise its option to purchase the Registrable Shares, it shall use its best efforts to register the unpurchased Registrable Shares; provided, however, (a) Synopsys shall not be entitled to more than an aggregate of two effective registration statements and (b) Viewlogic will not be required to file any such registration statement for a certain period of time when (i) Viewlogic is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at such time and, in the written opinion of counsel to Viewlogic, such information would have to be disclosed if a registration statement were filed at such time; (ii) Viewlogic is required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement; or (iii) Viewlogic determines, in its reasonable judgment, that such registration would interfere with any financing, acquisition or other material transaction involving Viewlogic.

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                                 SYNOPSYS, INC.

BUSINESS

  Introduction

     Synopsys develops, markets, and supports EDA products for designers of ICs and electronic systems. Synopsys offers a range of design tools, verification tools and systems, design reuse products and physical design tools that significantly improve designers' productivity by offering improved time to market, reduced development and manufacturing costs, and enhanced design quality of results when compared to earlier generations of EDA products. Synopsys also provides training, support and consulting services for its customers.

     The foundation of Synopsys' design methodology is logic synthesis. Logic synthesis allows designers to use a high-level language to describe a chip, then automatically convert and optimize this high-level description into a gate-level format that can be manufactured by a semiconductor company. Synopsys' design tools also include test and timing analysis products.

     Synopsys' verification systems products are used by IC designers in several stages of system design to help ensure that their ICs will work before they are manufactured. Synopsys is a leading provider of software and hardware models, which are used to test IC designs within the context of the system into which they will be designed or to simulate the performance of an entire system or subset of a system before manufacturing. Synopsys' simulation products permit engineers to simulate their designs at various stages of the design process (behavioral, register-transfer and gate-levels).

     Synopsys' design reuse products are intended to reduce design time by permitting the straightforward reuse of previously-proven circuit "blocks." Synopsys believes design reuse will be a key to increased productivity of IC designers as the density and complexity of ICs increase. Synopsys' design reuse products include its DesignWare library of synthesizable standard parts and its proprietary Cell-Based Array ("CBA") IC architecture, libraries and compilers, which are licensed to semiconductor manufacturers.

     Synopsys' physical design tools include a family of software tools that assist designers in addressing at the transistor level the timing, power and reliability requirements of an IC. As semiconductor technology advances and IC complexity increases, transistor-level verification is becoming an increasingly important phase of the IC design process.

     Synopsys markets its products on a worldwide basis and offers comprehensive customer service, education, consulting, and support as integral components of its product offerings. Products primarily are marketed through its direct sales force. Synopsys has licensed its products to many of the world's leading semiconductor, computer, communications and electronics companies.

  Industry Background

     EDA products have played a critical role in accelerating the dramatic advances in the electronics industry over the past two decades.

     For the past 26 years, IC complexity (as measured by the number of transistors on a chip) has increased by a factor of 10 every six years -- a formula known in the semiconductor industry as Moore's Law (for the founder of Intel Corporation). The need for EDA resulted from this increasing complexity, as well as increased complexity of the electronic systems in which ICs are used and the scarcity of skilled IC design engineers. Increased IC complexity lengthened the product design and development cycles while, at the same time, competition shortened product life cycles. The objectives of EDA are to (a) reduce time to market, (b) reduce the costs associated with product design and development, (c) improve the performance and density of complex IC designs, and
(d) improve the predictability of IC manufacture and testing.

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     The electronic design process encompasses five basic stages:

     - Determine the architecture of the system (system design);

     - Develop behavioral descriptions of various system elements (behavioral design);

     - Specify the desired architecture of an IC (functional design);

     - Develop schematic diagrams of logic gates that implement this functionality (logic or gate-level design); and

     - Lay out the individual transistors and interconnect wires that implement the logic, which results in mask sets used to manufacture the IC (layout or device design).

     Prior to EDA, this entire process was manual, time consuming, prone to error, and costly, thus limiting design complexity. In the 1960s and early 1970s, "complex" IC designs consisted of a few hundred logic gates (one logic gate is equal to approximately four transistors). The EDA industry has evolved over the past twenty years to automate a significant portion of the design process, resulting in dramatic productivity increases. Each new generation of design methods has been based on an enabling technology that provided an automated linkage between design stages and raised the level of design abstraction at which designers worked, thus facilitating the design of more complex ICs by a broader range of designers.

     The first generation of EDA, computer-aided design ("CAD"), automated the layout process using dedicated mainframe or high-powered minicomputer systems, allowing circuit designers to create ICs of several thousand logic gates. In the late 1970s and early 1980s, computer-aided engineering ("CAE") emerged as the second generation of EDA, with electronic design capture at the logic gate-level instead of the layout or device level. By the mid-1980s, most IC design was accomplished using workstation-based CAE tools for schematic capture, gate-level simulation, and automated placement and routing. In the late 1980s, as semiconductor process technology advanced, it became possible to manufacture ICs with hundreds of thousands of gates. Consequently, a new generation of EDA tools was required that let designers work at even higher levels of abstraction.

     Logic synthesis provided the means for working at a functional level rather than gate level, and thereby became the focal point of the third generation of IC design. Using hardware description languages ("HDLs") that permit the expression of design ideas and functionality at a level independent of silicon implementation, logic synthesis employs advanced computational algorithms for Boolean logic manipulation and optimization, timing analysis, and technology mapping.

     Logic synthesis offers significant reductions in circuit area and improvements in critical path timing compared to results achieved by designers using traditional CAE tools. In addition, logic synthesis supports technology independent design, giving designers a wide array of options in choosing semiconductor suppliers. Due to the automated nature of the synthesis process, logic synthesis also allows designers to efficiently explore architectural alternatives by merely changing the high-level description or reusing high-level descriptions from one design to another. Synthesis also can be used to migrate designs from one technology to another (e.g., CMOS 0.5-micron to CMOS 0.25-micron technology) or retarget from one implementation approach to another (e.g., FPGA to ASIC (application specific IC)).

     Semiconductor process technology has continued to advance into the 1990s. Chip complexity and density have continued to increase accordingly. Functions that historically have been implemented in separate ICs and integrated on a printed circuit board are increasingly being implemented and integrated on a single chip, a so-called "system-on-a-chip." At the same time, the competitive pressures faced by computer, telecommunications, electronics, automotive and appliance companies and other designers and consumers of ICs have made design productivity and time-to-market even more critical factors in selecting IC design methods and tools.

  Strategy

     Synopsys' strategy is to lead the evolution of electronic design by providing methodologies, products and services that maximize the productivity of its customers. In order to execute this strategy, Synopsys seeks to

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develop a balanced portfolio of design tools that continue to raise the level of abstraction at which IC developers work and perform superior optimization of IC design for speed, size and power, provide superior tools to assist in the verification of IC designs early in the design cycle, enable the large-scale reuse of intellectual property, including system-on-a-chip ICs, assist in meeting the design challenges created by deep submicron and nanometer technology and provide high quality support, education and consulting services that meet the needs of its customers.

PRODUCT GROUPS AND PRODUCTS

  Design Tools Group


     Synopsys' design tools consist principally of its core logic synthesis product, Design Compiler, and a suite of high-level design and verification products. Logic synthesis automates the creation of IC logic from a high-level circuit description, thereby reducing design time, permits IC designers to optimize designs for size, speed and power consumption, and allows exploration of architectural tradeoffs early in the design process, thereby improving quality of results. Verification is the process of ensuring that an IC meets the functional specifications and timing requirements of its design, and that it will work with the other components of a system, before it is manufactured. As IC complexity grows, the importance of verification to the chip design process also grows. Without adequate verification tools, verification can be a serious bottleneck in the design process.


     Design Compiler is the market-leading logic synthesis tool and is currently used by a broad range of companies engaged in the design of ICs and field programmable gate arrays (FPGAs) to optimize their designs for performance and chip area. Design Compiler was introduced in 1988 and has been updated regularly since then. In fiscal year 1997 Synopsys released "Synopsys 97," a significant upgrade to the Design Compiler product family. Synopsys 97 includes over 100 performance enhancements initiated by requests from Synopsys' customers, plus a new capability for handling engineering change orders late in the design process.

     Synopsys' Behavioral Compiler, which runs "on top" of Design Compiler, permits designers to create complex circuits in a high-level shorthand and then helps them explore design tradeoffs and pick the best architecture, thereby permitting them to work at a higher level of abstraction than does Design Compiler. Behavioral Compiler was introduced in 1994 and was embraced by only a handful of early adopters. It has gained market acceptance as designers have gradually begun to explore the benefits of behavioral synthesis. Users of Behavioral Compiler have reported significant reductions in architecture design time (an important component of overall design time), while achieving improvements in performance and area.

     In fiscal year 1997, Synopsys introduced PrimeTime, a full-chip static timing analysis tool that provides customers with essential design verification capabilities. PrimeTime ensures that as a design advances from synthesis (high-level design) to transistor-level implementation, all timing-critical paths can be clearly understood and verified. The ability to coherently track timing progress throughout a design is critical to meeting project goals. PrimeTime has been very well received by initial users and has been adopted by several ASIC vendors for static timing sign-off.

     Power Compiler, introduced in fiscal year 1996 to address customers' concerns regarding IC power consumption, continued to gain market acceptance in fiscal year 1997 and has become the market-leading power optimization synthesis tool. Power Compiler permits IC designers to optimize their designs for power consumption, which is especially important in the design of portable, battery-powered devices such as laptop computers and cellular telephones.

     During fiscal year 1997 Synopsys continued to expand the distribution channel for its FPGA Express product. FPGA Express, introduced in fiscal year 1996, is Synopsys' logic synthesis tool for high-density FPGAs and complex programmable logic devices ("CPLDs") and is Synopsys' first product to run on the Windows 95 and Windows NT operating systems, reflecting the fact that personal computers are the predominant platform for FPGA and CPLD designs.

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     Synopsys' other design tools are integrated with Design Compiler to offer a comprehensive design environment. RTL Analyzer lets IC designers analyze and improve their source code before synthesis and simulation runs. Synopsys' test synthesis software permits designers to generate high-quality test patterns and moves IC design testing from the final stages of the design process to the high-level design process, thus permitting earlier detection of design defects. Synopsys' floor-planning management product acts as a high-level link to the layout process by taking physical design data into consideration during synthesis.

     Synopsys' COSSAP product is a second-generation digital signal processing ("DSP") design system targeted at designers of digital communications devices such as cellular telephones. COSSAP can simulate large, complex, high-level systems that would be hard to model with standard cycle-based or event-driven simulators, and includes a library of DSP building blocks.

     Synopsys' high-level verification products include Cyclone, introduced in September 1996, and VHDL System Simulator ("VSS"). Cyclone is "cycle-based" simulation software, which permits IC designers to simulate their designs using high-level algorithms at the register-transfer level, which is faster and requires less memory than current tools. VSS is used at various stages in the high-level design process to simulate a system or subsystem or to simulate the performance of an IC within a system. VSS and Cyclone are both tightly linked to Synopsys' synthesis products.


     In order to address the challenges posed by increasing IC complexity and advances in IC technology, in fiscal year 1996 Synopsys and IBM formed an alliance to jointly develop products in the areas of design planning, timing, test and synthesis, and Synopsys acquired a license to use certain IBM technology. PrimeTime, Synopsys' recently-introduced timing analysis software, is the first product to be developed under the IBM relationship. In addition, Synopsys was selected by SEMATECH, a consortium of the leading U.S. semiconductor manufacturers, as the prime contractor on a $6 million contract to deliver next generation tools for designing complex ICs at 0.25-micron and below. Work on the SEMATECH project continued in fiscal year 1997.


  Logic Modeling Group

     Since Synopsys' February 1994 merger with Logic Modeling Corporation, Synopsys has offered a full range of hardware and software modeling solutions. Synopsys' ModelSource 3000 series is a family of hardware modeling systems for ASIC and board level design which provide a flexible means for designers to model complex devices. ModelSource 3000 systems use the actual integrated circuit to model its own behavior. Synopsys' SmartModel Libraries offer models for more than 13,000 commercially available ICs, including a wide range of microprocessors, controllers, DSPs, FPGAs, CPLDs, peripherals, memories and standard logic. Synopsys' bus interface models are used to verify that designs comply with established industry standards. Models are available for most popular standards. In addition, Synopsys offers modeling technologies to allow designers to create models of both standard and proprietary devices. These models support all major EDA simulation environments and a wide range of EDA platforms, giving designers access to a broad range of models to assist them with verification of their designs.

     Success in the modeling business depends, in part, upon making a wide range of models and model types. Synopsys continues to focus its modeling development efforts on enhancing its ability to quickly and efficiently produce and distribute new models to meet rising verification needs. Synopsys seeks to maintain close relationships with leading semiconductor vendors to ensure model accuracy and the earliest possible availability. Synopsys believes that future design verification methodologies, including those for system-on-a chip, will require the availability of accurate, high performance models of complex components and intellectual property blocks.

  Design Architects Group

     As the number of logic gates on ICs continues to grow, and as ICs themselves become capable of hosting entire systems rather than single functions, the reuse of proven design modules will become increasingly important to IC designers. Synopsys' Design Architects Group offers products that enable reuse of designs and

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integration of complex blocks on a single piece of silicon, known as a
"system-on-a-chip". The Design Architects Group contains two business units, Silicon Architects and Design Reuse.


  Silicon Architects

     Since Synopsys' acquisition of Silicon Architects in May 1995, it has offered a proprietary IC architecture, known as Cell-Based Array ("CBA"), compilers for high-level memories and data path elements and other tools. The CBA architecture offers semiconductor vendors the customization advantages of gate array architecture with the density, performance and power advantages of standard cell design. The CBA Macrocell Libraries consists of optimized libraries of low level elements in an IC. Macrocell and datapath compilers generate optimized general purpose functions for an IC and permit optimization for size, performance and power consumption. Tools are also available to facilitate porting of complex IC blocks from one process technology to another and to embed functional blocks into complex system-on-a-chip designs.

     Synopsys licenses CBA technology and tools to ASIC manufacturers and adapts the libraries for use in the manufacturer's particular production process. The CBA libraries are then used in lieu of the manufacturer's proprietary library. Replacing vendor-specific libraries with optimized CBA libraries can provide cost benefits to ASIC vendors by reducing the silicon area required for a given design and can provide improved performance and power consumption levels compared to other IC architectures. The CBA architecture also offers Synopsys' customers a link between synthesis-based high-level design and the physical implementation of designs. Synopsys has entered into CBA license agreements with many of the world's leading ASIC vendors. In addition to licensing semiconductor manufacturers, Synopsys also licenses a CBA design system to independent design houses and end users in order to facilitate and increase the number of designs that target the CBA technology.

     In June 1997 Synopsys entered into an agreement with Mentor pursuant to which the two companies will work together on developing an industry-standard methodology for the development of reusable IC cores. Under the agreement, the companies will produce a reuse methodology manual which is based on Synopsys synthesis tools for the creation of such blocks and targets CBA as the IC technology of choice. In addition, Mentor's Inventra business unit will prove its soft cores in CBA and make such CBA-proven soft cores available to its customers.

  Design Reuse

     The Design Reuse Group offers a wide range of reusable design modules, tools for creating reusable design blocks and design reuse consulting services.

     Synopsys' DesignWare products provide IC designers with libraries of pre-designed and pre-verified off-the-shelf design modules to incorporate into their own designs. DesignWare libraries include commonly used functions ranging from simple modules, such as multipliers, to more complex functions. DesignWare libraries are flexible, ready-to-use digital components that are technology-independent, parameterizable and synthesizable (i.e., usable by Synopsys' design tools in optimizing a design). By providing these building blocks and making them synthesizable, DesignWare helps reduce the overall design time for complex ICs. The reuse of these building blocks represents a significant shift from traditional IC design, in which designs have been intimately tied to a particular process technology or design methodology and not easily transferred from one chip design to the next. By the end of fiscal year 1997, over 100 design modules were available in DesignWare libraries. Synopsys intends to make more modules available and to increase the size and functions of the available modules.

     In addition to the DesignWare libraries of basic functions, Synopsys offers DesignWare Macrocells -- complex, reusable, ready-to-use digital components that are technology-independent, parameterizable and synthesizable. These include functions like the 8051 microcontroller and PCI 2.1 bus interface blocks. Like the DesignWare libraries, these macrocells are tightly coupled to Synopsys' high-level design environment.

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     DesignWare Developer helps customers develop their own DesignWare components from which they can build an inventory of design knowledge that can be leveraged across multiple development teams or in subsequent design cycles.

  EPIC Technology Group

     As ICs themselves are becoming more powerful and more complex, the size of the transistors and wires contained on those ICs is getting smaller. At the "deep submicron" scale (i.e., wire widths of 0.25 micron and below), the electrical characteristics of an IC begin to change, which imposes new challenges on IC designers and increases the importance of analysis and verification tools that operate at the transistor level of the IC design process. Since Synopsys' February 1997 merger with EPIC, Synopsys has offered its customers a family of characterization, simulation, analysis, extraction and physical verification software tools and services to assist in meeting these design challenges. Together the products permit designers to address at the transistor level the timing, power and reliability requirements of an IC. EPIC release 5.1, which began shipping in August 1997, includes improvements in accuracy, capacity and runtime: three critical areas to customers engaged in high-density transistor-level design. The EPIC Tools Group's principal products include:

     TimeMill is a transistor-level simulator and dynamic timing analyzer. Used interactively in the prelayout phase, TimeMill helps designers optimize the performance of transistor level blocks, memories and datapaths. TimeMill allows the designer to quickly explore changes in voltage levels, temperature or process parameters to improve design quality. After layout, TimeMill detects problems such as charge sharing and race conditions which are more prevalent in advanced silicon IC design.

     PowerMill simulates block and full chip current and power behavior, providing fast and accurate current and power analysis and power diagnostics. PowerMill offers static and dynamic diagnostics to identify design flaws that cause unnecessary power consumption. After layout, PowerMill helps designers confirm that power consumption is acceptable before committing the design to silicon.

     The Analog Circuit Engine ("ACE"), introduced in fiscal 1997, is an analog simulation option available for TimeMill and PowerMill tools (versions 5.0 and later). When used with TimeMill or PowerMill, ACE provides a mixed A/D circuit simulation solution for IC designers to develop improved designs for next-generation deep submicron and nanometer devices.

     PathMill is a static timing tool that provides a detailed critical path analysis and static timing verification capability. PathMill provides accurate and flexible modeling for mixed level static timing analysis. PathMill's behavioral, gate and transistor level models allow accurate analysis at each level of the design hierarchy, allowing the user to mix top-down design and bottom-up implementation.

     Arcadia, introduced in November 1995, provides full chip and net-by-net RC extraction, and thereby permits designers to invest analysis time on critical paths and spend less time on the segments that do not require in-depth analysis. Arcadia is specifically designed for the advanced silicon designer working on complex, high-performance custom, structured custom or ASIC projects. In fiscal 1997, Synopsys released a significant update to Arcadia, which offers twice the speed and three times more capacity than the previous version and permits distributed processing, which makes it possible for customers to significantly shorten runtimes.

     AMPS, introduced in January 1996, simultaneously optimizes power, delay and area in digital CMOS circuits. AMPS automatically resizes transistors, making individual transistors larger or smaller to find the combination that will best meet user-defined power, speed and area goals without changing the functionality of the design.

     DelayMill, introduced in fiscal 1997, enables accurate timing verification at the transistor level. DelayMill is an advanced delay calculation system for IC, which calculates layout parasitics and interconnect delay effects, and is specially useful for IC designers working with multi-million transistor designs in nanometer silicon. PowerArc and PowerGate, also introduced in fiscal 1997, are complementary products which together provide power analysis capabilities at both the gate- and transistor- level of IC design.

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Customer Service and Support

     Synopsys devotes substantial resources to providing customers with technical support, customer education, and consulting services. Synopsys believes that a high level of customer service and support is critical to the adoption and successful utilization of its high-level design automation methodology.

     As a result of the continued growth of Synopsys' installed base, as well as customer requests for education, support and consulting services, Synopsys' service revenue has increased as a percentage of total revenue, representing 31%, 33% and 36% of total revenue in fiscal 1995, 1996 and 1997, respectively.

CONSULTING

     Synopsys provides consulting services through its Professional Services Group, which offers customized high-level design support for IC and systems designs. Synopsys consultants are experienced designers who provide customers with in-depth technical expertise in the use of Synopsys' HLDA methodology and tools. Synopsys offers both methodology and project consulting. Methodology consulting is aimed at increasing customer productivity, promoting the adoption of Synopsys' HLDA methodology and solving immediate needs of customers' design teams. Project consulting involves Synopsys experts working with customer design teams from design implementation through simulation, synthesis and tapeout.

TECHNICAL SUPPORT

     Technical support for Synopsys products is provided through both field and corporate-based technical application engineering groups. Synopsys provides customers with software updates and a formal problem identification and resolution process through Synopsys Technical Support Center. Synopsys' central entry point of all customer inquiries is SOLV-IT!, a direct-access service available worldwide, 24 hours per day, through electronic mail and the World Wide Web that lets customers quickly seek answers to design questions or more insight into design problems. SOLV-IT! combines Synopsys' complete design knowledge database with sophisticated information retrieval technology. Updated daily, it includes documentation, design tips and answers to user questions.

CUSTOMER EDUCATION SERVICES

     Synopsys offers a number of workshops focused on high-level design, simulation, behavioral synthesis, logic synthesis and test. Regularly scheduled workshops are offered in Mountain View, California; Austin, Texas; Burlington, Massachusetts; Reading, England; Rungis, France; Munich, Germany; Tokyo and Osaka, Japan; and Seoul, Korea. On-site workshops are available on a worldwide basis at customers' facilities. To date, over 15,000 design engineers have been trained in the use of Synopsys' products through participation in Synopsys workshops.

PRODUCT WARRANTIES

     Synopsys generally warrants its products to be free from defects in media and to substantially conform to material specifications for a period of 90 days. Synopsys has not experienced significant returns to date.

SUPPORT FOR INDUSTRY STANDARDS

     Synopsys actively supports standards that it believes will help its customers increase productivity and solve design problems, including support for key standards that promote system-on-chip design and facilitate interoperability of tools from different vendors.

     Synopsys' products support the two most commonly used hardware description languages, VHDL and Verilog HDL, and industry standard data formats for the exchange of data between Synopsys' tools and other EDA products. Synopsys donated its SWIFT modeling interface to the Open Modeling Forum to establish a common simulator interface for models written in various formats.

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     Synopsys is the prime contractor for SEMATECH's Chip Hierarchical Design
System, which is predicated on open standards and tool interoperability. Synopsys is a member of the Virtual Socket Interface Alliance ("VSIA"), an industry group formed to promote standards that facilitate the integration and reuse of functional blocks of intellectual property, and has representatives on the VSIA's Steering Working Group and several Development Working Groups. A representative of Synopsys is on the Board of Directors of the standards groups Open Verilog International, VHDL International, OMF, and Silicon Integration Initiative and participates in standards activities conducted by these and other leading EDA industry bodies.

     Synopsys' products are written mainly in the C language and utilize the Motif and X11 standards for graphical user interfaces. Synopsys' software runs principally under the UNIX operating system and is offered on the most widely used workstation platforms, including those from Sun Microsystems, Hewlett-Packard, IBM, Digital Equipment Corporation and Sony. Certain of Synopsys' software modeling products and its FPGA Express product run on the Windows 95 and Windows NT operating systems.

  Sales, Distribution and Backlog

     Synopsys markets its products and services primarily through its direct sales and service force in over 30 offices in the United States and principal international markets. Synopsys employs highly skilled engineers and technically proficient sales persons capable of serving the sophisticated needs of the customers' engineering and management staffs.

     For fiscal years 1995, 1996 and 1997, international sales represented 51%, 48% and 45%, respectively, of Synopsys' total revenue. Additional information relating to domestic and foreign operations is contained in Note 7 of Notes to Synopsys Consolidated Financial Statements.

     As of September 30, 1997, Synopsys' direct sales and service force consisted of 563 management, technical and administrative employees. Synopsys has 18 sales/support centers throughout the United States. Internationally, Synopsys has sales/support offices in Canada, Finland, France, Germany, Hong Kong, Israel, Italy, Japan, Korea, the People's Republic of China, Singapore, Sweden, Taiwan and the United Kingdom, including regional headquarters offices in Germany, Japan and Singapore. On a limited basis, Synopsys also utilizes manufacturer's representatives and distributors. Synopsys has established such relationships in Australia, Brazil, Hong Kong, India, Korea, Malaysia and Singapore.

     Synopsys' backlog was approximately $207.2 million on November 1, 1997, as compared to $185.9 million on November 2, 1996. In fiscal 1996, Synopsys' backlog included orders for customer training and consulting services which were expected to be completed within one year, orders for system and software products sold under long-term licenses with customer requested ship dates within twelve months, and time-based licenses, subscription services, maintenance and support which are expected to be recognized as revenue within fifteen months. Effective at the beginning of fiscal year 1997, Synopsys amended its order acceptance policy relative to system and software products sold under long-term licenses and currently includes in backlog only those orders with customer requested ship dates within three months rather than twelve months. This amendment to the order acceptance policy was implemented prospectively and the backlog number for fiscal 1996 has not been adjusted. Upon consummation of Synopsys' merger with EPIC, the EPIC backlog was added to that of Synopsys. The backlog at November 2, 1996, noted above, has been restated to reflect the combined Synopsys and EPIC backlog and has not been adjusted for differences in the two companies' methods of backlog calculation. EPIC orders received subsequent to the merger were accepted under the current order acceptance policy. Synopsys has not historically experienced significant cancellations of orders. Customers frequently reschedule or revise the requested ship dates of orders, however, which can have the effect of deferring recognition of revenue for these orders beyond the expected time period.

  Research and Development

     Synopsys believes that its future performance will depend in large part on its ability to maintain and enhance its current product lines, develop new products, maintain technological competitiveness, and meet an expanding range of customer requirements. In addition to product development teams, Synopsys maintains an advanced research group that is responsible for exploring new directions and applications of its core technologies, migrating new technologies into the existing product lines, and maintaining strong research relationships outside Synopsys both within industry and academia. Relationships are maintained with third-party software and hardware vendors to broaden the product lines without direct investment and with all major hardware vendors on whose platforms Synopsys' products operate.

     During fiscal 1995, 1996 and 1997, research and development expenses were $64.6 million, $94.8 million and $115.0 million, respectively, net of capitalized software development costs. Synopsys capitalized software development costs of approximately $1.0 million in each of fiscal 1995, 1996 and 1997. Synopsys anticipates that it will continue to commit substantial resources to research and development in the future.

  Manufacturing

     Synopsys' manufacturing operations consist of assembling, testing, packaging and shipping its system and software products and documentation needed to fulfill each order. Manufacturing is currently performed in Synopsys' Mountain View, California and Beaverton, Oregon, facilities. Outside vendors provide tape and CD-ROM duplication, printing of documentation and manufacturing of packaging materials. The manufacturing and test of system products is done by Synopsys employees, with some sub-assembly performed by outside vendors. Synopsys typically ships its software products, with either a permanent or temporary access key, within 10 days of acceptance of customer purchase orders and execution of software license agreements, unless the customer has requested otherwise. For its system products, Synopsys buys components in anticipation of orders and builds units to match orders, typically shipping within four to twelve weeks of order acceptance, unless the customer has requested otherwise.

  Competition

     The EDA industry is highly competitive. The other principal companies in the EDA industry are Cadence, Mentor, Avant! and Quickturn Design Systems, Inc. There are many other companies in the EDA industry and frequent new entrants, including businesses targeted at Synopsys' product areas.

     Synopsys' products compete with similar products from other vendors and compete with other EDA products and services for a share of the EDA budgets of their customers. Synopsys' products also compete with customers' internally developed design tools and design capabilities. Synopsys believes that the principal competitive factors in the EDA industry are product performance, technology leadership, methodology support, technical support, support of industry standards, price and reputation. Synopsys believes that it currently competes favorably with respect to these factors.

     To date, the majority of Synopsys' revenue has resulted from sales of synthesis and synthesis-related HLDA tools, and modeling products, both areas in which Synopsys is currently the leading provider. As Synopsys' business evolves, it expects to continue to face competition in the core product areas of synthesis and modeling and to face competition both in new product areas and from competing alternatives for its customers' EDA dollars (e.g., internal spending, services, out-sourcing of design or other tools). Although Synopsys has maintained its leadership in synthesis and modeling, a loss of market share or price/margin reduction resulting from increased competition could have a significant adverse effect on Synopsys' business, financial condition and results of operations.

     More generally, the EDA industry as a whole is experiencing rapid change. Technology advances and industry requirements are fueling a change in the nature of competition among EDA vendors. Advances in semiconductor technology are expected to create a need for tighter integration between logic design and physical design, and companies will increasingly compete over "design flows" involving a broad range of products and services rather than individual design tools.

     No single EDA company currently offers its customers industry leading products for a complete design flow. Synopsys offers a wide range of logic design tools but currently offers a limited range of physical design tools, a field which is currently dominated by Cadence and Avant!. In addition, Synopsys has less capacity than Cadence to offer design services.

     In order to increase the breadth of its product offerings, Synopsys has entered into a number of strategic relationships. In February 1996, Synopsys entered into a six-year joint development and license agreement with IBM pursuant to which Synopsys and IBM will jointly develop, among other products, a design planning product. In May 1996, Synopsys entered into a strategic relationship with CCT involving a link between Synopsys' existing synthesis products and the design planning product under development and CCT's routing technology. CCT merged with Cadence in May 1997. Cadence has informed Synopsys that it does not intend to comply with certain of CCT's obligations under Synopsys' agreements with CCT. Synopsys and Cadence are currently discussing the basis on which the two companies might continue to cooperate on linking Synopsys' synthesis/design planning tools with Cadence's routing technology.

     To meet competition, Synopsys will continue to enhance its product line and promote the adoption of new products and methodologies. However, there can be no assurance that Synopsys will be able to compete successfully against current and future competitors or that competitive pressure faced by Synopsys will not materially adversely affect its business, operating results and financial condition.

  Product Sales and Licensing Agreements

     Synopsys offers its system products for sale or lease. Synopsys typically licenses its software to customers under non-exclusive license agreements that transfer title to the media only and that restrict use of the software to internal purposes at specified sites. Synopsys currently licenses the majority of its software as a network license that allows a number of individual users to access the software on a defined network. Software is available under both a perpetual license or a time-based license. License fees are dependent on the type of license, product mix and number of copies of each product required. On certain software products Synopsys will collect royalty payments in addition to license fees.

  Proprietary Rights

     Synopsys primarily relies upon a combination of copyright, patent, trademark and trade secret laws and license and nondisclosure agreements to establish and protect proprietary rights in its products. The source code for Synopsys' products is protected both as a trade secret and as an unpublished copyrighted work. However, it may be possible for third parties to develop similar technology independently, provided they have not violated any contractual agreements or intellectual property laws. In addition, effective copyright and trade secret protection may be unavailable or limited in certain foreign countries. Because the EDA industry is characterized by rapid technological change, Synopsys believes that factors such as the technological and creative skills of its personnel, new product developments, frequent product enhancements, name recognition and reliable product maintenance, coupled with the various forms of legal protection that are available for its technology, provide an effective means for Synopsys to establish and maintain a technology leadership position. Synopsys currently holds several U.S. and foreign patents on some of the technologies included in its products and will continue to pursue additional patents in the future.

     Although Synopsys believes that its products, trademarks and other proprietary rights do not infringe on the proprietary rights of third parties, and although to date Synopsys has received no communications from third parties alleging the infringement of the proprietary rights of such parties, there can be no assurance that infringement claims will not be asserted against Synopsys in the future or that any such claims will not require Synopsys to enter into royalty arrangements or result in costly and time-consuming litigation.

EMPLOYEES

     As of September 30, 1997, Synopsys had a total of 1,961 employees, of whom 1,527 were based in the United States and 434 were based internationally. Of the total, 950 were engaged in marketing, sales and related customer support services, 607 were in research and development, 118 were in operations and 286 were in administration and finance. Synopsys' future financial results depend, in part, upon the continued service of its key technical and senior management personnel and its continuing ability to attract and retain highly qualified technical and managerial personnel. Competition for such personnel is intense and there can be no assurance that Synopsys can retain its key managerial and technical employees or that it can attract, assimilate or retain other highly qualified technical and managerial personnel in the future. None of Synopsys' employees is represented by a labor union. Synopsys has not experienced any work stoppages and considers its relations with its employees to be good.

PROPERTIES

     Synopsys' principal administrative, sales, marketing, research and development facilities are located in five adjacent buildings in Mountain View, California, which together provide approximately 415,000 square feet of available space, and two adjacent buildings approximately one-half mile away in Sunnyvale, California, which together provide 200,000 square feet of space. The Mountain View buildings are leased through February 2003 and the Sunnyvale buildings are leased through April 2007.

     Through its merger with EPIC, Synopsys acquired approximately 53,000 square feet of leased office space in Sunnyvale. The EPIC Tools Group is expected to relocate to other Synopsys facilities in fall 1997 and the space, leased through December 2000, may be sublet to unaffiliated tenants at market rates or used to accommodate growth or relocations.

     Synopsys leases approximately 67,000 square feet in Beaverton, Oregon for administrative, marketing, research and development and support activities. This facility is leased through March 2002.

     Synopsys currently leases eighteen other domestic sales offices throughout the United States. Synopsys currently leases international sales and/or service offices in Canada, Finland, France, Germany, Hong Kong, India, Israel, Italy, Japan, Korea, the People's Republic of China, Singapore, Sweden, Taiwan, and the United Kingdom. Synopsys also leases a research and development facility in India.

     Synopsys believes that its existing facilities are adequate for its current needs and that additional space will be available as needed on commercially acceptable terms.

LEGAL PROCEEDINGS

     There are no material legal proceedings pending against Synopsys.

SYNOPSYS SELECTED UNAUDITED QUARTERLY FINANCIAL DATA(A)

                                        YEAR ENDED SEPTEMBER 30, 1996                  YEAR ENDED SEPTEMBER 30, 1997
                                 -------------------------------------------    --------------------------------------------
                                   Q1          Q2          Q3          Q4          Q1          Q2          Q3          Q4
                                 -------    --------    --------    --------    --------    --------    --------    --------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue:
  Product.....................   $61,037    $ 65,512    $ 67,872    $ 72,810    $ 77,400    $ 79,514    $ 80,432    $ 81,257
  Service.....................    27,402      30,010      34,559      38,217      39,310      44,686      44,568      51,978
                                 -------     -------     -------     -------     -------     -------     -------     -------
    Total revenue.............    88,439      95,522     102,431     111,027     116,710     124,200     125,000     133,235
                                 -------     -------     -------     -------     -------     -------     -------     -------
Cost of revenue:
  Product.....................     4,047       4,236       4,849       5,049       6,148       5,799       6,375       6,709
  Service.....................     5,111       5,694       6,683       6,576       6,939       8,893       9,819       9,754
                                 -------     -------     -------     -------     -------     -------     -------     -------
    Total cost of revenue.....     9,158       9,930      11,532      11,625      13,087      14,692      16,194      16,463
                                 -------     -------     -------     -------     -------     -------     -------     -------
Gross margin..................    79,281      85,592      90,899      99,402     103,623     109,508     108,806     116,772
Operating expenses:
  Research and development
    ..........................    20,267      22,906      24,757      26,884      28,512      29,310      29,356      27,860
  Sales and marketing.........    33,448      35,851      37,285      40,787      41,347      43,579      44,686      48,127
  General and
    administrative............     7,085       7,243       7,859       8,866       9,073       9,619       8,264      10,515
  Merger-related costs........        --          --          --          --          --      11,400          --          --
  In-process research and
    development...............        --      39,700          --      18,806          --          --          --          --
                                 -------     -------     -------     -------     -------     -------     -------     -------
    Total operating
      expenses................    60,800     105,700      69,901      95,343      78,932      93,908      82,306      86,502
                                 -------     -------     -------     -------     -------     -------     -------     -------
Operating income (loss).......    18,481     (20,108)     20,998       4,059      24,691      15,600      26,500      30,270
Other income, net.............     2,132       1,980       1,970       2,021       4,054       4,000       4,100       4,151
                                 -------     -------     -------     -------     -------     -------     -------     -------
Income (loss) before income
  taxes.......................    20,613     (18,128)     22,968       6,080      28,745      19,600      30,600      34,421
Income tax provision
  (benefit)...................     7,096      (6,078)      7,922       8,571       9,669       9,200      10,400      11,703
                                 -------     -------     -------     -------     -------     -------     -------     -------
Net income (loss).............   $13,517    $(12,050)   $ 15,046    $ (2,491)   $ 19,076    $ 10,400    $ 20,200    $ 22,718
                                 =======     =======     =======     =======     =======     =======     =======     =======
Earnings (loss) per share.....   $  0.26    $  (0.25)   $   0.28    $  (0.05)   $   0.35    $   0.19    $   0.38    $   0.42
                                 =======     =======     =======     =======     =======     =======     =======     =======
Weighted average common shares
  and equivalents where
  dilutive....................    51,854      48,937      52,923      49,954      54,022      53,720      53,763      54,652
AS A PERCENTAGE OF TOTAL
  REVENUE
Revenue:
  Product.....................        69%         69%         66%         66%         66%         64%         64%         61%
  Service.....................        31%         31%         34%         34%         34%         36%         36%         39%
                                 -------     -------     -------     -------     -------     -------     -------     -------
    Total revenue.............       100%        100%        100%        100%        100%        100%        100%        100%
Cost of revenue:
  Product.....................         5%          4%          5%          5%          5%          5%          5%          5%
  Service.....................         5%          6%          6%          5%          6%          7%          8%          7%
                                 -------     -------     -------     -------     -------     -------     -------     -------
    Total cost of revenue.....        10%         10%         11%         10%         11%         12%         13%         12%
                                 -------     -------     -------     -------     -------     -------     -------     -------
Gross margin..................        90%         90%         89%         90%         89%         88%         87%         88%
Operating expenses:
  Research and development....        23%         24%         24%         24%         24%         23%         23%         21%
  Sales and marketing.........        38%         38%         36%         37%         36%         35%         36%         36%
  General and
    administrative............         8%          8%          8%          8%          8%          8%          7%          8%
  Merger-related costs........        --          --          --          --          --           9%         --          --
  In-process research and
    development...............        --          41%         --          17%         --          --          --          --
                                 -------     -------     -------     -------     -------     -------     -------     -------
    Total operating
      expenses................        69%        111%         68%         86%         68%         75%         66%         65%
                                 -------     -------     -------     -------     -------     -------     -------     -------
Operating income (loss).......        21%        (21)%        21%          4%         21%         13%         21%         23%
Other income, net.............         2%          2%          2%          2%          3%          3%          3%          3%
                                 -------     -------     -------     -------     -------     -------     -------     -------
Income (loss) before income
  taxes.......................        23%        (19)%        23%          6%         24%         16%         24%         26%
Income tax provision
  (benefit)...................         8%         (6)%         8%          8%          8%          8%          8%          9%
                                 -------     -------     -------     -------     -------     -------     -------     -------
Net income (loss).............        15%        (13)%        15%         (2)%        16%          8%         16%         17%
                                 =======     =======     =======     =======     =======     =======     =======     =======

---------------
(A) See Note 3 of Notes to Consolidated Financial Statements regarding Synopsys' mergers.

SYNOPSYS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  Results of Operations

     The following table sets forth operating results as a percentage of total revenue for fiscal 1995, 1996 and 1997 and the percentage change of such results compared to the prior year.

                                                     PERCENTAGE OF TOTAL
                                                           REVENUE                PERCENTAGE CHANGE
                                                    ----------------------     -----------------------
                                                    1995     1996     1997     1995-1996     1996-1997
                                                    ----     ----     ----     ---------     ---------
Revenue:
  Product.........................................   69%      67%      64%         33%           19%
  Service.........................................   31       33       36          46            39
                                                    ---      ---      ---
          Total revenue...........................  100      100      100          37            26
                                                    ---      ---      ---
Cost of revenue:
  Product.........................................    6        5        5           8            38
  Service.........................................    6        6        7          50            47
                                                    ---      ---      ---
          Total cost of revenue...................   12       11       12          28            43
Gross margin......................................   88       89       88          38            24
Operating expenses:
  Research and development........................   22       24       23          47            21
  Sales and marketing.............................   38       37       36          33            21
  General and administrative......................    8        8        8          26            21
  Merger-related costs............................   --       --        2          --            --
  In-process research and development.............    4       14       --         370            --
                                                    ---      ---      ---
          Total operating expenses................   72       83       69          56             3
                                                    ---      ---      ---
Operating income..................................   16        6       19        (48)           314
Other income, net.................................    2        2        4          41           101
                                                    ---      ---      ---
Income before income taxes........................   18        8       23        (38)           260
Income tax provision..............................    7        4        8        (11)           134
                                                    ---      ---      ---
Net income........................................   11%       4 %     15%        (55)%         416%
                                                    ===      ===      ===

     Except for the historical information presented, the following discussion contains forward-looking statements that involve risks and uncertainties. Synopsys' actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "RISK FACTORS -- Risks Relating to Synopsys."

  Corporate Agreements and Relationships

     In February 1996, Synopsys and IBM entered into a six-year Joint Development and License Agreement Concerning EDA Software and Related Intellectual Property (the "IBM Agreement"). Pursuant to the IBM Agreement, Synopsys acquired certain in-process research and development technology and a non-exclusive license to sublicense and to use certain existing IBM EDA technology and the underlying intellectual property, and licensed certain of its EDA-related intellectual property to IBM. In addition, Synopsys and IBM are jointly developing new EDA products in the areas of synthesis, design planning, and static timing sign-off. PrimeTime, timing analysis software that is the first product under the alliance, was introduced in fiscal 1997. Synopsys will have sole ownership of synthesis products and the exclusive right to market design planning and static timing products (subject to certain rights of IBM upon termination of the IBM Agreement). In accordance with the IBM Agreement, Synopsys paid IBM $11.0 million in cash and issued $30.0 million in notes, which bear interest at three percent, and are payable to IBM upon the earlier of achievement of scheduled milestones or at maturity in 2006. The notes were recorded at fair value of $28.5 million, using a discount rate commensurate with the risks involved. Synopsys will also pay royalties on revenues from the sale of new products developed pursuant to the IBM Agreement. As a result of the transaction, Synopsys incurred an in-process research and development charge of $39.7 million in fiscal year 1996.

     In May 1996, Synopsys purchased 1.2 million shares, approximately 9.9 percent of the outstanding shares of CCT, for $14.50 per share, pursuant to a strategic relationship between the companies. In April 1997, Synopsys purchased an additional 86,000 shares for $15.00 per share. In accordance with Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities," the investment has been classified as available-for-sale. In May 1997, CCT and Cadence consummated a merger, whereby each share of CCT was converted to 0.85 shares of Cadence Common Stock. It is currently Synopsys' intent to dispose of the investment over time, however, there can be no assurance that Synopsys will be successful in doing so. Accordingly, the investment has been classified as a long-term asset. During fiscal year 1997, Synopsys sold 457,000 shares of Cadence Common Stock and realized a gain of approximately $8.0 million.

     During fiscal 1997, Synopsys made investments of $3.2 million, $4.0 million and $0.6 million in three privately-held companies. All of these investments are carried at cost and are included in long-term investments.

  Mergers and Acquisitions

     In June 1995, Synopsys acquired all the outstanding equity securities of ARKOS Design, Inc. ("ARKOS") for approximately $9.3 million in cash and notes. The acquisition was accounted for by the purchase method of accounting, and the results of operations of ARKOS are included in Synopsys' consolidated results since the date of the acquisition. In June 1997, Synopsys sold the ARKOS business to Quickturn Design Systems, Inc. Under the terms of the agreement, Synopsys provided Quickturn with the technology required to create a register-transfer level front-end for its current and future design verification products and the ARKOS emulation technology in exchange for $5.0 million in cash and $9.5 million in Quickturn warrants and Common Stock. There was no gain or loss recorded as a result of this transaction.

     In February 1997, Synopsys issued approximately 10.3 million shares of its Common Stock in exchange for all the outstanding shares of Common Stock of EPIC Design Technology, Inc. ("EPIC"), a developer of design automation tools for deep submicron design in the area of integrated circuit power, timing, and reliability analysis. In addition, options to acquire EPIC's Common Stock were exchanged for options to acquire approximately 1.5 million shares of Synopsys Common Stock. The EPIC merger was accounted for as a pooling of interests, and accordingly, Synopsys' consolidated financial statements have been restated to include the financial position and results of EPIC for all periods presented.

     In September 1996, EPIC acquired CIDA Technology, Inc. ("CIDA"), a development stage company formed to develop and market IC verification and extraction tools for use by design engineers. EPIC exchanged a total of 729,000 shares of its Common Stock, options to acquire 101,000 shares of its Common Stock, and cash of $3.4 million for all the outstanding shares of the Common Stock and options to purchase Common Stock of CIDA for a total purchase price of $17.9 million. The acquisition was accounted for by the purchase method of accounting. The purchase price, acquisition costs and net liabilities assumed totaled an investment of $20.1 million, of which $18.8 million was allocated to in-process research and development and taken as a one-time charge to operating expenses in fiscal 1996. The remaining $1.3 million was allocated to various intangibles, including goodwill, and other assets. Goodwill is amortized on a straight-line basis over a five year period.

YEARS ENDED SEPTEMBER 30, 1995, 1996 AND 1997

  Revenue

     Revenue consists of fees for licenses and subscriptions of Synopsys' software products, sales of system products, maintenance and support, customer training, and consulting. Product revenue is recognized upon shipment or upon fulfillment of non-standard acceptance terms, if any. If Synopsys ships products with a temporary access key for software usage, revenue is deferred until Synopsys provides a production key and collectibility is reasonably assured. Revenue from subscriptions is deferred and recognized ratably over the term that subscription services are provided, generally twelve months. Maintenance and support revenue is deferred and recognized ratably over the term of the maintenance agreement, which is typically twelve months. Revenue from customer training and consulting is recognized as the service is performed.

     Synopsys' revenue increased by 37% from $290.5 million in fiscal 1995 to $397.4 million in fiscal 1996 and by 26% from fiscal 1996 to $499.1 million in fiscal 1997. The percentage of Synopsys' total revenue attributable to software and system products decreased from 69% in fiscal 1995 to 67% in fiscal 1996 and to 64% in fiscal 1997, primarily due to an increase in Synopsys' base of installed software and the associated increase in maintenance and support, customer training, and consulting revenue. To date, price increases have not been a material factor in Synopsys' revenue growth.

     Product revenue increased by 33% from $201.6 million in fiscal 1995 to $267.2 million in fiscal 1996 and by 19% from fiscal 1996 to $318.6 million in fiscal 1997. These increases were primarily due to increased worldwide licensing and sales of Synopsys' software products.

     Service revenue increased by 46% from $88.9 million in fiscal 1995 to $130.2 million in fiscal 1996 and by 39% from fiscal 1996 to $180.5 million in fiscal 1997. These increases were primarily attributable to continued growth of the installed customer base and the renewal of maintenance and support contracts, and growth in customer training and consulting.

     Revenue from international operations was $148.8 million, $190.6 million and $225.1 million, or 51%, 48% and 45% of total revenue in fiscal 1995, 1996 and 1997, respectively. The fiscal 1996 and 1997 decrease in international revenue as a percentage of total revenue was due primarily to decreased revenue in Japan as a percentage of total revenue, which was attributable to a decline in the value of the yen versus the dollar.

  Cost of Revenue

     Cost of product revenue includes cost of production personnel, product packaging, documentation, amortization of capitalized software development costs, and costs of Synopsys' system products. The cost of internally developed capitalized software is amortized based on the greater of the ratio of current product revenue to the total of current and anticipated product revenue or the straight-line method over the software's estimated economic life of approximately two years. Cost of product revenue was 6% of total revenue in fiscal 1995 and 5% of total revenue in both fiscal 1996 and fiscal 1997. Cost of service revenue includes personnel and the related costs associated with providing such service. Although service revenue increased as a percentage of total revenue in each fiscal year presented, cost of service revenue as a percentage of total revenue remained relatively flat at 6% of total revenue in both fiscal 1995 and 1996, and 7% in fiscal 1997.

  Research and Development

     Synopsys believes that significant investment for product research and development is essential to product and technical leadership. Research and development expenses increased by 47% from $64.6 million in fiscal 1995 to $94.8 million in fiscal 1996 and by 21% from fiscal 1996 to $115.0 million in fiscal 1997, net of capitalized software development costs. Research and development expenses represented 22%, 24% and 23% of total revenue in fiscal 1995, 1996 and 1997, respectively. The increases in research and development expenses were attributable primarily to increases in personnel and personnel-related costs associated with the development of new products and enhancement of existing products. Synopsys anticipates that it will continue to commit substantial resources to research and development in the future, provided that Synopsys is able to continue to hire and retain a sufficient number of qualified personnel. Synopsys expects that for fiscal 1998, research and development expenses as a percentage of total revenue will be at or slightly below the fiscal 1997 level.

     Synopsys capitalizes software development costs after technological feasibility of the product has been established in accordance with SFAS No. 86. Synopsys capitalized software development costs of approximately $1.0 million in each of fiscal 1995, 1996 and 1997, which represented approximately 2%, 1% and 1% of total research and development expenses in fiscal 1995, 1996 and 1997, respectively. See Note 1 of Notes to Consolidated Financial Statements.

  Sales and Marketing

     Sales and marketing expenses increased by 33% from $110.8 million in fiscal 1995 to $147.4 million in fiscal 1996 and by 21% from fiscal 1996 to $177.7 million in fiscal 1997. Sales and marketing expenses represented 38%, 37% and 36% of total revenue in fiscal 1995, 1996 and 1997, respectively. Total expenses increased in each fiscal year due to the expansion of Synopsys' worldwide sales and marketing organizations, higher incentive compensation associated with increased revenue, and participation in conferences and trade shows. Synopsys expects that for fiscal 1998, sales and marketing expenses as a percentage of total revenue will be at or slightly below the fiscal 1997 level.

  General and Administrative

     General and administrative expenses increased by 26% from $24.6 million in fiscal 1995 to $31.1 million in fiscal 1996 and by 21% from fiscal 1996 to $37.5 million in fiscal 1997. General and administrative expenses represented 8% of total revenue in each of the three years presented. Expenses increased in each year primarily due to an increase in personnel and personnel-related expenses. In addition, in fiscal 1997, Synopsys recorded additional reserves for receivables from customers considered potentially uncollectible. Synopsys expects that for fiscal 1998, general and administrative expenses as a percentage of total revenue will be at or slightly below the fiscal 1997 level.

  Merger-Related Costs

     In fiscal 1997, in connection with the EPIC merger, Synopsys recorded related costs of $11.4 million, which included direct transaction fees for investment bankers, attorneys, accountants, and other related costs of $4.7 million, and costs associated with integrating the operations of the two companies of $6.7 million. Included in integration charges were redundant facility costs, computer and other equipment abandonment costs, contract termination charges and other related expenses. Of the $11.4 million of merger-related costs, approximately $8.3 million related to cash expenditures while approximately $3.1 million related to noncash reductions of recorded assets. As of September 30, 1997, there was a balance of $1.2 million in accrued liabilities for future cash expenditures. Synopsys anticipates that these expenditures will be made in the first quarter of fiscal year 1998.

  Other Income

     Other income consists of interest income, interest expense, and miscellaneous income and expense items. Other income was $5.7 million, $8.1 million and $16.3 million in fiscal 1995, 1996 and 1997, respectively. Other income increased in each fiscal year as a result of earnings on higher cash and short-term investment balances. In addition, in fiscal 1997, other income increased as a result of the gain realized upon the sale of Cadence stock.

  Income Tax Provision

     The provision for income taxes was $19.7 million, $17.5 million and $41.0 million in fiscal 1995, 1996 and 1997, respectively. The provision for income taxes as a percentage of pretax income was 39%, 56% and 36% in fiscal 1995, 1996 and 1997, respectively. The tax rate in fiscal 1996 was higher than the rates in fiscal 1995 and 1997 primarily due to non-deductible items related to mergers and acquisitions.

  Net Income

     Synopsys reported net income of $31.3 million, $14.0 million and $72.4 million, or 11%, 4% and 15% of total revenue in fiscal 1995, 1996 and 1997, respectively.

  Liquidity and Capital Resources

     As of September 30, 1997, Synopsys had $362.8 million of cash and short-term investments available to finance future growth. In fiscal 1997, cash and short-term investments increased by $86.7 million primarily attributable to cash flows from operations of $109.6 million, and proceeds from the sale of Synopsys Common Stock and a long-term investment of $41.3 million and $15.2 million, respectively. These positive cash flows were partially off-set by capital expenditures of $54.5 million, cash paid on debt obligations of $10.2 million, the repurchase of common stock of $9.5 million, and purchases of long-term investments of $9.0 million.

     In May 1996, the Synopsys Board authorized the repurchase of up to 2.0 million shares of Synopsys' outstanding Common Stock in the open market over the following 24 months. The repurchased shares were used for issuance under Synopsys' employee stock plans and for other corporate purposes. During fiscal 1996, Synopsys purchased approximately 361,000 shares at an average price of $41 per share. During fiscal 1997, Synopsys purchased approximately 205,000 shares at an average price of $46 per share. All repurchased shares were reissued prior to Synopsys' merger with EPIC in February 1997, at which time Synopsys announced that it had rescinded its stock repurchase program in order to comply with pooling-of-interests accounting guidance provided in SEC Staff Accounting Bulletin No. 96.

     Synopsys has three foreign exchange lines of credit totaling $102.5 million which expire in October 1997, June 1998, and June 1999. Synopsys enters into forward exchange contracts to hedge foreign currency denominated intercompany balances. Gains and losses on these contracts are recognized as incurred and offset the resulting gains and losses on the foreign currency denominated intercompany balances. At September 30, 1997, Synopsys had outstanding forward contracts in yen and European currencies totaling approximately $18.5 million. The forward exchange contracts are valued at prevailing market rates.

     Synopsys believes that its current cash balances, anticipated cash flows from operations and the existing credit facilities will be sufficient to fund Synopsys' cash needs for at least the next twelve months.

                              SYNOPSYS MANAGEMENT

     The executive officers and directors of Synopsys and their ages, as of September 30, 1997, are as follows:

         NAME            AGE                                        POSITION
----------------------- -----  ----------------------------------------------------------------------------------
Harvey C. Jones, Jr....  44    Chairman of the Board of Directors
Aart J. de Geus........  43    President, Chief Executive Officer and Director
Chi-Foon Chan..........  48    Executive Vice President and Chief Operating Officer
William W. Lattin......  57    Executive Vice President and Director
David C. Bullis........  45    Senior Vice President
Raul Camposano.........  42    Senior Vice President and General Manager, Design Tools Group
Kurt Keutzer...........  41    Chief Technical Officer and Senior Vice President of Research
Gary A. Larsen.........  64    Senior Vice President and Co-General Manager, EPIC Technology Group
Paul Lippe.............  39    Senior Vice President, Business and Market Development and Corporate Secretary
Robert Russo...........  52    Senior Vice President, Sales and Services for the Americas and Europe
Faysal Sohail..........  33    Senior Vice President and General Manager, Design Architects Group
David Sugishita........  49    Senior Vice President, Finance and Operations and Chief Financial Officer
Sang Wang..............  52    Senior Vice President and Co-General Manager, EPIC Technology Group and Director
Deborah A. Coleman.....  45    Director
A. Richard Newton......  46    Director
Steven C. Walske.......  45    Director

     Harvey C. Jones, Jr. joined Synopsys in December 1987 and has served as Chairman of the Board since December 1992. He served as Chief Executive Officer from December 1987 until January 1994. Prior to joining Synopsys, Mr. Jones served as President and Chief Executive Officer of Daisy Systems Corporation, a company he co-founded in 1981. From 1974 to 1981, Mr. Jones was employed by Calma Company where his last position was Vice President, Business Development. Mr. Jones holds a B.S. in mathematics and computer sciences from Georgetown University and an M.S. in management from the Massachusetts Institute of Technology. Mr. Jones is a Director of Remedy Corporation, a developer of client-server software.

     Dr. Aart J. de Geus co-founded Synopsys and currently serves as President and Chief Executive Officer. From the inception of Synopsys in December 1986, he has held a variety of positions ranging from Senior Vice President of Engineering to Senior Vice President of Marketing. From 1986 to 1992, Dr. de Geus served as Chairman of the Board. He has served as President since 1992 and has held the additional title of Chief Executive Officer since January 1994. He has served as a Director since 1986. From 1982 to 1986, Dr. de Geus was employed by General Electric Corporation, where he was the Manager of the Advanced Computer-Aided Engineering Group. Dr. de Geus holds an M.S.E.E. from the Swiss Federal Institute of Technology in Lausanne, Switzerland and a Ph.D. in electrical engineering from Southern Methodist University.

     Dr. Chi-Foon Chan joined Synopsys in May 1990. Since September 1996, he has served as Executive Vice President, Office of the President and since May 1997 he has served as Chief Operating Officer. From February 1994 until May 1997 he served as Senior Vice President, Design Tools Group and from October 1996 until April 1997 as Acting Senior Vice President, Design Reuse Group. Prior to February 1994, Dr. Chan served as Vice President, Engineering and General Manager, DesignWare Operations, and prior to October 1993, he served as Vice President, Application Engineering and Services. From March 1987 to May 1990, Dr. Chan was employed by NEC Electronics, where his last position was General Manager, Microprocessor Division. Dr. Chan holds an M.S. and a Ph.D. in computer engineering from Case Western Reserve University.

     Dr. William W. Lattin is an Executive Vice President of Synopsys and has been a Director of Synopsys since July 1995. Dr. Lattin joined Synopsys in February 1994 in connection with Synopsys' merger with Logic Modeling Corporation ("LMC"). He has served as Executive Vice President since July 1995. From October 1994 to July 1995 he served as Senior Vice President, Corporate Marketing, and from February 1994 until October 1994 as Senior Vice President, Logic Modeling Group. From December 1992 to February 1994, Dr. Lattin served as President, Chief Executive Officer and Director of LMC, and from May 1992 to December 1992 he served as Chairman of the Board and Chief Executive Officer of LMC. From 1986 to 1992, Dr. Lattin served as Chairman of the Board of Directors, President and Chief Executive Officer of Logic Automation Inc., a predecessor of LMC. Dr. Lattin holds a B.S.E.E. and an M.S.E.E. from the University of California at Berkeley, and a Ph.D. in electrical engineering from Arizona State University. Dr. Lattin is a Director of RadiSys Corporation, a supplier of embedded computers, as well as a Trustee of the Oregon Graduate Institute.

     David C. Bullis joined Synopsys in February 1994 in conjunction with the merger of Synopsys and LMC, and currently serves as Senior Vice President. Prior to 1994, Mr. Bullis served as Vice President, SmartModel Division of LMC. From May 1993 to February 1994, Mr. Bullis served as Vice President and General Manager, SmartModel Division and from May 1992 to May 1993, he served as Vice President, Sales. From 1991 to May 1992, he served as Vice President, Sales for Logic Automation, Inc. From 1984 to 1991, he was employed by Summation, Inc., a manufacturer of systems for board testing, most recently as Chief Executive Officer. Mr. Bullis holds a B.S.E.E. from Iowa State University and an M.S.E.E. from Colorado State University.

     Dr. Raul Camposano joined Synopsys in January 1993 and currently serves as Senior Vice President and General Manager of the Design Tools Group. From May 1996 until January 1997 he served as Vice President, Engineering, Design Tools Group. From January 1996 until May 1996 he served as General Manager and Senior Director, Design Planning Group, and from January 1994 until January 1996 as Director of Engineering, Design Environment Group. Prior to joining Synopsys, Dr. Camposano concurrently served as the Design Technology Director for the German National Research Center for Computer Science and as Professor of Computer Science at the University of Paderborn, Germany. Between 1986 and 1991, Dr. Camposano led the project on high-level synthesis at the IBM T.J. Watson Research Center. Dr. Camposano holds a B.S.E.E. from the University of Chile, and a Ph.D. in computer science from the University of Karlsruhe.

     Dr. Kurt Keutzer joined Synopsys in January 1991 and currently serves as Chief Technical Officer and Senior Vice President of Research. From September 1994 until March 1997 he served as Chief Scientist, and from September 1996 until March 1997 as Vice President, Research. From January 1991 until September 1994 he served as Director, Research and Development. Prior to joining Synopsys, Dr. Keutzer held various positions at AT&T Bell Laboratories. Dr. Keutzer serves on the Technical Advisory Board of C-Cube Microsystems. In 1996, he was named a Fellow of the IEEE. Dr. Keutzer received his B.S. degree in mathematics from Maharishi International University, and M.S. and Ph.D. degrees in computer science from Indiana University.

     Gary A. Larsen has served as Senior Vice President and Co-General Manager, EPIC Technology Group since July 1997. From August 1994 to February 1997, Mr. Larsen served as Vice President, Worldwide Sales of EPIC and from February 1997, when Synopsys and EPIC merged, to July 1997 as Vice President, Sales, of the EPIC Technology Group. From 1984 to April 1994, he served in a variety of managerial positions at Cadence, most recently as Vice President of the ASIC Solutions Group. Mr. Larsen holds a B.A. in economics from Stanford University.

     Paul Lippe joined Synopsys in October 1992 and currently serves as Senior Vice President, Business and Market Development (since May 1997) and as Corporate Secretary (since 1992). From November 1996 until May 1997 he served as Senior Vice President, Business Development and Legal, and from January 1995 until November 1996 as Vice President, Business Development and Legal. Prior to 1992, Mr. Lippe was employed by Solbourne Computer as Vice President, Corporate Development, General Counsel and Secretary, and also served as Chairman of the Colorado Air Quality Control Commission. Mr. Lippe holds a B.A. from Yale College and a J.D. from Harvard Law School.

     Robert Russo joined Synopsys in April 1993 and since June 1997 has served as Senior Vice President, Sales and Services for the Americas and (since October
1997) Europe. From April 1993 until June 1997 Mr. Russo served as Vice President, North America Sales. Prior to joining Synopsys Mr. Russo held senior-level management positions in sales and marketing with Cray Research, Stardent Computers and Votan. Mr. Russo holds degrees in mechanical and aeronautical engineering from New York Institute of Technology.

     Faysal Sohail serves as Senior Vice President and General Manager, Design Architects Group. From June 1996 to January 1997 he served as Vice President and General Manager of the Design Reuse Group. Mr. Sohail is one of the founders of Silicon Architects, acquired by Synopsys in 1995. Prior to the acquisition, he was Director of Marketing for Silicon Architects. Prior to founding Silicon Architects, Mr. Sohail held various managerial positions in development and marketing at Actel from 1986 to 1990 and LSI Logic from 1985 to 1986. Mr. Sohail holds a B.S. in computer engineering from the University of Illinois.

     David Sugishita joined Synopsys in June 1997 and currently serves as Senior Vice President, Finance and Operations and Chief Financial Officer. From 1995 to 1997 he served as Senior Vice President of Finance and Administration and Chief Financial Officer for Actel, and from 1994 to 1995 Mr. Sugishita was Senior Vice President of Finance and Administration, Chief Financial Officer and Treasurer for Micro Component Technology. From 1991 to 1994, he was Vice President and Corporate Controller and Chief Accounting Officer for Applied Materials. From 1982 to 1991 he served as Vice President of Finance, Semiconductor Group for National Semiconductor. He holds a B.S. in finance from San Jose State University and a M.B.A. from Santa Clara University. Mr. Sugishita currently serves as a Director for Micro Component Technology.

     Dr. Sang Wang joined Synopsys in connection with Synopsys' merger with EPIC in February 1997. Since the merger, he has served as a Director and Senior Vice President and Co-General Manager, EPIC Technology Group. Dr. Wang, a co-founder of EPIC, served as Chief Executive Officer of EPIC from 1991 to February 1997, as President from 1986 to 1991 and as Chairman of the Board from 1986 to 1997 when the merger took place. He concurrently served as Chief Financial Officer from 1986 to 1993. Prior to founding EPIC, Dr. Wang was a manager of computer-aided design at Advanced Micro Devices. Dr. Wang holds a B.S.E.E. from National Taiwan University, an M.S. in physics from Ohio State University, and a Ph.D. in electrical engineering from Stanford University.

     Deborah A. Coleman has been a Director of Synopsys since November 1995. Ms. Coleman has been Chairman and Chief Executive Officer of Merix Corporation, a manufacturer of printed circuit boards, since May 1994, when it was spun off from Tektronix, Inc., and has been President since March 1997. Ms. Coleman joined Merix from Tektronix, a diversified electronics corporation, where she served as Vice President of Materials Operations, responsible for worldwide procurement, distribution, component engineering and component manufacturing operation. Prior to joining Tektronix in November 1992, Ms. Coleman was with Apple Computer, Inc. for eleven years, where she held several executive positions, including Chief Financial Officer, Chief Information Officer and Vice President of Operations. She is a Director of Applied Materials, a manufacturer of fabrication equipment.

     Dr. A. Richard Newton has been a Director of Synopsys since January 1995. Previously, Dr. Newton was a Director of Synopsys from January 1987 to June 1991. Dr. Newton has been a Professor of Electrical Engineering and Computer Sciences at the University of California at Berkeley since 1979. Since 1988, Dr. Newton has acted as a Venture Partner with Mayfield Fund, a venture capital organization. From November 1994 to July 1995, he was acting President and Chief Executive Officer of Silicon Light Machines, a private company which is developing display systems based on the application of micromachined silicon light-valves.

     Steven C. Walske has been a Director of Synopsys since December 1991. Mr. Walske has been Chairman and Chief Executive Officer and a Director of Parametric Technology Corporation, a supplier of software products for mechanical computer-aided engineering, since August 1994. From December 1986 to July 1994, Mr. Walske was President and Chief Executive Officer of Parametric. Mr. Walske is a Director of Videoserver, Inc., a supplier of network conference servers, and Object Design Inc., which makes object data management software.

     There are no family relationships among any executive officers or directors of Synopsys.

EXECUTIVE COMPENSATION AND OTHER MATTERS

  Executive Compensation

     The following table sets forth the compensation earned by Synopsys' Chief Executive Officer and each of the other four most highly compensated executive officers who will serve as executive officers of Synopsys after the Merger and whose compensation for fiscal year 1997 exceeded $100,000 (the "Named Executive Officers"), for services rendered in all capacities to Synopsys during the last three fiscal years.

                           SUMMARY COMPENSATION TABLE


                                                                                   LONG-TERM
                                                                                  COMPENSATION
                                                                                     AWARDS
                                      ANNUAL COMPENSATION                          SECURITIES     ALL OTHER
                            FISCAL   ---------------------      OTHER ANNUAL       UNDERLYING    COMPENSATION
     NAME AND POSITION       YEAR    SALARY($)     BONUS($)  COMPENSATION($)(1)     OPTIONS#        ($)(2)
--------------------------- ------   ---------     -------   ------------------   ------------   ------------
Aart J. de Geus............  1997     299,231      200,363              --           200,000         1,870
  President and Chief        1996     260,000      240,000              --           120,000         2,517
  Executive Officer          1995     230,000      190,277              --                --         1,488
Chi-Foon Chan..............  1997     281,914      144,441              --           165,000(3)      2,494
  Executive Vice President   1996     224,138      153,930              --            35,000         3,122
  and Chief Operating        1995     200,000      146,199              --            24,000         2,082
  Officer
Robert Russo...............  1997     191,327       78,475          72,872            82,000         3,144
  Senior Vice President,     1996     145,000       98,695         234,659                --         2,902
  Sales and Services         1995     130,000       15,156          93,448                --         2,198
  for the Americas and
     Europe
Harvey C. Jones, Jr........  1997     241,379      232,113              --            16,000         2,061
  Chairman of the Board      1996     241,379           --              --            50,000         2,061
                             1995     230,000       50,277              --                --         1,686
Paul Lippe.................  1997     194,750      118,717              --            65,000         1,870
  Senior Vice President,     1996     165,000       81,789              --            17,000         2,505
  Business and Market        1995     152,000       78,771              --            16,000         1,460
  Development, and
     Secretary


---------------

(1) "Other Annual Compensation" includes the following: (i) commissions of $65,949, $227,182 and $86,248 earned by Mr. Russo for fiscal years 1997, 1996 and 1995, respectively and (ii) car allowances of $6,923, $7,477 and $7,200 provided to Mr. Russo for fiscal years 1997, 1996 and 1995, respectively.

(2) Amounts in this column reflect premiums paid for group term life insurance and Synopsys 401(k) contributions.

(3) Includes 35,000 shares originally granted in fiscal year 1996, which were canceled and regranted in fiscal year 1997 in connection with an option repricing.

  Option Grants

     The following table sets forth further information regarding individual grants of options for Synopsys' Common Stock during fiscal 1997 for each of the Named Executive Officers. All grants for each of the Named Executive Officers were made pursuant to Synopsys' 1992 Stock Option Plan (the "1992 Plan"). In accordance with the rules of the Commission, the table sets forth the hypothetical gains or "option spreads" that would exist for the options at the end of their respective ten-year terms based on assumed annualized rates of compound stock price appreciation of 0%, 5%, and 10% from the dates the options were granted to the end of the respective option terms. Actual gains, if any, on option exercises are dependent on the future performance of Synopsys Common Stock and overall market conditions. There can be no assurance that the potential realizable values shown in this table will be achieved. No stock appreciation rights were granted to such officers during fiscal 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR


                                                                                            POTENTIAL REALIZABLE VALUE
                                NUMBER OF                                                   AT ASSUMED ANNUAL RATES OF
                               SECURITIES    PERCENT OF TOTAL                                STOCK PRICE APPRECIATION
                               UNDERLYING     OPTIONS GRANTED    EXERCISE OR                    FOR OPTION TERM($)
                                 OPTIONS       TO EMPLOYEES      BASE PRICE    EXPIRATION   ---------------------------
            NAME               GRANTED(1)    FISCAL 1997(%)(2)    ($/SHARE)       DATE      0%       5%          10%
-----------------------------  -----------   -----------------   -----------   ----------   ---   ---------   ---------
Aart J. de Geus..............    150,000            2.34           35.5000     09/04/07     0     3,348,864   8,486,679
                                  50,000            0.78           44.6250     10/03/06     0     1,403,221   3,556,038
Chi-Foon Chan................     60,000            0.94           35.5000     09/04/07     0     1,339,546   3,394,671
                                  75,000(3)         1.17           28.1875     04/28/07     0     1,329,523   3,369,272
                                  30,000            0.46           35.6250     07/02/07     0       672,131   1,703,312
Robert Russo.................     40,000            0.63           35.5000     09/04/07     0       893,030   2,263,114
                                  12,000(3)         0.19           28.1875     04/28/07     0       212,724     539,083
                                  30,000            0.47           35.6250     07/02/07     0       672,131   1,703,312
Harvey C. Jones, Jr..........     16,000            0.25           44.6250     10/30/06     0       449,031   1,137,932
Paul Lippe...................     30,000            0.47           35.5000     09/04/07     0       669,773   1,697,336
                                  20,000(3)         0.31           28.1875     04/28/07     0       354,539     898,473
                                  15,000            0.24           35.6250     07/02/07     0       336,066     851,656


---------------

(1) These options become exercisable ratably in a series of monthly installments over a four-year period from the grant date, assuming continued service to Synopsys, subject to acceleration under certain circumstances involving change in control of Synopsys. Each option has a maximum term of 10 years, subject to earlier termination upon the optionee's cessation of service.


(2) Based on options to acquire 6,399,482 shares of Synopsys Common Stock granted in fiscal 1997, including certain options which were subsequently cancelled and regranted for an equivalent number of shares in connection with an option repricing.


(3) Represents option cancelled and regranted for an equivalent number of shares in connection with an option repricing.

     In April 1997, the Synopsys Board adopted a resolution offering employees the opportunity to exchange their existing stock options for new incentive stock options. The exchange allowed employees other than the Chairman of the Board and the Chief Executive Officer to receive options for the same number of shares at $28.19 per share, the current market price at the exchange date. The new options generally vest over 48 months; new options issued in the exchange to executive officers were subject to a one-year vesting "cliff" (i.e., no options vest for the first twelve months following the date of grant). Option holders elected to exchange 2,456,568 shares under this program.

  Option Exercises and Year-End Values

     The following table sets forth, for each of the Named Executive Officers, each exercise of stock options during fiscal 1997 and the year-end value of unexercised options.

     No stock appreciation rights were exercised during such fiscal year by the Named Executive Officers, and except for limited stock appreciation rights granted to certain executive officers prior to fiscal year 1997 which form part of the outstanding stock options held by those officers, no stock appreciation rights were outstanding at the end of that fiscal year.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                                  NUMBER OF UNEXERCISED         VALUE OF IN-THE-MONEY
                                  SHARES                           OPTIONS AT FY-END:         OPTIONS AT FY-END:($)(2)
                                ACQUIRED ON       VALUE        ---------------------------   ---------------------------
             NAME                EXERCISE     REALIZED($)(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
------------------------------  -----------   --------------   -----------   -------------   -----------   -------------
Aart J. de Geus...............         --               --       128,916        277,084       1,753,078      1,696,484
Chi-Foon Chan.................     55,000        1,790,095        79,166        173,334       1,924,731      1,618,813
Robert Russo..................     28,200          676,283         9,817         94,448         108,879        686,282
Harvey C. Jones, Jr...........         --               --        79,149         62,251       1,564,029        662,946
Paul Lippe....................      6,000          128,394        21,986         81,564         352,980        695,476

---------------

(1) Market value at exercise less exercise price.

(2) Market value of underlying securities at September 27, 1997 ($41.00) minus the exercise price.

  Directors' Compensation

     During fiscal 1997, each non-employee Synopsys Board member was paid $3,000 plus certain expenses for each Synopsys Board meeting attended. No compensation was paid for attending meetings of Synopsys Board Committees. Effective for fiscal 1998, each Board member will be paid $8,000 and $1,000 for each Board or Board Committee meeting attended, plus certain expenses.

     In addition, non-employee Synopsys Board members receive automatic option grants under the 1994 Non-Employee Directors Stock Option Plan (the "Directors Plan"). As of the date of this Joint Proxy Statement/Prospectus three non-employee Synopsys Board members were eligible to participate in the Directors Plan. Under the Directors Plan each eligible non-employee Synopsys Board member is automatically granted, at the time of his or her initial election or appointment to the Synopsys Board, a non-statutory option to purchase 20,000 shares of Synopsys Common Stock (unless such member was previously an employee of Synopsys). On the date of each annual stockholders meeting each individual reelected as a non-employee Synopsys Board member at the annual meeting automatically will be granted a non-statutory option to purchase 8,000 of Common Stock. The annual grant was for 5,000 shares prior to the 1997 Annual Meeting, at which time stockholders approved an increase to 8,000 shares. Subject to stockholder approval at Synopsys' 1998 Annual Meeting, the annual automatic grant will be increased to 10,000 shares and will be made to all members, including members in their first year of service (pro-rated for individuals who join the Synopsys Board mid-year). In addition, subject to stockholder approval at the 1998 Annual Meeting, each non-employee director member of a Synopsys Board committee automatically will be issued an option to purchase 5,000 shares of Common Stock (pro-rated for individuals who join a Committee mid-year) for service on certain committees.

     A total of 250,000 shares has been reserved for issuance under the Directors Plan, of which 156,000 shares are reserved for issuance in respect of options that have yet to be issued. The exercise price per share of Synopsys Common Stock subject to each automatic option grant is equal to 100% of the fair market value per share on the automatic grant date. The options have a maximum term of 10 years, measured from the grant date, subject to earlier termination upon cessation of service as a director. Subject to stockholder approval at the 1998 Annual Meeting, the annual automatic grant and the grants relating to service on a Sunopsys Board committee will vest in full on the date immediately prior to the 1999 Annual Meeting.

     Options granted under the Directors Plan are immediately exercisable for shares, but any shares purchased are subject to repurchase by Synopsys at the exercise price until the recipient's right in such shares vests. The initial automatic grant for 20,000 shares made to each non-employee Synopsys Board member vests, and Synopsys' repurchase right relating thereto lapses, in a series of four successive equal installments on the date immediately prior to each of the first four annual meetings of stockholders following the grant date of that option, provided the optionee continues in Board service through each such vesting date. Each annual automatic grant vests in full, and Synopsys' repurchase right relating thereto lapses, on the date immediately prior to the fourth annual meeting of stockholders following the grant date of that option, provided the optionee continues in Synopsys Board service through such vesting date.

     Notwithstanding the preceding paragraph, options granted under the Directors Plan shall automatically vest upon the occurrence of certain corporate transactions, including certain mergers or changes in control of Synopsys or the sale of all or substantially all of Synopsys' assets. In the event of a hostile tender offer for securities possessing more than 50% of Synopsys' outstanding voting power, options granted under the Directors Plan and held for more than six months may be surrendered for a cash distribution equal to the excess of the tender offer price over the exercise price of the options.

     During fiscal year 1997, Mr. Walske, Dr. Newton and Ms. Coleman each received automatic grants of options to purchase 8,000 shares of Synopsys Common Stock, at an exercise price of $35.6975.

     During fiscal year 1997, Dr. Newton earned $17,000 for consulting services provided to Synopsys. Under Synopsys' agreement with Dr. Newton, at Synopsys' request, Dr. Newton provides advice as to industry and competitive developments and market conditions. In October 1997 Synopsys and Dr. Newton entered into a revised agreement pursuant to which Dr. Newton will be paid up to $120,000 for consulting services during fiscal year 1998.

  Employment Contracts, Termination of Employment Arrangements and Change of Control Agreements

     Synopsys has entered into Employment Agreements, effective October 1, 1997, with its President and Chief Executive Officer, Chief Operating Officer and Chief Financial Officer. Each Employment Agreement provides that if the executive is terminated involuntarily other than for cause within 24 months of a change of control, (a) the executive will be paid an amount equal to two times the sum of the executive's annual base pay plus target cash incentive, plus the cash value of the executive's health benefits for the next 18 months and (b) all stock options held by the executive will immediately vest in full. If the executive is terminated involuntarily other than for cause in any other situation, the executive will receive a cash payment equal to the sum of the executive's annual base pay for one year plus target cash incentive for such year, plus the cash value of the executive's health benefits for twelve months. The terms "involuntary termination", "cause" and "change of control" are defined in the Employment Agreement.

     Under the 1992 Plan, in the event of certain changes in the ownership or control of Synopsys involving a "Corporate Transaction," which includes an acquisition of Synopsys by merger or asset sale, all outstanding options under the 1992 Plan will automatically become exercisable, unless the option is assumed by the successor corporation (or parent thereof) or replaced by a comparable option to purchase shares of the capital stock of the successor corporation (or parent thereof).

     In addition, in the event of a successful hostile tender offer for more than 50% of Synopsys' outstanding Common Stock or a change in the majority of the Synopsys Board as a result of one or more contested elections for Board membership, the Compensation Committee has the authority to provide for the acceleration of vesting of the shares of Common Stock subject to outstanding options under the 1992 Plan.

  Committee Interlocks and Insider Participation

     None of the members of the Compensation Committee was at any time during fiscal 1997 or at any other time an officer or employee of Synopsys. As described in "Directors' Compensation," Dr. Newton served as a consultant to Synopsys during fiscal year 1997.

     No executive officer of Synopsys serves as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as members of the Synopsys Board or the Compensation Committee.

  Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act requires Synopsys' directors, officers and ten percent stockholders to file reports of ownership and changes in ownership with the Commission. Directors, officers and greater than ten percent stockholders are required by Commission regulations to furnish Synopsys with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of the Forms 3, 4 and 5 received by Synopsys and/or written representations from certain reporting persons that no Form 5's were required for such persons, Synopsys believes that each of its directors, officers and greater than ten percent beneficial owners during the fiscal 1997 have complied with all filing requirements applicable to such person.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF SYNOPSYS

     The following table sets forth certain information with respect to the beneficial ownership of Synopsys Common Stock as of November 4, 1997 by (i) each person known by Synopsys to own beneficially more than five percent of the outstanding shares of Synopsys Common Stock of 53,097,413 shares, (ii) each director of Synopsys, (iii) each of the Named Executive Officers and (iv) all directors and current executive officers as a group.

                                                                   SHARES OF SYNOPSYS COMMON
                                                                             STOCK
                                                                       BENEFICIALLY OWNED
                                                                 ------------------------------
                                                                                      PERCENTAGE
  DIRECTORS, EXECUTIVE OFFICERS AND FIVE PERCENT STOCKHOLDERS       NUMBER            OWNERSHIP
---------------------------------------------------------------  ------------         ---------
Fidelity Management and Research Corp..........................     5,409,600(1)        10.19%
  Boston, Massachusetts 02109
Massachusetts Financial Services Company.......................     5,282,350(2)         9.95%
  Boston, Massachusetts 02116-3741
T. Rowe Price Associates, Inc..................................     5,185,013(2)         9.77%
  Baltimore, Maryland 21202-1008
Putnam Investment Management...................................     4,145,934(2)         7.81%
  Boston, Massachusetts 02109-2137
J. & W. Seligman & Co., Inc....................................     3,060,484(2)         5.76%
  New York, New York 10017-5598
Aart J. de Geus................................................       485,918(3)            *
Robert Russo...................................................        20,965(4)            *
Chi-Foon Chan..................................................        95,159(5)            *
Harvey C. Jones, Jr............................................       144,483(6)            *
Paul Lippe.....................................................        36,789(7)            *
A. Richard Newton..............................................        33,078(8)            *
Deborah A. Coleman.............................................        33,000(9)            *
Steven C. Walske...............................................        27,783(10)           *
William Lattin.................................................       192,056(11)           *
Sang Wang......................................................       374,448(12)           *
All directors and executive officers as a group (16 persons)...     1,656,332(13)        3.12%

---------------

  *  Less than 1%

 (1) Based on information obtained from a Schedule 13G filed with the Commission on October 9, 1997.

 (2) Based on information obtained from publicly available filings with the Commission as of June 1997.

 (3) Includes options to purchase 159,958 shares of Synopsys Common Stock exercisable by Dr. de Geus within 60 days of November 4, 1997. Excludes 11,000 shares held by Dr. de Geus' spouse and for which he disclaims beneficial ownership.

 (4) Includes options to purchase 19,666 shares of Synopsys Common Stock exercisable by Mr. Russo within 60 days of November 4, 1997.

 (5) Includes options to purchase 88,999 shares of Synopsys Common Stock exercisable by Dr. Chan within 60 days of November 4, 1997.

 (6) Includes options to purchase 92,149 shares of Synopsys Common Stock exercisable by Mr. Jones within 60 days of November 4, 1997.

 (7) Includes options to purchase 30,789 shares of Synopsys Common Stock exercisable by Mr. Lippe within 60 days of November 4, 1997.

 (8) Includes options to purchase 33,000 shares of Synopsys Common Stock exercisable by Dr. Newton within 60 days of November 4, 1997.

 (9) Includes options to purchase 33,000 shares of Synopsys Common Stock exercisable by Ms. Coleman within 60 days of November 4, 1997.

(10) Includes options to purchase 27,583 shares of Synopsys Common Stock exercisable by Mr. Walske within 60 days of November 4, 1997.

(11) Includes options to purchase 90,470 shares of Synopsys Common Stock exercisable by Dr. Lattin within 60 days of November 4, 1997.

(12) Includes options to purchase 21,272 shares of Synopsys Common Stock exercisable by Dr. Wang within 60 days of November 4, 1997.

(13) Includes options to purchase 709,671 shares of Synopsys Common Stock exercisable by directors and executive officers within 60 days of November 4, 1997. Excludes 11,000 shares held by Dr. de Geus' spouse, and for which he disclaims beneficial ownership.

                            VIEWLOGIC SYSTEMS, INC.

BUSINESS

  Introduction

     Viewlogic was founded in 1984 and is a leading supplier of EDA software which is used to accelerate and automate the design and verification of advanced ASICs, PCBs and electronic systems. Viewlogic develops and markets a comprehensive family of software products and consulting services to help its customers optimize their design processes and deliver high quality products to market sooner. Viewlogic markets its products to many of the world's largest and most sophisticated IC and electronic system manufacturers in industries such as semiconductor, computer, communication, automotive and consumer electronics. Viewlogic sells its products worldwide through a broad distribution channel consisting of direct sales, distributors, VARs and telesales.

ORGANIZATION AND PRODUCTS

     Viewlogic develops and sells EDA software to companies whose end product may be a single IC, an ASIC, FPGA, a PCB or an entire electronic system. To best address the diverse needs of its broad customer base, Viewlogic is organized into four business groups. The four business groups are: ASIC Group, Systems Group, Software Group and Advanced Development Group. Each group delivers products and solutions which address the specific design challenges of its particular customer segment. Technology is shared wherever possible to fully leverage Viewlogic's research and development investment.

     ASIC Group. The ASIC market has evolved rapidly, driven by advances in silicon manufacturing technology. The complexity of semiconductor technology has increased dramatically for the last fifteen years. With each new generation of technology came a new set of design challenges. While it was possible to successfully design a high-end ASIC two to three years ago with average design tools, this is no longer the case. Complex ASIC design now requires an integrated suite of advanced tools and design methodologies which consider both the logical and physical aspects of the design.

     Viewlogic's ASIC Group develops state-of-the-art software and methodologies required to design today's most complex ASIC's. Viewlogic today offers some of the leading products used in the complex ASIC design flow process. These products include the Chronologic VCS simulator, Quad Motive static timing analyzer and Sunrise TestGen design-for-test tool. In 1996, Viewlogic initiated the ASIC 2000 Project which will combine Viewlogic's best-in-class tools with strategic third-party tools and support from leading ASIC vendors. The project is designed to address the new challenges of deep submicron silicon technology, which require designers to consider the co-dependencies of the logical and physical implementation of the design process. Most of the ASIC Group's products operate on the Windows NT and UNIX operating systems.

     Systems Group. The Systems Group develops products and services which enable the design of FPGA's, PCBs and complete electronic systems. This group also develops much of Viewlogic's integration technology, such as data storage mechanisms, design management and interoperability technology, which is required to produce complete solutions. The Systems Group develops and supports complete solutions for the Windows NT and UNIX operating systems.

     The FPGA market has historically been very strong for Viewlogic. In the early 1990's, Viewlogic established strategic relationships with many of the leading FPGA vendors under which the vendors licensed and shipped Viewlogic design software as part of an original equipment manufacturer ("OEM") relationship to offer a complete solution. The vendors added their placement and routing software which allowed users to create an optimal physical implementation. These relationships created a customer base to which Viewlogic may sell other, complementary software.

     The FPGA market is currently going though significant change. Driven by the same silicon manufacturing advances seen in the ASIC market, the density of FPGA's has grown significantly over the past few years. Devices with 100,000 gates of available logic are now being shipped requiring changes in design methodology similar to those seen in ASIC more than five years ago.

     The PCB market is undergoing significant change as well. The speed of PCBs is increasing rapidly and the number of components on the board is decreasing due to the use of more ASICs and FPGAs. The PCB design problem has changed from one of verifying the logic design to making sure that the interconnect between components meets rigid timing and physical constraints. To address these problems, Viewlogic introduced ISIS in 1996. ISIS is a suite of tools, including Viewlogic's Quad XTK and Prevue high speed board analysis technology, for electronic design engineers involved in high speed PCB and systems design. ISIS provides the tools needed to concurrently design both high speed logic and PCB interconnect.

     The traditional offerings of the Systems Group have been solutions optimized for the CAE portion of the board design process. These solutions include design entry and analysis, simulation, library and data management and interfaces to physical design implementation. These phases are where at least 50% of the board design process takes place. Viewlogic offers two product lines targeted at this segment: Powerview and Workview Office. The Powerview product family consists of a broad range of tools integrated into a comprehensive CAE solution and is based on an open, standards-based environment. Powerview operates on the UNIX operating system and most major industry hardware platforms. Workview offers a similar set of capabilities integrated in the Windows environment.

     Software Group. Viewlogic's Software Group was founded in October 1996 and strengthened in February 1997 with the acquisition of Eagle. Eagle was the first company to deliver hardware ("HW")/ software ("SW") co-verification solutions and continues to be a leader in this technology. HW/SW co-verification is the process of simulating the HW and SW components of the electronic system together, before developing a prototype. The group's charter is to provide tools, services and integration to shorten the development time of embedded systems through HW/SW co-development. The term "embedded systems" describes electronic designs, either boards or ICs, which include a microprocessor or microcontroller. With the growing software component in embedded systems and the growing size of software programs, HW/SW integration is becoming a larger part of the overall design cycle. An estimated 50% of the overall embedded systems design time is spent in HW/SW design and debug, and prototype debug. Hardware and software development are becoming more interdependent making it necessary to consider their interaction earlier in the design cycle. This problem is expected to worsen with the migration toward 32 bit and 64 bit embedded processors.

     Another emerging trend in embedded systems is the use of embedded processors in system ASICs. System Level Integration ("SLI") ASICs, as market research firm Dataquest refers to them, are defined as ASICs that include 100,000 gates of logic, memory and at least one processor. When a processor is embedded within an ASIC, designers must perform HW/SW co-development. The high dollar cost of multiple SLI iterations, in addition to the time to market penalty, will make hardware/software co-verification of system level ASIC's essential. Viewlogic believes addressing this market is a significant strategic opportunity. Major products developed by the Software Group include Eaglei which is used for full system integration testing and EagleV which is used for verification of embedded processors within an ASIC.

     Advanced Development Group. Viewlogic's Advanced Development Group was formed in October of 1996. It is chartered with investigating which new technologies will be required in the next two to five years and then performing the initial technical feasibility study and preliminary research and development for such technologies. The Advanced Development Group is not charged with specific product development and delivery, but is responsible for developing algorithms and new technology. These technologies will then be incorporated into new products developed and supported by Viewlogic's product groups. The Advanced Development Group does primary research on-site and also works with leading research groups and individuals within academia and industry.

PRODUCT LICENSING AND PRICING

     Viewlogic generally licenses its products for use on a single computer or network for a one-time fee. The end-user license fee depends on the exact configuration and features selected by the customer. Viewlogic offers individual tools and solution packages specifically tailored for each of several electronic design categories including ASIC, FPGA, PCB, system and software design. For UNIX-based systems, each of these solutions bundles the design framework with a collection of tools and library support targeted at solving a particular design problem.

     A range of capabilities is offered from basic design entry to advanced solutions packages for sophisticated design needs. For example, Powerview pricing ranges from $12,000 to $150,000. Workview Office pricing ranges from $2,000 to $55,000. Motive and XTK pricing on UNIX Workstations range from $24,000 to $55,000. TestGen licenses for a single computer range from $95,000 to $150,000. Prices for the Chronologic VCS(TM) Simulator range from $20,000 to $40,000.

SALES

     Viewlogic has developed multiple distribution channels, including a direct sales organization, telesales, independent distributors, VARs, and strategic sales alliances with certain significant semiconductor and PCB layout software vendors.

     Direct Sales Organization. Viewlogic markets its products in North America, Europe and Japan primarily through a direct sales organization, which consisted of 223 salespersons and applications engineers as of September 30, 1997. Viewlogic currently has 30 sales offices located throughout North America, Europe, Japan, India and the Far East.

     Direct sales teams, consisting of one salesperson and one applications engineer, focus on large accounts in assigned territories. These sales teams are responsible for all sales activities within their assigned territories and coordinate the activities of distributors, VARs and Silicon Design Alliance ("SDA") and PCB Design Alliance ("PDA") partners. Applications engineers specializing in certain products are assigned to each sales territory and support individual sales teams. Each member of Viewlogic's direct sales and support teams is assigned sales quotas and has a significant portion of his or her compensation based on sales performance. Approximately 50% and 30% of expected compensation for salespersons and application engineers, respectively, are typically based on sales performance.

     A telesales channel was established in 1993 to complement the sales activities of the direct sales organization and the North American based VAR channel. The telesales channel consists of telesales representatives covering assigned geographic territories in North America. These representatives are an inside counterpart to the field, focusing on upgrading and servicing the installed customer base. They provide sales support for renewal maintenance, handle all sales operations of Viewlogic's University Program and otherwise upgrade existing customers by selling additional seats and "after market" components. Approximately 45% of expected compensation for a telesales representative is based on sales performance.

     Distributors. Viewlogic appoints independent distributors to market its products to customers not served by Viewlogic's direct sales organization. Viewlogic uses distributors as its principal distribution channel in much of Asia, and currently has distributors covering Israel, Taiwan, Korea, Australia, Singapore, China and India. Distributors are also appointed in the United States, Japan and Europe to supplement Viewlogic's direct sales efforts by focusing on customers not served by direct sales teams.

     VAR. Viewlogic has established a broad-based VAR distribution network. This group primarily focuses on selling Viewlogic's Workview Office tools to the small and medium size accounts of electronic engineers in North America.

     Strategic Sales Alliances. Viewlogic has established strategic relationships with certain significant semiconductor suppliers who resell Viewlogic products along with their own proprietary design kits as part of Viewlogic's SDA. These partners include Actel Corporation, Altera Corporation, Motorola Inc., Xilinx Inc., American Telephone & Telegraph Company, Atmel Corp., NEC Corporation, Lattice Semiconductor Corporation and Matsushita Electric Corporation. Viewlogic believes that the SDA program has promoted the adoption of Workview Office in the FPGA design area. The SDA program has also facilitated the creation of a significant installed base of Viewlogic's products by utilizing the sales organizations of Viewlogic's partners, many of which have greater sales and marketing resources than Viewlogic. Viewlogic has established a similar alliance called Viewlogic's PDA, with certain major PCB CAD companies, including Harris EDA, Inc. and Zuken-Redac Ltd., who resell a range of Viewlogic products along with their CAD design tools. Additionally,

Viewlogic is an OEM supplier to PADS Software and Anacad, a subsidiary of Mentor Graphics. The Anacad partnership also includes Viewlogic supply of VCS Verilog simulator to Anacad. Certain Viewlogic Quad products are resold on an OEM basis through Intergraph Corporation, Racal-Redac and Mentor Graphics who sell these tools in conjunction with their own design automation solutions.

PRODUCT DEVELOPMENT

     Viewlogic's product development efforts are focused on enhancing and broadening its current line of products, including the development of new products and the release of improved versions of existing products on a regular basis. Most of Viewlogic's new products to date have represented the evolution of its core Workview Office and Powerview product lines, plus ongoing developments leveraging resources and technologies gained in recent acquisitions and partnerships. Viewlogic also maintains research programs in a number of advanced technical areas including logic synthesis, simulation technology, VHDL simulation, timing analysis, signal integrity, test, database development and frameworks, which may generate future EDA software products and consulting services. As of September 30, 1997, Viewlogic's product development and customer support staff consisted of 280 persons. Viewlogic's product development staff receives support from both Viewlogic's engineering services personnel and its product and industry marketing organization to enable it to develop products that satisfy market requirements.

     Viewlogic maintains cooperative relationships with most major hardware vendors on which Viewlogic's products operate, as well as with new hardware vendors who desire Viewlogic to port its products to their systems. Viewlogic believes that these relationships allow it to design products that respond to emerging trends in computing, graphics and networking technologies. In certain instances, these relationships include joint marketing agreements which primarily outline a procedure for communication between Viewlogic and the vendor with respect to technology and possible sales leads.

     During 1994, 1995, 1996 and the nine months ended September 30, 1997 Viewlogic's research and development expenses were $20,255,000, $22,644,000, $27,412,000 and $24,234,000, respectively. Viewlogic believes that it must continue to commit substantial resources to enhance and extend its product line to remain competitive. Viewlogic intends to continue to devote substantial resources to its internally-funded product development and, if appropriate, to enter into development agreements with third parties.

SERVICE AND SUPPORT

     A key part of Viewlogic's strategy to help make its customers successful is to provide a wide range of support services including on-site and hot-line support for designers, in-house and on-site training on all products and consulting services for specialized tool development, tool and methodology training and design work. Viewlogic believes its focus on customer service has helped it achieve a high degree of customer satisfaction.

     Product support is provided pursuant to maintenance agreements which extend for one year after the expiration of the product warranty, which is generally thirty days, and are renewable annually thereafter. The annual standard maintenance fee charged to end-user customers is currently 15% of the then-current list price for the product. Viewlogic's distributors and strategic sales partners charge their end-user customers for maintenance and remit a negotiated portion to Viewlogic. Historically, approximately 90% of Viewlogic's customers have renewed their maintenance agreements annually. Training and consulting services are generally not included in Viewlogic's software license or maintenance fees and are usually provided on a separately negotiated basis.

     Product Revisions and Upgrades. Customers with maintenance agreements receive all product revisions without additional charge. Product upgrades, which add significant new product functionality, are provided to customers for a fee equal to the difference between the list price for such upgrade and the license fee previously paid by the customer for the applicable product. Viewlogic also provides a credit to customers of its SDA and PDA partners, who desire to upgrade to full-functionality Workview Office or Powerview systems.

     On-Site and Hot Line Support. Support is available to Viewlogic's software users on both a pre- and post-sale basis. Application engineers work directly with Viewlogic's direct sales force to provide on-site support that is often needed during critical stages of the user's evaluation and design process.

     The majority of Viewlogic's customers requiring support contact Viewlogic through Viewlogic's toll-free hotlines, which put users directly in touch with engineers who are knowledgeable in the use of the product. Support is available from 8:30 a.m. to 8:00 p.m., eastern time, Monday through Friday. In addition to the Viewlogic hotline, questions or suggestions can be submitted by fax, an electronic bulletin board or the Internet network mail system.

     In addition, post-sales product application support is provided to customers through a series of automated support channels, including:

     - quarterly Technical Support Newsletter providing answers to common questions;

     - electronic bulletin board system providing a forum for exchanging data and ideas; and

     - fax-on-demand system enabling customers to retrieve faxes of technical application notes.

     An automatic call distribution system transparently connects North American support callers with technical support engineers based in Marlboro, Massachusetts and Fremont, California. Additionally, technical support engineers based in California, Massachusetts, the United Kingdom and Japan have immediate access to shared, problem-solving technical information via a sophisticated on-line software support system.

     Customer Training. Viewlogic offers a variety of training programs for users ranging from introductory, broadbased courses to advanced and specialized courses. Training is offered at Viewlogic's facilities in Marlboro, Massachusetts, Fremont, California, London, Marseilles, Munich and Tokyo. On-site training is also available.

     Viewlogic Consulting Services. The Viewlogic Consulting Services Group ("VCSG") is a global consulting organization staffed by experts in electronic design. VCSG's goal is to meet the diverse and demanding needs of customers designing today's complex ICs, boards, and systems. VCSG provides a complete line of consulting services including training, product jumpstart programs, methodology assessment and re-engineering, custom software development and partial or full design implementation. Other specialized services include systems integration, design database translation and custom library development.

CUSTOMERS

     Over 51,000 Viewlogic products have been sold to approximately 3,500 customers. End users of Viewlogic's products range from small companies to some of the world's largest manufacturing organizations. Industries represented include computers, consumer electronics, semiconductors, telecommunications, military/defense, aerospace, industrial, medical equipment and universities.

COMPETITION

     The EDA software industry is intensely competitive and is characterized by rapidly advancing technology. Viewlogic's competitors consist of large, established companies; emerging companies with new and innovative technology; and customers who develop their own EDA tools. Many of these companies have stronger brand recognition, greater financial, marketing, manufacturing, technological and distribution resources, broader product lines and larger installed customer bases than does Viewlogic. Principal competitive factors include product performance, quality and reliability, customer service and support, marketing and distribution capabilities and price.

     Viewlogic's ability to compete favorably is dependent, in significant part, upon its ability to continually enhance its current products and develop and introduce new products in response to the rapidly changing needs of the marketplace, control costs, react timely and appropriately to short- and long-term trends and competitively price its products while preventing erosion of its margins, and there is no assurance that

Viewlogic will be able to do so. Many of Viewlogic's competitors can devote greater managerial and financial resources than Viewlogic can to develop, promote and distribute products and provide related consulting and training services. Some of Viewlogic's competitors have established, or may establish, cooperative arrangements or strategic alliances among themselves or with third parties, thus enhancing their ability to compete with Viewlogic.

     Viewlogic believes that it competes effectively in the EDA market on the basis of product functionality, price/performance characteristics, product portability, ease of product use and support services. However, there can be no assurance that Viewlogic will be able to continue to compete effectively in the EDA market or that its profitability or financial performance will not be adversely affected by increased competition.

PROPRIETARY RIGHTS

     Viewlogic relies on a combination of contracts, patents, copyright and trade secret laws to establish and protect proprietary rights in its technology. Viewlogic licenses and distributes its products under written agreements providing for non-exclusive licenses. The licensed software may be used solely for internal operations on designated computers or networks at specified sites. The source code of Viewlogic's products is protected both as a trade secret and as an unpublished copyrighted work and is not made available to third parties. Despite these precautions, it may be possible to unlawfully copy or otherwise obtain and use Viewlogic's products or technology without authorization.

     Viewlogic believes that, due to the rapid pace of innovation within the CAE software industry, factors such as the technological and creative skills of its personnel are more important to establishing and maintaining a technology leadership position than are the various legal protections of its technology.

     Viewlogic currently has three patents and eight pending patent applications.

     Viewlogic has registered Viewlogic, Powerview, Workview Office, ViewScript, ViewPLD, ViewDraw, ViewBase, ViewPlace, ViewFPGA, ViewSynthesis, ViewFlow, WorkViewPLUS, The Total Workday System, ViewDesign, ViewFault, ViewTest, ProVHDL, Retargeter, Viewsim, Viewsys, ViewText, ViewArchitect, Simbus, ViewData, ViewState, ViewTerm, WorkView, Silerity, Eagle Design Automation and Vantage and other trademarks in the United States and in various foreign countries. Viewlogic's United States trademark registrations have terms of ten to twenty years and are renewable indefinitely for additional ten-year terms so long as Viewlogic continues to use the trademarks subject to such registrations. Viewlogic also asserts common law trademark protection for certain of its products.

BACKLOG

     Viewlogic generally ships its products within 30 days after acceptance of a customer purchase order and execution of a license agreement. Accordingly, Viewlogic does not believe that its backlog at any particular point in time is indicative of future sales levels.

EMPLOYEES

     As of September 30, 1997, Viewlogic had 730 employees, including 282 in marketing and sales, 209 in product research and development, 132 in customer support, consulting and training, 35 in manufacturing and sales administration and 72 in general and administrative activities. None of Viewlogic's employees is represented by a labor union or is subject to a collective bargaining agreement. Viewlogic has never experienced a work stoppage and believes that its employee relations are excellent.

PROPERTIES

     Viewlogic occupies 101,634 square feet of space at its headquarters in Marlboro, Massachusetts under a lease expiring in 2002, subject to Viewlogic's right to extend for up to six additional years. Viewlogic also leases 57,567 square feet in Fremont, California for its ASIC Group, 10,547 square feet in Cupertino, California for its Chronologic subsidiary, 16,965 square feet in San Jose, California for its Western Sales operations, 21,000 square feet in Camarillo, California for the Advanced Development Group, 13,829 square feet of office space in the United Kingdom, 9,800 square feet in India and a number of small sales and support offices in 27 additional locations in North America, Europe and Asia.

LEGAL PROCEEDINGS

     From time to time, Viewlogic is involved in litigation that arises in the ordinary course of its business. On or about April 25, 1997, Deutsch Technology Research ("Deutsch") filed a Demand for Arbitration under the Commercial Arbitration Rules of the American Arbitration Association pursuant to the terms of the OEM Agreement dated June 16, 1993 between Deutsch and the Company (the "OEM Agreement"). Under the terms of the OEM Agreement, the arbitration must be held in San Jose, California before a single arbitrator. The arbitration was scheduled to begin on November 3, 1997. The Demand for Arbitration alleges infringement of copyright, misappropriation of trade secrets and failure to pay royalties and other sums under the OEM Agreement. Recently, Deutsch's accountants, hired in connection with this dispute, submitted a report stating that, based on assumptions provided by Deutsch, royalties in excess of $53,000,000 are due. Viewlogic denies these allegations, disputes the assumptions on which the accountants' report is based and intends to defend these claims vigorously. Viewlogic has also asserted counterclaims in this arbitration seeking damages in excess of $500,000. The ultimate outcome of this matter is not determinable, and an adverse outcome could have a material adverse effect on Viewlogic's financial position and results of operations.

VIEWLOGIC SELECTED FINANCIAL DATA

                                                                                                         NINE MONTHS ENDED
                                                          YEAR ENDED DECEMBER 31,                          SEPTEMBER 30,
                                         ----------------------------------------------------------     --------------------
                                           1996         1995         1994        1993        1992         1997        1996
                                         --------     --------     --------     -------     -------     --------     -------
                                         (IN THOUSANDS, EXCEPT PERCENTAGES AND PER SHARE DATA)
INCOME STATEMENT DATA:
Total revenue........................    $132,919     $120,960     $118,580     $97,926     $70,964     $110,618     $95,726
Income (loss) from operations........      12,126        6,234(1)    (2,879)(2)  18,376(3)    9,774(4)     7,202(5)    6,726
Income (loss) before extraordinary
  item and cumulative effect of
  change in accounting for income
  taxes..............................      11,276        2,861       (6,317)     13,702       7,633        5,086       5,775
Net income (loss)....................      11,276        2,861(1)    (6,317)(2)  13,702(3)    7,833(4)     5,086(5)    5,775
Income (loss) from operations as a
  percentage of total revenue........        9.1%         5.2%        (2.4%)      18.8%       13.8%         6.5%        7.0%
PER SHARE DATA:
Primary:
  Income (loss) before extraordinary
    item and cumulative effect of
    change in accounting for income
    taxes............................    $   0.66     $   0.17     $  (0.36)    $  0.79     $  0.47     $   0.29     $  0.33
  Net income (loss)..................    $   0.66     $   0.17(1)  $  (0.36)(2) $  0.79(3)  $  0.48(4)  $   0.29(5)  $  0.33
  Weighted average number of common
    and common equivalent shares
    outstanding......................      17,104       17,249       17,391      16,759      16,092       17,805      17,250
Fully Diluted:
  Income (loss) before extraordinary
    item and cumulative effect of
    change in accounting for income
    taxes............................    $   0.66     $   0.17     $  (0.36)    $  0.78     $  0.47     $   0.27     $  0.33
  Net income (loss)..................    $   0.66     $   0.17(1)  $  (0.36)(2) $  0.78(3)  $  0.48(4)  $   0.27(5)  $  0.33
  Weighted average number of common
    and common equivalent shares
    outstanding......................      17,113       17,250       17,393      16,930      16,092       18,841      17,259

                                                               AS OF DECEMBER 31,
                                           -----------------------------------------------------------   AS OF SEPTEMBER 30,
                                             1996          1995         1994        1993        1992             1997
                                           --------     ----------     -------     -------     -------   --------------------
                                           (IN THOUSANDS)
BALANCE SHEET DATA:
Cash, cash equivalents and marketable      $ 61,779     $   57,768     $54,151     $44,899     $37,973         $ 72,060
  securities...........................
Working capital........................      57,241         56,437      52,302      56,227      43,974           62,757
Property and equipment, net............      13,749         12,039      11,252       9,685       6,728           15,376
Total assets...........................     131,209        118,983     116,157      95,263      72,835          145,497
Stockholders' equity...................      82,474         77,291      72,352      70,042      51,774           92,962

---------------

(1) Includes net effect of $6,023 in non-recurring costs associated with the merger with Silerity, Inc.

(2) Includes net effect of $17,609 in non-recurring costs associated with the merger with Chronologic Simulation and purchase of Sunrise Test Systems, Inc.

(3) Includes net effect of $520 in non-recurring costs associated with the merger with Quad Design Technology, Inc.

(4) Includes net effect of $1,238 in non-recurring costs associated with the merger with Vantage Analysis Systems, Inc. and credit associated with the adoption of SFAS 109, Accounting for Income Taxes.

(5) Includes net effect of $5,500 in non-recurring costs associated with the merger with Eagle.

VIEWLOGIC MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     QUARTERS AND NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996

  Results of Operations

     The Company's revenue and net income increased 17.5% and 33.2% to $40,437,000 and $4,161,000, respectively, for the quarter ended September 30, 1997 as compared to the quarter ended September 30, 1996. Net income increased 73.2% from the third quarter of 1996 to the same period in 1997 after excluding $1,173,000 pre-tax gains from the sale of an investment in the third quarter of 1996. Revenue increased 15.6% to $110,618,000 and net income decreased 11.9% to $5,086,000 for the nine months ended September 30, 1997, both as compared to the same period of the previous year. Excluding the non-recurring charge for in-process research and development of $5,500,000 associated with the first quarter 1997 acquisition of Eagle and $2,431,000 pre-tax gains from the sales of an investment in 1997, net income for the nine months ended September 30, 1997 was $9,091,000, or $0.51 per share. This represents a 79.9% increase over the $5,054,000 net income in the first nine months of 1996, excluding $1,173,000 pre-tax gains from the sales of an investment in 1996. Operating income before the non-recurring item, as a percentage of revenue, was 15.1% and 11.5% for the quarter and nine month periods ended September 30, 1997, as compared to 9.5% and 7.0% for the same periods in 1996. These increases in operating income as a percentage of revenue were mainly due to the larger increase in revenues over operating expenses in the third quarter and first nine months of 1997.

     On February 19, 1997, the Company acquired Eagle. The acquisition has been accounted for as a purchase, and accordingly, the condensed consolidated financial statements and management's discussion and analysis reflect the combined operations only after the February 19, 1997 closing date.

     The following table sets forth, for the periods indicated, the percentage of revenue of certain items in Viewlogic's Condensed Consolidated Statements of Income.

                                                        QUARTER ENDED          NINE MONTHS ENDED
                                                        SEPTEMBER 30,            SEPTEMBER 30,
                                                      -----------------       -------------------
                                                      1997        1996        1997          1996
                                                      -----       -----       -----         -----
Revenue:............................................  100.0%      100.0%      100.0%        100.0%
  Software..........................................   59.6        61.1        60.2          61.2
  Services and other................................   40.4        38.9        39.8          38.8
Costs and expenses:
  Cost of software..................................    6.7         8.5         7.6           8.4
  Cost of services and other........................   10.3         9.7        10.5          10.4
  Selling and marketing.............................   39.9        41.9        41.5          44.2
  Research and development..........................   20.5        20.6        21.9          21.0
  Purchased research and development................                            5.0
  General and administrative........................    7.5         9.8         7.0           9.0
                                                      -----       -----       -----         -----
     Total operating expenses.......................   84.9        90.5        93.5          93.0
                                                      -----       -----       -----         -----
Income from operations..............................   15.1         9.5         6.5           7.0
Total other income..................................    1.6         5.3         4.1           2.8
                                                      -----       -----       -----         -----
Income before income taxes..........................   16.7        14.8        10.6           9.8
Provision for income taxes..........................    6.4         5.7         6.0           3.8
                                                      -----       -----       -----         -----
Net income..........................................   10.3%        9.1%        4.6%          6.0%
                                                      =====       =====       =====         =====

  Revenue

     Viewlogic's total revenue increased 17.5% to $40,437,000 in the third quarter of 1997 from $34,427,000 in the third quarter of 1996 and increased 15.6% to $110,618,000 in the first nine months of 1997 from $95,726,000 in the first nine months of 1996. The increase in total revenue was primarily due to a 54.2% year-over-year increase in revenues from Viewlogic's ASIC verification solutions, including the Chronologic VCS simulator, Quad Motive timing analysis tool and Sunrise TestGen tool suite. The ASIC product line accounted for 60.0% of Viewlogic's total third quarter 1997 revenues. The growth in ASIC product sales was partially offset by a 14.8% decline in Viewlogic's sales of its Systems product line. The Systems segment of the EDA market is the slower growing segment of that market.

     Software product revenue increased 14.7% and 13.6% to $24,103,000 and $66,581,000 for the third quarter and first nine months of 1997, respectively, up from $21,023,000 and $58,589,000 for the same periods in 1996. Viewlogic's percentage of total revenue attributable to software product licenses was 59.6% and 60.2%, respectively, for the three months and nine months ended September 30, 1997 compared to 61.1% and 61.2%, respectively, for the same periods in 1996. Services and other revenue increased 21.9% to $16,334,000 and 18.6% to $44,037,000 for the third quarter and first nine months of 1997, respectively. These increases were due to the increase in maintenance and customer support revenue from a growing installed base of products, as well as increased consulting and customization services and training programs.

     International revenue, as a percentage of total revenue, increased to 44.6% and 37.7% for the third quarter and first nine months of 1997, respectively, from 37.5% and 34.9%, respectively, for the same periods in 1996. The increase for the quarter was due primarily to a significant sale to a major customer in Canada in the third quarter of 1997. The increase for the nine months ended September 30, 1997 was primarily due to strong sales in Europe, where revenues increased 35.6% from the first nine months of 1996.

  Cost of Revenue

     Cost of software revenue decreased 7.8% and increased 3.4% to $2,713,000 and $8,339,000 for the three months and nine months ended September 30, 1997, respectively, as compared to the same periods of the prior year. The decrease in the third quarter was due primarily to decreased royalty costs. The increase for the nine month period was primarily due to increased amortization of capitalized software and purchased research and development, offset by decreased royalty costs. Cost of software as a percentage of software revenue decreased from 14.0% and 13.8% in the third quarter and first nine months of 1996, respectively, to 11.3% and 12.5% for the same periods in 1997.

     Cost of services and other revenue increased 24.2% to $4,165,000 and 17.2% to $11,633,000 in the quarter and nine months ended September 30, 1997, respectively, as compared to the same periods of the prior year. The increases in both periods were due to higher personnel-related costs incurred in order to grow Viewlogic's consulting business, partially offset by the absence in 1997 of subcontracting costs associated with a major outsourcing contract. Cost of services and other revenue as a percentage of services and other revenue were 25.5% and 26.4% in the third quarter and first nine months of 1997 as compared to 25.0% and 26.7% for the same periods in 1996.

  Selling and Marketing Expenses

     Selling and marketing expenses increased 11.9% and 8.4% to $16,116,000 and $45,938,000 for the three month and nine month periods ended September 30, 1997, respectively, up from $14,406,000 and $42,360,000 for the same periods of 1996. The increases in 1997 were primarily due to an increase in commission expense on higher revenues and the result of higher personnel-related costs due to an increase in the number of worldwide sales and marketing personnel from 271 in September 1996 to 298 in September 1997. Selling and marketing expenses, as a percentage of revenue, decreased from 41.9% and 44.2% in the third quarter and first nine months of 1996 to 39.9% and 41.5% for the same periods of 1997. The reduction of selling and marketing expenses, as a percentage of revenue, results from increasing productivity of Viewlogic's sales force.

  Research and Development Expenses

     Research and development costs increased 17.3% to $8,308,000 and 20.7% to $24,234,000 for the third quarter and nine months ended September 30, 1997, respectively, as compared to the same periods of the prior year. The increases in research and development expenses for both periods primarily reflect higher personnel-related costs associated with the development of new products and enhancement of existing products, including the establishment of a research and development facility in India in the fourth quarter of 1996. The increase for the nine months ended September 30, 1997 was also due to the inclusion of research and development costs associated with the Eagle acquisition which closed during the first quarter of 1997. Research and development expenses as a percentage of revenues were 20.5% and 21.9% in the third quarter and first nine months of 1997, respectively, compared to 20.6% and 21.0% for the same period of 1996.

     Viewlogic capitalized software development costs of $859,000 and $2,527,000 for the third quarter and first nine months of 1997, respectively, as compared to $685,000 and $2,075,000 for the corresponding periods of 1996 in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed." The amounts capitalized represent 9.4% of total product development costs for both the three month and nine month periods ended September 30, 1997, respectively, as compared to 8.8% and 9.4% for the same periods of 1996. Capitalized software costs are amortized over the estimated life of the product (in most cases four years.) The amortization of software development costs included in cost of software revenue was $702,000 and $2,079,000 for the third quarter and first nine months of 1997, respectively, compared to $578,000 and $1,558,000 for the same periods of 1996.

  Purchased Research and Development Expenses

     Viewlogic recorded a non-recurring expense of $5,500,000 in the first quarter of 1997 for purchased research and development associated with the Eagle acquisition.

  General and Administrative Expenses

     General and administrative expenses decreased 10.0% and 9.4% to $3,037,000 and $7,772,000 for the third quarter and nine months ended September 30, 1997, respectively, as compared to $3,374,000 and $8,578,000 for the same periods of the previous year. The decrease in both periods was primarily due to the elimination of Viewlogic's share of losses of Eagle which were recognized under the equity method of accounting during 1996. General and administrative expenses as a percentage of revenue decreased from 9.8% and 9.0% in the third quarter and first nine months of 1996, respectively, to 7.5% and 7.0% in the same periods of 1997.

  Income from Operations

     Income from operations increased by 86.5% and 7.1% to $6,098,000 and $7,202,000 for the three months and nine months ended September 30, 1997, respectively, as compared to the corresponding periods in 1996. Excluding the non-recurring costs associated with the Eagle acquisition, income from operations for the nine months ended September 30, 1997 increased 88.8% to $12,702,000. Both increases in operating income primarily reflect a larger increase in revenues offset by a lesser increase in operating expenses from 1996 to 1997. Income from operations as a percentage of revenue increased from 9.5% and 7.0% in the third quarter and first nine months of 1996, respectively, to 15.1% and 11.5% in the same periods of 1997, excluding the non-recurring costs associated with the Eagle acquisition.

  Total Other Income

     Total other income decreased 63.1% to $668,000 and increased 69.5% to $4,512,000 for the three month and nine month periods ended September 30, 1997, respectively, from $1,810,000 and $2,662,000 for the same periods of 1996. The decrease from the third quarter of 1996 to the same period in 1997 is primarily due to the inclusion of $1,173,000 pre-tax gains from the sale of an investment in the third quarter of 1996, offset by an increase in interest income in the third quarter of 1997 due to larger cash balances in 1997 compared to 1996. The increase from the first nine months of 1996 to the same period in 1997 is primarily due to a larger gain on the sale of an investment in 1997 than in 1996, the impact of foreign exchange gains and an increase in interest income on higher cash balances.

  Income Taxes

     The provision for federal and state income taxes increased 33.2% from $1,956,000 for the third quarter of 1996 to $2,605,000 for the third quarter of 1997, representing effective tax rates of 38.5% in both of those periods. For the nine months ended September 30 1997, the provision was $6,628,000, an 83.4% increase from

$3,613,000 in the same period of 1996, representing effective tax rates of 38.5% in both of those periods (excluding the non-recurring costs of $5,500,000 in 1997 related to the purchased research and development associated with the Eagle acquisition, which is not tax deductible.)

  Net Income

     Net income in the third quarter of 1997 was $4,161,000, or $0.23 per share, an increase of 73.2% from the $2,403,000, or $0.14 per share, net income earned in the third quarter of 1996, excluding $1,173,000 pre-tax gains from the sale of an investment in the third quarter of 1996. For the nine months ended September 30, 1997 net income was $5,086,000, or $0.29 per share, a decrease of 11.9% from the $5,775,000, or $0.33 per share, net income earned in the same period of 1996. Excluding the after-tax effect of non-recurring items ($5,500,000 purchased research and development expense and $2,431,000 pre-tax gains on the sale of an investment, both in 1997, and $1,173,000 pre-tax gains on the sale of an investment in 1996), net income increased 79.9% from $5,054,000, or $0.29 per share, for the nine months ended September 30, 1996 to $9,091,000, or $0.51 per share, for the same period of 1997.

     YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

     Viewlogic's revenue increased 9.9% from $120,960,000 in 1995 to $132,919,000 in 1996 and net income increased 294.1% from $2,861,000 in 1995 to
$11,276,000 in 1996. Excluding the non-recurring expense of $6,023,000 in 1995 associated with the fourth quarter acquisition of Silerity, Inc. ("Silerity") and net gain from investments of $3,898,000 in 1996, net income was $8,884,000 in 1995 and $8,877,000 in 1996.

     On December 19, 1996, Viewlogic acquired The CAE Company B. V. ("TCC") and Electronic Design Automation Services Europe B. V. ("EDAS"). The acquisitions have been accounted for as a purchase, and accordingly, the consolidated financial statements and management's discussion and analysis reflect the combined operations only after the December 19, 1996 closing date.

     The following table sets forth for the periods indicated the percentage of revenue represented by certain items in Viewlogic's Consolidated Financial
Statements:

                                                                       YEAR ENDED DECEMBER 31,
                                                                      -------------------------
                                                                      1996      1995      1994
                                                                      -----     -----     -----
Revenue:............................................................  100.0%    100.0%    100.0%
  Software..........................................................   61.4      63.6      73.6
  Services and other................................................   38.6      36.4      26.4
Costs and expenses:
  Costs of software.................................................    8.6       9.0       8.1
  Costs of services and other.......................................    9.8       9.2       7.9
  Selling and marketing.............................................   43.9      45.4      47.4
  Research and development..........................................   20.6      18.7      17.1
  Purchased research and development................................     --       5.0      13.0
  General and administrative........................................    8.0       7.5       8.9
                                                                      -----     -----     -----
          Total operating expenses..................................   90.9      94.8     102.4
                                                                      -----     -----     -----
Income (loss) from operations.......................................    9.1       5.2      (2.4)
Total other income..................................................    4.7       1.6       1.3
                                                                      -----     -----     -----
Income (loss) before income taxes...................................   13.8       6.8      (1.1)
Provision for income taxes..........................................    5.3       4.4       4.2
                                                                      -----     -----     -----
Net income (loss)...................................................    8.5%      2.4%     (5.3%)
                                                                      =====     =====     =====

  Revenue

     Viewlogic derives revenue primarily from the licensing of its software products. In addition, Viewlogic derives revenue from the provision of maintenance, consulting and training services to customers. Maintenance revenue constitutes the majority of services and other revenue.

     Viewlogic's revenue increased by 2.0% from $118,580,000 in 1994 to $120,960,000 in 1995 and increased by 9.9% to $132,919,000 in 1996. Software revenue decreased 11.8% from 1994 to 1995 and increased 6.1% from 1995 to 1996. The increase in the revenue growth rate from 1995 to 1996 was primarily due to the strong product sales of Viewlogic's ASIC tool suite and increased sales in Japan. Product revenue from Viewlogic's ASIC tool suite, which includes Viewlogic's Chronologic VCS(TM), Quad Design Motive(TM) and Sunrise Testgen(TM) tools, increased over 50% from 1995 to 1996. These increases were offset by less than expected sales in the European market. The European market has historically been more oriented toward system design products and offers less opportunity for Viewlogic's ASIC tool offerings. Services and other revenue increased 40.6% from 1994 to 1995 and increased 16.4% from 1995 to 1996. These increases were due to the increase in maintenance and customer support revenue from a growing installed base of customers, as well as increased consulting and customization services and increased training programs. The larger growth rate in services and other revenue in 1995 was largely attributable to a significant increase in consulting revenue in 1995. For the immediate future, Viewlogic anticipates that the rate of growth of services and other revenue will be at least equal to the software revenue growth rate. Viewlogic's percentage of revenue attributable to software product licenses decreased from 73.6% in 1994 to 63.6% in 1995 and to 61.4% in 1996 due to a larger increase in services and other revenue.

     International revenue represented 34.5%, 35.1% and 35.1%, respectively, of total revenue in 1994, 1995 and 1996. International revenues remained constant in 1996 due to the positive impact of Viewlogic's direct sales operation in Japan where revenues increased 46.5% from 1995 to 1996, offset by the decrease in revenues in Europe. Revenue from Europe, including export sales, was $22,673,000, $22,080,000 and $20,163,000 or 19.1%, 18.3% and 15.2% of total
Company revenue, respectively, in 1994, 1995 and 1996. No customer accounted for more than 10% of revenue in 1994, 1995 or 1996.

  Cost of Software Revenue

     Cost of software revenue consists primarily of expenses associated with product documentation, packaging, royalty costs, amortization of capitalized software and purchased technology costs, duplication and order administration costs. Cost of software revenue increased from $9,681,000 in 1994 to $10,887,000 in 1995 and to $11,472,000 in 1996, representing 11.1%, 14.1% and 14.0% of software revenue, respectively. Cost of software revenue increased in 1996 primarily due to increased amortization of purchased software costs, increased amortization of capitalized software and increased costs in Europe and Japan. These amounts are partially offset by decreased documentation costs. The increase in cost of software revenue as a percentage of software revenue from 11.1% in 1994 to the 14.0% range in 1995 and 1996 is largely attributable to higher royalty costs paid as a result of increased third-party content in Viewlogic's product offerings.

  Cost of Services and Other Revenue

     Cost of services and other revenue consists primarily of customer support and training expenses and the expense of consulting services provided to customers. Cost of services and other revenue increased from $9,348,000 in 1994 to $11,102,000 in 1995 and to $12,996,000 in 1996, representing 29.9%, 25.2% and
25.4% of services and other revenue, respectively. The increases in 1995 and 1996 reflect higher personnel-related costs associated with increased customer support and training costs and an increase in outside consulting fees required to support Viewlogic's growing customer base. The decrease in the expense as a percentage of revenue from 1994 to 1995 and 1996 reflects better utilization of customer support and consulting services.

  Selling and Marketing Expenses

     Selling and marketing expenses decreased from $56,226,000 in 1994 to $55,021,000 in 1995 and increased to $58,294,000 in 1996. The decrease in 1995 was due in part to a cost-effective change in sales compensation policies and lower bad debt expense. The increase in 1996 is due primarily to higher personnel-related costs due to the increase in the number of sales and marketing personnel from 259 in 1995 to 292 in 1996 and increased selling and marketing costs in Japan required to support the establishment of a direct sales operation. As a percentage of revenue, selling and marketing expenses decreased from 47.4% in 1994 to 45.4% in 1995 and to 43.9% in 1996.

  Research and Development Expenses

     Research and development expenses increased from $20,255,000 in 1994 to $22,644,000 in 1995 and to $27,412,000 in 1996. Research and development expenses as a percentage of revenue increased from 17.1% in 1994 to 18.7% in 1995 and to 20.6% in 1996. Increased research and development expenses in 1995 and 1996 resulted primarily from higher personnel-related costs and outside consulting costs associated with the development of new products and enhancement of existing products. Viewlogic anticipates that it will continue to devote substantial resources to product research and development. The increases in research and development expenses as a percentage of revenue in 1995 and 1996 reflect Viewlogic's commitment to continue to develop new products and enhance existing products.

     Software development costs are accounted for in accordance with SFAS No. 86, under which Viewlogic is required to capitalize software development costs once technological feasibility has been established. The amount of software development costs capitalized for 1994, 1995 and 1996 was $2,164,000, $2,349,000 and $2,759,000 respectively, representing 9.7%, 9.4% and 9.1% of total research and development costs in those years. Viewlogic amortizes such amounts over four years. See Note 1 of Notes to Viewlogic's Consolidated Financial Statements. The amortization of capitalized software included in cost of software revenue was $900,000, $1,837,000 and $2,137,000 in 1994, 1995 and 1996, respectively.

  Purchased Research and Development

     Viewlogic recorded non-recurring expenses of $15,377,000 in the third quarter of 1994 and $6,023,000 in the fourth quarter of 1995 for purchased research and development expenses associated with the Sunrise Test Systems, Inc. ("Sunrise") and Silerity acquisitions, respectively.

  General and Administrative Expenses

     General and administrative expenses decreased from $10,572,000 in 1994 to $9,049,000 in 1995 and increased to $10,619,000 in 1996. As a percentage of revenue, general and administrative expenses decreased from 8.9% to 7.5% and increased to 8.0% during such periods. Non-recurring costs of $3,100,000 associated with the merger with Chronologic Simulation ("Chronologic") are included in the 1994 expenses. Excluding this non-recurring item, general and administrative expenses as a percentage of revenue were 6.3% in 1994. The increases in 1995 and 1996 are mainly due to increases in recruitment and employee relocation costs arising from high turnover in Viewlogic's sales and product development organizations. The 1995 costs also included legal fees resulting from increased litigation.

  Income (Loss) from Operations

     Viewlogic's operating income increased from an operating loss of $2,879,000 in 1994 to operating income of $6,234,000 in 1995 and $12,126,000 in 1996.
Operating income (loss) as a percentage of revenue increased from (2.4%) in 1994 to 5.2% in 1995 and 9.1% in 1996. Excluding the non-recurring costs associated with the Chronologic merger and the Sunrise and Silerity purchases, Viewlogic reported income from operations in 1994 and 1995 of $15,598,000 and $12,257,000, respectively. Income from operations as a percentage of revenue, excluding the non-recurring costs, decreased from 13.2% in 1994 to 10.1% in 1995 and to 9.1% in 1996. The decreases in 1995 and 1996 are primarily due to lower than anticipated sales growth in those years on higher fixed expense bases.

  Interest Income, Net

     Net interest income increased from $1,538,000 in 1994 to $1,991,000 in 1995 and decreased to $1,982,000 in 1996. The increase in 1995 is primarily due to higher interest income earned on increased cash and marketable securities balances. The slight decrease in 1996 is primarily due to lower interest rates earned on cash and marketable securities in that year.

  Other Income (Expense), Net

     Other expense, net in 1994 and 1995 was almost entirely attributable to foreign exchange transaction losses of $25,000 and $400,000, respectively, offset by a capital gain of $258,000 on the sale of marketable securities in 1995. Other income in 1996 primarily includes a gain of $6,598,000 on the sale of an investment offset by $2,174,000 of losses recognized under the equity method of accounting for Viewlogic's investment in Eagle.

  Income Taxes

     The provision for federal and state income taxes increased from $4,928,000 in 1994 to $5,328,000 in 1995 and $7,056,000 in 1996. These tax provisions represent effective tax rates of 35.2%, 37.5% and 38.5% in 1994, 1995 and 1996, respectively, after excluding the non-recurring costs of $15,377,000 in 1994 and $6,023,000 in 1995 related to purchased research and development associated with the Sunrise and Silerity acquisitions, respectively, which are not tax deductible. The effective tax rate increases in 1995 and 1996 primarily reflect higher tax rates incurred on increased profitability in Japan in both of those years and non-deductible expenses incurred under the equity method of accounting for Viewlogic's investment in Eagle for 1996.

  Net Income (Loss)

     Net income increased from a net loss of $6,317,000 ($0.36 per share) in 1994 to net income of $2,861,000 ($0.17 per share) in 1995 and $11,276,000
($0.66 per share) in 1996. Excluding the after-tax effect of non-recurring items ($17,609,000 in 1994 and $6,023,000 in 1995), net income was $11,292,000 or
$0.65 per share in 1994 and $8,884,000 or $0.52 per share in 1995. After excluding the after-tax effect of the net gain on investments, net income was $8,877,000, or $0.52 per share, in 1996. See Note 1 of Notes to Viewlogic's Consolidated Financial Statements.

  Liquidity and Capital Resources

     Viewlogic has funded its operations to date primarily through sales of equity securities, equipment financing leases and positive cash flow from operations. As of September 30, 1997, Viewlogic had $78,286,000 of cash and marketable securities compared to $67,344,000 of cash and marketable securities as of December 31, 1996. These balances included $6,226,000 and $5,565,000 of non-current marketable securities in 1997 and 1996, respectively. Working capital as of September 30, 1997 was $62,757,000. As of September 30, 1997, Viewlogic had $48,187,000 in current liabilities and $195,000 of commitments under long-term capital lease obligations.

     Based on its operating plan, Viewlogic currently believes that its available cash and cash generated from operations will be sufficient to fund Viewlogic's operations for the foreseeable future.

     On October 22, 1997, Viewlogic purchased all of the capital stock of Radiant Design Tools, Inc. ("Radiant"). Pursuant to the terms of the purchase, Viewlogic paid the sole shareholder of Radiant $1,000,000. Viewlogic is also required to pay that shareholder an additional $500,000 on or before April 22, 1998, and up to an additional $3,500,000 based on future sales of certain of Viewlogic's products.

     In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings per Share" which will become effective for Viewlogic for annual and interim reporting periods ending after December 15, 1997. SFAS No. 128 replaces the presentation of primary earnings per share with a basic earnings per share (which excludes dilution) and a diluted earnings per share. Had SFAS No. 128 been used for the periods presented, basic and diluted earnings per share would have been $0.25 and $0.23, respectively, for the quarter ended September 30, 1997 and $0.19 and $0.18, respectively, for the quarter ended September 30, 1996. Basic and diluted earnings per share would have been $0.31 and $0.29, respectively, for the nine months ended September 30, 1997 and $0.35 and $0.33, respectively, for the nine months ended September 30, 1996.

     In June 1997, FASB issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Viewlogic has not determined the effects, if any, that SFAS No. 130 will have on its consolidated financial statements.

     In June 1997, FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for the way that public companies report selected information about operating segments. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. Viewlogic has not determined the effects, if any, that SFAS No. 131 will have on the disclosures in its consolidated financial statements.

                              VIEWLOGIC MANAGEMENT

     The executive officers of Viewlogic and their ages as of October 1, 1997 are as follows:

            NAME              AGE                             POSITION
----------------------------  ---     --------------------------------------------------------
William J. Herman             37      President, Chief Executive Officer and Director
David A. Adey                 51      Vice President, Human Resources
Ronald R. Benanto             48      Senior Vice President of Finance, Chief Financial
                                        Officer and Treasurer
David P. Burow                45      Group Vice President, ASIC Group
Gordon B. Hoffman             54      Group Vice President, Software Group and Director
Peter T. Johnson              49      Vice President, General Counsel and Secretary
Richard G. Lucier             38      Group Vice President, Systems Group
Lawrence M. Rubin             43      Group Vice President, Advanced Development Group
Shiv Tasker                   38      Senior Vice President, Worldwide Sales and Marketing

     William J. Herman, a founder of Viewlogic, has served as the President and Chief Executive Officer since January 1997, as President and Chief Operating Officer of Viewlogic from January 1996 to January 1997 and as Executive Vice President and Chief Operating Officer of Viewlogic from March 1995 to January 1996. He previously served as Senior Vice President of Engineering of Viewlogic from May 1991 to November 1992 and as Vice President of Engineering of Viewlogic from 1988 to 1991. From February 1994 to March 1995, Mr. Herman was President of Silerity, Inc., a computer-aided engineering software company. Mr. Herman served as President of Scopus Technology, Inc., a computer software company, from 1992 to February 1994.

     David A. Adey joined Viewlogic in April 1996 as Vice President, Human Resources. Previously, he served for 8 years as Senior Vice President, Administration at LTX Corporation, an automatic test equipment company, where he was responsible for worldwide Human Resources, Management Information Systems, and Facilities. From 1978 through 1988, Mr. Adey was Corporate Vice President, Human Resources for M/A-Com Inc, a global telecommunications company. He has also held Human Resources positions in Digital Equipment Corporation and Bethlehem Steel Corporation.

     Ronald R. Benanto joined Viewlogic as Senior Vice President of Finance, Chief Financial Officer and Treasurer in October 1991. Previously, he served for three years as Vice President, Finance and Operations and Chief Financial Officer at Symbolics, Inc., an artificial intelligence company. During 1988, Mr. Benanto was the President, Chief Executive Officer and Chief Financial Officer of Infoplus, Inc., an electronic publishing company. From September 1985 through January 1988 he served as Senior Vice President, Finance and Administration, and Chief Financial Officer of Data Architects, Inc., a financial services software company.

     David P. Burow has served as Group Vice President of Viewlogic's ASIC Group since October 1996. He joined Viewlogic in August 1995 as the Group Vice President of the High Level Design Group from the Silicon Architects Group of Synopsys. Prior to the acquisition by Synopsys in May 1995, he served in several key management roles from October 1991 at Silicon Architects, a company that offered ASIC design technology, including its own EDA tools and libraries. Preceding Silicon Architects, Mr. Burow held other management positions within the EDA and semiconductor industries including: President of CrossCheck, a test company from August 1989 to July 1991; General Manager of the Analog Division at Dazix; and President of Simucad, Inc., a simulation company.

     Gordon B. Hoffman joined Viewlogic in February 1997 as Group Vice President of the Software Group with the acquisition of Eagle, which he co-founded in 1994 and of which he served as President and CEO. He has also served as a Director of Viewlogic since 1992. Prior to founding Eagle, he was a Partner in Technologies and Transitions Corp., a consulting firm, from 1991 to 1994. Previously he was Director of Systems Engineering Programs for Mentor Graphics, which he joined in 1987 with the acquisition of Caedent Corporation, where he was founder, CEO, and President from 1985 to 1987. Prior to this position he served in senior management roles at United Technologies Corporation and Mostek Corporation over a 13-year period.

     Peter T. Johnson joined Viewlogic in June 1995 as Vice President and General Counsel. From June 1993 to February 1995 he served as General Counsel and Secretary at Phoenix Technologies LTD. Mr. Johnson was the General Counsel and Vice President of Finance and Administration at Bitstream, Inc., a software company, from 1988 to 1993.

     Richard G. Lucier joined Viewlogic in 1986 and has held the position of Group Vice President of the Systems Group since October 1996. From January 1995 to October 1996 he served as the Group Vice President of the PC Group. From 1986 to 1995 he has held numerous positions within Viewlogic including Vice President of Product Engineering, Director of Viewlogic's Consulting Services Group, Product Marketing Manager and Engineering Manager of the Systems and Core groups.

     Lawrence M. Rubin has served as Group Vice President of Viewlogic's Advanced Development Group since October 1996. Previously he served as Group Vice President of the Quad Design Group. He joined Viewlogic after its 1993 acquisition of Quad Design Technology, Inc. where he was a founder and its President since its inception in 1987.

     Shiv Tasker joined Viewlogic in May 1996 as Senior Vice President of Corporate Marketing. He was also appointed Senior Vice President of Consulting Services in October 1996 and was appointed Senior Vice President of Worldwide Sales and Marketing in July 1997. Before joining Viewlogic, he held various management positions at Cadence Design Systems, Inc. from 1991 to 1996, including Vice President -- Practice Development, Vice President and General Manager, Systems Group and Vice President, Marketing System Design Division. Prior to that he held various marketing positions at Valid Logic Systems, Inc. from 1988 to 1991, before Valid was acquired by Cadence. Previously, he worked for Intergraph Corporation from 1982 to 1988 in various engineering and marketing roles.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT ARRANGEMENTS AND CHANGE OF CONTROL AGREEMENTS

  Retention Agreements

     Viewlogic entered into a retention agreement effective July 1, 1997 with each of its executive officers. The retention agreement provides that if the executive is terminated by Viewlogic without cause or the executive terminates his employment for good reason, both as defined in the retention agreement, within 24 months after a Change in Control, (a) the executive will receive (i) a payment equal to two times his annual cash compensation, consisting of his base salary and on-target bonus, (ii) full acceleration of the vesting of company contributions under Viewlogic's 401(k) plan, (iii) insurance and other fringe benefits for two years from the date of termination, and (iv) such other benefits that are normally provided to employees who are terminated; and (b) the vesting of stock options issued to the executive after the date of the Retention Agreement will accelerate such that the executive will receive two additional years of vesting. No stock options have been granted to Viewlogic's executive officers after the date of the Retention Agreement. "Change in Control" is defined in the Retention Agreement, and the Merger constitutes a Change in Control as so defined. In connection with the Merger, certain executive officers have agreed to waive their rights under their respective retention agreements.

  Stock Option Acceleration

     In December 1993, the Compensation Committee of Viewlogic's Board of Directors adopted a resolution by unanimous vote stating that all existing and future stock options held by members of Viewlogic's Executive Committee contain a provision which provides that all such stock options become fully vested in the event of the acquisition of Viewlogic. The Merger constitutes the acquisition of Viewlogic as defined by the Compensation Committee for that purpose and all stock options held by the executive officers of Viewlogic will become fully vested upon the completion of the Merger.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF VIEWLOGIC

     The following table sets forth certain information, as of September 30, 1997, with respect to the beneficial ownership of Viewlogic Common Stock by (i) each director of Viewlogic, (ii) certain executive officers of Viewlogic, (iii) any person known to Viewlogic to be the beneficial owner of more than five percent of the Viewlogic Common Stock, and (iv) all directors and executive officers of Viewlogic as a group.

     The number of shares of Viewlogic Common Stock beneficially owned by each director or executive officer is determined under rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after September 30, 1997 through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his or her spouse) with respect to the shares set forth in the following table. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

                                                                                  PERCENTAGE OF
                                                      SHARES OF VIEWLOGIC           VIEWLOGIC
                                                          COMMON STOCK            COMMON STOCK
                        NAME                           BENEFICIALLY OWNED          OUTSTANDING
----------------------------------------------------  --------------------        -------------
Gregory T. George**.................................             35,092(1)              *
William J. Herman**.................................            413,894(2)            2.42%
Gordon B. Hoffman**.................................             75,366(3)              *
Larry E. Reeder**...................................             41,821(4)              *
Gregory A. White**..................................                     0            0.00%
Allyn C. Woodward, Jr.**............................             37,000(5)              *
Lawrence M. Rubin...................................            259,315(6)            1.52%
Richard G. Lucier...................................            200,567(7)            1.17%
David L. Babson & Co., Inc..........................          1,718,100(8)           10.06%
  One Memorial Drive
  Cambridge, Massachusetts 02142
State of Wisconsin Investment Board.................          1,608,000(9)            9.42%
  P. O. Box 7842
  Madison, Wisconsin 53707
Geo Capital Corporation.............................         1,249,000(10)            7.31%
  767 Fifth Avenue, 45th Floor
  New York, New York 10153
Pioneering Management Corporation...................         1,108,000(11)            6.49%
  60 State Street
  Boston, Massachusetts 02109
J & W Seligman......................................           856,300(10)            5.01%
  130 Liberty Street
  New York, New York 10006
All directors and executive officers as a group (13
  persons)..........................................         1,554,275(12)            9.10%

---------------

 * Represents holdings of less than one percent.

** Director of Viewlogic.

 (1) Includes 35,000 shares of Viewlogic Common Stock subject to outstanding stock options which Mr. George has the right to acquire upon consummation of the Merger pursuant to certain acceleration provisions, 35,000 of which shares Mr. George otherwise has the right to acquire within 60 days after September 30, 1997. Excludes an aggregate of 569,173 shares of Viewlogic Common Stock held by the Technology Funding Entities, 2000 Alameda De Las Puelgas, San Mateo, California 94403. Mr. George, a general partner or executive officer of each of the Technology Funding Entities, may be deemed to be a beneficial owner of the shares held by the Technology Funding Entities.

 (2) Includes 305,000 shares of Viewlogic Common Stock subject to outstanding stock options which Mr. Herman has the right to acquire upon consummation of the Merger pursuant to certain acceleration provisions, 96,250 of which shares Mr. Herman otherwise has the right to acquire within 60 days after September 30, 1997. Includes an aggregate of 14,914 shares of Viewlogic Common Stock held by Mr. Herman's spouse and in trust for his children as to which Mr. Herman disclaims beneficial ownership.

 (3) Includes 75,000 shares of Viewlogic Common Stock subject to outstanding stock options which Mr. Hoffman has the right to acquire upon consummation of the Merger pursuant to certain acceleration provisions, 25,000 of which shares Mr. Hoffman otherwise has the right to acquire within 60 days after September 30, 1997.

 (4) Includes 35,000 shares of Viewlogic Common Stock subject to outstanding stock options which Mr. Reeder has the right to acquire upon consummation of the Merger pursuant to certain acceleration provisions, 35,000 of which shares Mr. Reeder otherwise has the right to acquire within 60 days after September 30, 1997.

 (5) Includes 30,000 shares of Viewlogic Common Stock subject to outstanding stock options which Mr. Woodward has the right to acquire upon consummation of the Merger pursuant to certain acceleration provisions, 30,000 of which shares Mr. Woodward otherwise has the right to acquire within 60 days after September 30, 1997.

 (6) Includes 240,000 shares of Viewlogic Common Stock subject to outstanding stock options which Mr. Rubin has the right to acquire upon consummation of the Merger pursuant to certain acceleration provisions, 120,000 of which shares Mr. Rubin otherwise has the right to acquire within 60 days after September 30, 1997. Includes 3,000 shares of Viewlogic Common Stock held in trust for Mr. Rubin's children as to which Mr. Rubin disclaims beneficial ownership.

 (7) Includes 200,000 shares of Viewlogic Common Stock subject to outstanding stock options which Mr. Lucier has the right to acquire upon consummation of the Merger pursuant to certain acceleration provisions, 67,375 of which shares Mr. Lucier otherwise has the right to acquire within 60 days after September 30, 1997.

 (8) Based on information obtained from a Schedule 13G/A filed with the Commission on February 11, 1997. Includes 947,600 shares of Viewlogic Common Stock with respect to which voting power is shared.

 (9) Based on information obtained from a Schedule 13G/A filed with the Commission on January 24, 1997.

(10) Based on information which the Company believes to be correct but which is not reflected in filings with the Commission. The Company does not know whether or not or the extent to which voting or dispositive power with respect to such shares is shared.

(11) Based on information obtained from a Schedule 13G filed with the Commission on January 29, 1997. Includes 1,058,000 shares of Viewlogic Common Stock with respect to which dispositive power is shared.

(12) Includes an aggregate of 1,397,000 shares of Viewlogic Common Stock subject to outstanding stock options which such executive officers and directors have the right to acquire upon consummation of the Merger pursuant to certain acceleration provisions, 579,875 of which shares such executive officers and directors otherwise have the right to acquire within 60 days after September 30, 1997.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

FINANCIAL STATEMENTS

     The following unaudited pro forma combined condensed financial statements have been prepared to give effect to the Merger, using the pooling of interests method of accounting. The unaudited pro forma combined condensed financial statements reflect certain assumptions deemed probable by management regarding the Merger (e.g., that share information used in the unaudited pro forma information approximates actual share information at the effective date.) No adjustments to the unaudited pro forma combined condensed financial statements have been made to account for different possible results in connection with the foregoing, as management believes that the impact on such information of varying outcomes, individually or in the aggregate, would not be materially different.

     The unaudited pro forma combined condensed balance sheet as of September 30, 1997 gives effect to the Merger as if it had occurred on September 30, 1997, and combines the historical consolidated balance sheet of Synopsys and the historical consolidated balance sheet of Viewlogic as of September 30, 1997.

     The unaudited pro forma combined condensed statements of income combine the historical consolidated statements of income of Synopsys and Viewlogic as if the Merger had occurred at the beginning of the earliest period presented. The unaudited pro forma combined condensed statement of income for the year ended September 30, 1995 combines the historical consolidated statement of income of Synopsys for the year ended September 30, 1995 with the historical consolidated statement of income of Viewlogic for the year ended December 31, 1995. The unaudited pro forma combined condensed statement of income for the year ended September 30, 1996 combines the historical consolidated statement of income of Synopsys for the year ended September 30, 1996 with the historical consolidated statement of income of Viewlogic for the year ended December 31, 1996. The unaudited pro forma combined condensed statement of income for the year ended September 30, 1997 combines the historical consolidated statement of income of Synopsys for the year ended September 30, 1997 with the historical consolidated statement of income of Viewlogic for the twelve months ended September 30, 1997. The historical periods combined for purposes of presenting unaudited pro forma combined financial information herein may not be the historical periods combined upon consummation of the Merger.

     Synopsys and Viewlogic estimate that they will incur direct transaction costs of approximately $6.5 million associated with the Merger, which will be charged to operations upon consummation of the Merger. In addition, it is expected that following the Merger, the Combined Company will incur an additional significant charge to operations, which is not currently reasonably estimable, to reflect costs associated with integrating the two companies. There can be no assurance that the Combined Company will not incur additional charges to reflect costs associated with the Merger or that management will be successful in its efforts to integrate the operations of the two companies.

     Unaudited pro forma combined condensed financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have actually been reported had the Merger occurred at the beginning of the periods presented, nor is it necessarily indicative of future financial position or results of operations. These unaudited pro forma combined condensed financial statements are based upon the respective historical consolidated financial statements of Synopsys and Viewlogic and notes thereto, included elsewhere in this Joint Proxy Statement/Prospectus. These unaudited pro forma combined condensed financial statements do not incorporate, nor do they assume, any benefits from cost savings or synergies of operations of the combined company.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

                               SEPTEMBER 30, 1997
                                 (IN THOUSANDS)

                                                                           PRO                 PRO
                                                                          FORMA               FORMA
                                             SYNOPSYS     VIEWLOGIC    ADJUSTMENTS          COMBINED
                                             --------     --------     -----------         -----------
ASSETS
Current assets:
  Cash and cash equivalents..............    $ 78,278     $ 48,136                          $  126,414
  Short-term investments.................     284,492       23,924                             308,416
                                             --------     --------       --------             --------
     Cash and short-term investments.....     362,770       72,060                             434,830
  Accounts receivable, net...............      87,949       31,081                             119,030
  Prepaid expenses, deferred taxes and
     other...............................      35,372        7,803                              43,175
                                             --------     --------       --------             --------
          Total current assets...........     486,091      110,944                             597,035
Property and equipment, net..............      76,703       15,376                              92,079
Capitalized software development costs,
  net....................................       1,125        6,172                               7,297
Long-term investments....................      54,830        6,226                              61,056
Other assets.............................      10,938        6,779                              17,717
                                             --------     --------       --------             --------
          Total assets...................    $629,687     $145,497      $      --           $  775,184
                                             ========     ========       ========             ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.......................    $ 16,150     $  4,539                          $   20,689
  Accrued liabilities....................      78,211       15,231                              93,442
  Current portion of long-term
     obligations.........................       8,908           56                               8,964
  Accrued transaction costs..............          --           --          6,5002(a)            6,500
  Income taxes payable...................      30,053        3,229                              33,282
  Deferred revenue.......................      72,391       25,132                              97,523
                                             --------     --------       --------             --------
          Total current liabilities......     205,713       48,187          6,500              260,400
Deferred income taxes....................          --        4,153                               4,153
Long-term obligations....................       8,996          195                               9,191
Deferred compensation....................       3,205           --                               3,205
Stockholders' equity:
  Common stock...........................         527          181            (70)2(c)             638
  Additional paid-in capital.............     263,933       80,651        (10,498)2(c)         334,086
  Retained earnings......................     131,356       23,500         (6,500)2(a)         148,356
  Cumulative translation adjustment......        (704)        (848)                             (1,552)
  Net unrealized gain on investments.....      16,661           46                              16,707
  Treasury stock, at cost................          --      (10,568)        10,568                   --
                                             --------     --------       --------             --------
          Total stockholders' equity.....     411,773       92,962         (6,500)             498,235
                                             --------     --------       --------             --------
          Total liabilities and
            stockholders' equity.........    $629,687     $145,497      $      --           $  775,184
                                             ========     ========       ========             ========

   See accompanying notes to unaudited pro forma combined condensed financial statements.

          UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME
                         YEAR ENDED SEPTEMBER 30, 1995
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                      SYNOPSYS              VIEWLOGIC
                                                     YEAR ENDED            YEAR ENDED          PRO FORMA
                                                 SEPTEMBER 30, 1995     DECEMBER 31, 1995      COMBINED
                                                 ------------------     -----------------     -----------
Revenue:
  Product......................................       $201,605              $  76,941          $ 278,546
  Service......................................         88,898                 44,019            132,917
                                                      --------               --------           --------
          Total revenue........................        290,503                120,960            411,463
                                                      --------               --------           --------
Cost of revenue:
  Product......................................         16,885                 10,887             27,772
  Service......................................         16,026                 11,102             27,128
                                                      --------               --------           --------
          Total cost of revenue................         32,911                 21,989             54,900
                                                      --------               --------           --------
Gross margin...................................        257,592                 98,971            356,563
Operating expenses:
  Research and development ....................         64,559                 22,644             87,203
  Sales and marketing..........................        110,751                 55,021            165,772
  General and administrative...................         24,563                  9,049             33,612
  In-process research and development..........         12,461                  6,023             18,484
                                                      --------               --------           --------
          Total operating expenses.............        212,334                 92,737            305,071
                                                      --------               --------           --------
Operating income...............................         45,258                  6,234             51,492
Other income, net..............................          5,730                  1,955              7,685
                                                      --------               --------           --------
Income before income taxes.....................         50,988                  8,189             59,177
Provision for income taxes.....................         19,698                  5,328             25,026
                                                      --------               --------           --------
Net income.....................................       $ 31,290              $   2,861          $  34,151
                                                      ========               ========           ========
Earnings per share.............................       $   0.62              $    0.17          $    0.56
                                                      ========               ========           ========
Shares used in per share computations..........         50,199                 17,249             61,447
                                                      ========               ========           ========

   See accompanying notes to unaudited pro forma combined condensed financial statements.

          UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME
                         YEAR ENDED SEPTEMBER 30, 1996
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                       SYNOPSYS              VIEWLOGIC
                                                      YEAR ENDED            YEAR ENDED         PRO FORMA
                                                  SEPTEMBER 30, 1996     DECEMBER 31, 1996     COMBINED
                                                  ------------------     -----------------     ---------
Revenue:
  Product.......................................       $267,231              $  81,661         $ 348,892
  Service.......................................        130,188                 51,258           181,446
                                                       --------               --------          --------
     Total revenue..............................        397,419                132,919           530,338
                                                       --------               --------          --------
Cost of revenue:
  Product.......................................         18,181                 11,472            29,653
  Service.......................................         24,064                 12,996            37,060
                                                       --------               --------          --------
     Total cost of revenue......................         42,245                 24,468            66,713
                                                       --------               --------          --------
Gross margin....................................        355,174                108,451           463,625
Operating expenses:
  Research and development .....................         94,814                 27,412           122,226
  Sales and marketing...........................        147,371                 58,294           205,665
  General and administrative....................         31,053                 10,619            41,672
  In-process research and development...........         58,506                     --            58,506
                                                       --------               --------          --------
     Total operating expenses...................        331,744                 96,325           428,069
                                                       --------               --------          --------
Operating income................................         23,430                 12,126            35,556
Other income, net...............................          8,103                  6,206            14,309
                                                       --------               --------          --------
Income before income taxes......................         31,533                 18,332            49,865
Provision for income taxes......................         17,511                  7,056            24,567
                                                       --------               --------          --------
Net income......................................       $ 14,022              $  11,276         $  25,298
                                                       ========               ========          ========
Earnings per share..............................       $   0.28              $    0.66         $    0.41
                                                       ========               ========          ========
Shares used in per share computations...........         50,917                 17,104            62,071
                                                       ========               ========          ========

   See accompanying notes to unaudited pro forma combined condensed financial statements.

          UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME
                         YEAR ENDED SEPTEMBER 30, 1997
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                   SYNOPSYS               VIEWLOGIC
                                                  YEAR ENDED         TWELVE MONTHS ENDED      PRO FORMA
                                              SEPTEMBER 30, 1997     SEPTEMBER 30, 1997       COMBINED
                                              ------------------     -------------------     -----------
Revenue:
  Product...................................       $318,603               $  89,653           $ 408,256
  Service...................................        180,542                  58,158             238,700
                                                   --------                --------            --------
     Total revenue..........................        499,145                 147,811             646,956
                                                   --------                --------            --------
Cost of revenue:
  Product...................................         25,031                  11,746              36,777
  Service...................................         35,405                  14,703              50,108
                                                   --------                --------            --------
     Total cost of revenue..................         60,436                  26,449              86,885
                                                   --------                --------            --------
Gross margin................................        438,709                 121,362             560,071
Operating expenses:
  Research and development..................        115,038                  31,575             146,613
  Sales and marketing.......................        177,739                  61,872             239,611
  General and administrative................         37,471                   9,813              47,284
  Merger-related costs......................         11,400                      --              11,400
  In-process research and development.......             --                   5,500               5,500
                                                   --------                --------            --------
     Total operating expenses...............        341,648                 108,760             450,408
                                                   --------                --------            --------
Operating income............................         97,061                  12,602             109,663
Other income, net...........................         16,305                   8,056              24,361
                                                   --------                --------            --------
Income before income taxes..................        113,366                  20,658             134,024
Provision for income taxes..................         40,972                  10,071              51,043
                                                   --------                --------            --------
Net income..................................       $ 72,394               $  10,587           $  82,981
                                                   ========                ========            ========
Earnings per share..........................       $   1.34               $    0.60           $    1.27
                                                   ========                ========            ========
Shares used in per share computations.......         54,039                  17,554              65,486
                                                   ========                ========            ========

   See accompanying notes to unaudited pro forma combined condensed financial statements.

                          NOTES TO UNAUDITED PRO FORMA
                    COMBINED CONDENSED FINANCIAL STATEMENTS

 1. PRO FORMA BASIS OF PRESENTATION

     These unaudited pro forma combined condensed financial statements reflect the issuance of 11,137,059 shares of Synopsys Common Stock in exchange for the aggregate of 17,078,760 shares of Viewlogic Common Stock (outstanding at September 30, 1997) in connection with the Merger, based on the Exchange Ratio of 0.6521 set forth in the following table.

    Viewlogic Common Stock outstanding as of September 30, 1997..............  17,078,760
    Exchange Ratio...........................................................      0.6521
                                                                               ----------
    Number of shares of Synopsys Common Stock exchanged......................  11,137,059
    Number of shares of Synopsys Common Stock at September 30, 1997..........  52,705,520
                                                                               ----------
    Number of shares of combined company Common Stock outstanding after completion of the Merger...............................................  63,842,579
                                                                               ==========

     Additionally at the Effective Time, all outstanding options to purchase Viewlogic Common Stock will be exchanged for options to purchase Synopsys Common Stock, based on the Exchange Ratio of 0.6521. As of September 30, 1997, 4,434,507 options to purchase Viewlogic Common Stock were outstanding.

     The actual number of shares of Synopsys Common Stock and Synopsys Common Stock options to be exchanged will be determined at the Effective Time based on the number of shares of Viewlogic Common Stock and Viewlogic Common Stock options outstanding on that date.

 2. PRO FORMA COMBINED CONDENSED BALANCE SHEET

     (a) Synopsys and Viewlogic estimated they will incur direct transaction costs of approximately $6.5 million associated with the Merger consisting of transaction fees for investment bankers, attorneys, accountants, financial printing and other related charges. These non-recurring transaction costs will be charged to operations upon consummation of the Merger.

     (b) It is expected that following the Merger, the Combined Company will incur an additional significant charge to operations, which is not currently reasonably estimable, to reflect costs associated with integrating the two companies. This charge has not been reflected in the pro forma combined balance sheet. There can be no assurance that the combined company will not incur additional charges to reflect costs associated with the Merger or that management will be successful in its efforts to integrate the operations of the two companies.

     (c) Reflects the reclassification of additional paid-in capital associated with the Synopsys Common Stock issued in the combination.

 3. PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME

     The direct transaction costs and additional significant charge discussed in Notes 2(a) and 2(b) are not reflected in the pro forma combined condensed statements of income because they are non-recurring.

     The historical results of operations of Viewlogic for the three months ended December 31, 1996 have been included in the unaudited pro forma combined condensed statements of income for both the year ended September 30, 1997 and the year ended September 30, 1996. Revenues and net income of Viewlogic for three months ended December 31, 1996 were $37,193 and $5,501, respectively.

                          NOTES TO UNAUDITED PRO FORMA
              COMBINED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

 4. PRO FORMA EARNINGS (LOSS) PER SHARE

     The following table reconciles the number of shares used in the pro forma per share computations to the numbers set forth in Synopsys' and Viewlogic's historical statements of income (in thousands except the Exchange Ratio and per share amounts):

                                                           1995(A)    1996(B)    1997(C)
                                                           ------     ------     ------
        Shares used in per share calculation:
        Historical Viewlogic.............................  17,249     17,104     17,554
        Exchange Ratio...................................  0.6521     0.6521     0.6521
                                                           ------     ------     ------
                                                           11,248     11,154     11,447
        Historical Synopsys..............................  50,199     50,917     54,039
                                                           ------     ------     ------
        Pro forma combined...............................  61,447     62,071     65,486
                                                           ======     ======     ======

---------------

(A) Year ended September 30, 1995 and December 31, 1995 for Synopsys and Viewlogic, respectively.
(B) Year ended September 30, 1996 and December 31, 1996 for Synopsys and Viewlogic, respectively.
(C) Year and twelve months ended September 30, 1997 for Synopsys and Viewlogic, respectively.

                  COMPARISON OF RIGHTS OF HOLDERS OF SYNOPSYS
               COMMON STOCK AND HOLDERS OF VIEWLOGIC COMMON STOCK

     The following is a summary of material differences between the rights of holders of Synopsys Common Stock and the rights of holders of Viewlogic Common Stock. As each of Synopsys and Viewlogic is organized under the laws of Delaware, these differences arise primarily from various provisions of the certificate of incorporation and bylaws of each of Synopsys and Viewlogic and the Synopsys' Preferred Shares Rights Agreement (the "Synopsys Rights Agreement").

     Size of the Board of Directors. The Restated Bylaws of Synopsys (the "Synopsys Bylaws") do not set the exact number of directors on the Synopsys Board, but rather provide that there shall be no fewer than five and no more than eight directors. Delaware law provides that the number of directors of a corporation shall be fixed by, or established in the manner provided in, such corporation's bylaws, unless the corporation's certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment to such certificate. The Restated Certificate of Incorporation of Synopsys, as amended (the "Synopsys Certificate"), authorizes the Synopsys Board to make, alter, or repeal any provisions of Synopsys Bylaws, including the size of the board of directors. The current number of Synopsys directors is set at five. The Viewlogic Restated Certificate of Incorporation, as amended (the "Viewlogic Certificate"), and the Amended and Restated By-laws of Viewlogic (the "Viewlogic By-laws") do not set the number of directors constituting the Viewlogic Board but provide that the number shall be not less than three and further provide that such number will be determined by resolution of a majority of the Viewlogic Board. The current number of Viewlogic directors is set at six.

     Cumulative Voting. Under Delaware law, cumulative voting in the election of directors is not mandatory, but may be provided for in a corporation's certificate of incorporation. The Synopsys Certificate and the Viewlogic Certificate do not provide for cumulative voting and, as a result, the stockholders of Synopsys and Viewlogic do not have cumulative voting rights. The absence of cumulative voting limits the ability of minority stockholders to obtain representation on the Board of Directors.

     Classified Board of Directors. Delaware law permits, but does not require, a classified board of directors, with staggered terms under which one-half or one-third of the directors are elected for terms of two or three years, respectively. This method of electing directors makes a change in the composition of the board of directors, and a potential change in control of a corporation, a lengthier and more difficult process. The Synopsys Certificate and Bylaws do not provide for a classified board of directors. The Viewlogic Certificate and By-laws provide for a classified board of directors divided into three separate classes. Each member of the Viewlogic Board is elected for a three year term. The terms are staggered such that approximately one-third of the directors stand for re-election each year.

     Special Meetings of Stockholders; Stockholder Action by Written
Consent. The Synopsys Bylaws provide that a special meeting of the stockholders may be called by the Synopsys Board, by the Chairman of the Board, by the President or by one or more of the Synopsys stockholders holding shares in the aggregate entitled to cast not less than ten percent of the voting power of the corporation. The Synopsys Certificate eliminates the ability of stockholders to act by written consent without a meeting as otherwise permissible under Delaware law. The Viewlogic By-laws provide that a special meeting of stockholders may be called by the Chairman of the Viewlogic Board, the President of Viewlogic or two or more directors of Viewlogic. Amendments of the Viewlogic By-laws require the affirmative vote of the holders of at least 75% of the votes which all stockholders would be entitled to cast at any annual election of Viewlogic directors. The Viewlogic By-laws provide that Viewlogic stockholders may not take any action by written consent in lieu of a meeting.

     Removal of Directors. Under Delaware law, a director of a corporation with a classified board of directors, such as Viewlogic, may be removed with or without cause, unless the certificate of incorporation provides for removal only for cause. The Viewlogic Certificate and By-laws provide that any one or more or all of Viewlogic's directors may be removed, with or without cause, by the holders of at least 75% of the shares then entitled to vote at an election of directors. The Synopsys Certificate does not provide for a classified board of directors. Accordingly, under Delaware law, directors of Synopsys may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

     Filling Vacancies on the Board of Directors. Under Delaware law, vacancies and newly created directorships may be filled by a majority of the corporation's directors then in office, although less than a quorum or by a sole remaining director. The Synopsys Bylaws provide that vacancies or newly created directorships will be filled only by vote of at least two-thirds of the directors then in office, except that if a director is removed for cause by the stockholders, then the stockholders will be entitled to fill the vacancy. The Viewlogic By-laws provide that unless and until filled by the stockholders, vacancies in the Viewlogic Board, however occurring, may be filled by a vote of a majority of the directors then in office, although less than a quorum.

     Stockholder Voting. Delaware law generally requires that a majority of the stockholders of both acquiring and target corporations approve statutory mergers. Delaware law does not require a stockholder vote of the surviving corporation in a merger (unless the corporation provides otherwise in its certificate of incorporation) if (a) the merger agreement does not amend the existing certificate of incorporation, (b) each share of the surviving corporation outstanding before the merger is an identical outstanding or treasury share after the merger and (c) the number of shares to be issued by the surviving corporation in the merger does not exceed 20% of the shares outstanding immediately prior to the merger.

     Rights Agreement. Synopsys stockholders are entitled to certain rights under the Synopsys Rights Agreement. See "Description of Synopsys Capital Stock." Viewlogic does not have a stockholder rights plan.

                     DESCRIPTION OF SYNOPSYS CAPITAL STOCK

     The authorized capital stock of Synopsys consists of 100,000,000 shares of Common Stock, $0.01 par value, and 2,000,000 shares of Preferred Stock, $0.01 par value.

COMMON STOCK

     As of November 4, 1997, there were approximately 53,097,413 shares of Synopsys Common Stock outstanding held of record by approximately 292 stockholders.

     Subject to preferences that may be applicable to any outstanding Preferred Stock (no shares of which are outstanding as of the date of this Joint Proxy Statement/Prospectus), holders of Synopsys Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. Synopsys has not paid any cash dividends on its Common Stock and is prohibited by certain of its borrowing arrangements from paying cash dividends without prior approval from the lender. Each holder of Synopsys Common Stock is entitled to one vote for each share held of record by him or her and may not cumulate votes for the election of directors. In the event of a liquidation, dissolution or winding up of Synopsys, holders of Synopsys Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding Preferred Stock. Holders of Synopsys Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities and there are no redemption provisions with respect to such shares. All of the outstanding shares of Synopsys Common Stock are fully paid and non-assessable.

     The transfer agent for Synopsys Common Stock is Boston EquiServe, L.P.

PREFERRED STOCK

     As of November 4, 1997, there were no shares of Synopsys Preferred Stock outstanding.

     Synopsys has designated a total of 100,000 shares of its Preferred Stock as Series A Participating Preferred (the "Series A Preferred"). The Series A Preferred has been designated for use in connection with the Synopsys Rights Agreement dated October 24, 1997, between Synopsys and BankBoston N.A., as Rights Agent (the "Synopsys Rights Agreement"). Synopsys's Board of Directors has the authority to issue up to 2,000,000 shares of Preferred Stock (including the 100,000 shares of Series A Participating Preferred) in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any unissued and undesignated shares of Preferred Stock and to fix the number of shares constituting any series and the designations of such series, without any further vote or action by the stockholders. Although it presently has no intention to do so, Synopsys's Board of Directors, without stockholder approval, can issue

Preferred Stock with voting and conversion rights which could adversely affect the voting power or other rights of the holders of Synopsys Common Stock. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of Synopsys. Synopsys has no present plans to issue Preferred Stock.

RIGHTS AGREEMENT


     The Synopsys Board has declared a dividend of one Preferred Share Purchase Right (a "Right") under the Synopsys Rights Plan for each share of Synopsys Common Stock outstanding on November 10, 1997. When exercisable, each Right initially entitles the holder to purchase one one-thousandth of a share of Series A Preferred at a specified price. The Rights become exercisable on the earlier of: (i) the tenth day (or such later date as may be determined by a majority of the Synopsys Directors not affiliated with the acquiring person or group (the "Continuing Directors")) after a person or group acquires beneficial ownership of 15% or more of the outstanding Synopsys Common Stock or (ii) the tenth business day (or such later date as may be determined by a majority of the Continuing Directors) after a person or group announces a tender or exchange offer, the consummation of which would result in ownership by a person or group of 15% or more of the outstanding Synopsys Common Stock. If an acquiror obtains 15% or more of the outstanding Synopsys Common Stock (other than in certain permitted transactions), the Rights will thereafter have the additional rights, preferences, privileges and restrictions specified in the Synopsys Rights Agreement and the Certificate of Designation for the Series A Preferred filed by Synopsys with the Delaware Secretary of State. The Rights expire on October 24, 2007 or on their earlier exchange, redemption or expiration in connection with certain permitted transactions.


CERTAIN CHARTER PROVISIONS

     The Synopsys Certificate of Incorporation and Bylaws contain certain provisions that could have the effect of delaying, deferring or preventing a change in control of Synopsys. See "Comparison of Rights of Holders of Viewlogic Common Stock and Holders of Synopsys Common Stock."

                                 LEGAL MATTERS

     The validity of the shares of Synopsys Common Stock to be issued in connection with the Merger will be passed upon for Synopsys by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Certain legal matters in connection with the Merger will be passed upon for Viewlogic by Hale and Dorr LLP, Boston, Massachusetts.

                                    EXPERTS

     The consolidated financial statements and Schedule of Synopsys, Inc. as of September 30, 1996 and 1997, and for each of the years in the three-year period ended September 30, 1997, have been included in the Registration Statement and Joint Proxy Statement/Prospectus in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Viewlogic as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996 included in this Joint Proxy Statement/Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of EPIC Design Technology, Inc. as of September 30, 1996 and for each of the two years in the period then ended (none of which are presented herein) have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

           INDEX TO SYNOPSYS, INC. CONSOLIDATED FINANCIAL STATEMENTS

                                                                                         PAGE
                                                                                         ----
Independent Auditors' Report...........................................................   F-2
Independent Auditors' Report...........................................................   F-3
Consolidated Statements of Income for the years ended September 30, 1995, 1996, 1997...   F-4
Consolidated Balance Sheets as of September 30, 1996 and 1997..........................   F-5
Consolidated Statements of Stockholders' Equity for the years ended September 30, 1995,
  1996 and 1997........................................................................   F-6
Consolidated Statements of Cash Flows for the years ended September 30, 1995, 1996 and
  1997.................................................................................   F-7
Notes to Consolidated Financial Statements.............................................   F-8

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
of Synopsys, Inc.:

     We have audited the accompanying consolidated balance sheets of Synopsys, Inc. and subsidiaries as of September 30, 1996 and 1997, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the consolidated financial statements of Epic Design Technology, Inc. and subsidiaries, a company acquired by Synopsys, Inc. in a business combination accounted for as a pooling of interests as described in Note 3 to the consolidated financial statements, which statements reflect total assets constituting 12% as of September 30, 1996, and total revenues constituting 9% and 11% in fiscal 1995 and 1996, respectively, of the related consolidated totals. Those consolidated statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Epic Design Technology, Inc. and subsidiaries, is based solely on the report of the other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Synopsys, Inc. and subsidiaries as of September 30, 1996 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 1997, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Palo Alto, California
October 17, 1997

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of EPIC Design Technology, Inc.:

We have audited the consolidated balance sheet of EPIC Design Technology, Inc. and subsidiaries as of September 30, 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the two years in the period then ended (none of which are presented herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of EPIC Design Technology, Inc. and subsidiaries at September 30, 1996, and the results of their operations and their cash flows for each of the two years in the period then ended in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

San Jose, California
October 11, 1996

                                 SYNOPSYS, INC.

                       CONSOLIDATED STATEMENTS OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                  YEAR ENDED SEPTEMBER 30,
                                                             ----------------------------------
                                                               1995         1996         1997
                                                             --------     --------     --------
Revenue:
  Product..................................................  $201,605     $267,231     $318,603
  Service..................................................    88,898      130,188      180,542
                                                             --------     --------     --------
     Total revenue.........................................   290,503      397,419      499,145
                                                             --------     --------     --------
Cost of revenue:
  Product..................................................    16,885       18,181       25,031
  Service..................................................    16,026       24,064       35,405
                                                             --------     --------     --------
     Total cost of revenue.................................    32,911       42,245       60,436
                                                             --------     --------     --------
Gross margin...............................................   257,592      355,174      438,709
Operating expenses:
  Research and development.................................    64,559       94,814      115,038
  Sales and marketing......................................   110,751      147,371      177,739
  General and administrative...............................    24,563       31,053       37,471
  Merger-related costs.....................................        --           --       11,400
  In-process research and development......................    12,461       58,506           --
                                                             --------     --------     --------
     Total operating expenses..............................   212,334      331,744      341,648
                                                             --------     --------     --------
Operating income...........................................    45,258       23,430       97,061
                                                             --------     --------     --------
Other income (expense):
  Interest and other income................................     7,104        9,662       18,385
  Interest and other expense...............................    (1,374)      (1,559)      (2,080)
                                                             --------     --------     --------
     Total other income....................................     5,730        8,103       16,305
                                                             --------     --------     --------
Income before income taxes.................................    50,988       31,533      113,366
Income tax provision.......................................    19,698       17,511       40,972
                                                             --------     --------     --------
Net income.................................................  $ 31,290     $ 14,022     $ 72,394
                                                             ========     ========     ========
Earnings per share.........................................  $   0.62     $   0.28     $   1.34
                                                             ========     ========     ========
Weighted average common shares and equivalents
  where dilutive...........................................    50,199       50,917       54,039
                                                             ========     ========     ========

          See accompanying notes to consolidated financial statements.

                                 SYNOPSYS, INC.

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                             SEPTEMBER 30,
                                                                         ---------------------
                                                                           1996         1997
                                                                         --------     --------
ASSETS
Current assets:
  Cash and cash equivalents............................................  $ 47,163     $ 78,278
  Short-term investments...............................................   228,931      284,492
                                                                         --------     --------
     Cash and short-term investments...................................   276,094      362,770
  Accounts receivable, net of allowances of $3,877 and $6,452,
     respectively......................................................    67,385       87,949
  Prepaid expenses, deferred taxes and other...........................    22,648       35,372
                                                                         --------     --------
          Total current assets.........................................   366,127      486,091
Property and equipment, net............................................    56,033       76,703
Capitalized software development costs, net of accumulated amortization
  of $2,805 and $3,826, respectively...................................     1,146        1,125
Long-term investments..................................................    30,495       54,830
Other assets...........................................................     9,957       10,938
                                                                         --------     --------
          Total assets.................................................  $463,758     $629,687
                                                                         ========     ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.....................................................  $ 12,600     $ 16,150
  Accrued liabilities..................................................    70,408       78,211
  Current portion of long-term debt....................................    11,580        8,908
  Income taxes payable.................................................    13,629       30,053
  Deferred revenue.....................................................    69,770       72,391
                                                                         --------     --------
          Total current liabilities....................................   177,987      205,713
Long-term debt.........................................................    15,970        8,996
Deferred compensation..................................................        --        3,205

Commitments
Stockholders' equity:
  Preferred stock, $.01 par value; 2,000,000 shares authorized and no
     shares outstanding................................................        --           --
  Common stock, $.01 par value; 100,000,000 shares authorized;
     50,646,000 and 52,706,000 shares outstanding, respectively........       506          527
  Additional paid-in capital...........................................   196,693      263,933
  Retained earnings....................................................    64,833      131,356
  Deferred stock compensation..........................................      (110)          --
  Cumulative translation adjustment....................................      (402)        (704)
  Net unrealized gain on investment....................................     8,281       16,661
                                                                         --------     --------
     Total stockholders' equity........................................   269,801      411,773
                                                                         --------     --------
          Total liabilities and stockholders' equity...................  $463,758     $629,687
                                                                         ========     ========

          See accompanying notes to consolidated financial statements.

                                 SYNOPSYS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                                                            DEFERRED
                                              PREFERRED STOCK      COMMON STOCK     ADDITIONAL                STOCK     CUMULATIVE
                                             -----------------   ----------------    PAID-IN     RETAINED    COMPEN-    TRANSLATION
                                             SHARES    AMOUNT    SHARES    AMOUNT    CAPITAL     EARNINGS    SATION     ADJUSTMENT
                                             -------   -------   -------   ------   ----------   --------   ---------   -----------
Balance at September 30, 1994..............    2,982   $1,815     40,470    $405     $ 97,302    $ 28,802     $(347)       $(612)
Conversion of preferred stock to common
 stock by merged Company...................   (2,982)  (1,815)     2,982      30        1,785          --        --           --
Issuance of Common Stock in public offering
 of merged Company, net of issuance
 costs.....................................       --       --      2,246      22       17,358          --        --           --
Issuance of common stock in connection with
 acquisition...............................       --       --        138       1        3,616          --        --           --
Net exercise of warrants...................       --       --          7      --           90          --        --           --
Stock issued under stock option and stock
 purchase plans............................       --       --      2,210      22       20,422          --        --           --
Tax benefit associated with exercise of
 stock options.............................       --       --         --      --        8,523          --        --           --
Amortization of deferred stock
 compensation..............................       --       --         --      --           --          --       144           --
Translation adjustment.....................       --       --         --      --           --          --        --          364
Unrealized gain on investments, net........       --       --         --      --           --          --        --           --
Net income.................................       --       --         --      --           --      31,290        --           --
                                             -------   -------   -------    ----     --------    --------     -----        -----
Balance at September 30, 1995..............       --       --     48,053     480      149,096      60,092      (203)        (248)
Acquisition of treasury stock..............       --       --       (361)     --           --          --        --           --
Issuance of common stock in connection with
 acquisition...............................       --       --        545       5       14,506          --        --           --
Stock issued under stock option and stock
 purchase plans............................       --       --      2,409      21       24,484      (9,281)       --           --
Tax benefits associated with exercise of
 stock options.............................       --       --         --      --        8,607          --        --           --
Amortization of deferred stock
 compensation..............................       --       --         --      --           --          --        93           --
Translation adjustment.....................       --       --         --      --           --          --        --         (154)
Unrealized gain on investments, net........       --       --         --      --           --          --        --           --
Net income.................................       --       --         --      --           --      14,022        --           --
                                             -------   -------   -------    ----     --------    --------     -----        -----
Balance at September 30, 1996..............       --       --     50,646     506      196,693      64,833      (110)        (402)
Acquisition of treasury stock..............       --       --       (205)     --           --          --        --           --
Stock issued under stock option and stock
 purchase plans............................       --       --      2,265      21       37,656      (5,871)       --           --
Tax benefits associated with exercise of
 stock options.............................       --       --         --      --       29,584          --        --           --
Amortization of deferred stock
 compensation..............................       --       --         --      --           --          --       110           --
Translation adjustment.....................       --       --         --      --           --          --        --         (302)
Unrealized gain on investments, net........       --       --         --      --           --          --        --           --
Net income.................................       --       --         --      --           --      72,394        --           --
                                             -------   -------   -------    ----     --------    --------     -----        -----
Balance at September 30, 1997..............       --   $   --     52,706    $527     $263,933    $131,356     $  --        $(704)
                                             =======   =======   =======    ====     ========    ========     =====        =====


                                             UNREALIZED
                                               GAIN ON     TREASURY
                                             INVESTMENTS    STOCK      TOTAL
                                             -----------   --------   --------
Balance at September 30, 1994..............    $    --     $    --    $127,365
Conversion of preferred stock to common
 stock by merged Company...................         --          --          --
Issuance of Common Stock in public offering
 of merged Company, net of issuance
 costs.....................................         --          --      17,380
Issuance of common stock in connection with
 acquisition...............................         --          --       3,617
Net exercise of warrants...................         --          --          90
Stock issued under stock option and stock
 purchase plans............................         --          --      20,444
Tax benefit associated with exercise of
 stock options.............................         --          --       8,523
Amortization of deferred stock
 compensation..............................         --          --         144
Translation adjustment.....................         --          --         364
Unrealized gain on investments, net........         10          --          10
Net income.................................         --          --      31,290
                                               -------     --------   --------
Balance at September 30, 1995..............         10          --     209,227
Acquisition of treasury stock..............         --     (14,817)    (14,817)
Issuance of common stock in connection with
 acquisition...............................         --          --      14,511
Stock issued under stock option and stock
 purchase plans............................         --      14,817      30,041
Tax benefits associated with exercise of
 stock options.............................         --          --       8,607
Amortization of deferred stock
 compensation..............................         --          --          93
Translation adjustment.....................         --          --        (154)
Unrealized gain on investments, net........      8,271          --       8,271
Net income.................................         --          --      14,022
                                               -------     --------   --------
Balance at September 30, 1996..............      8,281          --     269,801
Acquisition of treasury stock..............         --      (9,489)     (9,489)
Stock issued under stock option and stock
 purchase plans............................         --       9,489      41,295
Tax benefits associated with exercise of
 stock options.............................         --          --      29,584
Amortization of deferred stock
 compensation..............................         --          --         110
Translation adjustment.....................         --          --        (302)
Unrealized gain on investments, net........      8,380          --       8,380
Net income.................................         --          --      72,394
                                               -------     --------   --------
Balance at September 30, 1997..............    $16,661     $    --    $411,773
                                               =======     ========   ========

          See accompanying notes to consolidated financial statements.

                                 SYNOPSYS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                  YEAR ENDED SEPTEMBER 30,
                                                             ----------------------------------
                                                               1995         1996         1997
                                                             --------     --------     --------
Cash flows from operating activities:
  Net income...............................................  $ 31,290     $ 14,022     $ 72,394
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization.........................    16,689       20,925       30,380
     Interest accretion on notes payable...................        --          470          526
     Provision for doubtful accounts and sales returns.....       913          848        2,574
     Tax benefit associated with stock options.............     8,523        8,607       29,584
     Deferred revenue......................................    11,687       13,179        2,621
     Deferred taxes........................................    (2,243)     (12,696)     (20,813)
     Noncash merger-related costs..........................        --           --        3,084
     In-process research and development...................    12,461       58,506           --
     Gain on sale of long-term investment..................        --           --       (8,000)
     Net changes in operating assets and liabilities:
       Accounts receivable.................................   (10,358)     (22,433)     (23,138)
       Prepaid expenses and other..........................      (169)      (3,420)      (5,155)
       Other assets........................................       793       (3,043)      (1,514)
       Accounts payable....................................       832        3,148        3,550
       Accrued liabilities.................................     7,415       20,263        3,860
       Income taxes payable................................     6,449        3,307       16,424
       Deferred compensation...............................        --           --        3,205
                                                             --------     --------     --------
          Net cash provided by operating activities........    84,282      101,683      109,582
                                                             --------     --------     --------
Cash flows from investing activities:
     Proceeds from sale of long-term investment............        --           --       15,248
     Proceeds from sale of business unit...................        --           --        5,000
     Purchases of long-term investments....................        --      (17,500)      (9,019)
     Purchases and maturities of short-term investments....   (44,935)     (93,499)     (55,541)
     Purchases of property and equipment...................   (22,650)     (43,117)     (54,486)
     Purchase of technology................................        --      (11,500)          --
     Cash acquired in business acquisition.................    (6,201)          67           --
     Capitalization of software development costs..........    (1,000)      (1,000)      (1,000)
                                                             --------     --------     --------
          Net cash used in investing activities............   (74,786)    (166,549)     (99,798)
                                                             --------     --------     --------
Cash flows from financing activities:
     Principal payments on debt obligations................        (4)      (5,481)     (10,173)
     Proceeds from sale of common stock, net...............    37,914       30,041       41,295
     Purchases of treasury stock...........................        --      (14,817)      (9,489)
                                                             --------     --------     --------
          Net cash provided by financing activities........    37,910        9,743       21,633
                                                             --------     --------     --------
Effect of exchange rate changes on cash....................       364         (154)        (302)
                                                             --------     --------     --------
Net increase (decrease) in cash and cash equivalents.......    47,770      (55,277)      31,115
Cash and cash equivalents, beginning of year...............    54,670      102,440       47,163
                                                             --------     --------     --------
Cash and cash equivalents, end of year.....................  $102,440     $ 47,163     $ 78,278
                                                             ========     ========     ========
Supplemental disclosure of cash flow information:
       Cash paid during the year for:
          Interest.........................................        --     $    685     $    731
          Income taxes.....................................  $  5,078     $ 17,206     $ 15,812
       Non-cash transactions:
          Purchase of technology for notes.................  $     --     $ 28,500     $     --

          See accompanying notes to consolidated financial statements.

                                 SYNOPSYS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Nature of Operations. Synopsys, Inc. (Synopsys or the Company) is a leading supplier of electronic design automation (EDA) solutions to the global electronic market. The Company provides comprehensive design technologies to creators of advanced integrated circuits, electronic systems, and system-on-a-chip. The Company also provides consulting services and support to its customers to streamline overall design process and accelerate time-to-market.

     Fiscal Year End. The Company has a fiscal year that ends on the Saturday nearest September 30. Fiscal 1995, 1996, and 1997 were 52-week years. For presentation purposes, the consolidated financial statements and notes refer to the calendar month end.

     Principles of Consolidation. The consolidated financial statements include the accounts of the Company and all of its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

     Foreign Currencies. The functional currency of Synopsys' foreign subsidiaries is the local currency. Synopsys translates all assets and liabilities to U.S. dollars at the current exchange rates as of the applicable balance sheet date. Revenue and expenses are translated at the average exchange rates prevailing during the period. Gains and losses resulting from the translation of the foreign subsidiaries' financial statements are reported as a separate component of stockholders' equity.

     The Company has three foreign exchange lines of credit totaling $102,500,000, which expire in October 1997, June 1998, and July 1998. The Company enters into forward exchange contracts to hedge foreign currency denominated intercompany balances. Gains and losses on these contracts are recognized as incurred and offset the resulting gains and losses on the foreign currency denominated intercompany balances. At September 30, 1997, the Company had outstanding forward contracts in yen and European currencies totaling approximately $18,462,000. The forward exchange contracts are valued at prevailing market rates. The unrealized gains and losses and the net realized gains and losses resulting from hedging intercompany balances were not significant.

     Revenue Recognition. Revenue consists of fees for licenses and subscriptions of the Company's software products, sales of system products, maintenance and support, customer training, and consulting. Product revenue is recognized upon shipment or upon fulfillment of non-standard acceptance terms, if any. If the Company ships products with a temporary access key for software usage, revenue is deferred until the Company provides a production key and collectibility is reasonably assured. Revenue from subscriptions is deferred and recognized ratably over the term that subscription services are provided, generally twelve months. Maintenance and support revenue is deferred and recognized ratably over the term of the maintenance agreement, which is typically twelve months. Revenue from customer training and consulting is recognized as the service is performed. Cost of product revenue includes cost of production personnel, product packaging, documentation, amortization of capitalized software development costs, and costs of the Company's systems products. Cost of service revenue includes personnel and the related costs associated with providing such service.

     Accounts receivable include amounts due from customers for which revenue has been recognized. Deferred revenue includes amounts received from customers for which revenue has not been recognized.

                                 SYNOPSYS, INC.

     Property and Equipment. Property and equipment are recorded at cost. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of property and equipment (three to five years) or the term of the applicable lease. Property and equipment detail is as follows:

                                                                     SEPTEMBER 30,
                                                                 ---------------------
                                                                   1996         1997
                                                                 --------     --------
                                                                    (IN THOUSANDS)
        Computer and other equipment...........................  $ 80,060     $ 96,067
        Furniture and fixtures.................................    11,306       14,757
        Land...................................................        --       10,450
        Leasehold improvements.................................     9,025       19,701
                                                                 --------     --------
                                                                  100,391      140,975
        Less accumulated depreciation and amortization.........   (44,358)     (64,272)
                                                                 --------     --------
                                                                 $ 56,033     $ 76,703
                                                                 ========     ========

     Software Development Costs. Capitalization of computer software development costs begins upon the establishment of technological feasibility. Software development costs capitalized were approximately $1,000,000 in each of fiscal 1995, 1996, and 1997.

     Amortization of computer software development costs is computed as the greater of the ratio of current product revenue to the total of current and anticipated product revenue or the straight-line method over the software's estimated economic life of approximately two years. Amortization amounted to approximately $879,000, $1,125,000, and $1,021,000 in fiscal 1995, 1996, and
1997, respectively.

     Stock Split. On August 14, 1995, the Company announced a two-for-one stock split of its common stock payable in the form of a stock dividend which was distributed on September 8, 1995, to holders of record on August 25, 1995. All share, per share, authorized, common stock, and additional paid-in capital amounts have been restated for all periods presented to reflect the stock split.

     Earnings per Share. Earnings per share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period. Dilutive common equivalent shares consist of common stock issuable upon exercise of stock options and warrants using the treasury stock method.

     Cash Equivalents and Investments. The Company considers all highly-liquid investments with a maturity of less than three months at the time of purchase to be cash equivalents. Short-term investments include tax-exempt municipal securities which have underlying maturities of less than one year or contain put options that are either supported by a letter of credit from a top-rated bank or insurance company or are over collateralized for redemption at par at the reset date. Therefore, the underlying maturity for certain items may exceed one year. At September 30, 1997, the underlying maturities of the short-term investments are as follows: $106,844,000 within one year, $10,026,000 within five to ten years, and $167,622,000 after ten years.

                                 SYNOPSYS, INC.

     The Company accounts for its investments in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." All cash equivalents, short-term investments, and noncurrent investments have been classified as available-for-sale securities and consist of the following:

                                                                    SEPTEMBER 30, 1996
                                                  ------------------------------------------------------
                                                               UNREALIZED     UNREALIZED      ESTIMATED
                                                    COST         GAINS          LOSSES       FAIR VALUE
                                                  --------     ----------     ----------     -----------
                                                                      (IN THOUSANDS)
Classified as current assets:
  Tax-exempt commercial paper...................  $  6,000      $     --         $ --         $   6,000
  Tax-exempt municipal obligations..............   134,000            --          (20)          133,980
  Money market preferred stock..................    77,005            --           --            77,005
  Municipal auction rate preferred stock........    17,946            --           --            17,946
                                                  --------       -------         ----          --------
                                                   234,951            --          (20)          234,931
Classified as non-current assets:
  Equity securities.............................    17,525        12,970           --            30,495
                                                  --------       -------         ----          --------
          Total securities......................  $252,476      $ 12,970         $(20)        $ 265,426
                                                  ========       =======         ====          ========

                                                                    SEPTEMBER 30, 1997
                                                  ------------------------------------------------------
                                                               UNREALIZED     UNREALIZED      ESTIMATED
                                                    COST         GAINS          LOSSES       FAIR VALUE
                                                  --------     ----------     ----------     -----------
                                                                      (IN THOUSANDS)
Classified as current assets:
  Tax-exempt commercial paper...................  $ 37,673      $     --         $ --         $  37,673
  Tax-exempt municipal obligations..............   191,251            --           --           191,251
  Money market preferred stock..................    49,823            --           --            49,823
  Municipal auction rate preferred stock........    43,418            --           --            43,418
                                                  --------       -------         ----          --------
                                                   322,165            --           --           322,165
Classified as non-current assets:
  Equity securities.............................    28,797        26,033           --            54,830
                                                  --------       -------         ----          --------
          Total securities......................  $350,962      $ 26,033         $ --         $ 376,995
                                                  ========       =======         ====          ========

     At September 30, 1996, $6,000,000 and $228,931,000 are classified as cash equivalents and short-term investments, respectively. At September 30, 1997, $37,673,000 and $284,492,000 are classified as cash equivalents and short-term investments, respectively. The adjustment to unrealized holding gains on available-for-sale securities included as a separate component of stockholders' equity totaled $8,380,000, net of tax, in 1997. Gains and losses on sales of short-term securities have not been material. During fiscal 1997, the Company realized gains on sales of long-term investments of $8,000,000, which are included in interest and other income. See Note 2 of Notes to Consolidated Financial Statements.

     Concentration of Credit Risk. Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash equivalents, investments, and trade receivables. The Company invests its excess cash in municipal obligations, commercial paper, and in money market preferred stock of companies with strong credit ratings. This diversification of risk is consistent with the Company's policy to ensure safety of principal and maintain liquidity.

     The Company sells its products to a large number of customers in diversified industries primarily in the United States, Europe, and the Pacific Rim. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. Notes receivable of $4,531,000 have been sold with

                                 SYNOPSYS, INC.

recourse to a financial institution. The Company maintains reserves for potential credit losses and such losses have been within management's expectations.

     Accrued Liabilities. The Company makes estimates and assumptions that affect the reported amounts of accrued liabilities. Actual expenses could differ from these estimates. Accrued liabilities are as follows:

                                                                      SEPTEMBER 30,
                                                                   -------------------
                                                                    1996        1997
                                                                   -------     -------
                                                                     (IN THOUSANDS)
        Payroll and related benefits.............................  $36,309     $46,452
        Accrued merger costs.....................................    4,433       1,237
        Other accrued liabilities................................   29,666      30,522
                                                                   -------     -------
                                                                   $70,408     $78,211
                                                                   =======     =======

     Stock-based Compensation. The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board (APB) No. 25, "Accounting for Stock Issued to Employees." In fiscal 1997, the Company adopted the disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation," which require the disclosure of pro forma net income and earnings per share as if the Company adopted the fair value-based method in measuring compensation expense as of the beginning of fiscal 1996.

     Income Taxes. The Company accounts for income taxes using the asset-and-liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets are recognized for deductible temporary differences, net operating loss carryforwards, and credit carryforwards if it is more likely than not that the tax benefits will be realized. To the extent a deferred tax asset cannot be recognized under the preceding criteria, a valuation allowance must be established.

     Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the recorded amounts of assets and liabilities, disclosure of those assets and liabilities at the date of the financial statements and the recorded amounts of expenses during the reporting period. A change in the facts and circumstances surrounding these estimates could result in a change to the estimates and impact future operating results.

     Fair Value of Financial Instruments. The Financial Accounting Standards Board's SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. The fair value of the Company's cash, accounts receivable, accounts payable, long-term debt and foreign currency contracts, approximates the carrying amount.

     Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of. On October 1, 1996, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 121 requires long-lived assets to be evaluated for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to future undiscounted cash flows to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair value. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell. The adoption of SFAS No. 121 did not have a material effect on the Company's results of operations.

                                 SYNOPSYS, INC.

     New Accounting Pronouncements. The Financial Accounting Standards Board recently issued SFAS No. 128, "Earnings Per Share." SFAS No. 128 requires the presentation of basic earnings per share (EPS) and for companies with complex capital structures or potentially dilutive securities, diluted EPS. SFAS No. 128 is effective for annual and interim periods ending after December 15, 1997. The Company expects that basic EPS will be higher than earnings per share as presented in the accompanying consolidated financial statements and that diluted EPS will not differ materially from earnings per share as presented in the accompanying consolidated financial statements.

     The Financial Accounting Standards Board also has issued SFAS No. 129, "Disclosure of Information about Capital Structure," which will be effective in fiscal 1998 and SFAS No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which will be effective in fiscal 1999. These new accounting standards are for disclosure purposes only.

     Reclassifications. Certain amounts reported in previous years have been reclassified to conform to the fiscal 1997 presentation.

NOTE 2. PURCHASE OF TECHNOLOGY AND STRATEGIC INVESTMENTS

     In February 1996, the Company and International Business Machines Corporation (IBM) entered into a six-year Joint Development and License Agreement Concerning EDA Software and Related Intellectual Property (the "IBM Agreement"). Pursuant to the IBM Agreement, the Company acquired certain in-process research and development technology and a non-exclusive license to sublicense and to use certain existing IBM electronic design automation (EDA) technology and the underlying intellectual property, and licensed certain of its EDA-related intellectual property to IBM. In addition, the Company and IBM are jointly developing new EDA products in the areas of synthesis, design planning, and static timing sign-off. PrimeTime, timing analysis software that is the first product under the alliance, was introduced in fiscal 1997. The Company will have sole ownership of synthesis products and the exclusive right to market, design planning, and static timing products (subject to certain rights of IBM upon termination of the IBM Agreement). In accordance with the IBM Agreement, the Company paid IBM $11,000,000 in cash and issued $30,000,000 in notes, which bear interest at three percent, and are payable to IBM upon the earlier of achievement of scheduled milestones or at maturity in 2006. The notes were recorded at fair value of $28,500,000, using a discount rate commensurate with the risks involved. The Company will also pay royalties on revenues from the sale of new products developed pursuant to the IBM Agreement. As a result of the transaction, the Company incurred an in-process research and development charge of $39,700,000 in fiscal year 1996. As of September 30, 1997, the notes had a balance of $16,996,000, of which $8,996,000 is included in long-term debt.

     In May 1996, the Company purchased 1,207,000 shares, approximately 9.9 percent of the outstanding shares of Cooper and Chyan Technology, Inc. (CCT), for $14.50 per share, pursuant to a strategic relationship between the companies. In April 1997, the Company purchased an additional 86,000 shares for $15.00 per share. In accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," the investment has been classified as available-for-sale. In May 1997, CCT and Cadence Design Systems, Inc. consummated a merger, whereby each share of CCT was converted to 0.85 shares of Cadence stock. It is currently the Company's intent to dispose of the investment over time, however, there can be no assurance that the Company will be successful in doing so. Accordingly, the investment has been classified as a long-term asset. During fiscal year 1997, the Company sold 457,000 shares of CCT/Cadence stock and realized a gain of $8,000,000.

     During fiscal year 1997, the Company made investments of $3,200,000, $4,000,000 and $600,000 in three privately-held companies. All of these investments are carried at lower of cost or net realizable value and are included in long-term investments.

                                 SYNOPSYS, INC.

NOTE 3. MERGERS AND ACQUISITIONS

     In June 1995, the Company acquired all the outstanding securities of ARKOS Design, Inc. (ARKOS) for approximately $9,300,000 in cash and notes. The acquisition was accounted for by the purchase method of accounting, and the results of operations of ARKOS are included in the Company's consolidated results since the date of the acquisition. In June 1997, the Company sold the ARKOS business to Quickturn Design Systems, Inc. Under the terms of the agreement, the Company provided Quickturn with the technology required to create a register-transfer level front-end for its current and future design verification products and the ARKOS emulation technology in exchange for $5,000,000 in cash and $9,500,000 in Quickturn warrants and common stock. The Quickturn warrants and common stock are classified as available-for-sale securities and are included in long-term investments. There was no gain or loss recorded as a result of this transaction.

     In February 1997, the Company issued approximately 10,346,000 shares of its common stock in exchange for all the outstanding shares of common stock of EPIC Design Technology, Inc. (EPIC), a developer of design automation tools for deep submicron design in the area of integrated circuit power, timing, and reliability analysis. In addition, options to acquire EPIC's common stock were exchanged for options to acquire approximately 1,517,000 shares of the Company's common stock. The merger was accounted for as a pooling of interests, and accordingly, the Company's consolidated financial statements have been restated to include the financial position and results of EPIC for all periods presented. Total revenue and net income for Synopsys and for EPIC prior to consummation of the merger are as follows:

                                                          SYNOPSYS    EPIC     COMBINED
                                                          --------   -------   --------
                                                                 (IN THOUSANDS)
        Year ended September 30, 1997
          Total revenue.................................  $469,277   $29,868   $499,145
          Net income....................................    69,490     2,904     72,394
        Year ending September 30, 1996
          Total revenue.................................   353,500    43,919    397,419
          Net income (loss).............................    23,700    (9,678)    14,022
        Year ending September 30, 1995
          Total revenue.................................   265,500    25,003    290,503
          Net income....................................    30,300       990     31,290

     In connection with this merger, the Company recorded related costs of $11,400,000, which included direct transaction fees for investment bankers, attorneys, accountants, and other related costs of $4,700,000, and costs associated with integrating the operations of the two companies of $6,700,000. Included in integration charges were redundant facility costs of approximately $680,000, computer and other equipment abandonment and removal costs of approximately $5,220,000, contract termination charges and other related expenses of $300,000 and other miscellaneous expenses of approximately $500,000. Of the $11,400,000 of merger-related costs, approximately $8,300,000 related to cash expenditures while approximately $3,100,000 related to noncash reductions of recorded assets. As of September 30, 1997, there was a balance of $1,237,000 in accrued liabilities for future cash expenditures. The Company anticipates that these expenditures will be made in the first quarter of fiscal year 1998.

     In September 1996, EPIC acquired CIDA Technology, Inc., ("CIDA") a development stage company formed to develop and market IC verification and extraction tools for use by design engineers. EPIC exchanged a total of 729,000 shares of its Common Stock, options to acquire 101,000 shares of its Common Stock, and cash of $3,400,000 for all the outstanding shares of the common stock and options to purchase Common Stock of CIDA for a total purchase price of $17,869,000. The acquisition was accounted for by the purchase method of accounting. The purchase price, acquisition costs and net liabilities assumed total an investment of $20,142,000, of which $18,806,000 was allocated to in-process research and development and

                                 SYNOPSYS, INC.

taken as a one-time charge to operating expenses in fiscal 1996. The remaining $1,336,000 was allocated to various intangibles, including goodwill, and other assets. Goodwill is amortized on a straight-line basis over a five year period.

NOTE 4. COMMON STOCK

     Stock Repurchase Program. In May 1996, the Board of Directors authorized the repurchase of up to 2,000,000 shares of the Company's outstanding common stock in the open market over the following 24 months. The repurchased shares were used for issuance under the Company's employee stock plans and for other corporate purposes. During fiscal 1996, the Company purchased approximately 361,000 shares at an average price of $41 per share. During fiscal 1997, the Company purchased approximately 205,000 shares at an average price of $46 per share. All repurchased shares were reissued prior to the Company's merger with EPIC in February 1997, at which time the Company announced that it had rescinded its stock repurchase program in order to comply with pooling-of-interests accounting guidance provided in SEC Staff Accounting Bulletin No. 96.

     Employee Stock Purchase Plan. Under the Company's 1992 Employee Stock Purchase Plan, 1,750,000 shares have been reserved for issuance as of September 30, 1997. Under the plan, employees are granted the right to purchase shares of common stock at a price per share that is 85% of the lesser of: (i) the fair market value of the shares at the beginning of a rolling two-year offering period, or: (ii) the end of each semi-annual purchase period. During fiscal 1995, 1996, and 1997, shares totaling 306,440, 376,493, and 345,821, respectively, were issued under the plan at average prices of $15.32, $17.84, and $30.00 per share, respectively.

     Stock Option Plans. Under the Company's 1992 Stock Option Plan (the Plan), the Board of Directors may grant options or rights to purchase shares of the Company's stock to eligible individuals at not less than 100% of the fair market value of those shares on the grant date. The shares and stock options issued to new employees typically vest 25% after one year with the remaining shares and options vesting on a pro rata basis over the following 36 months, and shares and stock options issued to existing employees typically vest on a pro rata basis over 48 months or 16 quarters. Options expire ten years from the date of grant.

     Under the Company's 1994 Non-Employee Directors Stock Option Plan (the Directors Plan), a total of 250,000 shares have been reserved for issuance. Pursuant to the Directors Plan, each non-employee member of the Board of Directors (the Board) is automatically granted an option to purchase 20,000 shares of the Company's stock upon initial appointment or election to the Board, and 8,000 shares of the Company's stock upon reelection to the Board at not less than 100% of the fair market value of those shares at the grant date. Stock options granted upon appointment or election to the Board vest 25% annually. Stock options granted upon reelection to the Board vest 100% after the fourth year of continuous service.

     In April 1997, the Board of Directors adopted a resolution offering employees the opportunity to exchange their existing stock options for new incentive stock options. The exchange allowed employees other than the Chairman of the Board and Chief Executive Officer to receive options for the same number of shares at $28.19 per share, the current market price at the exchange date. The new options generally vest over 48 months. Option holders elected to exchange 2,456,568 shares under this program.

     The Company has assumed certain option plans in connection with the mergers discussed in Note 3. These options were granted under terms similar to the terms of the Plan at prices adjusted to reflect the relative exchange ratios of the mergers. All former plans were terminated as to future grants upon completion of each of the mergers.

                                 SYNOPSYS, INC.

     A summary of the Company's stock option activity for the three years ended September 30, 1997 is as follows:

                                                                  OPTIONS OUTSTANDING
                                                             -----------------------------
                                                                               WEIGHTED
                                                                               AVERAGE
                                                               SHARES       EXERCISE PRICE
                                                             ----------     --------------
        Balances at September 30, 1994.....................   7,208,378         $11.35
          Granted..........................................   3,906,619         $24.06
          Exercised........................................  (1,903,301)        $ 8.27
          Canceled.........................................    (569,775)        $18.08
                                                             ----------
        Balances at September 30, 1995.....................   8,641,921         $17.26
          Granted..........................................   3,395,045         $34.30
          Exercised........................................  (2,032,078)        $11.52
          Canceled.........................................  (1,184,956)        $30.09
                                                             ----------
        Balances at September 30, 1996.....................   8,819,932         $23.42
          Granted..........................................   6,438,452         $33.12
          Exercised........................................  (1,921,199)        $16.11
          Canceled.........................................  (3,923,811)        $35.84
                                                             ----------
        Balances at September 30, 1997.....................   9,413,374         $26.39
                                                             ==========

     At September 30, 1997, 20,104,515 shares of common stock were authorized for grant and 307,832 shares were available for future grant. Options on 2,490,028, 3,174,299, and 3,188,330 shares were exercisable at September 30, 1995, 1996, and 1997, respectively, with a weighted average exercise price of $10.74, $16.69, and $20.70 per share, respectively.

     The following table summarizes information about options outstanding at September 30, 1997:

                            OPTIONS OUTSTANDING
                  ----------------------------------------         OPTIONS EXERCISABLE
                                   WEIGHTED                    ---------------------------
                                    AVERAGE       WEIGHTED                      WEIGHTED
   RANGE OF                        REMAINING      AVERAGE                        AVERAGE
   EXERCISE         NUMBER        CONTRACTUAL     EXERCISE       NUMBER         EXERCISE
    PRICES        OUTSTANDING        LIFE          PRICE       EXERCISABLE        PRICE
--------------    -----------     -----------     --------     -----------     -----------
$0.11-$22.13       2,021,458          6.13         $13.25        1,535,540       $ 12.45
$22.19-$27.50      1,595,148          7.72         $24.79          759,327       $ 24.53
$27.75-$28.19      2,401,203          9.58         $28.18          156,955       $ 28.18
$28.25-$34.00      1,911,803          8.79         $31.84          507,605       $ 30.62
$34.31-$45.75      1,483,762          9.35         $36.08          228,903       $ 36.20
--------------    -----------        -----        --------     -----------     -----------
$0.11-$45.75       9,413,374          8.33         $26.39        3,188,330       $ 20.70
============       =========      =========       =======         ========      ========

     Pro Forma Information. As discussed in Note 1, the Company continues to account for its stock-based awards using the intrinsic value method in accordance with APB Opinion No. 25 and its related interpretations. Accordingly, no compensation expense has been recognized in the Company's financial statements because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant. Pro forma information regarding the net income and earnings per share is required by SFAS No. 123 as if the Company had accounted for its employee stock plans under the fair value method beginning October 1, 1995.

     Under SFAS No. 123, the weighted average estimated fair value of employee stock options granted during fiscal 1996 and 1997 was $19.45 and $13.05 per share, respectively. The weighted average estimated fair value of purchase rights granted under the Employee Stock Purchase Plan during fiscal 1996 and 1997 was

                                 SYNOPSYS, INC.

$10.13 and $11.45 per share, respectively. The fair value of each fixed option is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

                                                              STOCK OPTION          STOCK
                                                                  PLANS         PURCHASE PLAN
                                                              -------------     -------------
                                                              1996     1997     1996     1997
                                                              ----     ----     ----     ----
    Expected life (in years)................................   5.4      5.4     1.25     1.25
    Risk-free interest rate.................................   6.1%     6.3%     5.6%     5.7%
    Volatility..............................................  47.0%    47.0%    47.0%    47.0%
    Dividend yield..........................................   0.0%     0.0%     0.0%     0.0%

     If the computed fair values of the 1996 and 1997 awards had been amortized to expense over the vesting period of the awards, pro forma net income and earnings per share would have been as follows:

                                                                    1996        1997
                                                                   -------     -------
                                                                     (IN THOUSANDS,
                                                                    EXCEPT PER SHARE
                                                                        AMOUNTS)
        Net income
          As reported............................................  $14,022     $72,394
          Pro forma..............................................  $ 4,412     $48,351
        Earnings per share
          As reported............................................  $  0.28     $  1.34
          Pro forma..............................................  $  0.09     $  0.93

     SFAS No. 123 requires the use of option pricing models which were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. In addition, because the method of accounting prescribed by SFAS No. 123 has not been applied to options granted prior to fiscal year 1996, the resulting pro forma compensation cost is not likely to be representative of the effects on pro forma disclosures in future years.

NOTE 5. LEASE COMMITMENTS

     The Company leases its facilities and certain office equipment under operating lease agreements which expire through calendar year 2007. Certain of these leases provide for graduated rental payments, and the Company is amortizing the total rent payments over the lease term on a straight-line basis. At September 30, 1997 future minimum lease payments under operating leases are:
1998 -- $16,699,000; 1999 -- $15,781,000; 2000 -- $15,238,000; 2001 --
$13,923,000; 2002 -- $13,028,000; and $23,029,000 thereafter. Total rent expense under operating leases was approximately $13,021,000, $15,137,000, and $18,677,600 in fiscal 1995, 1996, and 1997, respectively.

NOTE 6. INCOME TAXES

     The Company is entitled to a deduction for federal and state tax purposes with respect to employees' stock option activity. The net reduction in taxes otherwise payable arising from that deduction has been credited to additional paid-in capital.

     At September 30, 1997, the Company had federal research tax credit carryforwards of approximately $300,000 expiring in fiscal year 2012, and alternative minimum tax credit carryforwards of approximately $300,000, which do not expire.

                                 SYNOPSYS, INC.

     A net deferred tax asset of $11,547,000 and $27,697,000 is included in prepaid expenses, deferred taxes, and other at September 30, 1996 and 1997, respectively. The tax effects of temporary differences and carryforwards which give rise to significant portions of the deferred tax assets and liabilities are as follows:

                                                                     SEPTEMBER 30,
                                                                  --------------------
                                                                    1996        1997
                                                                  --------     -------
                                                                     (IN THOUSANDS)
        Deferred tax assets:
          Net operating loss carryovers.........................  $    621     $    --
          Tax credit carryovers.................................     4,885         672
          Deferred revenue......................................    10,891       9,645
          Joint venture and acquisition costs...................    12,985       7,912
          Reserves and other expenses not currently
             deductible.........................................    10,996      18,601
          Depreciation and amortization.........................        --         599
                                                                  --------     -------
          Total gross deferred tax asset........................    40,378      37,429
          Less valuation allowance..............................   (23,741)         --
                                                                  --------     -------
          Deferred tax asset....................................    16,637      37,429
                                                                  --------     -------
        Deferred tax liabilities:
          Unrealized foreign exchange gain......................        --          --
          Unrealized gain on securities.........................    (4,669)     (9,372)
          Net capitalized software development costs............      (421)       (360)
                                                                  --------     -------
          Deferred tax liability................................    (5,090)     (9,732)
                                                                  --------     -------
        Net deferred tax asset..................................  $ 11,547     $27,697
                                                                  ========     =======

     The change in the valuation allowance was a net increase of $7,629,000 during fiscal 1996 and a net decrease of $23,741,000 during fiscal 1997. At September 30, 1997, the Company believes that it is more likely than not that the results of future operations will generate sufficient taxable income to realize the deferred tax assets.

     Income before income taxes consisted of:

                                                           YEAR ENDED SEPTEMBER 30,
                                                       --------------------------------
                                                        1995        1996         1997
                                                       -------     -------     --------
                                                                (IN THOUSANDS)
        United States................................  $45,650     $26,844     $105,546
        Foreign......................................    5,338       4,689        7,820
                                                       -------     -------     --------
                                                       $50,988     $31,533     $113,366
                                                       =======     =======     ========

                                 SYNOPSYS, INC.

     The significant components of the provision for income taxes are as follows:

                                                           YEAR ENDED SEPTEMBER 30,
                                                       --------------------------------
                                                        1995        1996         1997
                                                       -------     -------     --------
                                                                (IN THOUSANDS)
        Current:
          Federal....................................  $ 4,983     $11,139     $ 20,363
          State......................................    1,969       2,086        2,909
          Foreign....................................    3,058       3,706        4,266
                                                       -------     -------     --------
                                                        10,010      16,931       27,538
                                                       -------     -------     --------
        Deferred:
          Federal....................................     (415)     (7,232)     (14,106)
          State......................................     (103)     (1,120)      (2,015)
          Foreign....................................      (21)        325          (29)
                                                       -------     -------     --------
                                                          (539)     (8,027)     (16,150)
                                                       -------     -------     --------
        Reduction in goodwill for the foreign tax
          benefit from utilization of acquired
          company's tax attributes...................    1,704          --           --
        Charge equivalent to the federal and state
          tax benefit related to employee stock
          options....................................    8,523       8,607       29,584
                                                       -------     -------     --------
                                                        10,227       8,607       29,584
                                                       -------     -------     --------
        Provision for income taxes...................  $19,698     $17,511     $ 40,972
                                                       =======     =======     ========

     The provision for income taxes differs from the amount obtained by applying the statutory federal income tax rate to income before income taxes as follows:

                                                           YEAR ENDED SEPTEMBER 30,
                                                        -------------------------------
                                                         1995        1996        1997
                                                        -------     -------     -------
                                                                (IN THOUSANDS)
        Statutory federal tax.........................  $17,846     $11,037     $39,678
        State tax, net of federal benefit.............    1,379       1,817       5,668
        Tax benefit from foreign sales corporation....     (971)     (1,551)     (2,404)
        Tax exempt income.............................   (2,110)     (2,947)     (3,487)
        Research and development tax credits .........   (1,047)       (503)     (2,788)
        Foreign tax in excess of U.S. statutory tax...      370         377       1,501
        Non-deductible merger and acquisition expenses
          and other...................................    4,231       9,281       8,239
        Change in beginning-of-the-year valuation
          allowance...................................       --          --      (5,435)
                                                        -------     -------     -------
                                                        $19,698     $17,511     $40,972
                                                        =======     =======     =======

NOTE 7. WORLDWIDE OPERATIONS

     The Company operates in a single industry segment, the development, marketing, and support of electronic design automation software and system products. The Company markets its products through several wholly-owned foreign subsidiaries.

                                 SYNOPSYS, INC.

     The Company's operations by geographic area were as follows:

                                                        YEAR ENDED SEPTEMBER 30,
                                                  -------------------------------------
                                                    1995          1996          1997
                                                  ---------     ---------     ---------
                                                             (IN THOUSANDS)
        Revenue:
          North America.........................  $ 251,902     $ 351,829     $ 469,347
          Europe................................     55,038        69,829        85,072
          Pacific Rim...........................     93,766       120,809       139,999
          Transfers between geographic areas....   (110,203)     (145,048)     (195,273)
                                                  ---------     ---------     ---------
        Consolidated............................  $ 290,503     $ 397,419     $ 499,145
                                                  =========     =========     =========
        Operating income:
          North America.........................  $  26,563     $  45,561     $  51,973
          Europe................................      9,213         9,496        15,695
          Pacific Rim...........................     21,943        26,879        40,793
          Corporate and other...................    (12,461)      (58,506)      (11,400)
                                                  ---------     ---------     ---------
        Consolidated............................  $  45,258     $  23,430     $  97,061
                                                  =========     =========     =========
        Identifiable assets:
          North America.........................  $ 110,448     $ 194,938     $ 221,191
          Europe................................     20,610        24,596        12,296
          Pacific Rim...........................     32,037        27,956        45,650
          Corporate assets and eliminations.....    170,257       216,268       350,550
                                                  ---------     ---------     ---------
        Consolidated............................  $ 333,352     $ 463,758     $ 629,687
                                                  =========     =========     =========

     Transfers between geographic areas represent both intercompany product and service revenue accounted for at prices representative of unaffiliated party transactions, and export shipments directly to customers. In fiscal 1997, identifiable assets in the Pacific Rim include $24,143,000 of accounts receivable from customers located in Japan. Management believes allowances are adequate to cover any uncollectible amounts. Corporate assets consist primarily of cash and investments. In fiscal 1995, 1996, and 1997, no customer accounted for more than ten percent of revenue.

NOTE 8. SUBSEQUENT EVENT

     On October 14, 1997, the Company announced a definitive agreement to merge with Viewlogic Systems, Inc., a worldwide supplier of electronic design automation software. The transaction will result in 0.6521 shares of Synopsys Common Stock being issued in exchange for each share of Viewlogic Common Stock outstanding on the effective date of the merger. Additionally, outstanding options to purchase Viewlogic Common Stock will be exchanged for options to purchase Synopsys Common Stock based on the same exchange ratio. As of September 30, 1997, Viewlogic had approximately 17,079,000 shares of Common Stock outstanding. The transaction is subject to stockholder approval. The merger is intended to be accounted for as a pooling of interests.

                            VIEWLOGIC SYSTEMS, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        -----
Independent Auditors' Report..........................................................   F-21
Consolidated Balance Sheets at December 31, 1996 and 1995.............................   F-22
Consolidated Statements of Operations for the Years Ended December 31, 1996,
  1995 and 1994.......................................................................   F-23
Consolidated Statements of Stockholders' Equity for the Years Ended December 31, 1996,
  1995 and 1994.......................................................................   F-24
Consolidated Statements of Cash Flows for the Years Ended December 31, 1996,
  1995 and 1994.......................................................................   F-25
Notes to Consolidated Financial Statements............................................   F-26
Condensed Consolidated Statements of Income for the Quarters and Nine Months Ended
  September 30, 1997 and 1996 (Unaudited).............................................   F-37
Condensed Consolidated Balance Sheets as of September 30, 1997 and December 31, 1996
  (Unaudited).........................................................................   F-38
Condensed Consolidated Statements of Cash Flows for the Nine Months Ended September
  30, 1997 and 1996 (Unaudited).......................................................   F-39
Notes to Condensed Consolidated Financial Statements (Unaudited)......................   F-40

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Viewlogic Systems, Inc.:

     We have audited the accompanying consolidated balance sheets of Viewlogic Systems, Inc. and subsidiaries ("Viewlogic") as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Viewlogic at December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                          DELOITTE & TOUCHE LLP

Boston, Massachusetts
January 29, 1997
          (February 19, 1997 as to the second paragraph of Note 3)

                    VIEWLOGIC SYSTEMS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                             DECEMBER 31,
                                                                         ---------------------
                                                                           1996         1995
                                                                         --------     --------
ASSETS
Current assets:
  Cash and cash equivalents (Note 1)...................................  $ 41,297     $ 34,387
  Marketable securities (Notes 1, 4)...................................    20,482       23,381
  Accounts receivable (less allowance for doubtful accounts of $1,503
     in 1996 and $1,215 in 1995).......................................    32,507       29,054
  Prepaid expenses and other...........................................     6,779        5,494
  Deferred income taxes (Notes 1, 7)...................................       302          322
                                                                         --------     --------
          Total current assets.........................................   101,367       92,638
                                                                         --------     --------
Marketable securities -- non-current (Notes 1, 4)......................     5,565        3,619
Property and equipment (Note 1):
  Equipment............................................................    25,360       26,213
  Furniture and fixtures...............................................     3,625        3,329
                                                                         --------     --------
          Total........................................................    28,985       29,542
  Less accumulated depreciation........................................    15,236       17,503
                                                                         --------     --------
          Property and equipment -- net................................    13,749       12,039
Other assets (Note 1):
  Capitalized software costs -- net....................................     5,724        5,102
  Purchased technology -- net (Note 2).................................     2,261        3,127
  Goodwill -- net (Note 2).............................................     1,582        1,177
  Deposits and other...................................................       961        1,281
                                                                         --------     --------
          Total other assets...........................................    10,528       10,687
                                                                         --------     --------
          Total........................................................  $131,209     $118,983
                                                                         ========     ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of capital lease obligations.........................  $     32     $     77
  Accounts payable.....................................................     3,232        2,926
  Accrued compensation.................................................    10,684        7,255
  Accrued expenses (Note 1)............................................     8,551        4,279
  Notes payable to Silerity shareholders (Notes 1, 2)..................        --        2,805
  Deferred revenue (Note 1)............................................    20,323       17,447
  Deferred income taxes (Notes 1, 7)...................................     1,304        1,412
                                                                         --------     --------
          Total current liabilities....................................    44,126       36,201
                                                                         --------     --------
Deferred income taxes (Notes 1, 7).....................................     4,609        5,453
Capital lease obligations..............................................                     38
Commitments and contingencies (Notes 2, 3, 8)
Stockholders' equity (Notes 1, 6):
  Preferred stock, $.01 par value: authorized 5,000,000 shares; issued, none..............................................................
  Common stock, $.01 par value: authorized 40,000,000 shares; issued,
     17,403,576 and 17,006,396 shares..................................       174          170
  Additional paid-in capital...........................................    73,944       70,093
  Retained earnings....................................................    18,414        7,138
  Unrealized holding gains, net of tax (Note 4)........................     1,470        3,537
  Cumulative translation adjustment....................................      (960)         (82)
                                                                         --------     --------
                                                                           93,042       80,856
  Less: Treasury Stock at cost, 1,000,000 and 320,000 shares...........   (10,568)      (3,565)
                                                                         --------     --------
          Total stockholders' equity...................................    82,474       77,291
                                                                         --------     --------
          Total........................................................  $131,209     $118,983
                                                                         ========     ========

                See Notes to Consolidated Financial Statements.

                    VIEWLOGIC SYSTEMS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                  YEAR ENDED DECEMBER 31,
                                                             ----------------------------------
                                                               1996         1995         1994
                                                             --------     --------     --------
Revenue (Notes 1, 9):
  Software.................................................  $ 81,661     $ 76,941     $ 87,270
  Services and other.......................................    51,258       44,019       31,310
                                                              -------     --------     --------
          Total revenue....................................   132,919      120,960      118,580
                                                              -------     --------     --------
Costs and expenses:
  Cost of software.........................................    11,472       10,887        9,681
  Cost of services and other...............................    12,996       11,102        9,348
  Selling and marketing....................................    58,294       55,021       56,226
  Research and development.................................    27,412       22,644       20,255
  Purchased research and development (Note 2)..............                  6,023       15,377
  General and administrative...............................    10,619        9,049       10,572
                                                              -------     --------     --------
          Total operating expenses.........................   120,793      114,726      121,459
                                                              -------     --------     --------
Income (loss) from operations..............................    12,126        6,234       (2,879)
                                                              -------     --------     --------
Other income (expense):
  Interest income..........................................     2,081        2,143        1,642
  Interest expense.........................................       (99)        (152)        (104)
  Other, net...............................................     4,224          (36)         (48)
                                                              -------     --------     --------
          Other income, net................................     6,206        1,955        1,490
                                                              -------     --------     --------
Income (loss) before income taxes..........................    18,332        8,189       (1,389)
Provision for income taxes (Note 7)........................     7,056        5,328        4,928
                                                              -------     --------     --------
Net income (loss)..........................................  $ 11,276     $  2,861     $ (6,317)
                                                              =======     ========     ========
Net income (loss) per common share (Note 1)................  $   0.66     $   0.17     $  (0.36)
                                                              =======     ========     ========
Weighted average number of common and common equivalent
  shares outstanding (Note 1)..............................    17,104       17,249       17,391
                                                              =======     ========     ========

                See Notes to Consolidated Financial Statements.

                    VIEWLOGIC SYSTEMS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                         UNREALIZED
                                               COMMON STOCK       ADDITIONAL                              HOLDING     CUMULATIVE
                                            -------------------    PAID-IN     RETAINED     DEFERRED       GAINS/     TRANSLATION
                                              SHARES     AMOUNT    CAPITAL     EARNINGS   COMPENSATION    (LOSSES)    ADJUSTMENT
                                            ----------   ------   ----------   --------   ------------   ----------   ----------
BALANCE, JANUARY 1, 1994..................  15,928,792    $159     $ 59,167    $11,101       $ (375)      $             $  (10)
 Issuance of common stock.................     471,519       5        4,865
 Issuance of common stock in connection
   with merger............................     299,824       3
 Issuance of stock by pooled company......                              550
 Tax benefit arising from exercise of
   stock options..........................                            1,513
 Stock options assumed in connection with
   Sunrise Test Systems, Inc.
   acquisition............................                            1,430
 Deferred compensation....................                              108                     375
 Dividends paid to pooled company's
   shareholders...........................                                        (160)
 Redesignation of pooled company's
   retained earnings as an S-Corporation
   prior to merger........................                              347       (347)
 Unrealized holding loss, net of tax......                                                                     (69)
 Translation adjustment...................                                                                                   7
 Net loss.................................                                      (6,317)
                                            ----------    ----      -------    -------        -----        -------       -----
BALANCE, DECEMBER 31, 1994................  16,700,135     167       67,980      4,277                         (69)         (3)
 Issuance of common stock.................     306,261       3        1,753
 Repurchase of common stock...............
 Tax benefit arising from exercise of
   stock options..........................                              346
 Stock options assumed in connection with
   Silerity, Inc. acquisition.............                               14
 Unrealized holding gain, net of tax......                                                                   3,606
 Translation adjustment...................                                                                                 (79)
 Net income...............................                                       2,861
                                            ----------    ----      -------    -------        -----        -------       -----
BALANCE, DECEMBER 31, 1995................  17,006,396     170       70,093      7,138                       3,537         (82)
 Issuance of common stock.................     397,180       4        3,411
 Repurchase of common stock...............
 Tax benefit arising from exercise of
   stock options..........................                              440
 Unrealized holding loss, net of tax......                                                                  (2,067)
 Translation adjustment...................                                                                                (878)
 Net income...............................                                      11,276
                                            ----------    ----      -------    -------        -----        -------       -----
BALANCE, DECEMBER 31, 1996................  17,403,576    $174     $ 73,944    $18,414       $    0       $  1,470      $ (960)
                                            ==========    ====      =======    =======        =====        =======       =====


                                               TREASURY STOCK
                                            --------------------
                                             SHARES      AMOUNT       TOTAL
                                            ---------   --------   ------------
BALANCE, JANUARY 1, 1994..................              $            $ 70,042
 Issuance of common stock.................                              4,870
 Issuance of common stock in connection
   with merger............................                                  3
 Issuance of stock by pooled company......                                550
 Tax benefit arising from exercise of
   stock options..........................                              1,513
 Stock options assumed in connection with
   Sunrise Test Systems, Inc.
   acquisition............................                              1,430
 Deferred compensation....................                                483
 Dividends paid to pooled company's
   shareholders...........................                               (160)
 Redesignation of pooled company's
   retained earnings as an S-Corporation
   prior to merger........................
 Unrealized holding loss, net of tax......                                (69)
 Translation adjustment...................                                  7
 Net loss.................................                             (6,317)
                                            ---------   --------      -------
BALANCE, DECEMBER 31, 1994................                             72,352
 Issuance of common stock.................                              1,756
 Repurchase of common stock...............    320,000     (3,565)      (3,565)
 Tax benefit arising from exercise of
   stock options..........................                                346
 Stock options assumed in connection with
   Silerity, Inc. acquisition.............                                 14
 Unrealized holding gain, net of tax......                              3,606
 Translation adjustment...................                                (79)
 Net income...............................                              2,861
                                            ---------   --------      -------
BALANCE, DECEMBER 31, 1995................    320,000     (3,565)      77,291
 Issuance of common stock.................                              3,415
 Repurchase of common stock...............    680,000     (7,003)      (7,003)
 Tax benefit arising from exercise of
   stock options..........................                                440
 Unrealized holding loss, net of tax......                             (2,067)
 Translation adjustment...................                               (878)
 Net income...............................                             11,276
                                            ---------   --------      -------
BALANCE, DECEMBER 31, 1996................  1,000,000   $(10,568)    $ 82,474
                                            =========   ========      =======

                See Notes to Consolidated Financial Statements.

                    VIEWLOGIC SYSTEMS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                  YEAR ENDED DECEMBER 31,
                                                             ----------------------------------
                                                               1996         1995         1994
                                                             --------     --------     --------
Cash flows from operating activities:
Net income (loss)..........................................  $ 11,276     $  2,861     $ (6,317)
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
  Purchased research and development.......................                  6,023       15,377
  Depreciation.............................................     5,209        4,703        3,964
  Gain on sale of investment...............................    (6,598)
  Amortization of capitalized software and purchased
     technology............................................     3,003        2,660        1,342
  Amortization of goodwill.................................       233          234           60
  Compensatory stock options and amortization of deferred
     compensation expense..................................                               1,033
  Deferred income taxes....................................         2         (319)       1,526
  Change in assets and liabilities, net of effects from
     purchase of Sunrise Test Systems, Inc., Silerity,
     Inc., The CAE Company B.V. and Electronic Design
     Automation Services Europe B.V.:
     Accounts receivable...................................    (2,743)         682           93
     Prepaid expense and other.............................    (1,010)         715       (1,029)
     Accounts payable......................................      (417)        (411)         714
     Accrued compensation..................................     3,429       (1,611)       1,241
     Accrued expenses......................................     4,695          796        3,506
     Deferred revenue......................................     2,729          929        4,124
     Deferred rent.........................................                                 (34)
                                                              -------     --------     --------
Net cash provided by operating activities..................    19,808       17,262       25,600
                                                              -------     --------     --------
Cash flows from investing activities:
  Purchase of marketable securities........................   (22,283)     (22,353)     (16,551)
  Proceeds from sale of marketable securities..............    26,828       21,446       19,178
  Expenditures for property and equipment..................    (6,892)      (5,390)      (4,997)
  Capitalized software costs...............................    (2,759)      (2,349)      (2,164)
  Purchased technology.....................................                                  68
  Decrease in deposits and other...........................       320          361          716
  Purchase of Sunrise Test Systems, Inc., net of cash......                 (3,748)     (13,114)
  Purchase of Silerity, Inc., net of cash..................                 (3,251)
  Purchase of The CAE Company B.V. and Electronic Design
     Automation Services Europe B.V., net of cash..........      (711)
                                                              -------     --------     --------
Net cash used in investing activities......................    (5,497)     (15,284)     (16,864)
                                                              -------     --------     --------
Cash flows from financing activities:
  Proceeds from issuance of common stock...................     1,533        1,395        1,263
  Proceeds from exercise of stock options..................     1,882          361        3,610
  Repurchase of common stock...............................    (7,003)      (3,565)
  Principal payment of capital lease obligations...........       (85)        (313)        (476)
  Dividends paid by pooled company.........................                                (160)
  Repayment of notes to former Silerity, Inc. shareholders
     ......................................................    (2,805)
                                                              -------     --------     --------
Net cash provided by (used in) financing activities .......    (6,478)      (2,122)       4,237
                                                              -------     --------     --------
Effect of exchange rate changes on cash....................      (923)         (21)          41
                                                              -------     --------     --------
Net increase (decrease) in cash and cash equivalents.......     6,910         (165)      13,014
Cash and cash equivalents, beginning of the year...........    34,387       34,552       21,538
                                                              -------     --------     --------
Cash and cash equivalents, end of the year.................  $ 41,297     $ 34,387     $ 34,552
                                                              =======     ========     ========

                See Notes to Consolidated Financial Statements.

                    VIEWLOGIC SYSTEMS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

 1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Nature of Business -- Viewlogic Systems, Inc. (the "Company") was founded in 1984. Subsidiaries of the Company operate in the United States, Europe, Japan and India and include Viewlogic Europe BV, Viewlogic Systems Japan, Viewlogic Systems India Private Ltd., Quad Design Technology, Inc. ("Quad"), Chronologic Simulation ("Chronologic"), Sunrise Test Systems, Inc. ("Sunrise"), Silerity, Inc. ("Silerity"), The CAE Company B.V. ("TCC") and Electronic Design Automation Services Europe B.V. ("EDAS"). The Company and its subsidiaries develop, market and support a comprehensive family of software products that aid engineers in the design of advanced electronic products. The Company markets its products in the United States, Canada, Europe, Asia, Australia, Africa and South America.

     Use of Estimates -- The preparation of the Company's consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts and disclosure of certain assets and liabilities at the balance sheet date. Actual results may differ from such estimates.

     Principles of Consolidation -- The consolidated financial statements include the accounts of Viewlogic Systems, Inc. and its subsidiaries, all of which are wholly owned. All significant intercompany balances and transactions have been eliminated. Investments in affiliates owned 20% or more are accounted for using the equity method. Investments in affiliates which are less than 20% owned are recorded under the cost method and are included in deposits and other.

     Foreign Currency Translation -- The financial statements of foreign subsidiaries are translated in accordance with Statement of Financial Accounting Standards ("SFAS") No. 52. Foreign currency gains and (losses) included in other income and expense were $130, $(354) and $(25) for the years ended December 31, 1996, 1995 and 1994, respectively.

     Revenue Recognition --

          Software -- Revenue from the sale of software licenses is recognized upon receipt of a signed order and software license agreement and shipment of the product, provided that no significant obligations remain and collection of the receivable is considered probable.

          Services and Other -- Revenue from training and consulting is recognized as the related services are performed. Maintenance revenue is deferred and recognized ratably over the maintenance period, generally twelve months.

     Property and Equipment -- Property and equipment are recorded at cost. Depreciation is provided on the straight-line method over the estimated useful lives of the related assets (three to five years). Equipment leased under capital leases is amortized over the lesser of its useful life or the lease term. During 1996, the Company wrote off $7,391 of fully depreciated assets.

     Capitalization of Software Costs -- Certain software costs for products and product enhancements are capitalized after technological feasibility has been established. Amortization is provided over estimated lives of four years. Accumulated amortization was approximately $5,523 and $4,280 at December 31, 1996 and 1995, respectively.

     Goodwill -- Goodwill is being amortized on a straight-line basis over 7 years. The carrying value of goodwill is reviewed whenever events or circumstances occur which indicate that the carrying value may not be recoverable. Accumulated amortization was $527 and $294 at December 31, 1996 and 1995, respectively.

                    VIEWLOGIC SYSTEMS, INC. AND SUBSIDIARIES

     Purchased Technology -- Purchased technology comprises acquired software and is recorded at cost. Amortization is provided over estimated lives of five to six years. Accumulated amortization was approximately $3,054 and $2,189 at December 31, 1996 and 1995, respectively.

     Income Taxes -- Deferred income taxes are provided on items recognized in different periods for financial reporting purposes than for income tax purposes. Deferred income taxes relate primarily to temporary differences in the recognition of depreciation expense, capitalized software costs, provisions for doubtful accounts and the utilization of net operating losses for financial and tax reporting purposes.

     Foreign Exchange Contracts -- The Company enters into foreign exchange contracts as a hedge against certain foreign accounts receivable. Market value gains and losses are recognized, and the resulting credit or debit offsets foreign exchange gains or losses on those receivables. Realized and unrealized gains and losses on foreign exchange contracts for fiscal year 1996 were insignificant.

     Cash Equivalents and Marketable Securities -- Cash equivalents include short-term, highly liquid investments, which consist primarily of time deposits, money market and equity securities, purchased with remaining maturities of three months or less. Marketable securities consist primarily of municipal bonds, government debt securities and equity securities. Marketable securities, classified as available for sale, consist of securities having maturity dates of more than three months and equity securities and are stated at fair value. Marketable securities maturing more than one year from the balance sheet date are classified as non-current. Aggregate unrealized holding gains, net of tax, of $1,470 and $3,537 at December 31, 1996 and 1995, respectively, have been included as a separate component of stockholders' equity in the accompanying consolidated balance sheets.

     Supplemental cash flow information is as follows:

                                                             YEAR ENDED DECEMBER 31,
                                                           ----------------------------
                                                            1996       1995       1994
                                                           ------     ------     ------
        Cash paid for interest...........................  $  303     $   32     $  121
        Cash paid for income taxes.......................   3,975      3,214      1,761
        Increase in capital leases.......................                 18         20
        TCC and EDAS acquisition:
          Assumption of liabilities......................   1,411
        Silerity acquisition:
          Payable to shareholders of Silerity............              2,805
          Assumption of liabilities......................                  7
        Sunrise acquisition:
          Payable to shareholders of Sunrise.............                         3,748
          Conversion of subordinated promissory note.....                         1,000
          Assumption of liabilities......................                         1,602
          Goodwill resulting from recording deferred
             taxes.......................................                         1,635

     Income (Loss) Per Common Share -- Income (loss) per common share is computed using the weighted average number of common and common equivalent shares outstanding during each year. Common stock equivalents consist of stock options and warrants (using the treasury stock method). Fully diluted and primary earnings per share are the same for each year.

     Fair Value of Financial Instruments -- The estimated fair value of cash, accounts receivable, accounts payable and debt approximate fair value due to the short-term nature of these instruments. The fair value of marketable securities is based on current market values.

                    VIEWLOGIC SYSTEMS, INC. AND SUBSIDIARIES

     Stock-Based Compensation -- The Company uses the intrinsic value-based method of Accounting Principles Board Opinion No. 25, as permitted by SFAS No. 123, "Accounting for Stock-Based Compensation," to account for employee stock-based compensation plans.

     Transfers and Servicing of Financial Assets and Extinguishments of Liabilities -- The Financial Accounting Standards Board issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," as amended by SFAS No. 127, which is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996. The Company will adopt SFAS No. 125 in 1997, however management does not believe that adoption will have a material effect on the Company's consolidated financial statements.

 2. ACQUISITIONS

     The CAE Company B.V. and Electronic Design Automation Services Europe
B.V. -- On December 19, 1996, the Company acquired all of the outstanding capital stock of TCC and EDAS, both companies under common ownership, for $900. This acquisition was accounted for as a purchase and the total purchase price of $908 including expenses of $8 was allocated to the assets acquired and the liabilities assumed based upon their estimated fair values. This allocation resulted in goodwill of $1,049. If TCC and EDAS had been acquired as of the beginning of 1995, the effect on the consolidated results of operations would not have been significant.

     Silerity, Inc. -- On December 15, 1995, the Company acquired all of the outstanding capital stock of Silerity for $6,209 in cash and assumption of stock options valued at $14, net of $6 in tax benefits plus certain contingent payments. This acquisition was accounted for as a purchase and the total purchase price of $6,373, including expenses of $156, was allocated to the assets acquired and the liabilities assumed based upon their estimated fair values. Of the total, $6,023 was allocated to purchased research and development and was charged to expense as of the acquisition date. In addition, the purchase agreement requires the Company to pay certain employee stockholders on March 31, 1997 and on March 31 of each of the three subsequent years an earnout amount based on target revenue from certain products. The maximum payout for calendar years 1997, 1998 and 1999 is $1,125, $1,500 and $1,875, respectively. There was no payout for 1996.

     In connection with the purchase of Silerity, the Chief Executive Officer of the Company, who was formerly the President of Silerity, received $1,131 for his 20% share of Silerity's common stock. He will not participate in any future earnout payments.

     Sunrise Test Systems, Inc. -- On September 23, 1994, the Company acquired all of the outstanding capital stock of Sunrise for $16,412 in cash, assumption of stock options valued at $1,430, net of $576 in tax benefits, and conversion of a $1,000 convertible subordinated promissory note owed to the Company. This acquisition was accounted for as a purchase and the total purchase price of $19,386, including expenses of $1,120, was allocated to the assets acquired and the liabilities assumed based upon their estimated fair values. Of the total, $15,377 was allocated to purchased research and development and was charged to expense as of the acquisition date. This allocation resulted in goodwill of $1,635 which is being amortized over 7 years and purchased software of $4,088 to be amortized over 5 years.

     Chronologic Simulation -- On March 31, 1994 Viewlogic VMS 3 Corporation, a wholly owned subsidiary of Viewlogic Systems, Inc., was merged with and into Chronologic with Chronologic being the surviving corporation pursuant to an Agreement of Reorganization (the "Reorganization Agreement") dated March 30, 1994. Under the terms of the Reorganization Agreement, the holders of Chronologic's common stock received 911,593 shares of Viewlogic common stock. The merger was accounted for as a pooling-of-interests.

     In connection with the merger with Chronologic in March 1994 the Company recorded one-time charges for merger and pooling costs of $3,100 to reflect the combination of operations of the two companies. Included in these costs are legal, investment banking and accounting fees associated with the transactions and costs

                    VIEWLOGIC SYSTEMS, INC. AND SUBSIDIARIES associated with combining the operations of previously separate companies and instituting efficiencies. These costs also include costs associated with the cancellation of original equipment manufacturer contracts with a competitor of Chronologic, as well as compensation expense of approximately $960 attributable to grants of options by Chronologic prior to the merger.

 3. OTHER INVESTMENTS

     In January 1995, the Company acquired a 20% interest in Eagle Design Automation, Inc. ("Eagle") for $500 in cash. From 1995 to February 1997, the Company made additional net advances to Eagle of $2,516. The Company's aggregate investment in Eagle represents 73% of the capital at risk in Eagle. Accordingly, the Company has recognized losses of $350 and $2,321 in 1995 and 1996, respectively, representing 73% of Eagle's operating losses.

     On February 19, 1997, the Company purchased the 80% of Eagle capital stock not previously owned for $5,788 in cash and assumption of net liabilities. The Company is also required to pay the former shareholders of Eagle additional payments based on the sale by the Company of Eagle's products over the three year period beginning after certain sales targets have been met. There are no minimum or maximum payments based on the sale of Eagle's products; however, if current sales projections are met, such additional payments could total approximately $5,500.

     A director of the Company was the President, director and principal shareholder of Eagle. Another director of the Company is the President and Chief Executive Officer of TTI Partners, the General Partner of Transitions Three, Limited Partnership. Transitions Three, Limited Partnership also owned 20% of Eagle.

 4. MARKETABLE SECURITIES

     Certain additional information with respect to the Company's marketable securities as of December 31, 1996 and 1995 is presented below:

                                                                 GROSS UNREALIZED
                   SECURITY TYPE              AMORTIZED COST      HOLDING GAINS       FAIR VALUE
        ------------------------------------  --------------     ----------------     ----------
        1996
        State obligations...................     $  8,148             $   32           $  8,180
        City, town and other local
          obligations.......................       10,271                 68             10,339
        U.S. Government obligations.........        2,248                  5              2,253
        Certificate of deposit..............        2,000                                 2,000
        Corporate annuity...................        1,000                                 1,000
        Equity security.....................           41              2,234              2,275
                                                  -------             ------            -------
          Total.............................     $ 23,708             $2,339           $ 26,047
                                                  =======             ======            =======
        1995
        State obligations...................     $  7,701             $   47           $  7,748
        City, town and other local
          obligations.......................       13,260                 90             13,350
        Certificate of deposit..............          500                                   500
        Equity security.....................          180              5,222              5,402
                                                  -------             ------            -------
          Total.............................     $ 21,641             $5,359           $ 27,000
                                                  =======             ======            =======

     The unrealized holding gains are reflected net of taxes of $883 and $1,822 in the consolidated balance sheets as of December 31, 1996 and 1995, respectively. In computing realized gains and losses, cost was determined using the specific identification method.

                    VIEWLOGIC SYSTEMS, INC. AND SUBSIDIARIES

     The fair value of debt securities as of December 31, 1996, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or repay obligations with or without call or prepayment penalties.

        Due in one year or less..........................................    $15,207
        Due after one year...............................................      5,565
                                                                             -------
          Total..........................................................    $20,772
                                                                             =======

 5. LINE OF CREDIT

     The Company has a working capital line of credit (unused at December 31, 1996) which allows borrowings up to the lesser of 80% of eligible domestic and international accounts receivable, or $12.5 million, and expires on February 28, 1997. Interest is charged at the prime rate which was 8.25% at December 31, 1996. The Company does not plan to renew this credit line.

     The line of credit agreement requires compliance with certain financial ratios and, among other terms, requires maintenance of minimum levels of working capital and tangible net worth.

 6. STOCKHOLDERS' EQUITY

     Stock Option Plan -- Under the Company's 1991 Restated Stock Option Plan (the "Plan"), non-qualified and incentive stock options to purchase up to a maximum of 6,849,000 shares of common stock may be granted to certain employees, officers, consultants and directors at exercise prices not less than fair market value at the date of grant. Options become exercisable in installments of 25% per year on each of the first through the fourth anniversaries of the grant date and continue for the period determined by the Board of Directors but may not exceed ten years for incentive stock options and five years for incentive stock options granted to 10% stockholders. At December 31, 1996, 1,304,026 shares were available for grant under the Plan.

     During 1995, the Company adopted a Stock Exchange Program pursuant to its 1991 Restated Stock Option Plan. The program provided grants to non-executive officer employees of new stock options with a new vesting schedule in exchange for the cancellation of one or more of the stock options then held by each employee. There were 1,325,248 options exchanged under this program in 1995.

     Outside Director's Stock Option Plan -- In December 1995, the Company adopted the 1996 Outside Directors' Stock Option Plan (the "1996 Director Plan") which permits the granting of non-qualified options to purchase up to a maximum of 400,000 shares of common stock to non-employee members of the Board of Directors. The exercise price of the options may not be less than the fair market value on the date of grant. This 1996 Director Plan replaced a similar plan established in 1991. Options under the 1996 Director Plan become exercisable upon grant and continue for the period determined by the Board of Directors but may not exceed five years. As of December 31, 1996, 340,000 shares were available for grant under the 1996 Director Plan.

                    VIEWLOGIC SYSTEMS, INC. AND SUBSIDIARIES

     The following is a summary of all option activity under the Plan, the 1996 Director Plan and the predecessor plan:

                                                                            WEIGHTED AVERAGE
                                                       NUMBER OF SHARES      EXERCISE PRICE
                                                       ----------------     ----------------
        Outstanding at January 1, 1994...............      2,696,056             $13.13
          Granted....................................      1,319,973              21.00
          Exercised..................................       (692,435)              9.18
          Forfeited..................................       (301,882)             17.50
                                                          ----------             ------
        Outstanding at December 31, 1994.............      3,021,712             $16.55
          Granted....................................      2,531,652              10.39
          Exercised..................................       (138,449)              2.52
          Forfeited..................................     (2,193,560)             16.94
                                                          ----------             ------
        Outstanding at December 31, 1995.............      3,221,355             $12.10
          Granted....................................      1,465,692              11.43
          Exercised..................................       (225,174)              8.38
          Forfeited..................................       (546,784)             12.26
                                                          ----------             ------
        Outstanding at December 31, 1996.............      3,915,089             $12.04
                                                          ==========             ======
        Exercisable at December 31, 1994.............        785,310             $12.06
        Exercisable at December 31, 1995.............        764,147             $11.13
        Exercisable at December 31, 1996.............      1,185,881             $12.26

     The grant date weighted average fair value for options granted in 1996 and 1995 was $4.76 and $4.41, respectively.

     The following table sets forth information regarding stock options outstanding at December 31, 1996 under the Plan, the 1996 Director Plan and the predecessor plan:

                                                                                     WEIGHTED
                                                                      WEIGHTED        AVERAGE
                                     NUMBER           WEIGHTED         AVERAGE       EXERCISE
NUMBER OF        RANGE OF          CURRENTLY          AVERAGE         REMAINING      PRICE FOR
 OPTIONS      EXERCISE PRICES     EXERCISABLE      EXERCISE PRICE       LIFE        EXERCISABLE
---------     ---------------     ------------     --------------     ---------     -----------
  408,143     $ 1.00 - $ 8.94          153,144         $ 6.59            5.18         $  3.30
  272,806       8.94 -   9.88           52,258           9.40            5.70            9.40
  807,278      10.00 -  10.13          178,413          10.12            5.26           10.12
  381,900      10.25 -  10.50           15,150          10.49            6.01           10.46
  397,842      10.63 -  10.75            1,687          10.74            6.10           10.66
  397,245      10.81 -  11.69          269,606          11.08            5.20           11.03
  473,925      11.75 -  14.38           84,548          12.85            5.95           12.75
  502,200      14.50 -  16.50          336,125          16.19            4.20           16.20
  108,750      16.88 -  27.25           80,075          20.67            3.28           20.64
  165,000      27.75 -  27.75           14,875          27.75            4.21           27.75
---------      --------------       ----------         ------            ----          ------
3,915,089     $ 1.00 - $27.75        1,185,881         $12.04            5.28         $ 12.26
=========      ==============       ==========         ======            ====          ======

     Employee Stock Purchase Plan -- In February 1996, the Company adopted the 1996 Employee Stock Purchase Plan (the "1996 Stock Purchase Plan"), which permits eligible employees to purchase up to a maximum of 600,000 shares of common stock. Under the terms of the plan, employees can choose semi-annually to have up to 10% of their annual base earnings withheld to purchase the Company's common stock. The purchase price of the stock is 85% of the lower of its beginning-of-period or end-of-period market price.

                    VIEWLOGIC SYSTEMS, INC. AND SUBSIDIARIES

The 1996 Stock Purchase Plan replaced a similar plan established in 1994. During 1996, 1995 and 1994, there were 169,290, 174,094 and 78,908 shares, respectively, issued under the Company's 1994 and 1996 Stock Purchase Plans.

     The weighted average fair value of purchase rights granted in 1996 and 1995 was $4.94 and $4.15, respectively.

     Stock Repurchase -- In October 1995, the Company's Board of Directors authorized the Company to repurchase up to 2 million shares of the Company's common stock from time to time over the next year as market and business conditions warrant in open market, negotiated and block transactions. This authorization was later extended to October 1997. The repurchased shares will be used in the Company's stock option plans and employee stock purchase plans and for general corporate purposes. During 1996 and 1995, the Company repurchased 680,000 and 320,000 shares of common stock for $7,003 and $3,565, respectively, which is shown as treasury stock.

     Pro forma Disclosures -- As described in Note 1, the Company applies the intrinsic value method of Accounting Principles Board Opinion No. 25 and related Interpretations in accounting for its stock option and purchase plans. Accordingly, no compensation cost has been recognized for its stock option plans and its stock purchase plan. Had compensation cost been determined based on the fair value at the grant dates for awards under those plans consistent with the method of FASB Statement 123, the Company's net income and net income per share for the years ended December 31, 1996 and 1995 would have been as follows:

                                                                       1996      1995
                                                                      ------     -----
        Net income..................................................  $7,119     $ 210
        Net income per common and common equivalent share...........  $ 0.42     $0.01

     For purposes of the pro forma disclosures, the fair value of the options granted under the Company's stock option plans during 1996 and 1995 was estimated on the date of grant using the Black-Scholes option pricing model. The fair value of employee purchase rights under the Company's stock purchase plans was also estimated using the Black-Scholes option pricing model. Key assumptions used to apply this pricing model are as follows:

                                                              1996               1995
                                                           -----------        -----------
        STOCK OPTION PLANS:
        Risk-free interest rate..........................        5.69%              6.53%
        Expected life of option grants...................   2.74 years         2.78 years
        Expected volatility of underlying stock..........       63.01%             60.97%
        Expected dividend payment rate...................           0%                 0%
        EMPLOYEE PURCHASE PLAN:
        Risk-free interest rate..........................        5.46%              6.30%
        Expected life of option grants...................     6 months           6 months
        Expected volatility of underlying stock..........       59.78%             55.37%
        Expected dividend payment rate...................           0%                 0%

     The pro forma disclosures only include the effects of options granted in 1996 and 1995.

                    VIEWLOGIC SYSTEMS, INC. AND SUBSIDIARIES

 7. INCOME TAXES

     The components of income (loss) before income taxes comprised the following:

                                                            YEAR ENDED DECEMBER 31,
                                                         ------------------------------
                                                          1996        1995       1994
                                                         -------     ------     -------
        Domestic.......................................  $17,062     $6,865     $(1,080)
        Foreign........................................    1,270      1,324        (309)
                                                         -------     ------     -------
        Total..........................................  $18,332     $8,189     $(1,389)
                                                         =======     ======     =======

     The provision for income taxes consisted of the following:

                                                             YEAR ENDED DECEMBER 31,
                                                           ----------------------------
                                                            1996       1995       1994
                                                           ------     ------     ------
        Current:
          Federal........................................  $4,181     $3,380     $  180
          State..........................................     839        874        294
          Foreign........................................   1,594      1,047      1,415
                                                           ------     ------     ------
                  Total..................................   6,614      5,301      1,889
                                                           ------     ------     ------
        Deferred:
          Federal........................................       1       (254)     1,725
          State..........................................       1        (65)       197
          Change in valuation allowance..................                          (396)
                                                           ------     ------     ------
                  Total..................................       2       (319)     1,526
                                                           ------     ------     ------
        Tax benefit of disposition of stock options:
          Federal........................................     370        250      1,376
          State..........................................      70         96        137
                                                           ------     ------     ------
                  Total..................................     440        346      1,513
                                                           ------     ------     ------
        Total provision..................................  $7,056     $5,328     $4,928
                                                           ======     ======     ======

                    VIEWLOGIC SYSTEMS, INC. AND SUBSIDIARIES

     Deferred tax assets and liabilities are comprised of the following:

                                                                       DECEMBER 31,
                                                                     -----------------
                                                                      1996       1995
                                                                     ------     ------
        Current Assets:
          Accounts receivable......................................  $  580     $  465
          Deferred compensation....................................      32        151
          Other....................................................      81
                                                                     ------     ------
                                                                        693        616
                                                                     ------     ------
        Non-Current Assets:
          Research and development credits.........................     348        348
          Other....................................................      36
                                                                     ------     ------
                                                                        384        348
                                                                     ------     ------
        Total Assets...............................................  $1,077     $  964
                                                                     ------     ------
        Current Liabilities:
          Accrued vacation.........................................  $   42     $   41
          Cash-to-accrual basis conversion.........................     120        158
          Unrealized foreign exchange gain.........................     106
          Other....................................................     123         95
          Foreign tax grant........................................   1,304      1,412
                                                                     ------     ------
                                                                      1,695      1,706
                                                                     ------     ------
        Non-Current Liabilities:
          Capitalized software costs...............................   2,282      2,011
          Purchased technology.....................................   1,014      1,362
          Depreciation and amortization............................     814        606
          Unrealized holding gain..................................     883      1,822
                                                                     ------     ------
                                                                      4,993      5,801
                                                                     ------     ------
        Total Liabilities..........................................  $6,688     $7,507
                                                                     ------     ------
        Total net deferred tax liability...........................  $5,611     $6,543
                                                                     ======     ======

     In 1987, one of the Company's subsidiaries received a tax grant from the government of The Netherlands. The subsidiary's obligation to repay the grant is reduced each year until 1997 by the amount of income taxes paid to The Netherlands government. In January 1997 the grant was repaid. For financial reporting purposes, the grant was recorded as a deferred tax liability. The change from 1995 to 1996 results from the effect of foreign exchange rates of $108.

                    VIEWLOGIC SYSTEMS, INC. AND SUBSIDIARIES

     A reconciliation between statutory and effective federal income tax rates is as follows:

                                                                YEAR ENDED DECEMBER 31,
                                                                -----------------------
                                                                1996     1995     1994
                                                                ----     ----     -----
        Statutory tax rate....................................  35.0%    35.0%    (35.0)%
        State income taxes -- net of federal income tax
          benefit.............................................   3.1      7.2      28.1
        Foreign taxes.........................................  (1.0)     4.7      22.7
        Tax credits...........................................  (2.7)    (4.2)    (32.4)
        Change in valuation allowance.........................                    (28.5)
        Tax-exempt income.....................................  (1.6)    (3.9)    (21.1)
        Equity method for investment..........................   4.1
        Purchased research and development....................           25.7     387.5
        Foreign sales corporation benefit.....................  (2.5)    (4.1)    (23.6)
        Other.................................................   4.1      4.7      57.1
                                                                ----     ----     -----
        Effective tax rate....................................  38.5%    65.1%    354.8%
                                                                ====     ====     =====

 8. COMMITMENTS AND CONTINGENCIES

     Leases -- The Company leases its principal office facilities and certain computer equipment under noncancelable operating leases expiring on various dates through 2002. The Company's headquarters office lease includes three two-year renewal options to extend the lease through 2008. The lease contains a three-month rental abatement and a rental escalation clause, the effects of which are being recognized ratably over the lease term. At December 31, 1996, future minimum lease payments under these noncancelable leases were approximately as follows: 1997, $4,733; 1998, $3,925; 1999, $2,866; 2000,
$2,463; 2001, $1,751; 2002, $1,403. The Company leases other office facilities under operating lease agreements for which lease terms are one year or less. Total rent expense was approximately $6,265, $5,874 and $4,587 for the years ended December 31, 1996, 1995 and 1994, respectively.

     Contingencies -- The Company is involved in certain legal proceedings which have arisen in the ordinary course of business. Management believes the outcome of these proceedings will not have a material adverse impact on the Company's financial condition or operating results.

 9. SEGMENT INFORMATION

     Summarized information about the Company's operations by geographic area is as follows:

                                       NORTH
                                      AMERICA      EUROPE       JAPAN      ELIMINATIONS     CONSOLIDATED
                                      --------     -------     -------     ------------     ------------
Year Ended December 31, 1996:
Total revenue.......................  $111,575     $20,163     $11,635       $(10,454)        $132,919
Income (loss) from operations.......    11,087        (202)      1,241                          12,126
Identifiable assets.................   119,402      13,828       9,455        (11,476)         131,209

                                        NORTH
                                       AMERICA      EUROPE      JAPAN      ELIMINATIONS     CONSOLIDATED
                                       --------     -------     ------     ------------     ------------
Year Ended December 31, 1995:
Total revenue........................  $102,177     $22,009     $9,221       $(12,447)        $120,960
Income (loss) from operations........     5,125        (155)     1,264                           6,234
Identifiable assets..................   108,386      18,425      6,820        (14,648)         118,983

                    VIEWLOGIC SYSTEMS, INC. AND SUBSIDIARIES

                                        NORTH
                                       AMERICA      EUROPE      JAPAN      ELIMINATIONS     CONSOLIDATED
                                       --------     -------     ------     ------------     ------------
Year Ended December 31, 1994:
Total revenue........................  $103,126     $20,311     $3,396       $ (8,253)        $118,580
Income (loss) from operations........    (2,588)        126       (419)             2           (2,879)
Identifiable assets..................   107,190      15,468      3,003         (9,504)         116,157

     No customer accounted for more than 10% of revenue in 1996, 1995 or 1994.

     Export sales, primarily to Europe and Asia, accounted for approximately 11%, 11% and 14% of total revenue for the years ended December 31, 1996, 1995 and 1994, respectively.

10. RETIREMENT SAVINGS PLAN

     The Company has a 401(k) retirement savings plan established in 1988 covering substantially all of the Company's domestic employees. Matching Company contributions are at the discretion of the Board of Directors. The Company matches 50% of employee contributions, up to 6% of the participants' salaries. Employer contributions amounted to $906, $851 and $734 for the years ended December 31, 1996, 1995 and 1994, respectively.

                    VIEWLOGIC SYSTEMS, INC. AND SUBSIDIARIES

                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                        QUARTER ENDED         NINE MONTHS ENDED
                                                        SEPTEMBER 30,           SEPTEMBER 30,
                                                     -------------------     --------------------
                                                      1997        1996         1997        1996
                                                     -------     -------     --------     -------
Revenue:
  Software.........................................  $24,103     $21,023     $ 66,581     $58,589
  Services and other...............................   16,334      13,404       44,037      37,137
                                                     -------     -------     --------     -------
     Total revenue.................................   40,437      34,427      110,618      95,726
                                                     -------     -------     --------     -------
Costs and expenses:
  Cost of software.................................    2,713       2,943        8,339       8,065
  Cost of services and other.......................    4,165       3,353       11,633       9,926
  Selling and marketing............................   16,116      14,406       45,938      42,360
  Research and development.........................    8,308       7,081       24,234      20,071
  Purchased research and development...............                             5,500
  General and administrative.......................    3,037       3,374        7,772       8,578
                                                     -------     -------     --------     -------
     Total operating expenses......................   34,339      31,157      103,416      89,000
                                                     -------     -------     --------     -------
Income from operations.............................    6,098       3,270        7,202       6,726
                                                     -------     -------     --------     -------
Other income:
  Interest income, net.............................      662         598        1,791       1,437
  Other income, net................................        6       1,212        2,721       1,225
                                                     -------     -------     --------     -------
     Total other income............................      668       1,810        4,512       2,662
                                                     -------     -------     --------     -------
Income before income taxes.........................    6,766       5,080       11,714       9,388
Provision for income taxes.........................    2,605       1,956        6,628       3,613
                                                     -------     -------     --------     -------
Net income.........................................  $ 4,161     $ 3,124     $  5,086     $ 5,775
                                                     =======     =======     ========     =======
Income per common share:
Primary:
  Net income.......................................  $  0.23     $  0.18     $   0.29     $  0.33
                                                     =======     =======     ========     =======
  Weighted average number of common and common
     equivalent shares outstanding.................   18,321      17,403       17,805      17,250
                                                     =======     =======     ========     =======
Fully diluted:
  Net income.......................................  $  0.22     $  0.18     $   0.27     $  0.33
                                                     =======     =======     ========     =======
  Weighted average number of common and common
     equivalent shares outstanding.................   19,060      17,403       18,841      17,259
                                                     =======     =======     ========     =======

           See Notes to Condensed Consolidated Financial Statements.

                    VIEWLOGIC SYSTEMS, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)
                                  (UNAUDITED)

                                                                  SEPTEMBER 30,     DECEMBER 31,
                                                                      1997              1996
                                                                  -------------     ------------
ASSETS
Current assets:
  Cash and cash equivalents.....................................    $  48,136         $ 41,297
  Marketable securities.........................................       23,924           20,482
  Accounts receivable (less allowance for doubtful accounts,
     $1,761 in 1997 and $1,503 in 1996).........................       31,081           32,507
  Prepaid expenses and other....................................        7,501            6,779
  Deferred Income taxes.........................................          302              302
                                                                      -------          -------
          Total current assets..................................      110,944          101,367
                                                                      -------          -------
Marketable securities -- non-current............................        6,226            5,565
                                                                      -------          -------
Property and equipment:
  Equipment.....................................................       29,677           25,360
  Furniture and fixtures........................................        4,035            3,625
                                                                      -------          -------
          Total.................................................       33,712           28,985
  Less accumulated depreciation.................................       18,336           15,236
                                                                      -------          -------
     Property and equipment -- net..............................       15,376           13,749
                                                                      -------          -------
Other assets:
  Capitalized software costs -- net.............................        6,172            5,724
  Purchased technology -- net...................................        2,857            2,261
  Goodwill -- net...............................................        2,500            1,582
  Deposits and other............................................        1,422              961
                                                                      -------          -------
          Total other assets....................................       12,951           10,528
                                                                      -------          -------
          Total.................................................    $ 145,497         $131,209
                                                                      =======          =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of capital lease obligations..................    $      56         $     32
  Accounts payable..............................................        4,539            3,232
  Accrued compensation..........................................        9,271           10,684
  Accrued expenses..............................................        9,189            8,551
  Deferred revenue..............................................       25,132           20,323
  Deferred income taxes.........................................                         1,304
                                                                      -------          -------
          Total current liabilities.............................       48,187           44,126
                                                                      -------          -------
Deferred income taxes...........................................        4,153            4,609
Capital lease obligations.......................................          195
Stockholders' equity:
  Common Stock, $.01 par value..................................          181              174
  Additional paid-in capital....................................       80,651           73,944
  Retained earnings.............................................       23,500           18,414
  Unrealized holding gains, net of tax..........................           46            1,470
  Cumulative translation adjustment.............................         (848)            (960)
                                                                      -------          -------
                                                                      103,530           93,042
          Less: Treasury stock, at cost.........................      (10,568)         (10,568)
                                                                      -------          -------
          Total stockholders' equity............................       92,962           82,474
                                                                      -------          -------
          Total.................................................    $ 145,497         $131,209
                                                                      =======          =======

           See Notes to Condensed Consolidated Financial Statements.

                    VIEWLOGIC SYSTEMS, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                            NINE MONTHS ENDED
                                                                              SEPTEMBER 30,
                                                                           -------------------
                                                                            1997        1996
                                                                           -------     -------
Cash flows from operating activities:
Net income...............................................................  $ 5,086     $ 5,775
Adjustments to reconcile net income to net cash provided by operating activities:
  Purchased research and development.....................................    5,500
  Depreciation...........................................................    4,059       3,812
  Gain on sale of investment.............................................   (2,431)     (1,173)
  Amortization of capitalized software and purchased technology..........    2,818       2,210
  Amortization of goodwill...............................................      321         175
  Change in assets and liabilities:
     Accounts receivable.................................................    1,426       1,035
     Prepaid expense and other...........................................     (678)     (3,184)
     Accounts payable....................................................    1,305         255
     Accrued compensation................................................   (1,469)      1,597
     Accrued expenses....................................................      491       3,285
     Deferred revenue....................................................    4,209       2,539
                                                                           -------     -------
       Net cash provided by operating activities.........................   20,637      16,326
                                                                           -------     -------
Cash flows from investing activities:
  Purchase of marketable securities......................................  (26,720)    (17,674)
  Proceeds from sale of marketable securities............................   22,768      17,090
  Expenditures for property and equipment................................   (5,266)     (5,336)
  Capitalized software costs.............................................   (2,527)     (2,075)
  Purchased technology...................................................     (335)
  Decrease (increase) in deposits and other..............................     (458)         83
  Purchase of Eagle Design Automation, Inc., net of cash.................   (6,573)
  Purchase of Silerity, Inc., net of cash................................     (306)
                                                                           -------     -------
       Net cash used in investing activities.............................  (19,417)     (7,912)
                                                                           -------     -------
Cash flows from financing activities:
  Proceeds from issuance of common stock.................................    1,970       1,533
  Proceeds from exercise of stock options................................    4,744       1,793
  Repurchase of common stock.............................................               (3,466)
  Principal payment of capital lease obligations.........................      (77)        (70)
  Repayment of notes to former Silerity shareholders.....................               (2,805)
  Repayment of foreign tax grant.........................................   (1,304)
                                                                           -------     -------
       Net cash provided by (used in) financing activities...............    5,333      (3,015)
                                                                           -------     -------
Effect of exchange rate changes on cash..................................      286         151
                                                                           -------     -------
Net increase in cash and cash equivalents................................    6,839       5,550
Cash and cash equivalents, beginning of the period.......................   41,297      34,387
                                                                           -------     -------
Cash and cash equivalents, end of the period.............................  $48,136     $39,937
                                                                           =======     =======

           See Notes to Condensed Consolidated Financial Statements.

                    VIEWLOGIC SYSTEMS, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

 1. BASIS OF PRESENTATION

     The accompanying unaudited condensed consolidated financial statements have been prepared by Viewlogic Systems, Inc. (the "Company") pursuant to the rules and regulations of the Securities and Exchange Commission regarding interim financial reporting. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete annual financial statements and should be read in conjunction with the audited financial statements included elsewhere in this Joint Proxy Statement/Prospectus.

     In the opinion of management the accompanying unaudited condensed consolidated financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the interim periods presented. The operating results for the interim periods presented are not necessarily indicative of the results expected for the full fiscal year.

 2. INCOME PER COMMON SHARE

     Income per common share is computed using the weighted average number of common and common equivalent shares outstanding during each period presented.

     In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, "Earnings per Share," which will become effective for the Company for annual and interim reporting periods ending after December 15, 1997. SFAS No. 128 replaces the presentation of primary earnings per share with a basic earnings per share (which excludes dilution) and a diluted earnings per share. Had SFAS No. 128 been used for the periods presented, basic and diluted earnings per share would have been $0.25 and $0.23, respectively, for the quarter ended September 30, 1997 and $0.19 and $0.18, respectively, for the quarter ended September 30, 1996. Basic and diluted earnings per share would have been $0.31 and $0.29, respectively, for the nine months ended September 30, 1997 and $0.35 and $0.33, respectively, for the nine months ended September 30, 1996.

 3. NEW ACCOUNTING PRONOUNCEMENTS

  Comprehensive Income

     In June 1997, FASB issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. The Company has not determined the effects, if any, that SFAS No. 130 will have on its consolidated financial statements.

  Segments of an Enterprise

     In June 1997, FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for the way that public companies report selected information about operating segments. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. The Company has not determined the effects, if any, that SFAS No. 131 will have on the disclosures in its consolidated financial statements.

                    VIEWLOGIC SYSTEMS, INC. AND SUBSIDIARIES

 4. EAGLE DESIGN AUTOMATION, INC. ACQUISITION

     On February 19, 1997, the Company purchased the 80% of the capital stock of Eagle Design Automation, Inc. ("Eagle") not previously owned for $5,788 in cash and assumption of net liabilities. This acquisition was accounted for as a purchase and the total purchase price of $6,597, including acquisition expenses, was allocated to the assets acquired and the liabilities assumed based on their estimated fair values. Of the total, $5,500 was allocated to purchased research and development and was charged to expense as of the acquisition date. This allocation resulted in goodwill of $907 which is being amortized over seven years and purchased software of $1,000 to be amortized over five years. In addition, the Company is required to pay the former shareholders of Eagle additional payments based on the sale by the Company of Eagle's products over the three year period beginning after certain sales targets have been met. There are no minimum or maximum payments based on the sale of Eagle's products, however, if current sales projections are met, such additional payments could total approximately $5,500.

     The unaudited consolidated results of operations on a pro forma basis as though the acquisition had occurred as of the beginning of the periods presented are as follows:

                                                                 NINE MONTHS ENDED
                                                                   SEPTEMBER 30,
                                                              ------------------------
                                                                1997            1996
                                                              --------         -------
        Revenue.............................................  $110,618         $95,726
        Net income..........................................     4,673           4,345
        Net income per share -- primary.....................  $   0.26         $  0.25
        Net income per share -- fully diluted...............  $   0.25         $  0.25

     The pro forma financial information is presented for informational purposes only and is not indicative of the operating results that would have occurred had the Eagle acquisition been consummated as of the above dates, nor are they necessarily indicative of future operating results.

 5. LEGAL PROCEEDINGS

     On or about April 25, 1997, Deutsch Technology Research ("Deutsch") filed a Demand for Arbitration under the Commercial Arbitration Rules of the American Arbitration Association pursuant to the terms of the OEM Agreement dated June 16, 1993 between Deutsch and the Company (the "OEM Agreement"). Under the terms of the OEM Agreement, the arbitration must be held in San Jose, California before a single arbitrator. The arbitration is scheduled to begin on November 3, 1997. The Demand for Arbitration alleges infringement of copyright, misappropriation of trade secrets and failure to pay royalties and other sums under the OEM Agreement. Recently, Deutsch's accountants, hired in connection with this dispute, submitted a report stating that, based on assumptions provided by Deutsch, royalties in excess of $53,000 are due. The Company denies these allegations, disputes the assumptions on which the accountants' report is based and intends to defend these claims vigorously. The Company has also asserted counterclaims in this arbitration seeking damages in excess of $500. The ultimate outcome of this matter is not determinable, and an adverse outcome could have a material adverse effect on Viewlogic's financial position and results of operations.

 6. PROPOSED MERGER WITH SYNOPSYS, INC.

     On October 14, 1997, the Company entered into the Agreement and Plan of Merger by and among the Company, Synopsys, Inc. ("Synopsys") and Post Acquisition Corp. ("Sub"), whereby Sub will be merged with and into Viewlogic (the "Merger") and, among other things, Viewlogic will survive the Merger and become a wholly-owned subsidiary of Synopsys. In connection with the Merger, (1) each share of Viewlogic Common Stock issued and outstanding at the effective time of the Merger will be converted into 0.6521 (the "Exchange Ratio") of a share of Synopsys Common Stock and (2) each stock option to purchase shares of

                    VIEWLOGIC SYSTEMS, INC. AND SUBSIDIARIES

Viewlogic Common Stock will be assumed by Synopsys and converted into an option to purchase Synopsys Common Stock based upon the Exchange Ratio. Consummation of the Merger is subject to customary conditions to closing including the approval of the stockholders of Viewlogic and the stockholders of Synopsys and certain regulatory approvals. The Merger is intended to be treated as a pooling of interests for accounting purposes and is intended to qualify as a tax-free reorganization for federal income tax purposes.

 7. RADIANT DESIGN TOOLS, INC. ACQUISITION

     On October 22, 1997, the Company purchased all of the capital stock of Radiant Design Tools, Inc. ("Radiant"). Pursuant to the terms of the purchase, the Company paid the sole shareholder of Radiant $1,000. The Company is also required to pay that shareholder an additional $500 on or before April 22, 1998, and up to an additional $3,500 based on future sales of certain of the Company's products.

                                                                         ANNEX A
================================================================================

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                                 SYNOPSYS, INC.

                             POST ACQUISITION CORP.

                                      AND

                            VIEWLOGIC SYSTEMS, INC.

                                OCTOBER 14, 1997

================================================================================

                               TABLE OF CONTENTS

                                                                                          PAGE
                                                                                          ----
ARTICLE I -- THE MERGER.................................................................   -1-
  Section 1.1    The Merger.............................................................   -1-
  Section 1.2    Closing; Effective Time of the Merger..................................   -1-
  Section 1.3    Effects of Merger......................................................   -2-
  Section 1.4    Directors and Officers.................................................   -2-

ARTICLE II -- CONVERSION OF SECURITIES..................................................   -2-
  Section 2.1    Conversion of Capital Stock............................................   -2-
  Section 2.2    Exchange of Certificates...............................................   -3-

ARTICLE III -- REPRESENTATIONS AND WARRANTIES OF VIEWLOGIC..............................   -3-
  Section 3.1    Organization...........................................................   -3-
  Section 3.2    Viewlogic Subsidiaries and Joint Ventures..............................   -3-
  Section 3.3    Viewlogic Capital Structure............................................   -4-
  Section 3.4    Authority; No Conflict; Required Filings and Consents..................   -4-
  Section 3.5    SEC Filings; Financial Statements......................................   -5-
  Section 3.6    Absence of Undisclosed Liabilities.....................................   -5-
  Section 3.7    Absence of Certain Changes or Events...................................   -6-
  Section 3.8    Taxes..................................................................   -6-
  Section 3.9    Properties.............................................................   -6-
  Section 3.10   Intellectual Property..................................................   -6-
  Section 3.11   Agreements, Contracts and Commitments..................................   -7-
  Section 3.12   Litigation.............................................................   -7-
  Section 3.13   Environmental Matters..................................................   -7-
  Section 3.14   Employee Benefit Plans.................................................   -8-
  Section 3.15   Compliance with Laws...................................................   -8-
  Section 3.16   Pooling of Interests...................................................   -9-
  Section 3.17   Interested Party Transactions..........................................   -9-
  Section 3.18   Registration Statement; Proxy Statement/Prospectus.....................   -9-
  Section 3.19   Payments Resulting from Mergers........................................   -9-
  Section 3.20   Opinion of Financial Advisor...........................................   -9-
  Section 3.21   Business Combination...................................................   -9-

ARTICLE IV -- REPRESENTATIONS AND WARRANTIES OF SYNOPSYS AND SUB........................  -10-
  Section 4.1    Organization...........................................................  -10-
  Section 4.2    Synopsys Subsidiaries and Joint Ventures...............................  -10-
  Section 4.3    Synopsys Capital Structure.............................................  -10-
  Section 4.4    Authority; No Conflict; Required Filings and Consents..................  -11-
  Section 4.5    SEC Filings; Financial Statements......................................  -12-
  Section 4.6    Absence of Undisclosed Liabilities.....................................  -12-
  Section 4.7    Absence of Certain Changes or Events...................................  -12-
  Section 4.8    Taxes..................................................................  -13-
  Section 4.9    Properties.............................................................  -13-
  Section 4.10   Intellectual Property..................................................  -13-
  Section 4.11   Agreements, Contracts and Commitments..................................  -13-
  Section 4.12   Litigation.............................................................  -14-
  Section 4.13   Environmental Matters..................................................  -14-
  Section 4.14   Employee Benefit Plans.................................................  -14-

                                                                                          PAGE
                                                                                          ----
  Section 4.15   Compliance with Laws...................................................  -15-
  Section 4.16   Pooling of Interests...................................................  -15-
  Section 4.17   Interested Party Transactions..........................................  -15-
  Section 4.18   Registration Statement; Proxy Statement/Prospectus.....................  -15-
  Section 4.19   Interim Operations of Sub..............................................  -15-

ARTICLE V -- CONDUCT OF BUSINESS........................................................  -16-
  Section 5.1    Covenants of Viewlogic.................................................  -16-
  Section 5.2    Covenants of Synopsys..................................................  -17-
  Section 5.3    Cooperation............................................................  -18-

ARTICLE VI -- ADDITIONAL AGREEMENTS.....................................................  -18-
  Section 6.1    No Solicitation........................................................  -18-
  Section 6.2    Proxy Statement/Prospectus; Registration Statement.....................  -19-
  Section 6.3    Consents...............................................................  -19-
  Section 6.4    Current Nasdaq Listing.................................................  -19-
  Section 6.5    Access to Information..................................................  -20-
  Section 6.6    Stockholder Meetings...................................................  -20-
  Section 6.7    Legal Conditions to Merger.............................................  -20-
  Section 6.8    Public Disclosure......................................................  -21-
  Section 6.9    Tax-Free Reorganization................................................  -21-
  Section 6.10   Pooling Accounting.....................................................  -21-
  Section 6.11   Affiliate Agreements...................................................  -21-
  Section 6.12   Nasdaq Listing.........................................................  -21-
  Section 6.13   Stock Plans and Options................................................  -22-
  Section 6.14   Brokers or Finders.....................................................  -23-
  Section 6.15   Indemnification........................................................  -23-
  Section 6.16   Additional Agreements; Reasonable Efforts..............................  -24-
  Section 6.17   Voting Agreements......................................................  -24-
  Section 6.18   Notification of Certain Matters........................................  -25-
  Section 6.19   Benefit Plans Generally................................................  -25-

ARTICLE VII -- CONDITIONS TO MERGER.....................................................  -25-
  Section 7.1    Conditions to Each Party's Obligation to Effect The Merger.............  -25-
  Section 7.2    Additional Conditions to Obligations of Synopsys and Sub...............  -26-
  Section 7.3    Additional Conditions to Obligations of Viewlogic......................  -26-

ARTICLE VIII -- TERMINATION AND AMENDMENT...............................................  -27-
  Section 8.1    Termination............................................................  -27-
  Section 8.2    Effect of Termination..................................................  -28-
  Section 8.3    Fees and Expenses......................................................  -28-
  Section 8.4    Amendment..............................................................  -29-
  Section 8.5    Extension; Waiver......................................................  -29-

ARTICLE IX -- MISCELLANEOUS.............................................................  -29-
  Section 9.1    Nonsurvival of Representations, Warranties and Agreements..............  -29-
  Section 9.2    Notices................................................................  -29-
  Section 9.3    Interpretation; Certain Definitions....................................  -30-
  Section 9.4    Counterparts...........................................................  -30-
  Section 9.5    Entire Agreement; No Third-Party Beneficiaries.........................  -31-
  Section 9.6    Governing Law..........................................................  -31-

                                                                                          PAGE
                                                                                          ----
  Section 9.7    Specific Performance...................................................  -31-
  Section 9.8    Assignment.............................................................  -31-
  Section 9.9    Severability...........................................................  -31-

EXHIBITS

EXHIBIT A -- Exchange Procedures
EXHIBIT B -- Form of Affiliate Agreement
EXHIBIT C -- Form of Voting Agreement

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of October 14,1997 among Synopsys, Inc., a Delaware corporation ("Synopsys"), Post Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Synopsys ("Sub"), and Viewlogic Systems, Inc., a Delaware corporation ("Viewlogic").

                                    RECITALS

     WHEREAS, the Boards of Directors of Synopsys, Sub and Viewlogic (i) deem it advisable and in the best interests of each corporation and its respective stockholders that Synopsys and Viewlogic combine in order to advance their long-term business interests and (ii) have approved this Agreement, the Merger (as defined below) and the other transactions contemplated by this Agreement;

     WHEREAS, the combination of Synopsys and Viewlogic shall be effected by the terms of this Agreement through a transaction in which Sub will merge with and into Viewlogic, Viewlogic will become a wholly-owned subsidiary of Synopsys and the stockholders of Viewlogic will become stockholders of Synopsys (the "Merger");

     WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

     WHEREAS, for accounting purposes, the parties intend that the Merger shall be accounted for as a pooling of interests;

     WHEREAS, in connection with the Merger Synopsys and Viewlogic have entered into a Non-Disclosure Agreement dated September 26, 1997 (the "Non-Disclosure Agreement"); and

     WHEREAS, concurrently with the execution and delivery of this Agreement by the parties, Viewlogic has executed and delivered a Stock Option Agreement granting Synopsys an option to purchase common stock of Viewlogic upon the occurrence of certain events (the "Company Option Agreement").

     NOW, THEREFORE, the parties, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.1 The Merger. Subject to the provisions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), Sub shall be merged with and into Viewlogic. As a result of the Merger, the outstanding shares of capital stock of Sub and Viewlogic shall be converted or canceled in the manner provided in Article II of this Agreement; the separate corporate existence of Sub shall cease; and Viewlogic shall be the surviving corporation in the Merger.

     SECTION 1.2 Closing; Effective Time of the Merger. Unless this Agreement shall have been terminated pursuant to Section 8.1, the closing of the Merger (the "Closing") will take place at 10:00 a.m., California time, on a date to be specified by Synopsys and Viewlogic (the "Closing Date"), which shall be no later than the second business day after satisfaction (or waiver in accordance with Section 8.5) of all conditions set forth in Article VII at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304, unless another date or place is agreed to in writing by Synopsys and Viewlogic. Subject to the provisions of this Agreement, a certificate of merger meeting the applicable requirements of the DGCL (the "Certificate of Merger") shall be duly prepared, executed and acknowledged by Viewlogic and simultaneously with or as soon as practicable following the Closing delivered to the Secretary of State of the State of Delaware for filing. The Merger shall become effective upon the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such other date and time as is provided in the Certificate of Merger (the "Effective Time").

     SECTION 1.3  Effects of Merger.

     (a) At the Effective Time: (i) the separate existence of Sub shall cease and Sub shall be merged with and into Viewlogic (Sub and Viewlogic are sometimes referred to collectively herein as the "Constituent Corporations" and Viewlogic is sometimes referred to herein as the "Surviving Corporation"); (ii) the Certificate of Incorporation and Bylaws of Viewlogic as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation until amended in accordance with the terms thereof and in accordance with applicable law; provided, however, that, notwithstanding the foregoing, Article I of the Certificate of Incorporation of Sub shall be amended to read as follows: "The name of the Corporation is "Viewlogic Systems, Inc."

     (b) The Merger shall have the effects set forth in this Agreement and in the DGCL.

     SECTION 1.4 Directors and Officers. The directors and officers of Sub immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, and shall hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, in each case until their respective successors are duly elected or appointed.

                                   ARTICLE II

                            CONVERSION OF SECURITIES

     SECTION 2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the Constituent Corporations or the holder of any shares of Common Stock, $0.01 par value per share, of Viewlogic ("Viewlogic Common Stock") or capital stock of Sub:

          (a) Capital Stock of Sub. Each issued and outstanding share of the capital stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

          (b) Cancellation of Treasury Stock and Synopsys-Owned Stock. All shares of Viewlogic Common Stock that are owned by Viewlogic as treasury stock or by any Subsidiary of Viewlogic and any shares of Viewlogic Common Stock owned by Synopsys, Sub or any other wholly-owned Subsidiary (as defined in Section 9.3) of Synopsys shall be canceled and retired and shall cease to exist and no stock of Synopsys or other consideration shall be delivered in exchange therefor. All shares of Common Stock, $0.01 par value per share, of Synopsys ("Synopsys Common Stock") owned by Viewlogic shall remain unaffected by the Merger.

          (c) Exchange Ratio for Viewlogic Common Stock. Subject to Section 2.2, each issued and outstanding share of Viewlogic Common Stock (other than shares to be canceled in accordance with Section 2.1(b)) shall be converted into the right to receive 0.6521 (the "Conversion Number") of a fully paid and nonassessable share of Synopsys Common Stock. All such shares of Viewlogic Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Synopsys Common Stock and any cash in lieu of fractional shares of Synopsys Common Stock to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 2.2, without interest.

          (d) Viewlogic Stock Options and Employee Stock Purchase Plan. At the Effective Time, all then-outstanding options to purchase Viewlogic Common Stock issued under the Viewlogic 1991 Restated Stock Option Plan, as amended, the Viewlogic 1991 Outside Directors' Stock Option Plan or the 1996 Outside Director's Stock Option Plan (together the "Viewlogic Option Plans"), will be assumed by Synopsys in accordance with Section 6.13. Immediately prior to the Effective Time, all then outstanding rights to acquire shares of Viewlogic Common Stock under the Viewlogic 1996 Employee Stock Purchase Plan (the "Viewlogic Purchase Plan" and, together with the Viewlogic Options Plans, the "Viewlogic Stock Plans") will be exercised for the purchase of shares of Viewlogic Common Stock, as provided in Section 6.13.

          (e) Adjustment of Exchange Ratio. If, between the date of this Agreement and the Effective Time, the outstanding shares of Synopsys Common Stock or Viewlogic Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, stock dividend, stock combination, exchange of shares, readjustment or otherwise, then the Conversion Number shall be correspondingly adjusted; provided, however, that any such changes shall be subject to Sections 5.1 and 5.2.

     SECTION 2.2 Exchange of Certificates. The procedures for exchanging outstanding shares of Viewlogic Common Stock for Synopsys Common Stock pursuant to the Merger are set forth in Exhibit A hereto, which is incorporated by reference as if set forth in full herein.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF VIEWLOGIC

     Viewlogic represents and warrants to Synopsys and Sub that the statements contained in this Article III are true and correct, except (i) as disclosed or incorporated by reference in the Viewlogic SEC Reports (as defined in Section 3.5(a)) filed prior to the date of this Agreement; (ii) in the case of the representations and warranties in Sections 3.1, 3.2, 3.4(b), 3.5 through 3.15 and 3.17, where the failure to be true and correct would not, either individually or in the aggregate, have a Viewlogic Material Adverse Effect (as defined below), or (iii) as set forth on the disclosure schedule delivered by Viewlogic to Synopsys prior to execution of this Agreement (the "Viewlogic Disclosure Schedule"). When used in connection with Viewlogic or any of its Subsidiaries, the term "Viewlogic Material Adverse Effect" means any change, event or effect that is materially adverse to the business, assets (including intangible assets), liabilities, financial condition, operations or results of operations of Viewlogic and its Subsidiaries taken as a whole; provided, however, that the following shall not be deemed to constitute an "Viewlogic Material Adverse Effect": (i) an adverse change in or effect on the financial condition, revenues or gross margins of Viewlogic (or the direct consequences thereof) following the date of this Agreement to the extent attributable to (A) a delay of, reduction in or cancellation or change in the terms of product licenses by customers of Viewlogic, (B) a slow down in the activity of Viewlogic's sales organization or (C) the loss of any officer or key employee of Viewlogic which is directly and primarily attributable to the transactions contemplated by this Agreement; (ii) an adverse change in or effect on the market price of Viewlogic Common Stock between the date of this Agreement and the Closing Date; (iii) a failure of quarterly results of operations for any quarter ending between the date of this Agreement and the Closing Date to meet generally analysts' expectations as reflected in the First Call Consensus estimate; or (iv) the outcome of any litigation disclosed pursuant to Section 3.12.

     SECTION 3.1 Organization. Each of Viewlogic and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Viewlogic Material Adverse Effect. Neither Viewlogic nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any such equity or similar interest in, any corporation, limited liability company, partnership, joint venture or other business association or entity, excluding securities of any publicly traded company held for investment by Viewlogic and comprising less than five percent of the outstanding stock of such company.

     SECTION 3.2 Viewlogic Subsidiaries and Joint Ventures. All of the issued and outstanding shares of capital stock of each Subsidiary are owned by Viewlogic or by a Subsidiary of Viewlogic (other than directors' qualifying shares in the case of foreign Subsidiaries) and are validly issued, fully paid, and nonassessable, and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants with respect to any such Subsidiary's capital stock, including any right obligating any such Subsidiary to issue, deliver, or sell additional shares of its capital stock.

     SECTION 3.3  Viewlogic Capital Structure.

     (a) The authorized capital stock of Viewlogic consists of 40,000,000 shares of Viewlogic Common Stock and 5,000,000 shares of Preferred Stock, $0.01 par value per share ("Viewlogic Preferred Stock"). As of September 30, 1997, (i) 17,078,760 shares of Viewlogic Common Stock and no shares of Viewlogic Preferred Stock were issued and outstanding, all of which issued and outstanding shares are validly issued, fully paid and nonassessable; (ii) 1,000,000 shares of Viewlogic Common Stock and no shares of Viewlogic Preferred Stock were held in the treasury of Viewlogic or by Subsidiaries of Viewlogic; and (iii) 5,539,572 shares of Viewlogic Common Stock were reserved for issuance under Viewlogic Stock Plans (including (A) 4,571,410 shares reserved for issuance under the Viewlogic 1991 Restated Stock Option Plan, 4,294,382 of which were subject to outstanding options and 277,028 of which were reserved for future option grants,
(B) 140,000 shares of Viewlogic Common Stock reserved for issuance under the Viewlogic 1991 Outside Directors' Option Plan, 55,000 of which were subject to outstanding options and 85,000 of which were reserved for future option grants,
(C) 400,000 shares of Viewlogic Common Stock were reserved for issuance under the 1996 Outside Director's Option Plan, 50,000 of which were subject to outstanding options and 310,000 of which were reserved for future option grants; and (D) 428,162 shares of Viewlogic Common Stock were reserved for future issuance pursuant to the Viewlogic Purchase Plan). All shares of Viewlogic Common Stock subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. There are no obligations, contingent or otherwise, of Viewlogic or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Viewlogic Common Stock or the capital stock of any Viewlogic Subsidiary or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity other than guarantees of debt obligations of such Subsidiaries entered into in the ordinary course of business. All of the outstanding shares of capital stock of each Subsidiary of Viewlogic are duly authorized, validly issued, fully paid and nonassessable, and all such shares (other than directors' qualifying shares in the case of foreign Subsidiaries) are owned by Viewlogic or another Viewlogic Subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations on Viewlogic's voting rights, charges or other encumbrances of any nature.

     (b) Except as set forth in Section 3.3(a), there are no equity securities of any class of Viewlogic or any of its Subsidiaries, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except as set forth in Section 3.3(a), there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Viewlogic or any of its Subsidiaries is a party or by which it is bound obligating Viewlogic or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Viewlogic or any of its Subsidiaries or obligating Viewlogic or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement, and, except for the Voting Agreements and related proxies contemplated by this Agreement, there are no voting trusts, proxies or other agreements or understandings with respect to the shares of capital stock of Viewlogic.

     SECTION 3.4  Authority; No Conflict; Required Filings and Consents.

     (a) Viewlogic has all requisite corporate power and authority to enter into this Agreement and the Non-Disclosure Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Non-Disclosure Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate and stockholder action on the part of Viewlogic, subject only (in the case of this Agreement and certain of the transactions contemplated hereby) to the approval of the Merger by Viewlogic and Synopsys' stockholders in accordance with the DGCL. This Agreement and the Non-Disclosure Agreement have been duly executed and delivered by Viewlogic and constitute the valid and binding obligations of Viewlogic, enforceable in accordance with their respective terms.

     (b) The execution and delivery of this Agreement and the Non-Disclosure Agreement by Viewlogic do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with, or result in any violation or breach of any provision of the Certificate of Incorporation or Bylaws of Viewlogic or any of its Subsidiaries (in each case as heretofore amended), (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Viewlogic or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Viewlogic or any of its Subsidiaries or any of their respective properties or assets.

     (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency, commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to Viewlogic or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the Non-Disclosure Agreement or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of a premerger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing by Synopsys of the Registration Statement (as defined in Section 3.18) with the Securities and Exchange Commission (the "SEC") in accordance with the Securities Act of 1933, as amended (the "Securities Act"), (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, and (iv) the filing of the Proxy Statement (as defined in Section 3.18) and related proxy materials with the SEC in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     SECTION 3.5  SEC Filings; Financial Statements.

     (a) Viewlogic has filed all forms, reports and documents required to be filed by Viewlogic with the SEC since January 1, 1996 and has made available to Synopsys all of the same so filed, other than the unredacted version of documents for which confidential treatment has been granted by the SEC or for which such treatment has been applied and such application is pending (collectively, the "Viewlogic SEC Reports"). The Viewlogic SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and
(ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Viewlogic SEC Reports or necessary in order to make the statements in such Viewlogic SEC Reports, in the light of the circumstances under which they were made, not misleading. None of Viewlogic's Subsidiaries is required to file any forms, reports or other documents with the SEC.

     (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Viewlogic SEC Reports, including any Viewlogic SEC Reports filed after the date of this Agreement prior to the Closing (the "Viewlogic Financial Statements"), complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with U.S. generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q promulgated by the SEC), and fairly presented or will fairly present in all material respects, the consolidated financial position of Viewlogic and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

     SECTION 3.6 Absence of Undisclosed Liabilities. Viewlogic and its Subsidiaries do not have any liabilities, either accrued or contingent (whether or not required to be reflected in financial statements, including the notes thereto, in accordance with GAAP), and whether due or to become due, which individually or in the aggregate, are or would be reasonably likely to have a Viewlogic Material Adverse Effect, other than (i) liabilities reflected in the unaudited consolidated balance sheet of Viewlogic as of September 30, 1997 (the "Viewlogic Balance Sheet") (which as of the date of this Agreement had not been filed with the SEC), and (ii) normal or recurring liabilities incurred since September 30, 1997 in the ordinary course of business consistent with past practices.

     SECTION 3.7 Absence of Certain Changes or Events. Since the date of the Viewlogic Balance Sheet, Viewlogic and its Subsidiaries have conducted their businesses only in the ordinary course, in a manner consistent with past practice, and there has not been: (i) any Viewlogic Material Adverse Effect;
(ii) any damage, destruction or loss (whether or not covered by insurance) with respect to Viewlogic or any of its Subsidiaries having a Viewlogic Material Adverse Effect; (iii) any material change by Viewlogic or any of its Subsidiaries in its accounting methods, principles or practices to which Synopsys has not previously consented in writing; (iv) any revaluation by Viewlogic or any of its Subsidiaries of any of its assets having a Viewlogic Material Adverse Effect, including writing down the value of capitalized software or inventory or writing off notes or accounts receivable, other than in the ordinary course of business consistent with past practice, unless Synopsys has previously consented in writing thereto; or (v) any other action or event that would have required the consent of Synopsys pursuant to Section 5.1 had such action or event occurred after the date of this Agreement and that could reasonably be expected to result in a Viewlogic Material Adverse Effect.

     SECTION 3.8  Taxes.

     (a) For purposes of this Agreement, a "Tax" or, collectively, "Taxes" means any and all material federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

     (b) Each of Viewlogic and its Subsidiaries has accurately prepared and timely filed all material federal, state, local and foreign returns, estimates, information statements and reports required to be filed at or before the Effective Time ("Returns") relating to any and all Taxes concerning or attributable to Viewlogic or any of its Subsidiaries or to their operations, and such Returns are true and correct in all material respects.

     (c) Each of Viewlogic and its Subsidiaries as of the Effective Time: (i) will have paid all Taxes it is required to pay prior to the Effective Time, and
(ii) will have withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld, except where any failure to make such payment or withholding would not be reasonably likely to have a Viewlogic Material Adverse Effect.

     (d) There is no Tax deficiency outstanding, proposed or assessed against Viewlogic or any of its Subsidiaries that is not reflected as a liability on the Viewlogic Balance Sheet nor has Viewlogic or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax (other than Taxes in the ordinary course of business in an amount that is not material to Viewlogic and its Subsidiaries taken together as a whole).

     (e) Neither Viewlogic nor any of its Subsidiaries has any material liability for unpaid Taxes that has not been accrued for or reserved on the Viewlogic Balance Sheet, whether asserted or unasserted, contingent or otherwise.

     SECTION 3.9 Properties. All material real property leases ("Material Lease(s)") of Viewlogic and its Subsidiaries are in good standing, valid and effective in accordance with their respective terms, and neither Viewlogic nor its Subsidiaries is in default under any of such leases, except where the lack of such good standing, validity or effectiveness or the existence of such default would not be reasonably likely to have a Viewlogic Material Adverse Effect.

     SECTION 3.10  Intellectual Property.

     (a) Viewlogic and its Subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights and mask works, any applications for and registrations of such patents, trademarks, trade names, service marks, copyrights and mask works, and all processes, formulae, methods, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material that are necessary to conduct the business of

Viewlogic and its Subsidiaries as currently conducted, or planned to be conducted, the absence of which would be reasonably likely to have a Viewlogic Material Adverse Effect (the "Viewlogic Intellectual Property Rights").

     (b) Neither Viewlogic nor any of its Subsidiaries is, or will as a result of the execution and delivery of this Agreement or the performance of Viewlogic's obligations under this Agreement or otherwise be, in breach of any license, sublicense or other agreement relating to the Viewlogic Intellectual Property Rights, or any material licenses, sublicenses and other agreements as to which Viewlogic or any of its Subsidiaries is a party and pursuant to which Viewlogic or any of its Subsidiaries is authorized to use any third party patents, trademarks or copyrights, including software ("Viewlogic Third Party Intellectual Property Rights") which is used in the manufacture of, incorporated in, or forms a part of any product sold by or expected to be sold by Viewlogic or any of its Subsidiaries, the breach of which would be reasonably likely to have a Viewlogic Material Adverse Effect.

     (c) All patents, registered trademarks, service marks and copyrights which are held by Viewlogic or any of its Subsidiaries, and which are material to the business of Viewlogic and its Subsidiaries, taken as a whole, are valid and subsisting. Viewlogic (i) has not been sued in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party; and (ii) has no knowledge that the manufacturing, marketing, licensing or sale of its products infringes any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party, which infringement would reasonably be expected to have a Viewlogic Material Adverse Effect.

     SECTION 3.11 Agreements, Contracts and Commitments. Neither Viewlogic nor any of its Subsidiaries has breached, or received in writing any claim or threat that it has breached, any of the terms or conditions of any agreement, contract or commitment that (i) is filed as an exhibit to a Viewlogic SEC Report or (ii) with respect to agreements, contracts or commitments entered into by Viewlogic since June 30, 1997, would have been required to be filed as an exhibit to a Viewlogic SEC Report had they been entered into prior to such date ("Viewlogic Material Contracts") in such a manner as would permit any other party to cancel or terminate the same or would permit any other party to collect material damages from Viewlogic or any of its Subsidiaries under any Viewlogic Material Contract. Each Viewlogic Material Contract that has not expired or been terminated in accordance with its terms is in full force and effect and is not subject to any material default thereunder of which Viewlogic is aware by any party obligated to Viewlogic or any of its Subsidiaries pursuant to such Viewlogic Material Contract. To the knowledge of Viewlogic, none of the parties to the Viewlogic Material Contracts have terminated, or in any way expressed an intent to materially reduce or terminate the amount of business with Viewlogic and its Subsidiaries in the future.

     SECTION 3.12 Litigation. There is no action, suit or proceeding, claim, arbitration or investigation against Viewlogic or any of its Subsidiaries pending or as to which Viewlogic has received any written notice of assertion, which, if decided adversely to Viewlogic or any Subsidiary, would be reasonably expected to have a Viewlogic Material Adverse Effect, or a material adverse effect on the ability of Viewlogic to consummate the transactions contemplated by this Agreement.

     SECTION 3.13 Environmental Matters. As of the date hereof, to its knowledge, no underground storage tanks are present under any property that Viewlogic or any of its Subsidiaries currently occupies or that Viewlogic or any of its Subsidiaries has at any time owned, operated, occupied or leased and no amount of any Hazardous Material (as defined in Section 9.3) is present as a result of the actions of Viewlogic or any of its Subsidiaries, or, to the knowledge of Viewlogic, any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereon, that Viewlogic or any of its Subsidiaries has at any time owned, operated, occupied or leased, where the presence of such underground storage tanks or Hazardous Material would be reasonably likely to have a Viewlogic Material Adverse Effect. At no time has Viewlogic or any of its Subsidiaries engaged in any Hazardous Materials Activities (as defined in Section 9.3) in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity, which violation has or would be reasonably likely to have a Viewlogic Material Adverse Effect. Viewlogic and its Subsidiaries hold all Environmental Permits (as defined in Section 9.3), the absence of which would be reasonably likely to have a Viewlogic Material Adverse Effect. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the knowledge of Viewlogic, threatened concerning any Environmental Permit or any Hazardous Materials Activity of Viewlogic or any of its Subsidiaries. Viewlogic is not aware of any fact or circumstance which could involve Viewlogic or any of its Subsidiaries in any environmental litigation or impose upon Viewlogic or any of its Subsidiaries any environmental liability which would be reasonably likely to have a Viewlogic Material Adverse Effect.

     SECTION 3.14  Employee Benefit Plans.

     (a) Viewlogic has made available to Synopsys all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar employee benefit plans, and all material unexpired severance agreements (pursuant to which payments are still payable by Viewlogic), written or otherwise, for the benefit of, or relating to, any current or former employee of Viewlogic or any of its Subsidiaries or any trade or business (whether or not incorporated) which is a member or which is under common control with Viewlogic within the meaning of Section 414 of the Code (an "ERISA Affiliate") (together, the "Viewlogic Employee Plans").

     (b) With respect to each Viewlogic Employee Plan, Viewlogic has made available to Synopsys a true and correct copy of (i) the most recent annual report (Form 5500) filed with the Internal Revenue Service ("IRS") with respect to a Viewlogic Employee Plan subject to such filing requirement, (ii) each trust agreement and group annuity contract, if any, relating to such Viewlogic Employee Plan and (iii) the most recent actuarial report or valuation relating to a Viewlogic Employee Plan subject to Title IV of ERISA.

     (c) With respect to the Viewlogic Employee Plans, individually and in the aggregate, no event has occurred, and to the knowledge of Viewlogic, there exists no condition or set of circumstances in connection with which Viewlogic or any of its Subsidiaries could be subject to any liability that would be reasonably likely to have a Viewlogic Material Adverse Effect under ERISA, the Code or any other applicable law.

     (d) With respect to the Viewlogic Employee Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the Viewlogic Financial Statements, which obligations would be reasonably expected to have a Viewlogic Material Adverse Effect.

     (e) Except as provided for in this Agreement, neither Viewlogic nor any of its Subsidiaries is a party to any oral or written (i) union or collective bargaining agreement, (ii) agreement with any officer or other key employee of Viewlogic or any of its Subsidiaries, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Viewlogic of the nature contemplated by this Agreement, (iii) agreement with any officer of Viewlogic or any of its Subsidiaries providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof or for the payment of compensation in excess of $100,000 per annum, or (iv) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

     SECTION 3.15 Compliance with Laws. Each of Viewlogic and its Subsidiaries has complied in all material respects with all applicable federal, state, local and foreign statutes, laws and regulations, and is not in violation of, and has not received any notices of violation with respect to, any such statute, law or regulation, with respect to the conduct of its business or the ownership or operation of its business, including the federal Foreign Corrupt Practices Act and all United States statutes, laws and regulations as from time to time govern the license and delivery of technology and products abroad by persons subject to the jurisdiction of the United States.

     SECTION 3.16 Pooling of Interests. Neither Viewlogic nor, to its knowledge, any of its Affiliates (as defined in Section 6.11) has, through the date of this Agreement, taken or agreed to take any action which could affect the ability of Synopsys to account for the business combination to be effected by the Merger as a pooling of interests.

     SECTION 3.17 Interested Party Transactions. Since the date of Viewlogic's most recent proxy statement to its stockholders, no event has occurred that would be required to be reported by Viewlogic as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

     SECTION 3.18 Registration Statement; Proxy Statement/Prospectus. The information supplied to Synopsys by Viewlogic expressly for inclusion in the registration statement on Form S-4 pursuant to which shares of Synopsys Common Stock to be issued in the Merger will be registered with the SEC (the "Registration Statement") does not, and at the time the Registration Statement is declared effective by the SEC shall not, contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The information supplied to Synopsys by Viewlogic expressly for inclusion in the proxy statement/prospectus (the "Proxy Statement") to be sent to the stockholders of Viewlogic in connection with the special meeting of Viewlogic's stockholders to consider this Agreement and the Merger (the "Viewlogic Stockholders Meeting") and to the stockholders of Synopsys in connection with the meeting of Synopsys stockholders to approve the issuance of Synopsys Common Stock in connection with the transactions contemplated by this Agreement (the "Synopsys Stockholders Meeting") shall not, on the date the Proxy Statement is first mailed to stockholders of Viewlogic and stockholders of Synopsys, at the time of the Viewlogic Stockholders Meeting, the Synopsys Stockholders Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Viewlogic Stockholders Meeting or the Synopsys Stockholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to Viewlogic or any of its Affiliates, officers or directors should be discovered by Viewlogic which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Viewlogic shall promptly notify Synopsys of such event in reasonable detail.

     SECTION 3.19 Payments Resulting from Mergers. Except as provided in this Agreement, the consummation or announcement of any transaction contemplated by this Agreement will not (either alone or upon the occurrence of any additional or further acts or events) result in any (i) material payment (whether of severance pay or otherwise) becoming due from Viewlogic or any of its Subsidiaries to any officer, employee, former employee or director thereof or to the trustee under any management, employment, deferred compensation, severance (including any payment, right or benefit resulting from a change in control), bonus or other contract for personal services with any officer, director or employee or any plan, agreement or understanding similar to any of the foregoing, or any "rabbi trust" or similar arrangement, or (ii) material benefit under any Viewlogic benefit plan being established or becoming accelerated, vested or payable.

     SECTION 3.20 Opinion of Financial Advisor. The financial advisor to Viewlogic, Wessels, Arnold & Henderson, has delivered to Viewlogic an opinion dated the date of this Agreement to the effect that the Conversion Number is fair from a financial point of view to the stockholders of Viewlogic.

     SECTION 3.21 Business Combination. The Board of Directors of Viewlogic has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a "business combination" (as defined in Section 203) will not apply to the execution, delivery or performance of this Agreement or consummation of the Merger or other transactions contemplated by this Agreement.

                                   ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF SYNOPSYS AND SUB

     Synopsys and Sub represent and warrant to Viewlogic that the statements contained in this Article IV are true and correct, except (i) as disclosed or incorporated by reference in the Synopsys SEC Reports (as defined in Section 4.4(a)) filed prior to the date of this Agreement (ii) in the case of the representations and warranties in Sections 4.1, 4.2, 4.4(b), 4.5 through 4.15 and 4.17, where the failure to be true and correct would not, either individually or in the aggregate, have a Synopsys Material Adverse Effect (as defined below), or (iii) as set forth on the disclosure schedule delivered by Synopsys to Viewlogic prior to execution of this Agreement (the "Synopsys Disclosure Schedule"). When used in connection with Synopsys or any of its Subsidiaries, the term "Synopsys Material Adverse Effect" means any change, event or effect that is materially adverse to the business, assets (including intangible assets), liabilities, financial condition, operations or results of operations of Synopsys and its Subsidiaries, taken as a whole; provided, however,that the following shall not be deemed to constitute a "Synopsys Material Adverse Effect": (i) an adverse change in or effect on the financial condition, revenues or gross margins of Synopsys (or the direct consequences thereof) following the date of this Agreement to the extent attributable to (A) a delay of, reduction in or cancellation or change in the terms of product licenses by customers of Synopsys, (B) a slow down in the activity of Synopsys's sales organization or (C) the loss of any officer or key employee of Synopsys to the extent attributable directly and primarily to the transactions contemplated by this Agreement; (ii) an adverse change in or effect on the market price of Synopsys Common Stock between the date of this Agreement and the Closing Date;
(iii) a failure of quarterly results of operations for any quarter ending between the date of this Agreement and the Closing Date to meet generally analysts' expectations as reflected in the First Call Consensus estimate; or
(iv) the outcome of any litigation disclosed pursuant to Section 4.12.

     SECTION 4.1 Organization. Each of Synopsys, Sub and the other Subsidiaries of Synopsys is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Synopsys Material Adverse Effect. Neither Synopsys nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any such equity or similar interest in, any corporation, limited liability company, partnership, joint venture or other business association or entity, excluding securities of any publicly traded company held for investment by Synopsys and comprising less than five percent of the outstanding stock of such company.

     SECTION 4.2 Synopsys Subsidiaries and Joint Ventures. All of the issued and outstanding shares of capital stock of each Subsidiary are owned by Synopsys or by a Subsidiary of Synopsys and are validly issued, fully paid, and nonassessable, and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants with respect to any such Subsidiary's capital stock, including any right obligating any such Subsidiary to issue, deliver, or sell additional shares of its capital stock.

     SECTION 4.3  Synopsys Capital Structure.

     (a) The authorized capital stock of Synopsys consists of 100,000,000 shares of Synopsys Common Stock and 2,000,000 shares of Preferred Stock, $0.01 par value ("Synopsys Preferred Stock"). As of September 27, 1997: (i) 52,721,321 shares of Synopsys Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable; (ii) no shares of Synopsys Common Stock were held in the treasury of Synopsys or by Subsidiaries of Synopsys;
(iii) 7,935,584 shares of Synopsys Common Stock were reserved for issuance in respect of outstanding options issued under the Synopsys 1992 Stock Option Plan and 151,832 shares of Synopsys Common Stock were reserved for issuance in respect of options authorized for future issuance under the Synopsys 1992 Stock Option Plan, and (iv) 89,000 shares of Synopsys Common Stock were reserved for issuance in respect of outstanding options issued under the Synopsys 1994 Non-Employee Directors Plan and 156,000 shares of Synopsys Common Stock were reserved for future issuance in respect of options authorized for future issuance under the Synopsys 1994 Non-Employee Directors Plan. (The

Synopsys 1992 Stock Option Plan and the Synopsys 1994 Non-Employee Directors Option Plan are hereinafter sometimes referred to as the "Synopsys Option Plans".) As of September 27, 1997, 361,818 shares of Synopsys Common Stock were reserved for future issuance pursuant to rights outstanding under the Synopsys Employee Stock Purchase Plan (the "Synopsys Purchase Plan"). No material change in such capitalization has occurred between September 30, 1997 and the date of this Agreement. As of the date of this Agreement, none of the shares of Synopsys Preferred Stock are issued and outstanding. All shares of Synopsys Common Stock subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. There are no obligations, contingent or otherwise, of Synopsys or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Synopsys Common Stock or the capital stock of any Synopsys Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity other than guarantees of debt obligations of such Subsidiaries entered into in the ordinary course of business. All of the outstanding shares of capital stock of each Subsidiary of Synopsys are duly authorized, validly issued, fully paid and nonassessable, and all such shares (other than directors' qualifying shares in the case of foreign Subsidiaries) are owned by Synopsys or another Synopsys Subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations on the voting rights of Synopsys, charges or other encumbrances of any nature.

     (b) Except as contemplated by this Agreement or as reserved for future grants of options under the Synopsys Option Plans or the Synopsys Purchase Plan, there are no equity securities of any class of Synopsys or any of its Subsidiaries, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except as contemplated by this Agreement, there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Synopsys or any of its Subsidiaries is a party or by which it is bound obligating Synopsys or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Synopsys or any of its Subsidiaries or obligating Synopsys or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement, and to the best knowledge of Synopsys, there are no voting trusts, proxies or other agreements or understandings with respect to the shares of capital stock of Synopsys.

     SECTION 4.4  Authority; No Conflict; Required Filings and Consents.

     (a) Synopsys has all requisite corporate power and authority to enter into this Agreement and the Non-Disclosure Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Non-Disclosure Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate and stockholder action on the part of Synopsys, subject only to the approval by Synopsys stockholders of the issuance of the shares of Synopsys Common Stock issuable pursuant to this Agreement. This Agreement and the Non-Disclosure Agreement have been duly executed and delivered by Synopsys and constitutes the valid and binding obligation of Synopsys, enforceable in accordance with the terms hereof and thereof.

     (b) The execution and delivery of this Agreement and the Non-Disclosure Agreement by Synopsys do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with, or result in any violation or breach of any provision of the Certificate of Incorporation or Bylaws of Synopsys or any of its Subsidiaries (in each case as heretofore amended), (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contractor other agreement, instrument or obligation to which Synopsys or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Synopsys or any of its Subsidiaries or any of its or their respective properties or assets.

     (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Synopsys or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the Non-Disclosure Agreement or the consummation of the transactions contemplated hereby and thereby, except for
(i) the filing of a premerger notification report under the HSR Act, (ii) the filing of the Registration Statement with the SEC in accordance with the Securities Act, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country, (v) the filing of the Registration Statement and the Proxy Statement with the SEC in accordance with the Securities Act and the Exchange Act and (vi) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely to have a Synopsys Material Adverse Effect or a material adverse effect on the ability of Synopsys to consummate the transactions contemplated by this Agreement.

     SECTION 4.5  SEC Filings; Financial Statements.

     (a) Synopsys has filed all forms, reports and documents required to be filed by Synopsys with the SEC since January 1, 1996 (collectively, the "Synopsys SEC Reports") and has made available to Viewlogic all of the same so filed. The Synopsys SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Synopsys SEC Reports or necessary in order to make the statements in such Synopsys SEC Reports, in the light of the circumstances under which they were made, not misleading. No Synopsys Subsidiary is required to file any forms, reports or other documents with the SEC.

     (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Synopsys SEC Reports, including any Synopsys SEC Reports filed after the date of this Agreement prior to the Closing, complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q promulgated by the SEC) and fairly presented or will present, in all material respects, the consolidated financial position of Synopsys and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

     SECTION 4.6 Absence of Undisclosed Liabilities. Synopsys and its Subsidiaries do not have any liabilities, either accrued or contingent (whether or not required to be reflected in financial statements, including the notes thereto, in accordance with GAAP), and whether due or to become due, which individually or in the aggregate would be reasonably likely to have a Synopsys Material Adverse Effect, other than (i) liabilities reflected in the unaudited consolidated balance sheet of Synopsys as of September 30, 1997 (the "Synopsys Balance Sheet") (which as of the date of this Agreement has not been filed with the SEC), and (ii) normal or recurring liabilities incurred since September 30, 1997 in the ordinary course of business consistent with past practices.

     SECTION 4.7 Absence of Certain Changes or Events. Since the date of the Synopsys Balance Sheet, Synopsys and its Subsidiaries have conducted their businesses only in the ordinary course, in a manner consistent with past practice, and there has not been: (i) any Synopsys Material Adverse Effect; (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to Synopsys or any of its Subsidiaries having a Synopsys Material Adverse Effect; (iii) any material change by Synopsys in its accounting methods, principles or practices to which Viewlogic has not previously consented in writing; (iv) any revaluation by Synopsys of any of its assets having a Synopsys Material Adverse Effect, including writing down the value of capitalized software or inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice, unless Viewlogic has previously consented in writing thereto; or (v) any other action or event that would have required the consent of Viewlogic pursuant to Section 5.2 had such action or event occurred after the date of this Agreement and that could reasonably be expected to result in a Synopsys Material Adverse Effect.

     SECTION 4.8  Taxes.

     (a) Each of Synopsys and its Subsidiaries has accurately prepared and timely filed all material required Returns relating to any and all Taxes concerning or attributable to Synopsys or its operations and such Returns are true and correct in all material respects.

     (b) Each of Synopsys and its Subsidiaries as of the Effective Time: (i) will have paid all Taxes it is required to pay prior to the Effective Time and
(ii) will have withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld, except where any failure to make payment or withholding would not be reasonably likely to have a Synopsys Material Adverse Effect.

     (c) There is no Tax deficiency outstanding, proposed or assessed against Synopsys or any of its Subsidiaries that is not reflected as a liability on the Synopsys Balance Sheet nor has Synopsys or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax (other than Taxes in the ordinary course of business in an amount that is not material to Synopsys and its Subsidiaries taken as a whole).

     (d) Neither Synopsys nor any of its Subsidiaries has any material liability for unpaid Taxes that have not been accrued for or reserved on Synopsys Balance Sheet, whether asserted or unasserted, contingent or otherwise.

     SECTION 4.9 Properties. All Material Leases under which Synopsys and its Subsidiaries lease real property are in good standing, valid and effective in accordance with their respective terms, and neither Synopsys nor any of its Subsidiaries is in default under any material provision of such Material Leases, except where the lack of such good standing, validity and effectiveness or the existence of such default would not be reasonably likely to have a Synopsys Material Adverse Effect.

     SECTION 4.10  Intellectual Property.

     (a) Synopsys and its Subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights and mask works, any applications for and registrations of such patents, trademarks, trade names, service marks, copyrights and mask works, and all processes, formulae, methods, schematics, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or material that are necessary to conduct the business of Synopsys and its subsidiaries as currently conducted or planned to be conducted, the absence of which would be reasonably likely to have a Synopsys Material Adverse Effect (the "Synopsys Intellectual Property Rights").

     (b) Neither Synopsys nor any of its Subsidiaries has or will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Synopsys Intellectual Property Rights or any material license, sublicense or other agreement pursuant to which Synopsys is authorized to use any third party patents, trademarks or copyrights, including software, which is used in the manufacture of, incorporated in, or forms a part of any Synopsys product sold or expected to be sold by Synopsys or any of its Subsidiaries, the breach of which would be reasonably likely to have a Synopsys Material Adverse Effect.

     (c) All patents, registered trademarks, service marks and copyrights which are held by Synopsys or any of its Subsidiaries and which are material to the business of Synopsys and its Subsidiaries, taken as a whole, are valid and subsisting. Synopsys (i) has not been sued in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party; and (ii) has no knowledge that the manufacturing, marketing, licensing or sale of its products infringes any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party, which infringement would be reasonably likely to have a Synopsys Material Adverse Effect.

     SECTION 4.11 Agreements, Contracts and Commitments. Neither Synopsys nor any of its Subsidiaries has breached, or received in writing any claim or threat that it has breached, any of the terms or conditions of any agreement, contract or commitment that (i) is filed as an exhibit to a Synopsys SEC Report or (ii) with respect to agreements, contracts or commitments entered into by Synopsys since June 30, 1997, would have been required to be filed as an exhibit to a Synopsys SEC Report if they had been entered into prior to such date ("Synopsys Material Contracts") in such a manner as would permit any other party to cancel or terminate the same or would permit any other party to collect material damages from Synopsys under any Synopsys Material Contract. Each Synopsys Material Contract that has not expired or been terminated in accordance with its terms is in full force and effect and is not subject to any material default thereunder of which Synopsys is aware by any party obligated to Synopsys pursuant to such Synopsys Material Contract. To the knowledge of Synopsys, none of the parties to the Synopsys Material Contracts have terminated, or in any way expressed an intent to materially reduce or terminate the amount of business with Synopsys or its Subsidiaries in the future.

     SECTION 4.12 Litigation. There is no action, suit or proceeding, claim, arbitration or investigation against Synopsys pending or as to which Synopsys has received any written notice of assertion, which would be reasonably expected to have a Synopsys Material Adverse Effect or a material adverse effect on the ability of Synopsys to consummate the transactions contemplated by this Agreement.

     SECTION 4.13 Environmental Matters. As of the date hereof, to its knowledge, no underground storage tanks are present under any property that Synopsys or any of its Subsidiaries currently occupies, or that Synopsys or any of its Subsidiaries has at anytime owned, operated, occupied or leased. As of the date hereof, no amount of any Hazardous Material (as defined in Section 9.3) is present as a result of the actions of Synopsys or any of its Subsidiaries, or, to the knowledge of Synopsys, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereon, that Synopsys or any of its Subsidiaries has at any time owned, operated, occupied or leased, where the presence of such Hazardous Materials would be reasonably likely to have a Synopsys Material Adverse Effect. At no time has Synopsys or any of its Subsidiaries engaged in Hazardous Materials Activities (as defined in Section 9.3) in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity which have had or would be reasonably likely to have a Synopsys Material Adverse Effect. Synopsys and Subsidiaries hold all Environmental Permits (as defined in Section 9.3), the absence of which would be reasonably likely to have a Synopsys Material Adverse Effect. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the knowledge of Synopsys, threatened concerning any Environmental Permit or any Hazardous Materials Activity of Synopsys or any of its Subsidiaries. Synopsys is not aware of any fact or circumstance which could involve Synopsys or any of its Subsidiaries in any environmental litigation or impose upon Synopsys or any of its Subsidiaries any environmental liability, which would be reasonably likely to have a Synopsys Material Adverse Effect.

     SECTION 4.14  Employee Benefit Plans.

     (a) Synopsys has made available to Viewlogic all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar employee benefit plans, and all material unexpired severance agreements (pursuant to which payments are still payable by Synopsys), written or otherwise, for the benefit of, or relating to, any current or former employee of Synopsys or any ERISA Affiliate of Synopsys (together, the "Synopsys Employee Plans").

     (b) With respect to each Synopsys Employee Plan, Synopsys has made available to Viewlogic, a true and correct copy of (i) the most recent annual report (Form 5500) filed with the IRS with respect to Synopsys Employee Plan subject to such filing requirement, (ii) each trust agreement and group annuity contract, if any, relating to such Synopsys Employee Plan and (iii) the most recent actuarial report or valuation relating to a Synopsys Employee Plan subject to Title IV of ERISA.

     (c) With respect to the Synopsys Employee Plans, individually and in the aggregate, no event has occurred, and, to the knowledge of Synopsys, there exists no condition or set of circumstances in connection with which Synopsys could be subject to any liability that could reasonably expected to have a Synopsys Material Adverse Effect, under ERISA, the Code or any other applicable law.

     (d) With respect to the Synopsys Employee Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP on the financial statements of Synopsys, which obligations would be reasonably likely to have a Synopsys Material Adverse Effect.

     (e) Except as provided for in this Agreement, neither Synopsys nor any of its Subsidiaries is a party to any oral or written (i) union or collective bargaining agreement, (ii) agreement with any officer or other key employee of Synopsys or any of its Subsidiaries, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Synopsys of the nature contemplated by this Agreement, (iii) agreement with any officer of Synopsys providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof, or
(iv) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

     SECTION 4.15 Compliance with Laws. Each of Synopsys and its Subsidiaries has complied with all federal, state, local and foreign statutes, laws and regulations, and, is not in violation of, and has not received any notices of violation with respect to, any such statute, law or regulation, with respect to the conduct of its business or the ownership or operation of its business, including the federal Foreign Corrupt Practices Act and all United States statutes, laws and regulations as from time to time govern the license and delivery of technology and products abroad by persons subject to the jurisdiction of the United States, except for failures to comply or violations which would not be reasonably likely to have a Synopsys Material Adverse Effect.

     SECTION 4.16 Pooling of Interests. Neither Synopsys nor, to its knowledge, any of its Affiliates (as defined in Section 6.11) has, through the date of this Agreement, taken or agreed to take any action which would affect the ability of Synopsys to account for the business combination to be effected by the Merger as a pooling of interests.

     SECTION 4.17 Interested Party Transactions. Since the date of the most recent proxy statement of Synopsys to its stockholders, no event has occurred that would be required to be reported by Synopsys as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K promulgated by the SEC.

     SECTION 4.18 Registration Statement; Proxy Statement/Prospectus. The information supplied by Synopsys expressly for inclusion in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The information supplied to Viewlogic by Synopsys expressly for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to stockholders of Viewlogic, at the time of the Viewlogic Stockholders Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Viewlogic Stockholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to Synopsys or any of its affiliates, officers or directors should be discovered by Synopsys which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Synopsys shall promptly inform Viewlogic.

     SECTION 4.19 Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

                                   ARTICLE V

                              CONDUCT OF BUSINESS

     SECTION 5.1 Covenants of Viewlogic. Except as expressly contemplated by this Agreement, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to Section 8.1 or the Effective Time, Viewlogic agrees as to itself and its Subsidiaries, except to the extent that Synopsys shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts and taxes when due, subject to good faith disputes over such debts or taxes, to pay or perform its other obligations when due, and to use all reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and key employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it. Without limiting the generality of the foregoing, Viewlogic shall not (and shall not permit any of its Subsidiaries to), without the prior written consent of Synopsys (which consent shall not be unreasonably withheld or delayed):

          (a) accelerate, amend or change the period of exercisability of options or restricted stock granted under any employee stock plan of Viewlogic, including the Viewlogic Stock Plans, or authorize cash payments in exchange for any options granted under any of such plans except as required by the terms of such plans or any related agreements in effect as of the date of this Agreement or as disclosed in the Viewlogic Disclosure Schedule;

          (b) transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Viewlogic Intellectual Property Rights other than in the ordinary course of business consistent with past practices;

          (c) declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service by such party;

          (d) issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities other than (i) the issuance of rights to purchase shares of Viewlogic Common Stock as and to the extent required under the Viewlogic Option Plans and the issuance of Viewlogic Common Stock upon exercise thereof; and (ii) the issuance of Viewlogic Common Stock upon the exercise of Viewlogic Stock Options (as defined in Section 6.13(a)) outstanding on the date of this Agreement in accordance with their present terms or pursuant to the Viewlogic Purchase Plan in accordance with its present terms, and (iii) the granting, in the ordinary course of business consistent with past practice, pursuant to Viewlogic Stock Plans in effect on the date of this Agreement, of Viewlogic Options to purchase up to 270,000 shares of Viewlogic Common Stock, and the issuance of Viewlogic Common Stock upon exercise thereof;

          (e) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division, except as set forth in the Viewlogic Disclosure Schedule;

          (f) sell, lease, license or otherwise dispose of any of its properties or assets which are material, individually or in the aggregate, to the business of Viewlogic and its Subsidiaries, taken as a whole, except for transactions entered into in the ordinary course of Viewlogic's business consistent with past practice;

          (g) take any action to: (i) increase or agree to increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of employees in accordance with agreements entered into before the date of this Agreement or otherwise in the ordinary course of Viewlogic's business consistent with past practices,
     (ii) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, officers, (iii) grant any severance or termination pay to, or enter into any employment or severance agreement, with any employee, except in accordance with agreements entered into before the date of this Agreement or otherwise in the ordinary course of Viewlogic's business consistent with past practices, (iv) enter into any collective bargaining agreement, or (v) establish, adopt, enter into or amend in any material respect any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

          (h) amend or propose to amend its Certificate of Incorporation or Bylaws, except as contemplated by this Agreement; or

          (i) take, or agree in writing or otherwise to take, any of the actions described in the foregoing clauses (a) through (h), or any action which is reasonably likely to make any of Viewlogic's representations or warranties contained in this Agreement untrue or incorrect in any material respect on the date made (to the extent so limited) or as of the Effective Time.

     SECTION 5.2 Covenants of Synopsys. During the period from the date of this Agreement and continuing until the earlier of the termination of the Agreement pursuant to Section 8.1 or the Effective Time, except as expressly contemplated by this Agreement, Synopsys shall not, without the prior written consent of Viewlogic (which consent shall not be unreasonably withheld or delayed):

          (a) declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock (other than stock splits of the Synopsys Common Stock or stock dividends payable in shares of Synopsys Common Stock), or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service by such party;

          (b) issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than (i) the issuance of such shares or convertible securities pursuant to a transaction in which Synopsys acquires or agrees to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or otherwise, any business or any corporation, partnership or other business organization or division, for consideration having a fair market value (at the time of the public announcement of such acquisition or agreement) of less than $100 million, or (ii) the grant to employees, directors or consultants of options to purchase Synopsys Common Stock in the ordinary course of business consistent with past practices pursuant to agreements and plans entered into or established before the date of this Agreement or otherwise in the ordinary course of business consistent with past practices, or (iii) as contemplated in this Agreement;

          (c) amend or propose to amend its Certificate of Incorporation or Bylaws, except as contemplated by this Agreement;

          (d) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or otherwise, any business or any corporation, partnership or other business organization or division, for consideration having a fair market value (at the time of the public announcement of such acquisition or agreement) in excess of $100 million;

          (e) sell, lease, license or otherwise dispose of any of its properties or assets which are material, individually or in the aggregate, to the business of Synopsys and its Subsidiaries, taken as a whole, except for transactions entered into in the ordinary course of business; or

          (f) take, or agree in writing or otherwise to take, any of the actions described in clauses (a) through (e) above, or any action which is reasonably likely to make any representations or warranties of Synopsys contained in this Agreement untrue or incorrect in any material respect on the date made (to the extent so limited) or as of the Effective Time.

     SECTION 5.3 Cooperation. Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Synopsys and Viewlogic shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations and shall promptly provide the other party or its counsel with copies of all filings made by such party with any Governmental Entity in connection with this Agreement, the Merger and the transactions contemplated hereby.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

     SECTION 6.1  No Solicitation.

          (a) From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, Viewlogic shall not, directly or indirectly, through any officer, director, employee, representative or agent, (i) solicit, initiate or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, share exchange, business combination, sale of substantial assets, sale of shares of capital stock (including without limitation pursuant to a tender offer) or similar transaction or series of transactions involving Viewlogic, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"), or (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal, or (iii) agree to, approve or recommend any Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent Viewlogic or its Board of Directors from (A) furnishing non-public information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Acquisition Proposal by such person or entity (including a new and unsolicited Acquisition Proposal received by Viewlogic after the execution of this Agreement from a person or entity whose initial contact with Viewlogic may have been solicited by Viewlogic prior to the execution of this Agreement) or recommending such an unsolicited bona fide written Acquisition Proposal to the shareholders of Viewlogic, if and only to the extent that (1) the Board of Directors of Viewlogic believes in good faith (after consultation with and based upon the advice of its financial advisor) that such Acquisition Proposal would, if consummated, result in a transaction more favorable to Viewlogic shareholders from a financial point of view than the transaction contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to in this Agreement as a "Superior Proposal") and the Board of Directors of Viewlogic determines in good faith after consultation with and based upon the advice of outside legal counsel that such action is necessary for Viewlogic to comply with its fiduciary duties to its shareholders under applicable law and (2) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person or entity, such Board of Directors receives from such person or entity an executed non-disclosure agreement with terms no less favorable to such party than those contained in the Non-Disclosure Agreement or (B) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal.

          (b) Upon compliance with the foregoing, following receipt of a Superior Proposal, Viewlogic shall be entitled to (i) withdraw, modify or refrain from making its recommendation referred to in Section 6.2 and approve and recommend to the shareholders of Viewlogic a Superior Proposal and (ii) enter into an

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

     agreement with such third party concerning a Superior Proposal provided that Viewlogic shall concurrently make payment in full to Synopsys of the fee provided in Section 8.3(b) below.

          (c) Viewlogic shall notify Synopsys within 24 hours after receipt by Viewlogic (or its advisors) of any Acquisition Proposal or any request for non-public information in connection with an Acquisition Proposal or for access to the properties, books or records of Viewlogic by any person or entity that informs Viewlogic that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact. Viewlogic shall notify Synopsys of any discussions with any such offeror within 24 hours of such discussions and shall disclose to Synopsys within such 24-hour period the substance of such discussions in reasonable detail.

          (d) Viewlogic shall be entitled to provide copies of this Section 6.1 to third parties who, on an unsolicited basis after the date of this Agreement, contact Viewlogic regarding an Acquisition Proposal, provided that Synopsys shall concurrently be notified of such contact and delivery of such copy.

     SECTION 6.2 Proxy Statement/Prospectus; Registration Statement. As promptly as practicable after the execution of this Agreement, Synopsys and Viewlogic shall prepare and file with the SEC a preliminary Proxy Statement in form and substance satisfactory to each of Viewlogic and Synopsys, and Synopsys shall prepare and file with the SEC the Registration Statement, in which the Proxy Statement will be included. Each of Synopsys and Viewlogic shall use its reasonable efforts to respond to any comments of the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to cause the Proxy Statement to be mailed to such company's stockholders at the earliest practicable time. As promptly as practicable after the date of this Agreement, Synopsys and Viewlogic shall prepare and file any other filings required under the Exchange Act, the Securities Act or any other federal or state securities laws relating to the Merger and the transactions contemplated by this Agreement including under the HSR Act and state takeover laws (the "Other Filings"). Synopsys shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of Synopsys Common Stock in the Merger, and Viewlogic shall furnish all information concerning Viewlogic and the holders of Viewlogic Common Stock as may be reasonably required in connection with any such action. Each of Synopsys and Viewlogic will notify the other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Proxy Statement or any Other Filing or for additional information, and will supply the other with copies of all correspondence between such company or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement, the Merger or any Other Filing. The Proxy Statement, the Registration Statement and the Other Filings shall comply in all material respects with all applicable requirements of law. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Registration Statement or any Other Filing, Synopsys or Viewlogic, as the case may be, shall promptly inform the other of such occurrence, provide the other party reasonably opportunity to review and comment, and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of Synopsys and stockholders of Viewlogic, such amendment or supplement. The Proxy Statement shall include the recommendations of the Board of Directors of Synopsys in favor of the issuance of Synopsys Common Stock in connection with the Merger and of the Board of Directors of Viewlogic in favor of the Merger and this Agreement.

     SECTION 6.3 Consents. Each of Synopsys and Viewlogic shall use all reasonable efforts to obtain all necessary consents, waivers and approvals, and to make all necessary notifications or filings under any of Synopsys' or Viewlogic's material agreements, contracts, licenses or leases as may be necessary or advisable to consummate the Merger and the other transactions contemplated by this Agreement.

     SECTION 6.4 Current Nasdaq Listing. Each of Synopsys and Viewlogic agrees to continue the listing of Synopsys Common Stock and Viewlogic Common Stock, respectively, on the Nasdaq National Market until the Closing or the earlier termination of this Agreement pursuant to Section 8.1

     SECTION 6.5  Access to Information.

     (a) Upon reasonable notice, Viewlogic shall (and shall cause each of its Subsidiaries to) afford (i) to the officers, employees, independent auditors, legal counsel (including outside legal counsel) and other representatives of Synopsys, reasonable access, during normal business hours during the period prior to the Effective Time, to all of Viewlogic and its Subsidiaries' properties, books, contracts, commitments and records in order that such Synopsys representatives have a full opportunity to make such investigation as they reasonably desire to make of Viewlogic and its Subsidiaries and (ii) to the independent auditors of Synopsys, reasonable access to the audit work papers and other records of the independent auditors of Viewlogic and its Subsidiaries. Additionally, Viewlogic and its Subsidiaries will permit such Synopsys representatives to make such reasonable inspections of Viewlogic and its Subsidiaries and their respective operations during normal business hours as Synopsys may reasonably require and Viewlogic and its Subsidiaries will cause its officers and the officers of its Subsidiaries to furnish Synopsys with such financial and operating data and other information with respect to the business and properties of Viewlogic and its Subsidiaries as Synopsys may from time to time reasonably request. During the period prior to the Effective Time or the earlier termination of this agreement pursuant to Section 8.1, Viewlogic shall (and shall cause each of its Subsidiaries to) furnish promptly to Synopsys (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (ii) all other information concerning its business, properties and personnel as Synopsys may reasonably request.

     (b) Upon reasonable notice, Synopsys shall (and shall cause each of its Subsidiaries to) afford (i) to the officers, employees, independent auditors, outside legal counsel and other representatives of Viewlogic, reasonable access, during normal business hours during the period prior to the Effective Date, to all of Synopsys and its Subsidiaries' properties, books, contracts, commitments and records in order that such Viewlogic representatives have a full opportunity to make such investigation as they reasonably desire to make of Synopsys and its Subsidiaries and, (ii) to the independent accountants of Viewlogic, reasonable access to the audit work papers and other records of the independent auditors of Synopsys and its Subsidiaries. Additionally, Synopsys and its Subsidiaries will permit Viewlogic to make such reasonable inspections of Synopsys and its Subsidiaries and their respective operations during normal business hours as Viewlogic may reasonably require and Synopsys and its Subsidiaries will cause its officers and the officers of its Subsidiaries to furnish Viewlogic with such financial and operating data and other information with respect to the business and properties of Synopsys and its Subsidiaries as Viewlogic may from time to time reasonably request. During the period prior to the Effective Time or earlier termination of this Agreement pursuant to Section 8.1, Synopsys shall (and shall cause each of its Subsidiaries to) furnish promptly to Viewlogic (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (ii) all other information concerning its business, properties and personnel as Viewlogic may reasonably request.

     (c) The parties will hold any information provided pursuant to Section 6.5(a) and (b) in confidence in accordance with the terms of the Non-Disclosure Agreement. No information or knowledge obtained in any investigation pursuant to this Section 6.5 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

     SECTION 6.6 Stockholder Meetings. As promptly as practicable after the date hereof, Viewlogic shall duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of voting upon the Merger and this Agreement and Synopsys shall duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of voting upon the issuance of the shares of Synopsys Common Stock in connection with the Merger. Viewlogic and Synopsys shall coordinate and cooperate with respect to the timing of such meetings and shall use their respective reasonable efforts to hold such meetings on the same day as soon as practicable after the date hereof.

     SECTION 6.7 Legal Conditions to Merger. Each of Synopsys and Viewlogic will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Merger (which actions shall include furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with the Merger. Each of Synopsys and Viewlogic will, and will cause its Subsidiaries to, take all reasonable actions necessary (i) to obtain (and to cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public third party, required to be obtained or made by Viewlogic, Synopsys or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated by this Agreement, (ii) to lift, rescind or mitigate the effect of any injunction or restraining order or other order adversely affecting its ability to consummate the transactions contemplated hereby, (iii) to fulfill all conditions applicable to Synopsys, Viewlogic or Sub pursuant to this Agreement, and (iv) to prevent, with respect to a threatened or pending temporary, preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order, the entry, enactment or promulgation thereof, as the case may be.

     SECTION 6.8 Public Disclosure. Except as otherwise required by law, court process or the rules of the Nasdaq National Market or as provided elsewhere herein, prior to the Closing or the earlier termination of this Agreement pursuant to Section 8.1, neither Viewlogic nor Synopsys shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

     SECTION 6.9 Tax-Free Reorganization. Synopsys and Viewlogic shall take no action to cause the Merger to fail to be treated as a reorganization within the meaning of Section 368(a) of the Code.

     SECTION 6.10 Pooling Accounting. Synopsys and Viewlogic each agrees not to take any action after the date of this Agreement that would adversely affect the ability of Synopsys to treat the business combination to be effected by the Merger as a pooling of interests, and each of Synopsys and Viewlogic agrees to take such action as may be reasonably required to negate the impact of any past actions that would adversely impact the ability of Synopsys to treat the business combination to be effected by the Merger as a pooling of interests. Each of Viewlogic and Synopsys shall use all reasonable efforts to cause its respective Affiliates, as defined in Section 6.11, and Subsidiaries not to take any action that would adversely affect the ability of Synopsys to account for the business combination to be effected by the Merger as a pooling of interests.

     SECTION 6.11 Affiliate Agreements. As soon as practicable following the date hereof, Viewlogic will provide Synopsys a list of those persons who are, in the respective reasonable knowledge and judgment of Viewlogic, after consultation with legal counsel, "affiliates" of Viewlogic, within the meaning of Rule 145 (each such person who is an "affiliate" of Viewlogic within the meaning of Rule 145 is referred to herein as an "Affiliate") promulgated under the Securities Act ("Rule 145"). Viewlogic shall provide Synopsys such information and documents as the other shall reasonably request for purposes of reviewing such list and shall notify Synopsys in writing regarding any change in the identity of such Affiliates prior to the Closing Date. Viewlogic shall use its reasonable efforts to deliver or cause to be delivered to Synopsys no later than 10 days from the date hereof from each of the Affiliates of Viewlogic, an executed Affiliate Agreement, substantially in the form attached hereto as Exhibit B, by which each such Affiliate of Viewlogic agrees to, among other things, comply with the applicable requirements of Rule 145 (an "Affiliate Agreement"). Synopsys shall be entitled to place appropriate legends on the certificates evidencing any Synopsys Common Stock to be received by such Affiliates of Viewlogic pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Synopsys Common Stock, consistent with the terms of the Affiliate Agreements. Following the Effective Time, Synopsys shall use all reasonable efforts to cause its "affiliates" within the meaning of Rule 145 (its "Affiliates") to make any dispositions of Synopsys Common Stock in accordance with the applicable provisions of Rule 145 under the Exchange Act.

     SECTION 6.12 Nasdaq Listing. Synopsys shall use its best efforts to cause the shares of Synopsys Common Stock to be issued in the Merger, and those required to be reserved for issuance in connection with the Merger, to be approved for listing on the Nasdaq National Market, subject to official notice of issuance, prior to the Closing Date.

     SECTION 6.13  Stock Plans and Options.

     (a) At the Effective Time, each outstanding option to purchase shares of Viewlogic Common Stock (a "Viewlogic Stock Option") under the Viewlogic Option Plans, whether vested or unvested, shall be assumed by Synopsys. Accordingly, each Viewlogic Stock Option shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Viewlogic Stock Option, the same number of shares of Synopsys Common Stock as the holder of such Viewlogic Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full including as to unvested shares, immediately prior to the Effective Time (rounded down to the nearest whole number), at a price per share (rounded up to the nearest whole cent) equal to (i) the aggregate exercise price for the shares of Viewlogic Common Stock otherwise purchasable pursuant to such Viewlogic Stock Option divided by (ii) the number of full shares of Synopsys Common Stock deemed purchasable pursuant to such Synopsys Stock Option in accordance with the foregoing; provided, however, that, in the case of any Viewlogic Stock Option to which Section 422 of the Code applies ("incentive stock options"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code.

     (b) As soon as practicable after the Effective Time, Synopsys shall deliver to the holders of Viewlogic Stock Options and the participants in the Viewlogic Option Plans appropriate notice evidencing the foregoing assumption and setting forth such participants' rights pursuant thereto, and the grants pursuant to the Viewlogic Option Plans shall continue in effect on the same terms and conditions as existed on the date of this Agreement (subject to the adjustments required by this Section 6.13 after giving effect to the Merger). Synopsys shall comply with the terms of the Viewlogic Option Plans to ensure, to the extent required by, and subject to the provisions of, such Viewlogic Option Plans, that Viewlogic Stock Options which qualified as incentive stock options prior the Effective Time continue to qualify as incentive stock options after the Effective Time.

     (c) Synopsys shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Synopsys Common Stock for delivery under Viewlogic Stock Options assumed in accordance with this Section 6.13. As soon as practicable after the Effective Time, Synopsys shall file a registration statement on Form S-3 or Form S-8 as the case may be (or any successor or other appropriate forms), or another appropriate form with respect to the shares of Synopsys Common Stock subject to such Viewlogic Stock Options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Viewlogic Stock options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Synopsys shall administer the Viewlogic Option Plans assumed pursuant to this Section 6.13 in a manner that complies with Rule 16b-3 promulgated by the SEC under the Exchange Act.

     (d) Subject to Section 6.10, Viewlogic shall take actions as are necessary to cause the "Purchase Date" (as such term is used in the Viewlogic Purchase
Plan) applicable to the then-current Offering Period (as such term is used in the Viewlogic Purchase Plan) to be the last trading day on which the Viewlogic Common Stock is traded on the Nasdaq National Market immediately prior to the Effective Time (the "Final Viewlogic Purchase Date"); provided, however, that such change in the Purchase Date shall be conditioned upon the consummation of the Merger. On the Final Viewlogic Purchase Date, (as defined in the Viewlogic Purchase Plan) Viewlogic shall apply the funds credited as of such date under the Viewlogic Purchase Plan within each participant's payroll withholdings account to the purchase of whole shares of Viewlogic Common Stock in accordance with the terms of the Viewlogic Purchase Plan. Any such shares purchased under the Viewlogic Purchase Plan shall be automatically converted on the same basis as all other shares of Viewlogic Common Stock (other than shares canceled pursuant to Section 2.1(b)), except that such shares shall be converted automatically into shares of Synopsys Common Stock without issuance of certificates representing issued and outstanding shares of Viewlogic Common Stock to Viewlogic Purchase Plan participants.

     (e) Employees of Viewlogic as of the Effective Time shall be permitted to participate in the Synopsys Purchase Plan commencing on the first enrollment date of such plan following the Effective Time, subject to the terms and conditions of such plan (with employees receiving credit, for purposes of such eligibility provisions, for service with Viewlogic or Synopsys).

     SECTION 6.14 Brokers or Finders. Each of Synopsys and Viewlogic represents, as to itself, its Subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except for Wessels, Arnold & Henderson, whose fees and expenses will be paid by Viewlogic in accordance with Viewlogic's agreement with such firm (a copy of which has been delivered by Viewlogic to Synopsys prior to the date of this Agreement, and each of Synopsys and Viewlogic agrees to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party, its Subsidiaries or its affiliates.

     SECTION 6.15  Indemnification.

     (a) Viewlogic shall and, from and after the Effective Time, Synopsys and the Surviving Corporation shall, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer, director or employee of Viewlogic or any of its Subsidiaries (the "Indemnified Parties") against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld or delayed) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer, or employee of Viewlogic or any of its Subsidiaries, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities") including all losses, claims, damages, costs, expenses, liabilities or judgments based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the full extent a corporation is permitted under the DGCL to indemnify its own directors, officers and employees, as the case may be (Viewlogic, Synopsys and the Surviving Corporation, as the case may be, will pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law upon receipt of any undertaking Party to the full extent permitted by law upon receipt of any undertaking contemplated by Section 145(e) of the DGCL). Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising before or after the Effective Time), (i) the Indemnified Parties may retain counsel satisfactory to them and Viewlogic (or them and Synopsys and the Surviving Corporation after the Effective Time), (ii) Viewlogic (or after the Effective Time, Synopsys and the Surviving Corporation) shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefore are received, and (iii) Viewlogic (or after the Effective Time, Synopsys and the Surviving Corporation) will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that none of Viewlogic, Synopsys or the Surviving Corporation shall be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld or delayed. Any Indemnified Party wishing to claim indemnification under this Section 6.15, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Viewlogic, Synopsys or the Surviving Corporation (but the failure to so notify an Indemnifying Party shall not relieve it from any liability which it may have under this Section 6.15 except to the extent such failure prejudices such party), and shall deliver to Viewlogic (or after the Effective Time, Synopsys and the Surviving Corporation) the undertaking contemplated by Section 145(e) of the DGCL. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. The obligations of the parties set forth in this Section 6.15(a) shall be in the furtherance of and not in limitation of the succeeding paragraphs of this
Section 6.15.

     (b) From and after the Effective Time, the Surviving Corporation and Synopsys will fulfill, assume and honor in all respects the obligations of Viewlogic pursuant to Viewlogic's Certificate of Incorporation, Bylaws and any indemnification agreement between Viewlogic and Viewlogic's directors and officers existing and in force as of the Effective Time.

     (c) Synopsys and the Surviving Corporation shall, until the sixth anniversary of the Effective Time or such earlier date as may be mutually agreed upon by Synopsys, the Surviving Corporation and the applicable Indemnified Party, cause to be maintained in effect, to the extent available, the policies of directors' and officers' liability insurance maintained by Viewlogic and its Subsidiaries as of the date hereof (or policies of at least the same coverage and amounts containing terms that are no less advantageous to the insured parties) with respect to claims arising from facts or events that occurred on or prior to the Effective Time. In lieu of the purchase of such insurance by Synopsys or the Surviving Corporation, Viewlogic may purchase a six-year extended reporting period endorsement ("reporting tail coverage") under its existing directors' and liability insurance coverage. In no event shall Synopsys or the Surviving Corporation be obligated to expend in order to maintain or procure insurance coverage pursuant to this paragraph (c) any amount per year in excess of 150% of the aggregate premiums paid by Viewlogic and its Subsidiaries in the fiscal year ended December 31, 1997 for directors' and officers' liability insurance.

     (d) The provisions of this Section 6.15 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) may not be amended or repealed without the written consent of any affected, indemnified party.

     SECTION 6.16 Additional Agreements; Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject to the appropriate vote of stockholders of Viewlogic and stockholders of Synopsys described in Section 6.6, including cooperating fully with the other party, including by provision of information and making all necessary filings under the HSR Act. Synopsys and Viewlogic will use their reasonable best efforts to resolve any competitive issues relating to or arising under the HSR Act or any other federal or state antitrust or fair trade law raised by any Governmental Entity. If such offers are not accepted by such Governmental Entity, Synopsys (with Viewlogic's cooperation) shall pursue all litigation resulting from such issues. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any other federal or state antitrust or fair trade law. In the event of a challenge to the transactions contemplated by this Agreement pursuant to the HSR Act, Synopsys and Viewlogic shall use their reasonable best efforts to defeat such challenge, including by institution and defense of litigation, or to settle such challenge on terms that permit the consummation of the Merger; provided, however, that nothing herein shall require either party to agree to divest or hold separate any portion of its business or otherwise take action that could reasonably be expected to have a Viewlogic Material Adverse Effect or a Synopsys Material Adverse Effect. Without limiting the foregoing, in the event that either the Federal Trade Commission or the Antitrust Division of the United States Department of Justice should issue a Request for Additional Information or Documentary Material under 17 C.F.R. sec. 803.20 (a "Second Request"), then Synopsys and Viewlogic each agree to use their reasonable best efforts to respond fully to such Second Request within 20 days after its receipt and shall promptly make any further filings or information submissions and make any employee available for interview or testimony pursuant to the foregoing (both before and after any Second Request) that may be necessary, proper or advisable. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Corporations, the proper officers and directors of each party to this Agreement shall take all such necessary action.

     SECTION 6.17 Voting Agreements. Viewlogic shall use its reasonable efforts to deliver or cause to be delivered to Synopsys no later than 10 days from the date hereof from each of the Affiliates of Viewlogic, an executed Voting Agreement, substantially in the form attached hereto as Exhibit C, by which each such Affiliate of Viewlogic agrees to, among other things, vote such Affiliate's shares of Viewlogic Common Stock in favor of this Agreement and the Merger (a "Voting Agreement").

     SECTION 6.18 Notification of Certain Matters. Viewlogic shall give prompt notice to Synopsys, and Synopsys and Sub shall give prompt notice to Viewlogic, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be likely to cause (a) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time, or (b) any material failure of Viewlogic or Synopsys and Sub, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. The delivery of any notice pursuant to this Section 6.19 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     SECTION 6.19 Benefit Plans Generally. Subsequent to the Effective Time, Viewlogic employees shall participate in Synopsys employee benefit programs or comparable programs under substantially the same terms and conditions as all other Synopsys employees.

                                  ARTICLE VII

                              CONDITIONS TO MERGER

     SECTION 7.1  Conditions to Each Party's Obligation to Effect The
Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

          (a) Stockholder Approvals. This Agreement and the Merger shall have been approved and adopted by the requisite vote of holders of Viewlogic Common Stock pursuant to the DGCL and the Certificate of Incorporation of Viewlogic and the issuance of Synopsys Common Stock in connection with the Merger shall have been approved by the requisite vote of the holders of Synopsys Common Stock pursuant to the DGCL, the Certificate of Incorporation of Synopsys and the regulations of the Nasdaq National Market.

          (b) HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and no action shall have been instituted by the Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of the Merger, which action shall not have been withdrawn or terminated.

          (c) Approvals. All authorizations, consents, orders or approvals of any Governmental Entity required to consummate the transactions contemplated by this Agreement, the absence of which would be reasonably likely to have a Synopsys Material Adverse Effect or a Viewlogic Material Adverse Effect, shall have been obtained and be in effect.

          (d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

          (e) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger or limiting or restricting Synopsys' conduct or operation of the business of Synopsys or Viewlogic after the Merger shall have been issued and be in effect, nor shall any proceeding brought by a domestic administrative agency or commission or other domestic Governmental Entity, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal or prevents or prohibits the Merger.

          (f) Pooling. Synopsys shall have received a letter from its independent accountants, dated the Closing Date, in form and substance reasonably satisfactory to Synopsys and Viewlogic, stating that they concur with the conclusion of Synopsys' management that the Merger will qualify as a pooling of interests transaction under Accounting Principles Board Opinion No. 16 and applicable SEC regulations, if the

     Merger is consummated in accordance with this Agreement. Viewlogic shall have received a letter from its independent accountants, dated the Closing Date, in form and substance reasonably satisfactory to Viewlogic and Synopsys, stating that they concur with the conclusion of Viewlogic's management that the Merger will qualify as a pooling of interests transaction under Accounting Principles Board Opinion No. 16 and applicable SEC regulations, if the Merger is consummated in accordance with this Agreement.

          (g) Nasdaq Listing. The shares of Synopsys Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq National Market.

          (h) Tax Opinions. Synopsys and Viewlogic shall each have received written opinions from their respective counsel, Wilson Sonsini Goodrich & Rosati, Professional Corporation, and Hale and Dorr LLP, in form and substance reasonably satisfactory to them to the effect that the Merger will be treated for federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code. In rendering such opinions, counsel may rely upon, and Synopsys and Viewlogic shall be required to make, reasonable representations regarding certain factual matters.

     SECTION 7.2 Additional Conditions to Obligations of Synopsys and Sub. The obligations of Synopsys and Sub to effect the Merger are subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by Synopsys:

          (a) Representations and Warranties. The representations and warranties of Viewlogic set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties expressly speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except (i) for changes contemplated by this Agreement or (ii) where the failure to be true and correct would not be reasonably likely to have a Viewlogic Material Adverse Effect, and Synopsys shall have received a certificate signed on behalf of Viewlogic by the chief executive officer and the chief financial officer of Viewlogic to such effect.

          (b) Performance of Obligations. Viewlogic shall have performed all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and Synopsys shall have received a certificate signed on behalf of Viewlogic by the chief executive officer and the chief financial officer of Viewlogic to such effect.

          (c) Affiliate and Other Agreements. An Affiliate Agreement shall have been executed and delivered to Synopsys by each director and officer and each applicable Affiliate of Viewlogic; and each Affiliate Agreement shall be in full force and effect.

          (d) Absence of Viewlogic Material Adverse Effect. No Viewlogic Material Adverse Effect shall have occurred since the date of this Agreement.

     SECTION 7.3 Additional Conditions to Obligations of Viewlogic. The obligation of Viewlogic to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by Viewlogic:

          (a) Representations and Warranties. The representations and warranties of Synopsys and Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except (i) for changes contemplated by this Agreement or (ii) where the failure to be true and correct would not be reasonably likely to have a Synopsys Material Adverse Effect, and Viewlogic shall have received a certificate signed on behalf of Synopsys and Sub by the chief executive officer and the chief financial officer of Synopsys and Sub to such effect.

          (b) Performance of Obligations. Synopsys and Sub shall have performed all obligations required to be performed by them under this Agreement at or prior to the Closing Date; and Viewlogic shall have received a certificate signed on behalf of Synopsys and Sub by the chief executive officer and the chief financial officer of Synopsys and Sub to such effect.

          (c) Absence of Synopsys Material Adverse Effect. No Synopsys Material Adverse Effect shall have occurred since the date of this Agreement.

                                  ARTICLE VIII

                           TERMINATION AND AMENDMENT

     SECTION 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.1(b) through 8.1(f)), by written notice by the terminating party to the other party), whether before or after approval of the matters presented in connection with the Merger by the stockholders of Synopsys or stockholders of Viewlogic:

          (a) by mutual written consent of Synopsys and Viewlogic; or

          (b) by either Synopsys or Viewlogic if the Merger shall not have been consummated by April 30, 1998; provided, however, that if the Merger shall not have been consummated due to the waiting period (or any extension thereof) under the HSR Act not having expired or been terminated, or due to an action having been instituted by the Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of the Merger, then such date shall be extended to July 31, 1998; provided further, however, that the right to terminate this Agreement under this
     Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date; or

          (c) by either Synopsys or Viewlogic if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, except, if the party relying on such order, decree or ruling or other action has not complied with its obligations under
     Section 6.7 or 6.16 of this Agreement; or

          (d) by either Synopsys or Viewlogic if the required approvals of the stockholders of Synopsys or of Viewlogic contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote upon a vote taken at a meeting of such stockholders duly convened therefor or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to any party where the failure to obtain approval of such party's stockholders shall have been caused by the action or failure to act of such party in breach of this Agreement; or

          (e) by Synopsys, if (i) the Board of Directors of Viewlogic shall have withdrawn or modified its recommendation of this Agreement in a manner adverse to Synopsys or shall have publicly announced its intention to do any of the foregoing; (ii) an Alternative Transaction (as defined in clauses (ii) or (iii) of Section 8.3(d)) shall have taken place (including execution of an agreement to engage in the same) or the Board of Directors of Viewlogic shall have recommended to the stockholders of Viewlogic an Alternative Transaction; (iii) a tender offer or exchange offer for 20% or more of the outstanding shares of Viewlogic Common Stock is commenced (other than by Synopsys or an affiliate of Synopsys) and the Board of Directors of Viewlogic has not recommended that the stockholders of Viewlogic not tender their shares in such tender or exchange offer within the time period prescribed by Rule 14e-2 promulgated under the Exchange Act; or

          (f) by Synopsys or Viewlogic, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, which breach causes the conditions set forth in Section 7.2(a) or 7.2(b) (in the case of termination by Synopsys) or 7.3(a) or 7.3(b) (in the case of termination by Viewlogic) not to be satisfied as of the time of such breach, provided that if such breach by such party is curable by such party through the exercise of its reasonable efforts and for so long as such party continues to exercise such reasonable efforts, the other party may not terminate this Agreement under this
     Section 8.1(f); or

          (g) by Viewlogic, in the event of (i) a merger or consolidation to which Synopsys is a party, if the stockholders of Synopsys immediately prior to the effective date of such merger or consolidation have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of less than 50 percent of the total combined voting power for election of directors of the surviving corporation following the effective date of such merger or consolidation, (ii) the acquisition or direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) in the aggregate of securities of Synopsys representing more than 50 percent of the total combined voting power of Synopsys' then issued and outstanding voting securities by any person, entity or group, as shown on a Schedule 13D filed with the SEC pursuant to the Exchange Act; or (iii) the sale of all or substantially all of the assets of Synopsys to any person or entity that is not a Subsidiary of Synopsys.

     SECTION 8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1(b) through 8.1(g), this Agreement shall be of no further force and effect, except Section 8.2, Section 8.3 and Article IX of this Agreement and the Non-Disclosure Agreement shall remain in full force and effect and survive any termination of this Agreement and nothing herein shall relieve any party from liability for any breach of this Agreement. In the event of termination of this Agreement as provided in Section 8.1(a), there shall be no liability or obligation on the part of any party hereto, or any of its officers, directors, stockholders or affiliates except as set forth in
Section 8.3; provided, however, that the provisions of Sections 6.14 and 8.3 and
Article IX of this Agreement and the Non-Disclosure Agreement shall remain in full force and effect and survive any termination of this Agreement.

     SECTION 8.3  Fees and Expenses.

     (a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Synopsys and Viewlogic shall share equally all fees and expenses, other than attorneys' fees, incurred in relation to the printing and filing of the Proxy Statement (including any related preliminary materials) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements.

     (b) Viewlogic shall pay Synopsys a cash termination fee of $10 million upon the earliest to occur of the following events: (i) the termination of this Agreement by Synopsys pursuant to Section 8.1(e); or (ii) the termination of this Agreement by Synopsys pursuant to Section 8.1(d) as a result of the failure to receive the requisite vote for approval of this Agreement and the Merger by the stockholders of Viewlogic at the Viewlogic Stockholders Meeting; provided, however, that there shall have been announced or commenced an Alternative Transaction specified in clause (i), (ii) or (iii) of Section 8.3(d) or Viewlogic shall have executed an agreement to engage in such an Alternative Transaction and the Viewlogic Board of Directors shall not have recommended against such Alternative Transaction affirmatively, or if the Viewlogic Board of Directors has recommended against such Alternative Transaction, the Viewlogic Board of Directors shall have withdrawn such recommendation against such Alternative Transaction or modified such recommendation in a manner adverse to Synopsys. The fees, if applicable, payable pursuant to this Section 8.3(b) shall be paid within one business day after the first to occur of the events (inclusive of any applicable cure period) described in Section 8.3(b)(i) or (ii) above; provided, however, that in no event shall Viewlogic be required to pay any termination fee, if applicable, to Synopsys, if (i) immediately prior to the termination of this Agreement, Synopsys was in breach of any of its material obligations under this Agreement or (ii) the Board of Directors of Synopsys shall have withdrawn or modified its recommendation of this Agreement in a manner adverse to Viewlogic or shall have publicly announced its intention to do any of the foregoing.

     (c) Synopsys shall pay Viewlogic a cash termination fee of $10 million upon the earliest to occur of the following events: (i) the termination of this Agreement by Viewlogic pursuant to Section 8.1(g); or (ii) the termination of this Agreement by Viewlogic pursuant to Section 8.1(d) following the failure of Synopsys to receive the required approval of its stockholders at the Synopsys Stockholders Meeting. The fee, if applicable, payable pursuant to this Section 8.3(c) shall be paid within one business day after the first to occur of the events (inclusive of any applicable cure period) described in Section 8.3(b)(i) or (ii); provided, however, that in no event shall Synopsys be required to pay any termination fee, if applicable, to Viewlogic, if, immediately prior to the termination of this Agreement, Viewlogic, if applicable, was in breach of any of its material obligations under this Agreement.

     (d) As used in this Agreement, "Alternative Transaction" means either (i) a transaction pursuant to which any person (or group of persons) other than Synopsys or its affiliates (a "Third Party"), acquires more than 20% of the outstanding shares of Viewlogic Common Stock, pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving Viewlogic pursuant to which any Third Party acquires more than 20% of the outstanding equity securities of Viewlogic or the entity surviving such merger or business combination, (iii) any other transaction pursuant to which any Third Party acquires control of assets (including for this purpose the outstanding equity securities of Subsidiaries of Viewlogic, and the entity surviving any merger or business combination including any of them) of Viewlogic having a fair market value (as determined by the Board of Directors of Viewlogic in good faith) equal to more than 20% of the fair market value of all the assets of Viewlogic immediately prior to such transaction ("Material Assets"), or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

     (e) Payment of the fees described in Section 8.3(b) above shall not be in lieu of damages incurred in the event of breach of this Agreement.

     SECTION 8.4 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Viewlogic and Synopsys, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval.

     SECTION 8.5 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                   ARTICLE IX

                                 MISCELLANEOUS

     SECTION 9.1  Nonsurvival of Representations, Warranties and
Agreements. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and the Effective Time, except for the agreements contained in Sections 1.3, 1.4, Article II, 6.13, 6.15, 6.19 and 8.3, the last sentence of
Section 6.16, the last sentence of Section 8.4, and Article IX, and the agreements of the Affiliates of Viewlogic delivered pursuant to this Agreement. The Non-Disclosure Agreement shall survive the execution and delivery of this Agreement.

     SECTION 9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed), sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

            (a)  if to Synopsys or Sub, to:     Synopsys, Inc.
                                                700 East Middlefield Road
                                                Mountain View, California 94043
                                                Attention: Vice President,
                                                           Business and Market Development
                                                Telephone: (650) 962-5000
                                                Facsimile: (650) 694-4087

                 with a copy to:                Wilson Sonsini Goodrich & Rosati
                                                650 Page Mill Road
                                                Palo Alto, California 94304
                                                Attention: Thomas C. DeFilipps, Esq.
                                                Telephone: (650) 493-9300
                                                Facsimile: (650) 493-6811

            (b)  if to Viewlogic, to:           Viewlogic Systems, Inc.
                                                293 Boston Post Road West
                                                Marlboro, Massachusetts 01752
                                                Attention: President
                                                Telephone: (508) 480-0881
                                                Facsimile: (508) 480-0882

                 with a copy to:                Hale and Dorr LLP
                                                60 State Street
                                                Boston, Massachusetts 02109
                                                Attention: John A. Burgess, Esq.
                                                Telephone: (617) 526-6000
                                                Facsimile: (617) 526-5000

     SECTION 9.3  Interpretation; Certain Definitions.

     (a) When a reference is made in this Agreement to a section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement", "the date hereof", and terms of similar import, unless the context otherwise requires, shall be deemed to refer to October 14, 1997.

     (b) "Environmental Permits" means environmental approvals, permits, licenses, clearances and consents.

     (c) "Hazardous Material" means substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws.

     (d) "Hazardous Materials Activities" means the transportation, storage, use, manufacture, disposal of, release or exposure of employees or others to Hazardous Materials.

     (e) "Joint Venture" means, with respect to any party, any corporation, limited liability company, partnership, joint venture or other entity in which
(i) such party, directly or indirectly, owns or control more than five percent and less than a majority of any class of the outstanding voting securities or economic interests, or (ii) such party or a Subsidiary of such party is a general partner.

     (f) "Subsidiary" means, with respect to any party, any corporation, limited liability company, partnership, joint venture, or other business association or entity, (i) at least a majority of the voting securities or economic interests of which is directly or indirectly owned or controlled by such party or by anyone or more of its Subsidiaries, or (ii) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership).

     SECTION 9.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     SECTION 9.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the Exhibits hereto, the Non-Disclosure Agreement and other documents and the instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 6.15 is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     SECTION 9.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law.

     SECTION 9.7 Specific Performance. Without limiting the rights and remedies otherwise available to Synopsys, Viewlogic (i) acknowledges that the remedy at law for damages resulting from its breach of its obligations under this Agreement is inadequate and (ii) consents to the institution of an action for specific performance in the event of such a breach.

     SECTION 9.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     SECTION 9.9 Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

     IN WITNESS WHEREOF, Synopsys, Sub and Viewlogic have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          SYNOPSYS, INC.

                                          By: /s/  Aart J. de Geus

                                          --------------------------------------

                                          Title: President and Chief Executive
                                          Officer

                                          --------------------------------------

                                          POST ACQUISITION CORP.

                                          By: /s/ Aart J. de Geus

                                          --------------------------------------

                                          Title: Chairman

                                          --------------------------------------

                                          VIEWLOGIC SYSTEMS, INC.

                                          By: /s/ William J. Herman

                                          --------------------------------------

                                          Title: President and Chief Executive
                                          Officer

                                          --------------------------------------

                         EXHIBIT A TO MERGER AGREEMENT

                              EXCHANGE PROCEDURES

     These Exchange Procedures form Exhibit A to the Agreement and Plan of Merger dated as of October 14, 1997 (the "Merger Agreement") among Synopsis, Inc., Post Acquisition Corp. and Viewlogic Systems, Inc. The procedures for exchanging outstanding shares of Viewlogic Common Stock for Synopsys Common Stock pursuant to the Merger shall be as set forth in this Exhibit A. Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Merger Agreement.

     1. Exchange Agent. As of the Effective Time, Synopsys shall deposit with an exchange agent designated by Synopsys, reasonably acceptable to Viewlogic (the "Exchange Agent"), for the benefit of the holders of shares of Viewlogic Common Stock, for exchange in accordance with Article II of the Merger Agreement and this Exhibit A, through the Exchange Agent, certificates representing the shares of Synopsys Common Stock (such shares of Synopsys Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Article II of the Merger Agreement in exchange for outstanding shares of Viewlogic Common Stock, and cash in an amount sufficient for payment in lieu of fractional shares as contemplated by this Exhibit A.

     2. Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record (including holders of record pursuant to purchases made under the Viewlogic Purchase Plan immediately prior to the Effective Time pursuant to Section 6.13 of the Merger Agreement) of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Viewlogic Common Stock (each a "Certificate" and collectively, the "Certificates") whose shares were converted pursuant to Article II into the right to receive shares of Synopsys Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Synopsys and Viewlogic may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Synopsys Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents reasonably acceptable to Viewlogic as may be appointed by Synopsys, together with such letter of transmittal, duly executed, and such other documents as maybe reasonably required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Synopsys Common Stock which such holder has the right to receive pursuant to the provisions of Article II of the Merger Agreement, and the Certificate so surrendered shall immediately be canceled. In the event of a transfer of ownership of Viewlogic Common Stock which is not registered in the transfer records of Viewlogic, a certificate representing the proper number of shares of Synopsys Common Stock may be issued to a transferee if the Certificate representing such Viewlogic Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Exhibit A, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Synopsys Common Stock and cash in lieu of any fractional shares of Synopsys Common Stock as contemplated by this Exhibit A.

     3. Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Synopsys Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Synopsys Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 5 below until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Synopsys Common Stock issued in exchange therefor, without interest,
(i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Synopsys Common Stock to which such holder is entitled pursuant to Section 5 and the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Synopsys Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Synopsys Common Stock.

     4. No Further Ownership Rights in Viewlogic Common Stock. All shares of Synopsys Common Stock issued upon the surrender for exchange of shares of Viewlogic Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 3 or 5) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Viewlogic Common Stock, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Viewlogic on such shares of Viewlogic Common Stock in accordance with the terms of this Merger Agreement on or prior to the date hereof and which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Viewlogic Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Exhibit A.

     5. No Fractional Shares. No certificate or scrip representing fractional shares of Synopsys Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Synopsys. Notwithstanding any other provision of the Merger Agreement, each holder of shares of Viewlogic Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Synopsys Common Stock (after taking into account all Certificates delivered by such holder) shall receive from Synopsys, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Synopsys Common Stock multiplied by the average of the last reported sale prices of Synopsys Common Stock, as reported on the Nasdaq National Market, on each of the ten trading days immediately preceding the date of the Effective Time.

     6. Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the stockholders of Viewlogic for one year after the Effective Time shall be delivered to Synopsys, upon demand, and any former stockholders of Viewlogic who have not previously complied with this Exhibit A shall thereafter look only to Synopsys for payment of their claim for Synopsys Common Stock, any cash in lieu of fractional shares of Synopsys Common Stock and any dividends or distributions with respect to Synopsys Common Stock.

     7. No Liability. Neither the Exchange Agent, Synopsys, Sub nor Viewlogic shall be liable to any holder of shares of Viewlogic Common Stock or Synopsys Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property or similar law.

     8. Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Synopsys Common Stock, cash in lieu of fractional shares of Synopsys Common Stock to which such holder is entitled pursuant to Section 5 and any dividends or other distributions with respect to Synopsys Common Stock to which such holder is entitled.

                         EXHIBIT B TO MERGER AGREEMENT

                              AFFILIATE AGREEMENT

     This AFFILIATE AGREEMENT (this "Agreement") is entered into as of October , 1997, among Synopsys, Inc., a Delaware corporation ("Synopsys"), Viewlogic
Systems, Inc., a Delaware corporation ("Viewlogic"), and the undersigned affiliate ("Affiliate") of Viewlogic.

                                    RECITALS

     WHEREAS, Viewlogic, Synopsys and Post Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Synopsys, have entered into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Viewlogic and Synopsys intend to enter into a business combination transaction to pursue their long term business strategies (the "Merger") (capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement).

     WHEREAS, Pursuant to the Merger, at the Effective Time all outstanding shares of Viewlogic Common Stock owned by Affiliate will be converted into the right to receive shares of Synopsys Common Stock as set forth in the Merger Agreement.

     WHEREAS, Affiliate has been advised that Affiliate may be deemed to be an "affiliate" of Viewlogic, as the term "affiliate" is used (i) for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations of the Securities and Exchange Commission (the "SEC") and (ii) in the SEC's Accounting Series Releases 130 and 135, as amended, although nothing contained herein shall be construed as an admission by Affiliate that Affiliate is in fact an affiliate of Viewlogic.

     WHEREAS, It will be a condition to consummation of the Merger pursuant to the Merger Agreement that (i) the attorneys for each of Synopsys and Viewlogic will have delivered written opinions that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) the independent accounting firms that audit the annual financial statements of Viewlogic and Synopsys will have delivered their written concurrences with the conclusions of management of Viewlogic and Synopsys to the effect that the Merger will be accounted for as a pooling of interests under Accounting Principles Board Opinion No. 16.

     WHEREAS, The execution and delivery of this Agreement by Affiliate is a material inducement to Synopsys to enter into the Merger Agreement.

     NOW, THEREFORE, the parties, intending to be legally bound, hereby agree as follows:

     1. Acknowledgments by Affiliate. Affiliate acknowledges and understands that the representations, warranties and covenants by Affiliate set forth herein will be relied upon by Synopsys, Viewlogic, and their respective affiliates, counsel and accounting firms, and that substantial losses and damages may be incurred by these persons if Affiliate's representations, warranties or covenants are breached. Affiliate has carefully read this Agreement and the Merger Agreement and has discussed the requirements of this Agreement with Affiliate's professional advisors, who are qualified to advise Affiliate with regard to such matters.

     2. Compliance with Rule 145 and the Act.

     (a) Affiliate has been advised that (i) the issuance of shares of Synopsys Common Stock in connection with the Merger is expected to be effected pursuant to a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), and as such will not be deemed "restricted securities" within the meaning of Rule 144 promulgated thereunder and resale of such shares will not be subject to any restrictions other than as set forth in Rule 145 of the Securities Act unless otherwise transferred pursuant to an effective registration statement under the Act or an appropriate exemption from registration, (ii) Affiliate may be deemed to be an affiliate of Viewlogic, and
(iii) no sale, transfer or other disposition by Affiliate of any Synopsys Common Stock received by Affiliate will be registered under the Securities Act. Affiliate accordingly agrees not to sell, transfer or otherwise dispose of any Synopsys Common Stock issued to

Affiliate in the Merger unless (x) such sale, transfer or other disposition is made in conformity with the requirements of Rule 145(d) promulgated under the Securities Act, or (y) Affiliate delivers to Synopsys a written opinion of counsel, reasonably acceptable to Synopsys in form and substance, that such sale, transfer or other disposition is otherwise exempt from registration under the Securities Act.

     (b) Synopsys will give stop transfer instructions to its transfer agent with respect to any Synopsys Common Stock received by Affiliate pursuant to the Merger and there will be placed on the certificates representing such Synopsys Common Stock, or any substitutions therefor, a legend stating in substance:

        "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES AND MAY ONLY BE TRANSFERRED IN CONFORMITY WITH RULE 145(d) UNDER SUCH ACT OR IN ACCORDANCE WITH A WRITTEN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO THE ISSUER IN THE FORM AND SUBSTANCE THAT SUCH TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED."

     The legend set forth above shall be removed (by delivery of a substitute certificate without such legend) and Synopsys shall so instruct its transfer agent, if Affiliate delivers to Synopsys (i) satisfactory written evidence that the shares have been sold in compliance with Rule 145 (in which case, the substitute certificate will be issued in the name of the transferee), or (ii) an opinion of counsel, in form and substance reasonably satisfactory to the effect that public sale of the shares by the holder thereof is no longer subject to Rule 145.

     (c) Synopsys covenants that it will take all such actions as may reasonably be available to it to permit the sale or other disposition of Synopsys Common Stock by the undersigned under Rule 145 in accordance with the terms thereof. To the extent required by applicable securities laws, Synopsys agrees, for a period of two years from the date of this Agreement, to file with the SEC in a timely manner all reports and other documents required of Synopsys under the Act and the Securities Exchange Act of 1934, as amended.

     3. Covenants Related to Pooling of Interests. In accordance with SAB 65, until the second day after the day that Synopsys publicly announces financial results covering at least 30 days of combined operations of Synopsys and Viewlogic, Affiliate will not sell, exchange, transfer, pledge, distribute, or otherwise dispose of or grant any option, establish any "short" or put-equivalent position with respect to or enter into any similar transaction (through derivatives or otherwise) intended or having the effect, directly or indirectly, to reduce its risk relative to any securities, or shares of Synopsys Common Stock received by Affiliate in connection with the Merger. Synopsys may, at its discretion, cause a restrictive legend to the foregoing effect to be placed on Synopsys Common Stock certificates issued to Affiliate in the Merger and place a stock transfer notice consistent with the foregoing with its transfer agent with respect to the certificates, provided that such restrictive legend shall be removed and/or such notice shall be countermanded promptly upon expiration of the necessity therefor at the request of Affiliate. Notwithstanding the foregoing, Affiliate will not be prohibited by the foregoing from selling or disposing of shares, so long as such sale or disposition is in accordance with the "de minimis" test set forth in SEC Staff Accounting Bulletin No. 76 and so long as Affiliate has obtained Synopsys' prior written approval of such sale or disposition.

     4. Representations, Warranties and Covenants Related to Tax Effects of the Merger.

     (a) Affiliate is the beneficial owner of the number of shares of Viewlogic Common Stock (including shares issuable upon exercise of stock options) set forth on the last page of this Agreement and did not acquire any of the Viewlogic Common Stock in contemplation of the Merger;

     (b) Affiliate has not engaged in a Sale (as defined below) of any shares of Viewlogic Common Stock in contemplation of the Merger;

     (c) Affiliate has no plan or intention (a "Plan") to engage in a sale, exchange, transfer, redemption or reduction in any way of Affiliate's risk of ownership by short sale or otherwise, or other disposition, directly or

                                       (2)
indirectly (such actions being collectively referred to herein as a "Sale") of more than 50% of the shares of Synopsys Common Stock to be received by Affiliate in the Merger;

     (d) If Affiliate is a partnership, then the term "sale" as used in paragraph (c) above shall be deemed to include any distribution to the partners of the undersigned unless no recipient of any such distribution will receive shares of Viewlogic Common Stock representing 1% or more of the shares of Viewlogic Common Stock currently outstanding;

     (e) Affiliate is not aware of, or participating in, any Plan on the part of the Affiliates of Viewlogic to engage in a Sale or Sales of the Synopsys Common Stock to be received in the Merger such that the aggregate fair market value, as of the Effective Date of the Merger, of the shares subject to such Sales would exceed 50% of the aggregate fair market value of all shares of outstanding Viewlogic Common Stock immediately prior to the Merger; and

     (f) Affiliate understands that Viewlogic, Synopsys and their respective affiliates, as well as legal counsel to Viewlogic and Synopsys (in connection with rendering their opinions that the Merger will be a "reorganization" within the meaning of Section 368(a) of the Code) will be relying on (a) the truth and accuracy of the representations contained herein and (b) Affiliate's performance of the obligations set forth herein.

     5. Miscellaneous.

     (a) For the convenience of the parties hereto, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

     (b) This Agreement shall be enforceable by, and shall inure to the benefit of and be binding upon, the parties hereto and their respective successors and assigns. As used herein, the term "successors and assigns" shall mean, where the context so permits, heirs, executors, administrators, trustees and successor trustees, and personal and other representatives.

     (c) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to any conflicts of laws.

     (d) If a court of competent jurisdiction determines that any provision of this Agreement is not enforceable or enforceable only if limited in time and/or scope, this Agreement shall continue in full force and effect with such provision stricken or so limited.

     (e) Counsel to and accountants for the parties to the Agreement shall be entitled to rely upon this Agreement as needed.

     (f) This Agreement shall not be modified or amended, or any right hereunder waived or any obligation excused, except by a written agreement signed by all parties.

      [Remainder of page intentionally left blank; signature page follows immediately.]

                                       (3)

     IN WITNESS WHEREOF, the parties have executed this Affiliates Agreement as of the date first above written.

                                          SYNOPSYS, INC.

                                          By:
                                          --------------------------------------

                                          Title:

                                             -----------------------------------

                                          VIEWLOGIC SYSTEMS, INC.

                                          By:

                                            ------------------------------------

                                          Title:

                                             -----------------------------------

                                          AFFILIATE:

                                          --------------------------------------
                                          (Signature)

                                          --------------------------------------
                                          (Printed Name)

                                          --------------------------------------
                                          (Title if Affiliate is an Entity)

Number of shares of Viewlogic Common
Stock beneficially owned by Affiliate:

--------------------------------------

Number of shares of Viewlogic Common
Stock subject to options beneficially
owned by Affiliate:

--------------------------------------

                                       (4)

                         EXHIBIT C TO MERGER AGREEMENT

                                VOTING AGREEMENT

     This VOTING AGREEMENT (this "Agreement") is entered into as of October   ,
1997, by Synopsys, Inc., a Delaware corporation ("Synopsys"), and the undersigned ("Stockholder"), a director, officer, or affiliate of Viewlogic Systems, Inc., a Delaware corporation ("Viewlogic").

                                    RECITALS

     Concurrently with the execution of this Agreement, Synopsys, Viewlogic Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Synopsys ("Sub"), and Viewlogic have entered into an Agreement and Plan of Merger (the "Merger Agreement"), providing for the merger of Sub with and into Viewlogic (the "Merger"), pursuant to which Viewlogic will become a wholly-owned subsidiary of Synopsys. The Stockholder is the beneficial holder of record of the number of shares of the outstanding common stock, par value $0.01 per share, of Viewlogic ("Viewlogic Common Stock"), as is indicated on the final page of this Agreement (the "Shares"). In connection with the Merger, Synopsys will acquire the Stockholder's entire equity interest in Viewlogic and the Stockholder will receive in exchange an equity interest in Synopsys. In consideration of and to induce the execution of the Merger Agreement by Synopsys, the Stockholder agrees not to sell or otherwise dispose of any Shares and to vote the Shares so as to facilitate consummation of the Merger as more fully described below.

     NOW, THEREFORE, the parties, intending to be legally bound, hereby agree as follows:

     1. Agreement to Retain Shares. The Stockholder agrees not to transfer, pledge, sell, exchange or offer to transfer or sell or otherwise dispose of or encumber any of the Shares at any time prior to the Expiration Date. The "Expiration Date" shall mean the earlier of (i) the date and time on which the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement or (ii) the date on which the Merger Agreement shall be terminated pursuant to Article VIII of the Merger Agreement.

     2. Agreement to Vote Shares. At any meeting of the Viewlogic stockholders called with respect to the Merger and the Merger Agreement, and at any adjournment thereof, and with respect to any consent solicited with respect the Merger and the Merger Agreement, the Stockholder shall vote the Shares in favor of approval of the Merger Agreement and the Merger and any matter that could reasonably be expected to facilitate the Merger. The Stockholder, as the holder of voting stock of Viewlogic, shall be present, in person or by proxy, at all meetings of stockholders of Viewlogic so that all Shares are counted for the purpose of determining the presence of a quorum at such meetings. This Agreement is intended to bind the Stockholder only with respect to the specific matters set forth herein, and shall not prohibit the Stockholder from acting in accordance with the Stockholder's fiduciary duties as an officer or director of Viewlogic.

     3. Irrevocable Proxy. Concurrently with the execution of this Agreement, the Stockholder agrees to deliver to Synopsys a proxy in the form attached hereto as Annex A (the "Proxy"), which shall be irrevocable to the extent provided therein; provided, however, that the Proxy shall be revoked upon the Expiration Date.

     4. Additional Purchases. For purposes of this Agreement, the term "Shares" shall include any shares of Viewlogic capital stock which the Stockholder purchases or otherwise acquires after the execution of this Agreement and prior to the Expiration Date.

     5. Representations, Warranties and Covenants of the Stockholder. The Stockholder represents, warrants and covenants to Synopsys that, except as specifically described on Annex B to this Agreement, the Stockholder (i) is the holder and beneficial owner of the Shares, which at the date hereof and at all times until the Expiration Date will be free and clear of any liens, claims, options, charges or other encumbrances, (ii) does not beneficially own any shares of stock of Viewlogic other than the Shares, and (iii) has full power and authority to make, enter into, deliver and carry out the terms of this Agreement and the Proxy.

     6. Representations, Warranties and Covenants of Synopsys. Synopsys represents, warrants and covenants to the Stockholder as follows:

        6.1 Due Authorization. This Agreement has been authorized by all necessary corporate action on the part of Synopsys and has been duly executed by a duly authorized officer of Synopsys.

        6.2 Validity; No Conflict. This Agreement constitutes the legal, valid and binding obligation of Synopsys. Neither the execution of this Agreement by Synopsys nor the consummation of the transactions contemplated hereby will result in a material breach or violation of the terms of any material agreement by which Synopsys is bound or of any material decree, judgment, order, law or regulation now in effect of any court or other governmental body applicable to Synopsys.

     7. Additional Documents. The Stockholder and Synopsys covenant and agree to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Synopsys' legal counsel or the Stockholder, as the case may be, to carry out the intent of this Agreement.

     8. Consent and Waiver. The Stockholder hereby gives any consent or waivers that are reasonably required for the consummation of the Merger under the terms of any agreement to which the Stockholder is a party or pursuant to any rights the Stockholder may have.

     9. Miscellaneous.

        9.1 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

        9.2 Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties may be assigned by any of the parties without the prior written consent of the other.

        9.3 Amendments and Modifications. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

        9.4 Specific Performance; Injunctive Relief. The parties acknowledge that Synopsys will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of the Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies which may be available to Synopsys upon such violation, Synopsys shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to it at law or in equity.

     9.5 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and sufficient if delivered in person, by commercial overnight courier service, by confirmed facsimile, or sent by mail (registered or certified mail, postage prepaid, return receipt requested) to the respective parties as follows:

            (a)  if to Synopsys, to:        Synopsys, Inc.
                                            700 East Middlefield Road
                                            Mountain View, California 94043
                                            Attention:  Vice President, Business
                                                        Market Development
                                            Telephone:  (650) 962-5000
                                            Facsimile:  (650) 694-4087

                                       [2]

                 with a copy to:            Wilson Sonsini Goodrich & Rosati
                                            650 Page Mill Road
                                            Palo Alto, California 94304
                                            Attention: Thomas C. DeFilipps, Esq.
                                            Telephone:  (650) 493-9300
                                            Facsimile:  (650) 493-6811

            (b)  if to Stockholder, to:     c/o Viewlogic Systems, Inc.
                                            293 Boston Post Road West
                                            Marlboro, Massachusetts 01752
                                            Telephone:  (508) 480-0881
                                            Facsimile:  (508) 480-0882

                 with a copy to:            Hale and Dorr LLP
                                            60 State Street
                                            Boston, Massachusetts 02109
                                            Attention:  John A. Burgess, Esq.
                                            Telephone:  (617) 526-6000
                                            Facsimile:  (617) 526-5000

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

        9.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to any conflicts of law.

        9.7 Entire Agreement. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

        9.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

        9.9 Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

        9.10 Termination. Notwithstanding anything else in this Agreement, this Agreement and the Proxy, and all obligations of the Stockholder under either of them, shall automatically terminate as of the Expiration Date.

      [Remainder of page intentionally left blank; signature page follows immediately.]

                                       [3]

     IN WITNESS WHEREOF, the parties have caused this Voting Agreement to be duly executed on the day and year first above written.

                                          SYNOPSYS, INC.

                                          By:

                                          --------------------------------------

                                          Title:

                                          --------------------------------------

                                          STOCKHOLDER:

                                          --------------------------------------
                                          Signature

                                          --------------------------------------
                                          Name (Please Print)

                                          Stockholder's Address for Notice:

                                          --------------------------------------

                                          --------------------------------------

                                          --------------------------------------

                                          Shares of Viewlogic Common Stock
                                          beneficially owned:

                                          --------------------------------------

                                       [4]

                          ANNEX A TO VOTING AGREEMENT

                               IRREVOCABLE PROXY

     The undersigned holder of shares of capital stock (the "Stockholder") of Viewlogic, Inc., a Delaware corporation ("Viewlogic"), hereby irrevocably appoints and constitutes the members of the Board of Directors of Synopsys, Inc., a Delaware corporation ("Synopsys"), and each of them (the "Proxyholders"), the agents and proxies of the undersigned, with full power of substitution and resubstitution, to the full extent of the undersigned's rights with respect to the shares of capital stock of Viewlogic beneficially owned by the undersigned, which shares are listed below (the "Shares"), and any and all other shares or securities issued or issuable in respect thereof on or after the date hereof and prior to the date this proxy terminates, to vote the Shares as follows: The agents and proxies named above are empowered at any time prior to termination of this proxy to exercise all voting and other rights (including, without limitation, the power to execute and deliver written consents with respect to the Shares) of the undersigned at every annual, special or adjourned meeting of Viewlogic stockholders, and in every written consent in lieu of such a meeting, or otherwise, in favor of approval of the Merger (as defined in the Voting Agreement dated the date hereof between the Stockholder and Synopsys (the "Voting Agreement")) and that certain Agreement and Plan of Merger (the "Merger Agreement") among Synopsys, Viewlogic, and Viewlogic Acquisition Corp., and any matter that could reasonably be expected to facilitate the Merger. The Proxyholders may not exercise this proxy on any other matter. The undersigned stockholder may vote the Shares on all such other matters. The proxy granted by the Stockholder to the Proxyholders hereby is granted as of the date of this Irrevocable Proxy in order to secure the obligations of the Stockholder set forth in Section 2 of the Voting Agreement, and is irrevocable and coupled with an interest in such obligations and in the interests in Viewlogic to be purchased and sold pursuant the Merger Agreement. This proxy will terminate upon the termination of the Voting Agreement in accordance with its terms. Upon the execution hereof, all prior proxies given by the undersigned with respect to the Shares and any and all other shares or securities issued or issuable in respect thereof on or after the date hereof are hereby revoked and no subsequent proxies will be given until such time as this proxy shall be terminated in accordance with its terms. Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned. The undersigned stockholder authorizes the Proxyholders to file this proxy and any substitution or revocation of substitution with the Secretary of Viewlogic and with any Inspector of Elections at any meeting of the stockholders of Viewlogic.

     This proxy is irrevocable and shall survive the insolvency, incapacity, death or liquidation of the undersigned.

Dated: October   , 1997                   --------------------------------------
                                          Signature of Stockholder

                                          --------------------------------------
                                          Print name of Stockholder

                                          Shares beneficially owned:
                                                    shares of
                                          Viewlogic Common Stock

                                                                         ANNEX B

                [WESSELS, ARNOLD & HENDERSON, L.L.C. LETTERHEAD]

                                October 14, 1997

The Board of Directors
Viewlogic Systems, Inc.
293 Boston Road West
Marlboro, MA 01752-4615
Attention: Mr. William J. Herman, President and Chief Executive Officer
        Mr. Ronald R. Benanto, Senior Vice President of Finance, Chief Financial
           Officer and Treasurer

Gentlemen:

     You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of Viewlogic Systems, Inc., a Delaware corporation (the "Company"), of the consideration to be received by the stockholders pursuant to the terms of the Agreement and Plan of Reorganization (the "Agreement") dated as of October 14, 1997 by and among Synopsys, Inc., a Delaware corporation (the "Acquiror"), Post Acquisition Corp., a Delaware corporation ("Merger Sub") and wholly owned subsidiary of the Acquiror and the Company. Capitalized terms used herein shall have the meanings used in the Agreement unless otherwise defined herein.

     Pursuant to the Agreement, each outstanding share of common stock, $.01 par value per share, of the Company is to be converted into and represent the right to receive such number of share, of the Acquiror's common stock, $.01 par value per share, as is equal to the Exchange Ratio. The Exchange Ratio is .6521 (subject to adjustment in the event of a stock split or stock dividend effected between the date hereof and the Effective Time). The Merger is intended to qualify as a tax-free reorganization for U.S. Federal income tax purposes and to be accounted for as a pooling-of-interests under applicable accounting principles. The terms and conditions of the Merger are set forth more fully in the Agreement.

     Wessels, Arnold & Henderson, L.L.C. ("Wessels, Arnold & Henderson"), as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. We will render to the Board of Directors of the Company an opinion as to the fairness, from a financial point of view, to the stockholders of the Company of the consideration to be received by the stockholders in connection with the Merger, and will receive a fee for our service. In the ordinary course of business, Wessels, Arnold & Henderson acts as a market maker and broker in the publicly traded securities of the Company and the Acquiror and receives customary compensation in connection therewith, and also provides research coverage for the Company and the Acquiror. In the ordinary course of business, Wessels, Arnold & Henderson actively trades in the publicly traded securities of the Company and the Acquiror for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

     In connection with our review of the Merger, and in arriving at our opinion, we have: (i) reviewed and analyzed the financial terms of the Agreement; (ii) reviewed and analyzed certain publicly available financial and other data with respect to the Company and Acquiror and certain other historical relevant and operating data relating to the Company and Acquiror made available to us from published sources and from the internal records of the Company and Acquiror; (iii) conducted discussions with members of the senior management of the Company with respect to the business and prospects of the Company relative to published industry analyst estimates; (iv) conducted discussions with members of the senior management of the Acquiror with respect to the business and prospects of the Acquiror relative to published industry analyst estimates; (v) reviewed the reported prices and trading activity for the Company's Common Stock and the Acquiror's Common Stock; (vi) compared the financial performance of the Company and the Acquiror and the prices of the Company's Common Stock and the Acquiror's Common Stock with that of certain other comparable publicly-traded companies and their securities; and (vii) reviewed the financial terms, to the extent publicly available, of certain comparable transactions. In addition, we have conducted such other analyses and examinations and considered such other financial, economic and market criteria as we have deemed necessary in arriving at our opinion.

     We note that we were not provided with any financial forecasts for either Acquiror or the Company, having been informed by each company's senior management that it is not their practice to provide financial forecasts. However, in the course of our discussions with each company's senior management, we reviewed with them the most recently published analyst earnings estimates for each company with respect to the third and fourth quarter of each company's 1997 fiscal year and 1998 fiscal year, publicly available information regarding the size and forecasted growth rates for the markets served by each company's products, and various trends affecting or expected to affect each company's future operating results and financial condition.

     In rendering our opinion, we have assumed and relied upon the accuracy and completeness of the financial, legal, tax, operating and other information provided to us by the Company and the Acquiror (including, without limitation, the financial statements and related notes thereto of the Company and Acquiror), and have not independently verified such information. Additionally, we have not been asked and did not consider the possible effects of any litigation, other legal claims or any other contingent matters. Further, our opinion is based on the assumption that the Merger will be accounted for by the Acquiror as a pooling-of-interests. We have not performed an independent evaluation or appraisal of any of the respective assets or liabilities of the Company or the Acquiror and we have not been furnished with any such valuations or appraisals.

     It is understood that this letter is for the information of the Board of Directors of the Company, and this letter shall not be published or otherwise used and no public references to Wessels, Arnold & Henderson shall be made without our prior written consent, which consent shall not be unreasonably withheld; provided, however,that this letter may be included in its entirety in the Registration Statement on Form S-4 to be filed by the Acquiror which will contain the proxy statement to be submitted to the stockholders of the Company for the purpose of approving the Merger. Further, our opinion speaks only as of the date hereof, is based on the conditions as they exist and information which we have been supplied as of the date hereof, and is without regard to any market, economic, financial, legal or other circumstance or event of any kind or nature which may exist or occur after such date.

     Based on our experience as investment bankers and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion as of the date hereof, that the consideration to be received by the holders of the Company's Common Stock pursuant to the Agreement is fair, from a financial point of view, to the Company and the holders of the Company's Common Stock.

Very truly yours

WESSELS, ARNOLD & HENDERSON, L.L.C.

By: /s/ MICHAEL P. OGBORNE
    --------------------------------------------------------
    Mr. Michael P. Ogborne
    Managing Director

                                 SYNOPSYS, INC.


                 PROXY FOR THE SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON DECEMBER 4, 1997

                      SOLICITED BY THE BOARD OF DIRECTORS


     The undersigned hereby appoints Aart J. de Geus and David Sugishita, and each of them, with full power of substitution, to represent the undersigned and to vote all of the shares of stock in Synopsys, Inc., a Delaware corporation (the "Company"), which the undersigned is entitled to vote at the Special Meeting of Stockholders of said Company to be held at the Company's principal executive offices located at 700 East Middlefield Road, Mountain View, California 94043 on Thursday, December 4, 1997 at 9:00 a.m., local time, and at any adjournment or postponement thereof (1) as hereinafter specified upon Proposal, listed on the reverse side and as more particularly described in the Joint Proxy Statement/Prospectus of the Company dated November 10, 1997 (the "Proxy Statement"), receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting, including any motion to adjourn to permit further solicitation of proxies if necessary, or any postponement or adjournment thereof.



     THE SHARES REPRESENTED HEREBY SHALL BE VOTED UPON PROPOSAL, AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED FOR PROPOSAL 1 AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, INCLUDING ANY MOTION TO ADJOURN TO PERMIT FURTHER SOLICITATION OF PROXIES, IF NECESSARY, TO ESTABLISH A QUORUM OR TO OBTAIN ADDITIONAL VOTES IN FAVOR OF THE ISSUANCE OF COMPANY COMMON STOCK IN THE MERGER (AS DEFINED IN THE PROXY STATEMENT), OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.


                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                                SEE REVERSE SIDE

[X] Please mark votes as in this example.


     A vote FOR the following proposal is recommended by the Board of Directors:


     1. To approve the issuance of shares of the Company's Common Stock, par value $0.01 per share ("Common Stock"), pursuant to the Agreement and Plan of Merger, dated as of October 14, 1997, by and among the Company, Post Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Company ("Sub"), and Viewlogic Systems, Inc., a Delaware corporation ("Viewlogic"), pursuant to which, among other things, (a) Sub will be merged with and into Viewlogic, which will be the surviving corporation, and Viewlogic will become a wholly-owned subsidiary of the Company and (b) each outstanding share of Common Stock, $0.01 par value per share, of Viewlogic will be converted into the right to receive 0.6521 of a share of the Company's Common Stock.

                 [ ]  FOR       [ ]  AGAINST       [ ]  ABSTAIN


     2. Upon such other business as may properly come before the meeting, including any motion to adjourn to permit further solicitation of proxies, if necessary, to establish a quorum or to obtain additional votes in favor of the issuance of Company Common Stock in connection with the Merger, or any postponement or adjournment thereof.



MARK HERE IF YOU PLAN                           MARK HERE FOR ADDRESS
TO ATTEND THE MEETING  [ ]                      CHANGE AND NOTE AT LEFT  [ ]



                                          WHETHER OR NOT YOU PLAN TO ATTEND THE
                                          MEETING IN PERSON, YOU ARE URGED TO
                                          SIGN AND PROMPTLY MAIL THIS PROXY IN
                                          THE RETURN ENVELOPE SO THAT YOUR STOCK
                                          MAY BE REPRESENTED AT THE MEETING.


                                          PLEASE SIGN HERE. If shares of stock
                                          are held jointly, both or all of such
                                          persons should sign. Corporate or
                                          partnership proxies should be signed
                                          in full corporate or partnership name
                                          by an authorized person. Persons
                                          signing in a fiduciary capacity should
                                          indicate their full titles in such
                                          capacity.


Signature:  ___________________  Date:   Signature:  ___________________  Date:

[X] PLEASE MARK VOTES AS IN THIS EXAMPLE.


                            VIEWLOGIC SYSTEMS, INC.

1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of October 14, 1997, by and among Synopsys, Inc., a Delaware corporation ("Synopsys"), Post Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Synopsys ("Sub"), and the Company, pursuant to which, among other things, (a) Sub will be merged with and into the Company, whereby the Company will be the surviving corporation and will become a wholly-owned subsidiary of Synopsys (the "Merger") and (b) each outstanding share of common stock, $0.01 par value per share, of the Company will be converted into the right to receive 0.6521 of a share of common stock, $0.01 par value per share, of Synopsys.

                    [ ] FOR     [ ] AGAINST     [ ] ABSTAIN

2. To transact such other business as may properly come before the Special Meeting, including any motion to adjourn to a later date to permit further solicitation of proxies if necessary, to establish a quorum or to obtain additional votes in favor of the Merger, or any postponement or adjournment thereof.

                    [ ] FOR     [ ] AGAINST     [ ] ABSTAIN

                                          RECORD DATE SHARES:

                                          Please be sure to sign and date this
                                          Proxy.

                                          Date

                                          --------------------------------------
                                                  Stockholder sign here

                                          --------------------------------------
                                                    Co-owner sign here

                                          Mark box at right if an address change
                                          has been noted on the reverse side of
                                          this card.  [ ]
DETACH CARD                                                          DETACH CARD

                            VIEWLOGIC SYSTEMS, INC.

Dear Stockholder,

Please take note of the important information enclosed with this Proxy Ballot. There are a number of issues related to the management and operation of your Corporation that require your immediate attention and approval. These are discussed in detail in the enclosed proxy materials.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on this proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

Your vote must be received prior to the Special Meeting of Stockholders to be held on December 4, 1997.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

Viewlogic Systems, Inc.

                            VIEWLOGIC SYSTEMS, INC.

                   PROXY FOR SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON DECEMBER 4, 1997

   This Proxy is Solicited on Behalf of the Board of Directors of the Company

The undersigned, revoking all prior proxies, hereby appoint(s) as proxies Ronald
R. Benanto and Peter T. Johnson, and each of them, with full power of substitution, to represent and to vote as designated herein, all shares of stock of Viewlogic Systems, Inc. (the "Company") which the undersigned would be entitled to vote if present at the Special Meeting of Stockholders of the Company to be held at the principal executive offices of the Company located at 293 Boston Post Road West, Marlboro, Massachusetts 01752, on Thursday, December 4, 1997 at 9:00 a.m., local time, and at any postponement or adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. ATTENDANCE OF THE UNDERSIGNED AT THE MEETING OR AT ANY POSTPONEMENT OR ADJOURNMENT THEREOF WILL NOT BE DEEMED TO REVOKE THIS PROXY UNLESS THE UNDERSIGNED SHALL REVOKE THIS PROXY IN WRITING.
--------------------------------------------------------------------------------

           PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY
                           IN THE ENCLOSED ENVELOPE.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

   NOTE: Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. For partnership, please sign in partnership name by authorized person.
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HAS YOUR ADDRESS CHANGED?

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